Filed Pursuant to Rule 424(b)(4)
Registration No. 333-175393

4,750,000 Shares

COMMON STOCK

This is an initial public offering of shares of common stock of Silver Spring Networks, Inc.

Silver Spring Networks is offering all of the shares to be sold in the offering. Concurrently with the closing of this offering, entities affiliated with Foundation Capital will purchase from us in a private placement shares of common stock with an aggregate purchase price of approximately $12 million, at a price per share equal to the initial public offering price.

Prior to this offering, there has been no public market for the common stock. The initial public offering price per share is $17.00. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “SSNI.”

We are an “emerging growth company” as defined under federal securities laws. See “Risk Factors” on page 18 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$17.00	$80,750,000
Underwriting discounts and commissions	$1.19	$5,652,500
Proceeds, before expenses, to Silver Spring Networks(1)	$15.81	$75,097,500

(1)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriters.”

To the extent that the underwriters sell more than 4,750,000 shares of common stock, the underwriters have the option to purchase up to an additional 712,500 shares from Silver Spring Networks at the initial public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York, New York on March 18, 2013.

Goldman, Sachs & Co.	Credit Suisse

Stifel	Piper Jaffray

Canaccord Genuity	Evercore Partners	Pacific Crest Securities	Baird

Prospectus dated March 12, 2013

The benefits of our solutions include:

improved grid reliability

efficient management of energy

capital and operational savings

the pursuit of new initiatives

consumer empowerment

compliance with regulatory mandates

Silver Spring NETWORKS

Altogether Brilliant.™

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus or a free-writing prospectus is accurate only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before deciding to invest in shares of our common stock, you should read this summary together with the more detailed information, including our consolidated financial statements and the related notes, provided elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors,” our consolidated financial statements and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

Silver Spring Networks, Inc.

Overview

We provide a leading networking platform and solutions that enable utilities to transform the power grid infrastructure into the smart grid. The smart grid intelligently connects millions of devices that generate, control, monitor and consume power, providing timely information and control to both utilities and consumers. We believe that the application of networking technology to the power grid has the potential to transform the energy industry through better communication just as the application of networking technology to the computing industry enabled the Internet.

We believe the power grid is one of the most significant elements of contemporary industrial infrastructure that has yet to be extensively networked with modern technology. We were founded in 2002 to address this challenge, pioneering a fundamentally new approach to connect utilities with millions of devices on the power grid. We believe our technology will yield significant benefits to utilities, consumers and the environment, both in the near term and the future. These benefits include more efficient management of energy, improved grid reliability, capital and operational savings, the ability to pursue new initiatives, consumer empowerment, and assistance in complying with evolving regulatory mandates through reduced carbon emissions. We believe networking the power grid will fundamentally transform the world’s relationship with energy.

The foundation of our technology is a standards-based and secure Internet Protocol, or IP, network. Our networking platform provides two-way communications between the utility back office and devices on the power grid. In addition to our networking platform, we offer a suite of solutions that run on top of our network and complementary services, all of which we collectively refer to as our Smart Energy Platform. Our solutions include advanced metering, which allows utilities to automate a number of manual processes and improve operational efficiencies, offer flexible pricing programs to consumers, and improve customer service with faster outage detection and restoration; distribution automation, which provides utilities with real-time visibility into the health of the grid, enabling better management and control of power distribution assets to improve grid reliability; and demand-side management, which enables utilities to offer consumers a variety of programs and incentives to use energy more efficiently and reduce usage at times of peak demand. Our service offerings include professional services to implement our products, managed services and software as a service, or SaaS, to assist utilities with managing the network and solutions, and ongoing customer support. Our Smart Energy Platform comprises hardware, software and services and combines with devices manufactured by third-party partners to form end-to-end smart grid offerings. We have architected our networking platform to support multiple current and future smart grid solutions. As a result, we believe utilities can increase the value of their network investment as they deploy additional solutions on this network.

We market our Smart Energy Platform directly to utilities around the world. Leading utilities have selected our networking platform to be the foundation of the smart grid. According to an analysis prepared by IDC Energy Insights, we are the United States market leader for electric advanced metering infrastructure communications, with 31% of homes and businesses awarded from 2002 through 2012. IDC Energy Insights prepared this analysis at our request and we paid a customary fee for its services. Since inception, we have been awarded contracts to network more than 22 million Silver Spring-enabled devices that connect homes and businesses, of which 15.8 million have been delivered to our utility customers as of December 31, 2012. Our utility customers, as of February 26, 2013, include: Atlantic City Electric Company, a subsidiary of Pepco Holdings, Inc., or PHI; Baltimore Gas and Electric Company, or BG&E, a subsidiary of Exelon Corporation; CitiPower Pty and Powercor Australia Ltd, or CHED, subsidiaries of CHEDHA Holdings Pty Limited; Commonwealth Edison Company, a subsidiary of Exelon Corporation; CPFL Energia; CPS Energy; Delmarva Power and Light Company, a subsidiary of PHI; Florida Power & Light Company, or FPL, a subsidiary of NextEra Energy, Inc.; Guelph Hydro Electric Systems, Inc; Jemena Electricity Networks (Vic) Ltd; Modesto Irrigation District, or MID; Oklahoma Gas and Electric Company, or OG&E, a subsidiary of OGE Energy Corp.; Pacific Gas and Electric Company, or PG&E, a subsidiary of PG&E Corporation; Potomac Electric Power Company, a subsidiary of PHI; Progress Energy Carolinas, Inc. and Progress Energy Florida, Inc., subsidiaries of Progress Energy, Inc.; Sacramento Municipal Utility District, or SMUD; and SP PowerAssets Limited, or Singapore Power.

As of December 31, 2012, our total backlog was $745 million and represents future product and service billings that we expect to generate pursuant to contracts that we have entered into with our utility customers and meter manufacturers. See “Risk Factors—Amounts included in our total backlog and order backlog may not result in actual billings or revenue or translate into profits” and “Business—Total Backlog.”

For the years ended December 31, 2010, 2011 and 2012 our total revenue was $70.2 million, $237.1 million and $196.7 million, respectively. In the same periods, we generated billings of $261.4 million, $236.1 million and $304.3 million, respectively. In addition, for the years ended December 31, 2010, 2011 and 2012, we incurred gross profit (loss) of $(50.0) million, $23.0 million and $31.7 million, respectively, and incurred net loss of $(148.4) million, $(92.4) million and $(89.7) million, respectively. To date, a substantial majority of our revenue and billings has been attributable to a limited number of utility customer deployments of our networking platform and advanced metering solution. Our distribution automation, energy efficiency and demand response solutions are being piloted and deployed by some of our utility customers and, to date, we have recognized limited revenue and billings on these solutions as compared with those of our advanced metering solution. Please see “Selected Consolidated Financial Data—Other Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Elements of Operating and Financial Performance” for more information on billings.

Our Opportunity

Much of today’s power grid infrastructure is antiquated, is not automated and has only recently begun to incorporate modern networking technology. Networking the grid will allow utilities and consumers to more efficiently generate, control, monitor and consume energy. Numerous forces are making such initiatives critical for utilities throughout the world, including:

The Antiquated Power Grid Cannot Keep Pace with Accelerating Demand.    Economic development, population growth and the proliferation of new power-consuming devices are expected to increase global demand for power. At the same time, the construction of new power-generating capacity to meet this demand is expected to be constrained by impediments such as high costs, permitting obstacles, regulatory hurdles and environmental considerations. We believe these constraints will create an imbalance that is further exacerbated by the aging power grid infrastructure.

Today’s Power Grid is Incapable of Effectively Integrating Emerging Technologies.    Much of today’s power grid infrastructure is based on a centralized generation model in which devices at the end of distribution lines merely consume power. Without two-way communications, the power grid cannot accommodate advanced technologies such as demand-side management programs, renewable-generation sources, grid-powered electric vehicles and distributed storage.

Today’s Power Grid Lacks the Capability to Engage and Empower Consumers.    Many utilities desire to enhance the relationship with their consumers to improve the consumer experience and enhance operational efficiency. We also believe that, given consumer adoption of sophisticated information technology tools, heightened awareness of environmental issues and rising energy costs, many consumers will seek to play an increasingly active role in managing their energy use. Much of today’s power grid lacks the ability to deliver such enhanced interaction between utilities and their consumers.

Utilities are Under Pressure to Adapt to Changing Policies.    Around the world, a heightened focus on the environment and energy security has driven policies that support new utility rate structures that promote energy efficiency, increase renewable generation and limit greenhouse gas emissions. The global power grid infrastructure will require new technologies to enable utilities to comply with these new policies and adapt to these changing dynamics.

While these forces vary across geographies, addressing them requires the transformation of today’s power grid into the smart grid through the deployment of networking technology. According to Pike Research, the global market for advanced metering, distribution automation, demand-side management and related services is estimated to grow from $7.0 billion in 2010 to $19.5 billion by 2015, a compounded annual growth rate of 22.7%. Pike Research prepared this analysis at our request and we paid a customary fee for its services.

Our Technology and Solution

The foundation of our technology is a standards-based and secure IP network. Our network is composed of our hardware such as access points and relays, our UtilOS network operating system, and our GridScape software suite, which together provide utilities the ability to communicate with and control devices connected to the power grid. We also offer a suite of solutions that run on top of our network including advanced metering, distribution automation, and demand-side management. These solutions include additional hardware, such as our communications modules and bridges, and applications from our UtilityIQ and CustomerIQ software. Our solutions combine with devices from the large number of third parties with whom we collaborate to form end-to-end smart grid offerings built on our network. In addition, we offer a wide range of services that enable our utility customers to deploy, operate and maintain our networking platform and solutions. These service offerings include professional services to implement our products, managed services and SaaS to assist utilities with managing the network and solutions, and ongoing customer support.

Key Features and Benefits of Our Networking Platform

We have designed and built our networking platform from the ground up for the sole purpose of enabling utilities to transform the power grid infrastructure into the smart grid. We believe our utility customers benefit in the following ways:

Standards-Based.    Our networking platform is based on standard IP, which enables utilities to deploy standards-based networking throughout their infrastructure and allows for interoperability with other standards-based devices. As a result, we believe utilities can readily extend our networking platform to support a broad set of end-to-end smart grid offerings in a cost-effective and timely manner. Device choice also gives utilities the ability to deploy best-in-class products.

High-Performance.    Our networking platform delivers high-bandwidth, low-latency performance and traffic prioritization, which allows utilities to run multiple solutions including those that require high-throughput communications, such as distribution automation, while maintaining robust operating performance.

Scalable.    Our networking platform can be deployed rapidly at scale to accommodate millions of devices on the power grid, allowing utilities that deploy our networking platform to easily and cost-effectively expand beyond the scope of their initial deployments.

Extensible.    Our communications modules are designed with ample processing power and memory to support future functionality. This design enables us, for example, to deliver software over the air, allowing us to augment the functionality of, and to deploy new solutions and applications to, previously deployed hardware. As a result, we believe our utility customers can mitigate the risk of technology obsolescence.

Secure.    Our networking platform incorporates an end-to-end, multi-layer security architecture and uses proven IP-based technologies and associated security techniques to allow utilities to operate large-scale networks while minimizing security risk.

Broad Coverage.    Our networking platform supports a variety of standard communications technologies providing utility customers with flexibility to select the technologies required to maximize network coverage in their service territories.

Reliable.    Our networking platform is designed to be self-configuring and self-healing, allowing it to function reliably with minimal interruption and limited manual intervention.

Cost-Effective.    Our architecture enables our utility customers to leverage a single network, rather than build multiple networks, when deploying multiple smart grid solutions. This approach limits capital and operational expenditures and enhances our utility customers’ return on investment.

Business Benefits of Our Smart Energy Platform

Our networking platform is designed to yield significant benefits to utilities, consumers and the environment. For example:

Operational Savings for Utilities.    Utilizing our advanced metering solution, utilities can significantly reduce costs by automating certain key operational functions required to run their business, including meter reading, and connecting and disconnecting electricity service. These tasks have historically been labor intensive for utilities and inconvenient for consumers.

Empowering Consumers.    Our demand response solution allows utilities to engage and empower consumers by offering new time-based pricing options and connecting in-home technologies to provide opportunities for consumers to better understand their energy usage and save money.

Increasing the Efficiency of the Power Grid.    With our advanced metering and distribution automation solutions, utilities can more effectively and efficiently deliver electricity to homes and businesses with less waste. Historically, utilities have had limited visibility into the voltage levels at consumers’ locations, requiring the utilities to send more power down the lines to ensure adequate voltage. With our products, utilities can monitor actual voltage levels at each consumer’s location and adjust system voltage remotely, improving energy efficiency.

Our Competitive Strengths

We believe we have a number of unique advantages that position us for continued leadership and growth in providing the networking platform and solutions utilities use to transform the power grid infrastructure into the smart grid. Our competitive strengths include:

Premier Purpose-Built Network for the Smart Grid.    The core of our technology is the network, which was designed and built from the ground up for the specific purpose of addressing the stringent requirements of the smart grid. Alternative solution providers often repurpose networking technologies that have not comprehensively addressed the challenging requirements of the smart grid. Other providers have expertise rooted in meters and other grid devices rather than in networking. We believe our purpose-built network is best-in-class.

Innovative Technology.    We built our networking platform through our focused development of core networking, communications, semiconductor and power electronics technologies. In 2006, we developed what we believe was the first IPv6 networking platform that enabled two-way communications between utilities and millions of devices connected to the power grid. Since then, we have continued to add features and functionality to improve our networking platform. Gen4, our next-generation networking technology, is available in some products today, with more products coming this year. The technology features a modular architecture and faster performance, and will support more memory and an integrated cellular option, adding more flexibility and choice for our utility customers.

Field-Proven Performance.    We have deployed what we believe to be the world’s largest IPv6 network enabling the smart grid. Our networking platform has been operating in the field under live conditions for several years. As of December 31, 2012, 15.8 million Silver Spring-enabled devices that connect homes and businesses for leading utilities have been delivered to our utility customers. For 2012, we delivered 99.9% system availability of our UtilityIQ advanced metering solution for the networks that we manage. Our proven ability to deliver consistent performance to some of the world’s most demanding utilities differentiates us from our competitors.

Low Total Cost of Ownership.    We designed our networking platform to be high-performing, flexible and capable of supporting multiple solutions. As a result, we believe utilities can reduce their capital and operational expenditures by leveraging a single platform as compared to alternatives that will likely require the deployment of additional, duplicative networks to support additional solutions. We believe for every solution that utilities add to our networking platform, they further reduce their total cost of ownership when compared to alternative approaches.

Blue Chip Utility Customers.    Our customer base consists of some of the largest and most recognizable utilities in the United States and Australia. Our close working relationships provide us with early and deep insight into their needs and future requirements, which then drives our development efforts. When new projects arise with these customers, we believe our relationships position us well to compete for their business. In addition, our existing utility customers often serve as strong references when we compete for business from new utility customers.

Interoperability with Industry-Leading Partners.    We work closely with a number of vendors, including meter manufacturers, to develop end-to-end offerings for utilities that implement our standards-based networking platform. Our solutions are designed to interoperate with the products of more than 75 vendors, providing our utility customers with the flexibility to choose from a wide range of products. For example, when deploying our advanced metering solution, our utility customers can select meters offered by several different manufacturers. As we continue to increase the number of vendors with whom we collaborate, our utility customers will benefit from the resulting innovation, helping establish our networking platform as the industry standard.

Our Strategy

Our objective is to provide the leading networking platform and solutions that enable utilities worldwide to transform the power grid into the smart grid, ultimately becoming the industry standard. To achieve this objective, we intend to:

Exceed our Customers’ Expectations.    We seek to differentiate ourselves from our competitors through superior product reliability, performance and service. We believe that this focus has strengthened our relationships with our existing utility customers.

Enlarge our Network Footprint.    As our networking platform has been demonstrated at scale, we have succeeded in attracting additional utility customers. By expanding our footprint, we not only realize the revenue associated with the initial contract but also gain an opportunity to sell additional solutions and services to these customers in the future. As a result, we are focused on winning new deployments with the goal of becoming the networking platform of choice for leading utilities worldwide.

Expand Internationally.    Our goal is to be the leader in every market we enter. We believe the smart grid has become a priority for utilities worldwide, and to address this opportunity we plan to aggressively invest in our products, marketing efforts and delivery capabilities to serve international markets including Australia, South America, Europe and Asia.

Broaden our Solutions and Services.    We strive to broaden the scope of our solutions and services to maximize the benefit our utility customers receive from having deployed our Smart Energy Platform. This expansion includes providing existing utility customers with additional solutions and services from our current portfolio and developing new solutions and services to address our utility customers’ evolving requirements.

Extend our Technology Leadership.    We intend to continue to invest in research and development to further enhance our technology leadership. Since the deployment of our networking platform, we have been able to simultaneously reduce hardware production costs while materially enhancing its functionality. Over the long term, we believe our networking platform has the potential to be extensible to areas beyond energy, enabling the internet of things, where physical devices gain the capacity to communicate with each other through the application of networking technology.

We believe that by continuing to execute our strategy and connect additional homes and businesses, we will experience a network effect that will establish our Smart Energy Platform as the global standard.

Key Challenges and Selected Risk Factors

We face a number of key challenges in achieving our objectives as discussed more fully in the section entitled “Risk Factors.” Some of these challenges include:

•	Utilities generally have extensive budgeting, procurement, competitive bidding, technical and performance review, and regulatory approval processes that can take up to several years to complete. This extended sales process requires us to dedicate significant time by our senior management, and sales and marketing and customer services personnel, and to use significant financial resources without any assurance of success.

•

Our industry is highly competitive and characterized by new and rapidly evolving technologies, standards, regulations, customer requirements, and frequent product introductions. The process of developing new technologies and products is complex, and if we are unable to develop enhancements to, and new features for, our existing products or acceptable new products that keep pace with technological developments or industry standards, our products may become obsolete, less marketable and less competitive.

•

If any of our products contain a defect, compatibility or interoperability issue or other error, we may have to devote significant time and resources to find and correct the issue. Such efforts could divert the attention of our management team and other relevant personnel from other important tasks. A product recall or a significant number of product returns could: be expensive; damage our reputation and relationships with utilities, meter vendors and other third-party vendors; result in the loss of business to competitors; and result in litigation against us.

•

The adoption of the smart grid is evolving and is impacted by multiple factors. In 2010, the rate of smart grid adoption slowed due to uncertainty surrounding the timing and tax treatment of U.S. government stimulus funding, negative publicity and consumer opposition, and regulatory investigations. These uncertainties caused many potential utility customers that had been considering smart grid programs in the United States to further evaluate their smart grid initiatives and delay their procurement processes or extend their deployment schedules. Smart grid adoption in international markets has trailed adoption in the United States as international markets continue to explore the technology and define the benefits and regulatory requirements for the smart grid. Any of the foregoing factors could directly impact our current or future deployments, as well as inhibit the growth of the overall smart grid market.

In addition, our business is subject to numerous risks and uncertainties that you should understand before making an investment decision. These risks are discussed more fully in the section entitled “Risk Factors.” Some of these risks include:

•	We have a history of losses and anticipate continued losses and negative operating cash flow for the foreseeable future, and we may not achieve or sustain profitability on a quarterly or annual basis.

•

Our quarterly results are inherently unpredictable and subject to substantial fluctuations, and, as a result, we may fail to meet the expectations of securities analysts and investors, which could adversely affect the trading price of our common stock.

•	Our revenue is not predictable and recognition of a significant portion of it will be deferred into future periods.

•	Amounts included in our total backlog may not result in actual billings or revenue or translate into profits.

•	We are dependent on the utility industry, which has experienced volatility in capital spending. This volatility could cause our results of operations to vary significantly from period to period.

•	Substantially all of our current products depend on the availability and are subject to the regulation of radio spectrum in the United States and abroad.

•

A limited number of our utility customers are responsible for a significant portion of our billings, revenue and cash flow. A decrease in sales to these utility customers could have a material adverse effect on our operating results and financial condition.

•

Security breaches involving our smart grid products or services, publicized breaches in smart grid products and services offered by others, or the public perception of security risks or vulnerability created by the deployment of the smart grid in general, whether or not valid, could harm our business.

•	We and our utility customers operate in a highly regulated business environment and changes in regulation could impose costs on us or make our products less economical.

•

Our utility customer contracts typically contain provisions that could cause us to incur penalties, be liable for damages, and/or incur unanticipated expenses with respect to the functionality, deployment, operation and availability of our products and services, and that provide the customer with the right to terminate the contract for any reason.

Warrant Termination and Concurrent Private Placement

We have entered into a warrant amendment agreement with entities affiliated with Foundation Capital to provide that all warrants to purchase shares of our capital stock held by these entities terminated immediately prior to the effectiveness of the registration statement for this offering in exchange for the aggregate payment by us of $12 million to these entities, which was paid from our existing cash balance. We have also entered into a purchase agreement whereby these entities have agreed to purchase an aggregate of $12 million of shares of our common stock in the concurrent private placement at the same price as the price offered to the public in this offering.

Corporate Information

We were incorporated in the State of Delaware on July 3, 2002 as Real Time Techcomm, Inc. On August 6, 2002, we changed our name to Silver Spring Networks, Inc. Our principal executive offices are located at 555 Broadway Street, Redwood City, California 94063, and our telephone number is (650) 298-4200. Our website address is www.silverspringnetworks.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Except where the context requires otherwise, in this prospectus, “Company,” “Silver Spring,” “Registrant,” “we,” “us” and “our” refer to Silver Spring Networks, Inc. and its subsidiaries.

The marks “UTILOS,” “UTILITYIQ” and the SILVER SPRING NETWORKS Logo are our registered trademarks, and the marks “CUSTOMERIQ,” “GREENBOX,” “GRIDSCAPE,” “SILVER SPRING,” “SILVER SPRING NETWORKS,” “SMART ENERGY PLATFORM” and “UIQ” are our trademarks. All other service marks, trademarks and tradenames appearing in this prospectus are the property of their respective owners.

THE OFFERING

Shares of common stock offered by us	4,750,000 shares

Over-allotment option offered by us	712,500 shares

Shares of common stock sold in the concurrent private placement
Concurrently with this offering, entities affiliated with Foundation Capital will purchase from us in a private placement an aggregate of $12 million of shares of our common stock at the same price as the price offered to the public in this offering, or 705,881 shares based on the initial public offering price of $17.00 per share. The sale of these shares to entities affiliated with Foundation Capital will not be registered in this offering. We refer to the private placement of these shares of common stock as the concurrent private placement.

Shares of common stock to be outstanding after this offering and the concurrent private placement	45,398,561 shares

Use of proceeds	We plan to use the net proceeds of this offering and the concurrent private placement for general corporate purposes, including working capital and potential acquisitions. We used $12 million of our existing cash balance to make payment to entities affiliated with Foundation Capital as consideration for the termination of warrants to purchase shares of our convertible preferred stock held by those stockholders, which occurred immediately prior to the effectiveness of this registration statement. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	“SSNI”

The number of shares of common stock that will be outstanding after this offering and the concurrent private placement is based on 39,942,680 shares of our common stock outstanding as of December 31, 2012. This number assumes the conversion of all outstanding shares of our convertible preferred stock and our outstanding convertible notes based on the initial public offering price of $17.00 per share, as discussed in further detail below, and excludes:

•

4,615,617 shares of common stock issuable upon the exercise of options outstanding under our equity incentive plans with a weighted average exercise price of approximately $21.73 per share, which weighted average exercise price will be reduced to $9.33, based on the initial public offering price of $17.00 per share, following the modification of stock options held by current employees and directors as of the date of this offering with an exercise price of $34.90 per share or greater to reduce the exercise price to a price equal to the initial public offering price;

•

231,445 shares of common stock issuable upon the settlement of restricted stock units outstanding under our equity incentive plans, 140,898 of which are subject to vesting and 90,547 of which became fully-vested and issuable upon the effectiveness of the registration statement;

•

2,995,856 shares of common stock that were available for future issuance under our existing equity incentive plans and any remaining shares that were available for future issuance will be added to the shares reserved for issuance under our 2012 Equity Incentive Plan and we have ceased granting awards under our existing equity incentive plans;

•

3,400,000 shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, which became effective on the day before the date the registration statement was declared effective, including:

•

46,899 shares of our common stock that will be issuable upon the settlement of restricted stock units that vested upon the effectiveness of the registration statement and 2,056,234 shares of our common stock that will be issuable upon the settlement of restricted stock units or the exercise of options to purchase common stock with an exercise price per share equal to the initial public offering price that will vest over time, all of which were granted on the day that the registration statement for this offering was declared effective and that were communicated to employees, but not granted, during the period between February 2012 and the date of this prospectus; and

•

up to 578,259 shares of our common stock that will be issuable upon the settlement of restricted stock units that were fully vested at the time of grant and issued to employees in lieu of approximately $9.8 million in cash bonuses, in the aggregate, earned under our 2012 Bonus Plan, all of which were granted on the day that the registration statement for this offering was declared effective and were calculated based on the initial public offering price of $17.00 per share.

•	400,000 shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, which became effective on the day the registration statement was declared effective; and

•

50,000 shares of common stock issuable upon exercise of a warrant at an exercise price of $0.005 per share and 20,768 shares of common stock issuable upon exercise of convertible preferred stock warrants that will convert into warrants to purchase shares of common stock upon closing of this offering, which is based on the initial public offering price of $17.00 per share, at a weighted average exercise price of $38.57 per share. It also excludes warrants that terminated immediately prior to the effectiveness of this registration statement as described in “Certain Relationships and Related Party Transactions—Concurrent Private Placement and Warrant Termination.”

Unless otherwise indicated, all information in this prospectus assumes:

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the conversion of all outstanding shares of our convertible preferred stock into 32,406,995 shares of common stock effective immediately prior to the closing of this offering, which is based on the initial public offering price of $17.00 per share;

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the issuance of 3,771,382 shares of common stock upon the conversion of our convertible notes, together with accrued interest thereon, that will occur immediately prior to the closing of this offering, which is based on the initial public offering price of $17.00 per share;

•

the conversion of warrants to purchase shares of our convertible preferred stock that do not expire at the closing of this offering into warrants to purchase an aggregate of 20,768 shares of common stock effective immediately prior to the closing of this offering, which is based on the initial public offering price of $17.00 per share;

•	a 5-for-1 reverse stock split of our outstanding capital stock that was effected on February 11, 2013;

•	no exercise by the underwriters of their right to purchase up to an additional 712,500 shares of common stock to cover over-allotments; and

•	the effectiveness of our restated certificate of incorporation and restated bylaws upon the closing of this offering.

In addition, we expect to net settle all outstanding RSU awards by repurchasing and retiring a portion of shares issuable upon the vesting of RSUs in order to cover employee minimum statutory tax withholding obligations. However, RSU awards disclosed in this prospectus do not reflect net settlement. With respect to any RSUs held by executive officers that became vested on the effective date of the registration statement that will be net settled for tax withholding purposes, the disposition of underlying RSU shares to our company in satisfaction of the minimum statutory tax withholding will be reported on Form 4 within two business days of the day the registration statement was declared effective.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following consolidated financial data should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. We have derived the following consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2012 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results to be expected in any future period.

	Year Ended December 31,
	2010	2011	2012
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue, net	$70,224	$237,050	$196,737
Cost of revenue(1)	120,248	214,099	165,018

Gross profit (loss)	(50,024)	22,951	31,719

Operating expenses:(1)
Research and development	47,022	57,510	61,998
Sales and marketing	21,063	25,221	29,104
General and administrative	27,475	34,353	29,261
Legal settlements and amortization of acquired intangibles	166	1,097	—

Total operating expenses	95,726	118,181	120,363

Operating loss	(145,750)	(95,230)	(88,644)
Other income (expense), net	(2,553)	3,234	(683)

Loss before income taxes	(148,303)	(91,996)	(89,327)
Provision for income taxes	146	363	390

Net loss	$(148,449)	$(92,359)	$(89,717)

Net loss per share, basic and diluted	$(46.00)	$(26.07)	$(24.45)

Weighted average shares used to compute net loss per share, basic and diluted	3,227	3,543	3,670

Pro forma net loss per share, basic and diluted (unaudited)(2)			$(2.27)

Weighted-average shares used to compute pro forma net loss per share, basic and diluted (unaudited)(2)			39,507

(footnotes on next page)

(1)	Includes stock-based compensation expense and common stock warrant issuance cost as follows:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Stock-based compensation expense and common stock warrant issuance cost:
Cost of revenue	$1,411	$3,089	$2,553
Research and development	1,684	3,349	4,229
Sales and marketing	1,288	2,425	2,822
General and administrative(A)	2,164	8,469	5,488

Total stock-based compensation expense and common stock warrant issuance cost	$6,547	$17,332	$15,092

(A)	General and administrative expense for the year ended December 31, 2011 includes a $2.5 million expense for the issuance of a fully vested common stock warrant to purchase 50,000 shares of our common stock to a third party for purposes of establishing a charitable foundation following this offering.
(2)	Pro forma basic and diluted net loss per share have been calculated by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period, net of weighted-average shares subject to repurchase, giving effect to (a) the assumed conversion of all outstanding shares of our preferred stock into an aggregate of 32,406,995 shares of common stock, which is based on the initial public offering price of $17.00 per share, (b) the conversion of our convertible notes, together with accrued interest thereon through March 31, 2013, into 3,771,382 shares of common stock, which is based on the initial public offering price of $17.00 per share, (c) the reclassification of the compound embedded derivatives liability related to the convertible notes to additional paid-in capital, (d) the reclassification of a portion of Series A and all Series E preferred stock warrant liability to additional paid-in capital, and (e) the vesting and issuance of 90,547 shares of common stock to the holders of restricted stock units, each immediately prior to the closing of this offering. See Note 1 to our consolidated financial statements for more information on our calculation of pro forma net loss per share.

	December 31, 2012
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(unaudited, in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$72,646	$72,646	$141,744
Total assets	417,744	417,004	486,102
Capital lease obligations	3,266	3,266	3,266
Warrant liability	11,261	11,173	—
Convertible promissory notes and embedded derivatives	56,319	—	—
Convertible preferred stock	270,725	—	—
Common stock and additional paid-in capital	51,082	394,658	475,756
Stockholders’ equity (deficit)	(499,508)	(173,116)	(92,845)

(footnotes on the next page)

(1)	Pro forma reflects (a) the conversion of all outstanding shares of our preferred stock into an aggregate of 32,406,995 shares of common stock, which is based on the initial public offering price of $17.00 per share, (b) the conversion of our convertible notes, together with accrued interest thereon through March 31, 2013, into 3,771,382 shares of common stock, which is based on the initial public offering price of $17.00 per share, (c) the reclassification of the compound embedded derivatives liability related to the convertible notes to additional paid-in capital, (d) the reclassification of a portion of Series A and all Series E preferred stock warrant liability to additional paid-in capital, (e) the vesting and issuance of 90,547 shares of common stock to the holders of restricted stock units and related stock-based compensation expense of $4.4 million and (f) stock-based compensation expense related to the modification of stock options held by current employees as of February 22, 2013 of $4.2 million, which is based on the initial public offering price of $17.00 per share, each immediately prior to the closing of this offering.
(2)	Pro forma as adjusted reflects (a) the pro forma adjustments described above in footnote (1), (b) the reduction of warrant liability as a result of the termination of certain warrants immediately prior to the effectiveness of this registration statement and (c) the issuance and sale by us of 5,455,881 shares of common stock in this offering and the concurrent private placement at the initial public offering price of $17.00, after deducting underwriting discounts and commissions and estimated offering expenses.

Other Financial Measures

We believe that our results of operations under generally accepted accounting principles, or GAAP, when considered in isolation, may only provide limited insight into the performance of our business in any given period. As a result, we manage our business, make planning decisions, evaluate our performance and allocate resources by assessing non-GAAP measures such as billings, cost of billings, gross profit (loss) on billings, and adjusted EBITDA, in addition to other financial measures presented in accordance with GAAP. We believe that these non-GAAP measures offer valuable supplemental information regarding the performance of our business, and will help investors better understand the sales volumes, and gross margin and profitability trends, as well as the cash flow characteristics, of our business. These non-GAAP measures should not be considered in isolation from, are not a substitute for, and do not purport to be an alternative to, revenue, cost of revenue, gross profit (loss), net loss or any other performance measure derived in accordance with GAAP.

Billings represent amounts invoiced for products for which ownership, typically evidenced by title and risk of loss, has transferred or services that have been provided to the customer, and for which payment is expected to be made in accordance with normal payment terms. Billings exclude amounts for undelivered products, services to be performed in the future, and amounts paid or payable to customers. Billings are initially recorded as deferred revenue and are recognized as revenue when all revenue recognition criteria have been met under our accounting policies as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Revenue Recognition.” We reconcile revenue to billings by adding revenue to the change in deferred revenue in a given period.

Cost of billings represents the cost associated with products and services that have been delivered to the customer, excluding stock-based compensation and amortization of intangibles. Cost of product shipments for which revenue is not recognized in the period incurred is recorded as deferred cost of revenue. Deferred cost of revenue is expensed in the statement of operations as cost of revenue when the corresponding revenue is recognized. Costs related to services are expensed in the period incurred. We reconcile cost of revenue to cost of billings by adding cost of revenue to the change in deferred cost of revenue, less stock-based compensation and amortization of intangibles included in cost of revenue, in a given period.

Gross profit (loss) on billings is the difference between billings and cost of billings.

Adjusted EBITDA is net loss adjusted for changes in deferred revenue and deferred cost of revenue, other (income) expense, net, provision for income taxes, depreciation and amortization, stock-based compensation and certain other items management believes affect the comparability of operating results.

The non-GAAP financial measures set forth below for the years ended December 31, 2010, 2011 and 2012 have been derived from our audited financial statements. Reconciliations to the comparable GAAP measures are contained in the notes below.

	Year Ended December 31,
	2010	2011	2012
	(unaudited, dollars in thousands)
Billings(1)	$261,358	$236,129	$304,333
Cost of billings(2)	217,708	159,627	201,133

Gross profit (loss) on billings(3)	$43,650	$76,502	$103,200

Gross margin on billings	17%	32%	34%

Adjusted EBITDA(4)	$(41,938)	$(19,670)	$2,439

(1)	The following table reconciles revenue to billings:

	Year Ended December 31,
	2010	2011	2012
	(unaudited, in thousands)
Revenue, net	$70,224	$237,050	$196,737
Deferred revenue, end of period	401,381	400,460	508,056
Less: Deferred revenue, beginning of period	(210,247)	(401,381)	(400,460)

Billings	$261,358	$236,129	$304,333

(2)	The following table reconciles cost of revenue to cost of billings:

	Year Ended December 31,
	2010	2011	2012
	(unaudited, in thousands)
Cost of revenue	$120,248	$214,099	$165,018
Deferred cost of revenue, end of period	257,494	206,303	245,163
Less: Deferred cost of revenue, beginning of period	(158,463)	(257,494)	(206,303)
Less: Stock-based compensation included in cost of revenue	(1,411)	(3,089)	(2,553)
Less: Amortization of intangibles included in cost of revenue	(160)	(192)	(192)

Cost of billings	$217,708	$159,627	$201,133

(footnotes continue on the next page)

(3)	The following table reconciles gross profit (loss) to gross profit on billings:

	Year Ended December 31,
	2010	2011	2012
	(unaudited, in thousands)
Gross profit (loss)	$(50,024)	$22,951	$31,719
Deferred revenue, end of period	401,381	400,460	508,056
Less: Deferred revenue, beginning of period	(210,247)	(401,381)	(400,460)
Less: Deferred cost of revenue, end of period	(257,494)	(206,303)	(245,163)
Deferred cost of revenue, beginning of period	158,463	257,494	206,303
Stock-based compensation included in cost of revenue	1,411	3,089	2,553
Amortization of intangibles included in cost of revenue	160	192	192

Gross profit on billings	$43,650	$76,502	$103,200

(4)	The following table reconciles net loss to adjusted EBITDA:

	Year Ended December 31,
	2010	2011	2012
	(unaudited, in thousands)
Net loss	$(148,449)	$(92,359)	$(89,717)
Deferred revenue, end of period	401,381	400,460	508,056
Less: Deferred revenue, beginning of period	(210,247)	(401,381)	(400,460)
Less: Deferred cost of revenue, end of period	(257,494)	(206,303)	(245,163)
Deferred cost of revenue, beginning of period	158,463	257,494	206,303
Other (income) expense, net	2,553	(3,234)	683
Provision for income taxes	146	363	390
Depreciation and amortization	5,162	6,958	7,255
Stock-based compensation	6,547	17,332	15,092
Legal settlements	—	1,000	—

Adjusted EBITDA	$(41,938)	$(19,670)	$2,439

Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The most significant of these limitations include:

•	our non-GAAP measures do not reflect the effect of customer acceptance provisions as required under GAAP;

•

our non-GAAP measures do not reflect the effect of contingent revenue recognition limits due to potential refunds and penalty provisions related to future delivery or performance as required under GAAP;

•

our non-GAAP measures are based on contractual invoiced amounts and therefore do not reflect the effect of relative selling price allocations between separate units of accounting as required under GAAP;

•	our non-GAAP measures do not reflect the impact of issuing equity-based compensation to our management team and employees or in connection with acquisitions;

•	our non-GAAP measures do not reflect the impact of the amortization of acquired intangibles arising from acquisitions;

•

our non-GAAP measures do not reflect other (income) expense primarily related to gains and losses from the remeasurement of embedded derivative and preferred stock warrant liabilities, and interest expense from our convertible notes;

•	our non-GAAP measures do not reflect our income tax expense or legal settlement costs;

•

although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures;

•	our non-GAAP measures do not reflect changes in, or cash requirements for, our working capital needs; and

•

other companies, including companies in our industry, may not use such measures, may calculate non-GAAP measures differently or may use other financial measures to evaluate their performance, all of which reduce the usefulness of our non-GAAP measures as comparative measures.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainty that we are unaware of, or that we currently believe are not material, also may become important factors that negatively affect us. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or even all of your investment.

Risks Related to Our Business and Industry

We have a history of losses and anticipate continued losses and negative operating cash flow for the foreseeable future, and we may not achieve or sustain profitability on a quarterly or annual basis.

We have incurred significant losses to date, with an accumulated deficit of $550.5 million as of December 31, 2012. For the years ended December 31, 2010, 2011 and 2012, we incurred net loss of $(148.4) million, $(92.4) million and $(89.7) million, respectively. We expect these losses to continue. We anticipate negative operating cash flow for the foreseeable future, as we expect to incur significant operating expenses in connection with the continued development and expansion of our business. Our expenses include research and development expenses, general and administrative expenses, selling and marketing expenses and customer service and support expenses. Many of these expenses relate to prospective utility customers that may never place any orders and products that may not be introduced or generate revenue until later periods, if at all. There can be no assurance that we will ever achieve or sustain profitability on a quarterly or annual basis.

Our quarterly results are inherently unpredictable and subject to substantial fluctuations, and, as a result, we may fail to meet the expectations of securities analysts and investors, which could adversely affect the trading price of our common stock.

Our revenue, billings and other operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control. While our revenue and billings have increased in recent periods, there can be no assurances that our revenue and billings will continue to increase or will not decrease on a quarterly or annual basis. For example, we had lower revenue for the three months ended December 31, 2012 compared to the three months ended December 31, 2011. We also expect revenue and billings for the three months ending March 31, 2013 to decline sequentially from the results for the three months ended December 31, 2012. In particular, the expected revenue decline for the three months ending March 31, 2013 may be substantial and may lead to a gross loss for the period, revenue in 2013 may not reach the levels achieved in 2012, and we anticipate that revenue will fluctuate from period to period throughout 2013. In addition, gross margin on billings for the three months ended December 31, 2012 declined period over period. We anticipate gross margin on billings will decline sequentially and period over period for the three months ending March 31, 2013 and expect gross margin on billings to fluctuate from period to period throughout 2013 and beyond. We also expect operating losses and we anticipate adjusted EBITDA may be negative in certain future periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The factors that may affect the unpredictability of our quarterly results and cause our stock price to fluctuate include, but are not limited to:

•	long, and sometimes unpredictable, sales and customer deployment cycles;

•	changes in the mix of products and services sold;

•	our dependence on a limited number of utility customers;

•	the timing of acceptance of our products and services by our utility customers, which can have a material impact on when we recognize related revenue under our revenue recognition policies;

•	changing market conditions;

•	competition;

•

failures of our products, components that we use in our products or third-party devices containing our products that delay deployments, harm our reputation or result in high warranty costs, contractual penalties or terminations;

•	product or project failures by third-party vendors, utility customers or competitors that result in the cancellation, slowing down or deferring of projects;

•

liquidated damages provisions in our contracts, which could result in significant financial penalties if triggered or, even if not triggered, could affect our ability to recognize revenue in a given period;

•	the ability of our suppliers and manufacturers to deliver supplies and products to us on a timely basis;

•	delays associated with government funding programs for smart grid projects;

•	delays in regulatory approvals for our utility customers and utility customer deployments;

•	political and consumer sentiment and the related impact on the scope and timing of smart grid deployment; and

•	economic, regulatory and political conditions in the markets where we operate or anticipate operating.

As a result, we believe that quarter to quarter comparisons of operating results are not necessarily a good indication of what our future performance will be. It is likely that in some future quarters our operating results may be below the expectations of securities analysts or investors, in which case the price of our common stock may decline.

Sales cycles to utility customers can be lengthy and unpredictable and require significant employee time and financial resources with no assurances that a prospective customer will select our products and services.

Sales cycles with utilities, our potential customers, tend to be long and unpredictable. Utilities generally have extensive budgeting, procurement, competitive bidding, technical and performance review, and regulatory approval processes that can take up to several years to complete. Utilities may choose, and many historically have often chosen, to follow industry trends rather than be early adopters of new products or services, which can extend the lead time for or prevent acceptance of more recently introduced products or services such as ours. In addition, in many instances, a utility may require one or more pilot programs to test our new products and services before committing to a larger deployment. These pilot programs may be quite lengthy and further delay the sales cycle with no assurance that they will lead to a larger deployment or future sales. Furthermore, to the extent our products are required to be deployed with the products of others, such as meters, delays related to such third-party products will further lengthen the sales cycle.

This extended sales process requires us to dedicate significant time by our senior management, and sales and marketing and customer services personnel, and to use significant financial resources without any assurance of success or recovery of our related expenses. Similarly, we are likely to incur these significant operating expenses well ahead of recognizing the related revenue because our ability to recognize revenue is typically dependent on meeting contractual customer acceptance and other requirements.

The lengthy sales cycles of our products and services also make it difficult to forecast new customer deployments, as well as the volume and timing of orders, which, in turn makes forecasting our future results of operations challenging. In the event that we publicly disclose any forecasts of our future results of operations or other performance metrics and those forecasts ultimately turn out to be inaccurate, the value of our common stock could significantly decline.

In addition, we have agreements with both of our primary contract manufacturers, which provide for tiered volume-based pricing. To the extent our volumes decrease below specific thresholds, our gross profit and gross margins will be negatively impacted, which has occurred previously. Alternatively, in order to take advantage of the tiered volume-based pricing in any one quarter, we may purchase, and have previously purchased, additional inventory exposing us to the risk that we may incur costs for excess and obsolete inventory.

Our revenue is not predictable and recognition of a significant portion of it will be deferred into future periods.

Once a utility decides to move forward with a large-scale deployment of our products and services, the timing of and our ability to recognize related revenue will depend on several factors, some of which may not be under our control. These factors include shipment schedules that may be delayed or subject to modification, the rate at which our utility customers choose to deploy our Smart Energy Platform, customer acceptance of all or any part of our products and services, our contractual commitments to provide new or enhanced functionality at some point in the future, other contractual provisions such as liquidated damages, our manufacturers’ ability to provide an adequate supply of components, the requirement to obtain regulatory approval, and our ability to deliver quality products according to expected schedules. In light of these factors, the application of complex revenue recognition rules to our products and services has required us to defer, and in the future will likely continue to require us to defer, a significant amount of revenue until undetermined future periods. As of December 31, 2012, we had $508.1 million in deferred revenue. It may be difficult to predict the amount of revenue that we will recognize in any given period and amounts recognized may fluctuate significantly from one period to the next.

Amounts included in our total backlog and order backlog may not result in actual billings or revenue or translate into profits.

Our total backlog represents future product and service billings that we expect to generate pursuant to contracts that we have entered into with our utility customers and meter manufacturers. Our total backlog includes our order backlog, which represents future billings for open purchase orders and other firm commitments. We anticipate that our total backlog and order backlog will fluctuate from period to period throughout 2013 and beyond.

We cannot guarantee that our total backlog or order backlog will result in actual billings in the originally anticipated period or at all. In addition, the contracts reflected in our total backlog and order backlog may not generate margins equal to or better than our historical operating results. We only recently began to track total backlog and order backlog on a consistent basis as performance measures and as a result, we do not have significant experience in determining the level of realization that we will actually achieve on our total backlog and order backlog. Our customer contracts are typically structured as master purchase and service agreements, or MSAs, under which the customer may place purchase orders over the course of a deployment. These deployments can extend for a number of years. Because our MSAs do not typically require a customer or meter partner to purchase a minimum amount of product or services, total backlog is an estimate based upon contractual terms, existing purchase orders and other available information regarding the amount and timing of expected future purchase orders to be placed by our utility customers and meter manufacturers, including non-binding forecasts. No assurance can be made that firm purchase orders will be placed under these MSAs in the amounts we estimate, within the time period we expect, or at all. Total backlog is subject to adjustments due to the long-term nature of our customer deployments. Adjustments can result from a variety of factors, including changes in the nature or scope of customer deployments, the impact of contingency provisions related to future delivery or performance, customer cancellations, market conditions, delayed regulatory approvals and customer defaults. Delays due to external market factors or delays in deployments and required regulatory approvals have in the past and may in the future cause us to extend the deployment schedule or make modifications under customer contracts. For example, ongoing regulatory uncertainties have affected the timing of the planned deployment schedule of Commonwealth Edison Company, or ComEd, following the Illinois Commerce Commission’s decision in October 2012 to deny ComEd recovery from its customers of certain costs. Following this decision, ComEd announced that it would delay key elements of its grid modernization project until 2015, which will cause our billings to ComEd to be correspondingly delayed. ComEd represents a substantial portion of our total backlog. In addition, under our MSAs, our utility customers generally have the right to terminate the MSA for any reason, including for their sole convenience, a material breach or insolvency on our part or their inability to obtain required regulatory approval. The occurrence of such adjustments or terminations could materially reduce the amount of, or delay the fulfillment of, our total and order backlog. If our total backlog or order backlog fails to materialize as expected, we could experience a material reduction in future billings, revenue, operating results or cash flow.

We are dependent on the utility industry, which has experienced volatility in capital spending. This volatility could cause our results of operations to vary significantly from period to period.

Similar to other industries, the utility industry has been affected by recent economic factors, including continued global economic uncertainty, concerns over the downgrade of U.S. sovereign debt and continued sovereign debt, monetary and financial uncertainties in European and other foreign countries. We derive substantially all of our revenue from sales of products and services directly and indirectly to utilities. Purchases of our products and services may be reduced or deferred as a result of many factors including economic downturns and uncertainty, slowdowns in new residential and commercial construction, a utility’s access to capital on acceptable terms, the timing and availability of government grants or incentives, utility specific financial circumstances, mergers and acquisitions, regulatory decisions, weather conditions, consumer opposition and fluctuating interest rates. Even with economic recovery, it may take time for our utility customers to establish new budgets and return to normal purchasing patterns. We cannot predict the reoccurrence of any economic slowdown or the strength or sustainability of the economic recovery, worldwide, in the United States or in our industry. We have experienced, and may in the future experience, variability in operating results on an annual and a quarterly basis as a result of these factors. Because a significant portion of our expenses is fixed in the short term or is incurred in advance of anticipated sales, we may not be able to decrease our expenses in a timely manner to offset any shortfall of sales. This could materially and adversely affect our operating results, financial condition and cash flows.

Substantially all of our current products depend on the availability and are subject to the regulation of radio spectrum in the United States and abroad.

Substantially all of our current hardware products are designed to communicate wirelessly via radio frequencies and therefore depend on the availability of adequate radio spectrum in order to operate. While these products could be designed to operate in a variety of different frequencies or by using other technologies such as cellular, in the United States they are primarily designed to form a wireless RF mesh using the unlicensed 902-928 megahertz, or MHz, band. The 902-928 MHz band is available for a wide variety of uses and requires us to manage interference by other users who operate in accordance with the Federal Communications Commission, or FCC, rules. The unlicensed frequencies are also often the subject of proposals to the FCC requesting a change in the rules under which such frequencies may be used. In the past, the FCC has re-allocated spectrum for new or additional uses, and has adopted changes to the requirements for equipment using radio spectrum. It is possible that the FCC or the U.S. Congress could adopt additional changes, which may be incompatible with our current or future product offerings, as well as products currently installed in the field, or require them to be modified at significant, or even prohibitive, cost. If the unlicensed frequencies become unacceptably crowded, restrictive or subject to changed laws, regulations or rules governing their use, our business, financial condition and results of operations could be materially and adversely affected.

Our international growth and future success also depend on the availability of radio spectrum that is compatible with our products or on our ability to develop products that use alternative communications technology, such as Gen4, our next-generation networking technology, which is available to utility customers in some products today, with more products coming this year, and will support cellular communications. In Australia, we primarily use unlicensed spectrum in the 915-928 MHz band with relatively minimal modifications needed to our products. In many other countries, however, there may not be spectrum available or we may be required to obtain a license to operate in any frequency band that is compatible with our products, including, but not limited to, the 902-928 MHz band. Licenses to appropriate spectrum in these countries may be unavailable or only available at unreasonably high prices. Similarly, in the event that we were only able to obtain a license outside of the 902-928 MHz band, the cost of modifying or redesigning our products to make them compatible with available spectrum could be significant or even cost-prohibitive. Alternatively, if we are not able to obtain available spectrum on financially advantageous terms, we may not be able to compete without investing in alternative communication technology. If limitations on the availability of spectrum or the cost of making necessary modifications or investments in new technology preclude us from selling our products in markets outside of the United States, our growth, prospects, financial condition and results of operations could be materially and adversely affected.

A limited number of our utility customers are responsible for a significant portion of our billings, revenue and cash flow. A decrease in sales to these utility customers or delays in customer deployments could have a material adverse effect on our operating results and financial condition.

A substantial majority of our revenue, billings and cash flow depends on relatively large sales to a limited number of utility customers. The combination of lengthy sales cycles and relatively large sales to a small number of utility customers increases the risk of quarterly fluctuations in our billings, revenue and operating results. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Elements of Operating and Financial Performance” for further information regarding customer concentration. Our master purchase and service agreements, or MSAs, do not impose purchase obligations on our utility customers until we have received a purchase order or agreed to a statement of work. Further, the MSAs are typically subject to termination for any reason, including for convenience following a specified notice period. We expect that a limited number of utility customers will continue to account for a substantial portion of our revenue in future periods. Changes in the business requirements, vendor selection, or purchasing behavior of our utility customers could significantly decrease our sales. In addition, our MSAs are complex, often requiring close coordination with our customers over extended preparation and deployment periods and involving large-scale delivery of our products and services. From time to time we have experienced and may in the future experience challenges in satisfying our customers throughout these preparation and deployment periods regarding all aspects of our performance. Additionally, we have, in the past, received correspondence from customers claiming that there have been deficiencies in our timeliness and coordination regarding hardware, software and services for deployment, and requesting that we remedy the deficiencies noted. If we are unable to address customers’ concerns, we could be required to pay penalties, liquidated damages or other expenses, the customer could terminate our MSA and our reputation could be damaged. Additionally, delays in customer deployments can affect our results of operations. For example, ongoing regulatory uncertainties have affected the timing of ComEd’s planned deployment schedule following the Illinois Commerce Commission’s decision in October 2012 to deny ComEd recovery from its customers of certain costs. Following this decision, ComEd announced that it would delay key elements of its grid modernization project until 2015, which will cause our billings to ComEd to be correspondingly delayed. ComEd represents a substantial portion of our total backlog. Any of these factors could materially and adversely affect our business, financial condition, and results of operations.

Our marketing efforts depend significantly on our ability to receive positive references from our existing utility customers.

Our marketing efforts depend significantly on our ability to call on our current utility customers to provide positive references to new, potential utility customers. Given our limited number of utility customers, the loss or dissatisfaction of any customer could substantially harm our brand and reputation, inhibit the market acceptance of our products and services, and impair our ability to attract new utility customers and maintain existing utility customers. Any of these consequences could have a material adverse effect on our business, financial condition and results of operations.

The market for our products and services, and smart grid technology generally, is still developing. If the market develops less extensively or more slowly than we expect, our business could be harmed.

The market for our products and services, and smart grid technology generally, is still developing, and it is uncertain whether our products and services will achieve and sustain high levels of demand and market acceptance. Our near-term and long-term success will depend to a substantial extent on the willingness and ability of utilities to implement smart grid technology. Many utilities lack the financial resources and/or technical expertise required to evaluate, deploy and operate smart grid technology. Utilities’ activities are governed by regulatory agencies, including public utility commissions, which may not create a regulatory environment that is conducive to the implementation of smart grid technologies in a particular jurisdiction. Furthermore, some utilities may be reluctant or unwilling to adopt smart grid technology because they do not perceive the benefits or are unable to develop a business case to justify the up-front and ongoing expenditures. If utilities do not implement smart grid technology or do so in fewer numbers or more slowly than we expect, our business and operating results would be adversely affected. For example, in 2010, the rate of smart grid adoption slowed due to uncertainty surrounding the timing and tax treatment of U.S. government stimulus funding, negative publicity and consumer opposition, and regulatory investigations. These uncertainties caused many potential utility customers that had been considering smart grid programs in the United States to further evaluate their smart grid initiatives and delay their procurement processes or extend their deployment schedules. Smart grid adoption in international markets has trailed adoption in the United States as international markets continue to explore the technology and define the benefits and regulatory requirements for the smart grid.

Similarly, our success depends on our ability to expand beyond advanced metering sales and sell additional products and services, such as distribution automation and demand-side management solutions, to our existing utility customers. There can be no assurance that these products and services will be accepted by utilities or consumers. Other competing products and services may emerge and may be more successful.

Adverse publicity about, or consumer or political opposition to, the smart grid could inhibit the growth of the overall market.

The safety and security of the power grid, the accuracy and protection of the data collected by meters and transmitted via the smart grid, and concerns about the safety and perceived health risks of using radio frequency communications have been the focus of recent adverse publicity. For example, in Northern California, PG&E’s full-scale deployment of our networking platform and advanced metering solution has been subject to continued scrutiny following allegations of inaccurate bills generated by newly-installed “smart meters” and safety concerns about the levels of radio frequency electromagnetic fields emitted by the wireless communications technology used by the meters. As a result, the California State Senate created a special committee and the California Public Utilities Commission, or CPUC, hired an independent investigator to review the installation and use of advanced metering products. Negative publicity and consumer opposition in California, Maine and elsewhere has caused other utilities or their regulators to respond by delaying or modifying planned smart grid initiatives, mandating that utilities allow their customers to opt out of smart metering programs, or calling for investigations and/or implementation of unfavorable regulations and legislation. For example, in January 2012, the CPUC ruled that PG&E must let its customers retain or receive an analog meter, for nominal initial and monthly fees, if they, for any reason, opt out of PG&E’s deployment of PG&E’s smart meters. Similarly, outside the United States, public concern over smart grid projects in places such as Victoria, Australia has resulted in increased government scrutiny. Additionally, testing commissioned by the CPUC and other organizations could, in the future, contain negative information regarding the accuracy and safety of smart grid solutions. Finally, smart grid projects by other companies may be, or could be viewed by the public as, unsuccessful. Any of the foregoing factors could directly impact our current or future deployments, as well as inhibit the growth of the overall smart grid market, either of which could cause our business to suffer.

Security breaches involving our smart grid products or services, publicized breaches in smart grid products and services offered by others, or the public perception of security risks or vulnerability created by the deployment of the smart grid in general, whether or not valid, could harm our business.

The security technologies we have integrated into our networking platform and solutions that are designed to detect unauthorized activity and prevent or minimize security breaches may not function as expected and there can be no assurance that our products and services, those of other companies with whose products our products and services are integrated or interact, or even the products of other smart grid solutions providers will not be subject to significant real or perceived security breaches.

Our networking platform allows utilities to collect, monitor, store, compile and analyze sensitive information related to consumers’ energy usage, as well as the performance of different parts of the power grid. As part of our data transfer and managed services and SaaS, we may store and/or come into contact with sensitive consumer information and data when we perform operational, installation or maintenance functions for our utility customers. If, in handling this information, we, our partners or our utility customers fail to comply with privacy or security laws, we could face significant legal and financial exposure to claims of government agencies, utility customers and consumers whose privacy is compromised. Even the perception that we, our partners or our utility customers have improperly handled sensitive, confidential information could have a negative effect on our business. In addition, third parties may attempt to breach our security measures or inappropriately use or access our network services or the network hardware and software we have in the field through computer viruses, physical or electronic break-ins, and other means. If a breach is successful, sensitive information may be improperly obtained, manipulated or corrupted, and we may face legal and financial exposure. In addition, a breach could lead to a loss of confidence in our products and services and our business could suffer.

Our current and anticipated future products and services allow authorized personnel to remotely control equipment at residential and commercial locations, as well as at various points on the power grid. For example, our software allows a utility to remotely connect and disconnect electricity at specific customer locations. If an unauthorized third party were to breach our security measures and disrupt, gain access to or take control of any of our products or services, our business and reputation could be severely harmed.

Our products and services may also be integrated or interface with products and services sold by third parties, and rely on the security of those products and their secure transmission of proprietary data over the Internet and cellular networks. Because we do not have control over the security measures implemented by third parties in their products or in the transmission of data over the Internet and cellular networks, we cannot ensure the complete integrity or security of such third-party products and transmissions.

Concerns about security or customer privacy may result in the adoption of state or federal legislation that restricts the implementation of smart grid technology or requires us to make modifications to our products, which could significantly limit the deployment of our technologies or result in significant expense to modify our products.

Any real or perceived security breach could seriously harm our reputation and result in significant legal and financial exposure, including increased remediation costs and security protection costs, inhibit market acceptance of our products and services, halt or delay the deployment by utilities of our products and services, cause us to lose customers, harm our reputation, trigger unfavorable legislation and regulatory action, and inhibit the growth of the overall market for smart grid products and services. Any of these risks could have a material adverse effect on our business, financial condition and results of operations.

If our products contain defects or otherwise fail to perform as expected, we could be liable for damages and incur unanticipated warranty, recall and other related expenses, our reputation could be damaged, we could lose market share and, as a result, our financial condition or results of operations could suffer.

Our products are complex and may contain defects or experience failures due to any number of issues in design, materials, deployment and/or use. If any of our products contain a defect, compatibility or interoperability issue or other error, we may have to devote significant time and resources to find and correct the issue. Such efforts could divert the attention of our management team and other relevant personnel from other important tasks. A product recall or a significant number of product returns could: be expensive; damage our reputation and relationships with utilities, meter vendors and other third-party vendors; result in the loss of business to competitors; and result in litigation against us. Costs associated with field replacement labor, hardware replacement, re-integration with third-party products, handling charges, correcting defects, errors and bugs, or other issues could be significant and could materially harm our financial results. For example, in March 2010, we discovered that a faulty capacitor from a third-party supplier was used in a discrete number of our communications modules. We recorded costs associated with this faulty capacitor of $6.3 million for the year ended December 31, 2009, which represented the write-off of deferred costs associated with returned products of $2.4 million and $3.9 million related to estimated future product warranty claims. In the first quarter of 2010, we recorded product warranty costs associated with this faulty capacitor of $12.5 million, which represented $8.2 million in costs associated with returned product and $4.3 million related to the estimated future product warranty claims. In addition, due to a product repair program we implemented for one of our customers, in the second quarter of 2011, we recorded a $2.5 million charge against billings for estimated amounts payable to a customer in connection with the product repair program and a $1.0 million increase to cost of product revenue and warranty liability.

Estimated future product warranty claims are based on the expected number of field failures over the warranty commitment period, the term of the product warranty period, and the costs for repair, replacement and other associated costs. Our warranty obligations are affected by product failure rates, claims levels, material usage and product re-integration and handling costs. Because our products are relatively new and we do not yet have the benefit of long-term experience observing products’ performance in the field, our estimates of a product’s lifespan and incidence of claims may be inaccurate. Should actual product failure rates, claims levels, material usage, product re-integration and handling costs, defects, errors, bugs or other issues differ from the original estimates, we could end up incurring materially higher warranty or recall expenses than we anticipate.

Our utility customer contracts typically contain provisions that could cause us to incur penalties, be liable for damages, and/or incur unanticipated expenses with respect to the functionality, deployment, operation and availability of our products and services, and that provide the customer with the right to terminate the contract for any reason.

In addition to the risk of unanticipated warranty or recall expenses, our utility customer contracts typically contain provisions that could cause us to incur penalties, be liable for damages, including liquidated damages, or incur other expenses, if we experience difficulties with respect to the functionality, deployment, operation and availability of our products and services. In the event of late deliveries, late or improper installations or operations, failure to meet product or performance specifications or other product defects, interruptions or delays in our managed service offerings, our customer contracts may expose us to penalties, significant damages and other liabilities. For example, we have in the past agreed to reimburse utility customers for their costs and incurred liquidated damages by failing to timely meet contractual milestones or other contractual requirements. In addition, our utility customer contracts are typically subject to termination for any reason, including for convenience following a specified notice period, our material breach or insolvency, or the failure to obtain required regulatory approval. If a customer terminates its customer contract for any reason, our estimates of total backlog and order backlog discussed under “Business—Total Backlog” will be reduced. Reductions in total backlog and order backlog may have a negative effect on future revenue, billings, profitability and liquidity. In the event we were to incur contractual penalties, such as liquidated damages or other related costs that exceed our expectations, or our utility customers terminate their contracts with us, our business, financial condition and operating results could be materially and adversely affected.

Our success depends in part on our ability to integrate our technology into meters and our relationship with meter manufacturers.

Our business depends on our ability to integrate our communications modules with electricity meters that are manufactured by third parties such as General Electric Company, Landis+Gyr AG, which was acquired by Toshiba Corporation, and Secure Meters Limited, or Secure Meters. In a typical smart grid deployment, our utility customer purchases our communications modules from one or more meter manufacturers after it is integrated into the meters. Accordingly, even if demand for our products is strong, we have in the past and may in the future be constrained by the production capacity and priorities of the meter manufacturers. In addition, several of these meter manufacturers offer competing smart grid products, partner with other smart grid providers or may otherwise choose not to integrate our communications modules with their meters. If for technical or any other reason we were to lose the ability to integrate our communications modules with meters manufactured by third parties, or if our relationships with meter manufacturers were to be terminated or renegotiated on unfavorable terms, our business, financial condition, and operating results could suffer. Further, there have been instances where meters with which our technology had been integrated experienced defects or had other problems that were unrelated to our technology. If this occurs in the future and the defects or problems are more significant or occur more frequently, our reputation could suffer and our business could be harmed.

From time to time, we have worked and expect to continue to work with third parties to pursue smart grid market opportunities. If we were unable to establish and maintain these relationships, or if our initiatives with these third parties are unsuccessful, our business may suffer.

For some of our existing and anticipated future products and services, we expect to maintain and may seek to establish relationships with third parties in order to take advantage of smart grid market opportunities. For example, we have designed our products to interface with electric vehicle charging stations, in-home devices and data analytics products, and will need to work with third parties to successfully deploy these products. Before a utility is willing to move forward with a deployment of our products, they may require that we partner with third-party vendors and/or obtain a certification from these vendors that our products will function as intended when integrated with their products. In addition, third-party vendors may offer competing products, partner with other networking providers or otherwise choose not to partner with us. In the event that we are unable to establish or maintain new relationships on favorable terms, or at all, our ability to successfully sell our existing and anticipated future products and services could be jeopardized.

There are no assurances we will be able to formalize any joint development activities with EMC.

In December 2011, we and EMC Corporation, or EMC, entered into a memorandum of understanding to deliver a smart grid analytics solution. We have not finalized any agreement with EMC for such arrangement, and there are no assurances that we will ever be able to do so on terms favorable to us, if at all. If we do finalize an agreement with EMC, there can be no assurance that joint activities with EMC will be successfully deployed.

We may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

Strategic business relationships may be an important factor in the growth and success of our business. For example, we entered into memorandums of understanding with EMC and Hitachi and following negotiation, entered into a master collaboration agreement with Hitachi based on such memorandum of understanding. However, there are no assurances that we will be able to identify or secure suitable business relationship opportunities in the future and our competitors may capitalize on such opportunities before we do. Concurrently with the execution of the memorandums of understanding, EMC and Hitachi made significant investments in us pursuant to convertible notes that will convert into shares of our common stock immediately prior to the closing of this offering. We may not be able to offer similar benefits to other companies which could impair our ability to establish such relationships. Moreover, identifying such opportunities could demand substantial management time and resources and involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our business and results of operations could be significantly harmed.

Our technology, products and services have only been developed in the last several years and we have had only limited opportunities to deploy and assess their performance in the field at full scale.

The current generation of our networking platform and solutions has only been developed in the last several years and is continuing to evolve. Deploying and operating our technology is a complex endeavor and, until recently, had been done primarily in small pilot programs. As the size, complexity and scope of our deployments have expanded, we have been able to test product performance at a greater scale and in a variety of new geographic settings and environmental conditions. These larger deployments have presented a number of unforeseen operational and technical challenges, which in some cases have caused delays and required us to commit significant resources to address these challenges. As the number, size and complexity of our deployments grow, we may continue to encounter unforeseen operational, technical and other challenges, some of which could cause significant delays, trigger contractual penalties, result in unanticipated expenses, and/or damage to our reputation, each of which could materially and adversely affect our business, financial condition and results of operations.

If we fail to respond to evolving technological changes, our products and services could become obsolete or less competitive.

Our industry is highly competitive and characterized by new and rapidly evolving technologies, standards, regulations, customer requirements, and frequent product introductions. Accordingly, our operating results depend upon, among other things, our ability to develop and introduce new products and services, as well as our ability to reduce production costs of our existing products. For example, in January 2012, we announced Gen4, our next-generation networking technology, which is available in some products today, with more products coming this year. The process of developing new technologies and products is complex, and if we are unable to develop enhancements to, and new features for, our existing products or acceptable new products that keep pace with technological developments or industry standards, our products may become obsolete, less marketable and less competitive and our business could be significantly harmed.

We depend on our ability to develop new products and to enhance and sustain the quality of existing products.

Most of our current billings and revenue are derived from our networking platform and advanced metering solution, but our growth and future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance and sustain the quality and marketability of our existing products. As such, we have made, and expect to continue to make, substantial investments in technology development. For example, in January 2012, we announced Gen4, our next-generation networking technology, which is available in some products today, with more products coming this year. In the future, we may not have the necessary capital, or access to capital on acceptable terms, to fund necessary levels of research and development. Even with adequate capital resources, we may nonetheless experience unforeseen problems in the development or performance of our technologies or products. The market for smart grid technology products is still in its early stages, and we cannot assure you that we will be successful in developing or selling new products in this market. In addition, we may not meet our product development schedules and, even if we do, we may not develop new products fast enough to provide sufficient differentiation from our competitors’ products, which may be more successful.

We and our utility customers operate in a highly regulated business environment and changes in regulation could impose costs on us or make our products less economical.

Our products and our utility customers are subject to federal, state, local and foreign laws and regulations. Laws and regulations applicable to us and our products govern, among other things, the manner in which our products communicate, and the environmental impact and electrical reliability of our products. Additionally, our utility customers are often regulated by national, state and/or local bodies, including public utility commissions, the Department of Energy, the Federal Energy Regulatory Commission and other bodies. Prospective utility customers may be required to gain approval from any or all of these organizations prior to implementing our products and services, including specific permissions related to the cost recovery of these systems. Regulatory agencies may impose special requirements for implementation and operation of our products. We may incur material costs or liabilities in complying with government regulations applicable to us or our utility customers. In addition, potentially significant expenditures could be required in order to comply with evolving regulations and requirements that may be adopted or imposed on us or our utility customers in the future. Such costs could make our products less economical and could impact our utility customers’ willingness to adopt our products, which could materially and adversely affect our revenue, results of operations and financial condition.

Furthermore, changes in the underlying regulatory conditions that affect utilities could have a potentially adverse effect on a utility’s interest or ability to implement smart grid technologies. For example, ongoing regulatory uncertainties have affected the timing of ComEd’s planned deployment schedule following the Illinois Commerce Commission’s decision in October 2012 to deny ComEd recovery from its customers of certain costs. Following this decision, ComEd announced that it would delay key elements of its grid modernization project until 2015, which will cause our billings to ComEd to be correspondingly delayed. ComEd represents a substantial portion of our total backlog. Many regulatory jurisdictions have implemented rules that provide financial incentives for the implementation of energy efficiency and demand response technologies, often by providing rebates or through the restructuring of utility rates. If these programs were to cease, or if they were restructured in a manner inconsistent with the capabilities enabled by our products and services, our business, financial condition and results of operations could be significantly harmed.

The adoption of industry standards applicable to our products or services could limit our ability to compete in the marketplace.

Standards bodies, which are formal and informal associations that seek to establish voluntary, non-governmental product and technology standards, are influential in the United States and abroad. We participate in voluntary standards organizations in order to both help promote non-proprietary, open standards for interoperability with our products and prevent the adoption of exclusionary standards. However, we are not able to control the content of adopted voluntary standards and do not have the resources to participate in all voluntary standards processes that may affect our markets. Some of the standards bodies and alliances in which we participate may require that we license to other participants certain of our patent claims that are necessary or essential to practice a particular standard, including competitors, who elect to produce products compliant with that standard. These obligations to license our necessary patent claims may allow our competitors to use our patents to develop and sell products that compete with our products without spending the time and expense that we incurred to develop the technology covered by the patents, thereby potentially reducing any time to market advantage we might have as a result of these patents. These obligations could also substantially restrict and may eliminate our ability to use our patents as a barrier to entry or as a significant source of revenue. Moreover, because the specifications for these industry standards are generally available to members of the applicable standards bodies and alliances for little or no cost, competitors might be able to more easily create products that compete with our products.

The adoption, or expected adoption, of voluntary standards that are incompatible with our products or technology or that favor our competitors’ products or technology could limit the market opportunity for our products and services or render them obsolete, any of which could materially and adversely affect our revenue, results of operations, and financial condition.

Some of our customers and potential customers have applied for government grants and may also seek to participate in other government incentive programs, and if those grants or other incentives are not received or are significantly delayed, our results of operations could suffer.

Many utilities, including some of our customers and potential customers, apply for grants and may seek to participate in other government incentive programs, designed to stimulate the economy and support environmental initiatives, including smart grid technologies. Our customers and potential customers who apply for these government grants or incentives may delay or condition the purchase of our products and services upon receipt of such funds or upon their confidence in the future disbursement of those funds. If our customers and potential customers do not receive these funds or if receipt is significantly delayed, our results of operations could suffer. Similarly, the receipt of government funds or incentives may be conditioned upon utilities meeting milestones and other requirements, some of which may not be known until a future point in time. In addition, if our products and services do not meet the requirements necessary for receipt of government funds or other incentives, or if third parties fail to meet their obligations, our customers and potential customers may delay or condition the purchase of our products and services until they meet these requirements and our results of operations could suffer. Furthermore, there can be no assurance of government funds or incentives for utilities in future periods, either in the United States or in other countries where we may pursue business. As a result, our customers and potential customers may not have the resources or incentives to purchase our products and services.

If our products do not interoperate with our utility customers’ other systems, the purchase or deployment of our products and services may be delayed or cancelled.

Our products are designed to interface with our utility customers’ back office billing and other systems, each of which may have different specifications and utilize multiple protocol standards and products from other vendors. Our products will be required to interoperate with many or all of these products as well as future products in order to meet our utility customers’ requirements. If we find errors in the existing software or defects in the hardware used in our utility customers’ systems, we may need to modify our products or services to fix or overcome these errors so that our products will interoperate with the existing software and hardware, which could be costly and negatively affect our business, financial condition, and results of operations. In addition, if our products and services do not interoperate with our utility customers’ systems, utility customers may seek to hold us liable, demand for our products could be adversely affected or orders for our products could be delayed or cancelled. This could hurt our operating results, damage our reputation, and seriously harm our business and prospects.

Interruptions or delays in service from our third-party data center facilities, or problems with the third-party hardware or software that we employ, could impair the delivery of our service and harm our business.

We currently offer managed services and SaaS, including disaster recovery services, utilizing two data center facilities operated by separate third parties in California and Nevada. These facilities may be vulnerable to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, war, acts of terrorism, unauthorized entry, human error, and computer viruses or other defects. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We rely on software and hardware technology provided by third parties to enable us to provide these services. Any damage to, or failure of, these third-party data centers or the third-party hardware and software we employ, could result in significant and lengthy interruptions in the services we provide to our utility customers. Such interruptions could reduce our revenue and billings, cause us to issue credits or pay penalties, cause customers to terminate their service, harm our reputation and adversely affect our ability to attract new utility customers.

We do not control certain critical aspects of the manufacture of our products and depend on a limited number of contract manufacturers.

Our future success will depend significantly on our ability to manufacture our products timely and cost-effectively, in sufficient volumes, and in accordance with quality standards. Our primary manufacturing relationships are with Plexus Corp.and Jabil Circuit, Inc., and we are in the process of transitioning all of our manufacturing to Plexus Corp. Our contract manufacturers provide us with a wide range of operational and manufacturing services, including material procurement, final assembly, test quality control, warranty repair, and shipment to our utility customers and third-party vendors.

Our reliance on our contract manufacturers reduces our control over the manufacturing process, exposing us to risks, including reduced control over quality assurance, product costs and product supply. Any manufacturing disruption by our contract manufacturers could impair our ability to fulfill orders. We may be unable to manage our relationships with contract manufacturers effectively as they may experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations or otherwise fail to meet our future requirements for timely delivery. Similarly, to the extent that our contract manufacturers procure materials on our behalf, we may not benefit from any warranties received by the contract manufacturers from the suppliers or otherwise have recourse against the original supplier of the materials or even the contract manufacturer. In such circumstances, if the original supplier were to provide us or our contract manufacturers with faulty materials, we might not be able to recover the costs of such materials or be compensated for any damages that arise as a result of the inclusion of the faulty components in our products. For example, in March 2010, we discovered that a faulty capacitor from a third-party supplier was used in a discrete number of our communications modules.

One or more of our contract manufacturers may suffer an interruption in its business, or experience delays, disruptions or quality control problems in its manufacturing operations, or seek to terminate its relationship with us, or we may choose to change or add additional contract manufacturers for other reasons. Additionally, we do not have long-term supply agreements with our contract manufacturers. As a result, we may be unable to renew or extend our agreement on terms favorable to us, if at all. Although the contract manufacturing services required to manufacture and assemble our products may be readily available from a number of established manufacturers, it is risky, time consuming and costly to qualify and implement contract manufacturer relationships.

Any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of key suppliers and if such suppliers fail to provide us with sufficient quantities of components at acceptable levels of quality and at anticipated costs, our revenue and operating results could be materially and adversely affected.

Several of the components used in our products come from sole, limited source or geographically concentrated suppliers, such as Analog Devices and Renesas Electronics America Inc. Additionally, our suppliers are not typically contractually obligated to supply us with components in minimum quantities or at predetermined prices over the long term. Accordingly, we may be vulnerable to price increases, component quality issues, financial, natural disasters, or other difficulties faced by our suppliers, causing shortages or interruptions in supply of components and materials, including components that have been or will be discontinued, which could cause us to delay shipments to our utility customers. For example, some of our key suppliers are located in Japan and their ability to timely provide us with the necessary components used in our products was compromised as a result of the catastrophic earthquake and tsunami in March 2011. To help address these issues, we may purchase quantities of these items that are in excess of our estimated requirements. As a result, we could be forced to record excess and obsolete inventory charges to provide for these excess quantities and we may also be subject to pricing risk or carrying charges, which could harm our operating results.

If we experience any shortages due to reliance on a limited number of suppliers, commodity supply constraints, capacity constraints, natural disasters or price fluctuations related to the raw materials used, or if we are not able to procure components from alternate sources at acceptable prices and within a reasonable period of time, our reputation could suffer and our business, financial condition and results of operations could be materially and adversely effected. In addition, we may also be subject to contractual penalties if we fail to deliver our products and services on time.

Further, our utility customers may reschedule or cancel orders on relatively short notice. If our utility customers cancel orders after we have ordered the corresponding product from our suppliers, we may be forced to incur cancellation fees or to purchase products that we may not be able to resell, which could have a material adverse effect on our business, financial condition and results of operations.

Our business could be severely harmed by natural disasters or other catastrophes.

A significant catastrophic event such as war, acts of terrorism, natural disasters, such as earthquakes, or global threats, including, but not limited to, the outbreak of epidemic disease, could disrupt our operations and impair deployment of our Smart Energy Platform by our utility customers, interrupt critical functions, cause our suppliers to be unable to meet our demand for parts and equipment, reduce demand for our products, prevent our utility customers from honoring their contractual obligations to us or otherwise affect our business negatively. To the extent that such disruptions or uncertainties result in delays or cancellations of customer orders or the deployment of our products, or the manufacture or shipment of our products, our business, operating results and financial condition could be materially and adversely affected.

We operate in a highly competitive industry and we compete against many companies with substantially greater financial and other resources, and our market share and results of operations may be reduced if we are unable to respond to our competitors effectively.

Competition in our market is intense and involves rapidly changing technologies, evolving industry standards, frequent new product introductions, and changes in customer requirements. To maintain and improve our competitive position, we must keep pace with the evolving needs of our utility customers and continue to develop and introduce new products, features and services in a timely and efficient manner. Our competitors range from small companies to very large and established companies. These competitors offer a variety of products and services related to the smart grid, and come from a number of industries, including traditional meter manufacturers, application developers, telecommunications and other service providers. We compete with traditional meter manufacturers that incorporate various communications technologies that provide some level of connectivity to the utility’s back office. Our key competitors currently include Echelon Corporation, Elster Group SE, Itron Inc., Landis+Gyr AG, which was acquired by Toshiba Corporation, Sensus Metering Systems Inc. and Trilliant Holdings, Inc. Similarly, we compete with traditional providers of distribution automation equipment, such as S&C Electric Company and Schweitzer Engineering Laboratories, Inc. We also face competition from newer entrants that are providing specific narrowly focused products for the smart grid, including Coulomb Technologies Inc., Grid Net Inc., OPOWER Inc. and Tendril Networks Inc. Furthermore, other large companies such as Alcatel-Lucent, AT&T Inc., Cisco Systems, Inc., Enel SpA, Électricité Réseau Distribution France, Fujitsu Limited, General Electric Company, International Business Machines Corporation, Mitsubishi Corporation, Motorola Solutions, Inc., Siemens AG, Sprint Nextel Corporation and Verizon Communications Inc. have announced plans to pursue business opportunities related to the smart grid. As we look to expand into new international markets, we expect to face additional competitors that may be more established in specific geographies. We anticipate that in the future, additional competitors will emerge that offer a broad range of competing products and services related to the smart grid.

Several of our competitors enjoy substantial competitive advantages such as:

•	greater name recognition and longer operating histories;

•	larger sales and marketing budgets and resources;

•	greater ability to integrate their products with existing systems;

•	broader distribution channels;

•	established relationships with existing and potential partners and utility customers;

•	lower labor and development costs; and

•	significantly greater financial, technical, customer support and other resources.

Some of these larger competitors have substantially broader product offerings and may be able to leverage the existing relationships they have with utilities. In some cases, our larger competitors are also currently vendors of ours, and they could decide in the future to develop their own products instead of working with us. Any inability to effectively manage these relationships could have a material adverse effect on our business, operating results, and financial condition, and accordingly affect our chances of success. In addition, some of our competitors may have larger patent portfolios than we have, which may provide them with a competitive advantage and may require us to engage in costly litigation to protect and defend our freedom to operate and/or intellectual property rights.

Conditions in our market could change rapidly and significantly as a result of technological advancements or market consolidation. The development and market acceptance of alternative technologies could decrease the demand for our products or render them obsolete. Our competitors may introduce products and services that are less costly, provide superior performance or achieve greater market acceptance than our products and services. In order to remain competitive, we may need to lower prices or attempt to add incremental features and functionality, which could negatively impact our revenue, billings, gross margin and financial condition. In addition, our larger competitors often have broader product lines and are in a better position to withstand any significant reduction in capital spending by utilities, and will therefore not be as susceptible to downturns in a particular market. If we are unable to compete successfully in the future, our business may be harmed.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, our financial performance may suffer.

We have substantially expanded our overall business, customer base, employee headcount and operations in recent periods both domestically and internationally. We increased our total number of regular full-time employees from 394 employees as of December 31, 2009 to 566 as of December 31, 2012. Our expansion has placed, and our expected future growth will continue to place, a significant strain on our managerial, customer operations, research and development, sales and marketing, manufacturing, administrative, financial and other resources. If we are unable to manage our growth successfully, our operating results will suffer.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our success and future growth depend on the skills, working relationships and continued services of our management team and other key personnel. The loss of any member of our senior management team, and in particular our Chief Executive Officer, could adversely affect our business. In addition, our current senior management team has worked together for a relatively short period of time.

Our future success will also depend on our ability to attract, retain and motivate highly skilled management, product development, operations, sales, technical and other personnel in the United States and abroad. Even in today’s economic climate, competition for these types of personnel is intense, particularly in the Silicon Valley, where our headquarters are located. All of our employees in the United States work for us on an at-will basis. Given the lengthy sales cycles with utilities and deployment periods of our networking platform and solutions, the loss of key personnel could adversely affect our business.

Volatility or lack of performance in our stock price may also affect our ability to attract and retain our senior management and key personnel. Many of our longest-tenured employees, including members of our senior management and key personnel with deep institutional knowledge, hold significant vested stock options and shares of our common stock. Employees may be more likely to leave us if the shares they own or the shares underlying their vested stock options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly above the market price of our common stock. We may find it difficult to retain these employees following this offering. As a result of these factors, we may be unable to attract or retain qualified personnel. Our inability to attract and retain the necessary personnel could adversely affect our business.

Our ability to provide bid bonds, performance bonds or letters of credit is limited and could negatively affect our ability to bid on or enter into significant long-term agreements.

We have in the past been, and may in the future be, required to provide bid bonds or performance bonds to secure our performance under customer contracts or, in some cases, as a pre-requisite to submit a bid on a potential project. Our ability to obtain such bonds primarily depends upon our capitalization, working capital, past performance, management expertise and reputation and external factors beyond our control, including the overall capacity of the surety market. Surety companies consider those factors in relation to the amount of our tangible net worth and other underwriting standards that may change from time to time. Surety companies may require that we collateralize a percentage of the bond with our cash or other form of credit enhancement. Events that affect surety markets generally may result in bonding becoming more difficult to obtain in the future, or being available only at a significantly greater cost. In addition, some of our utility customers also require collateral guarantees in the form of letters of credit to secure performance or to fund possible damages as the result of an event of default under our contracts with them. If we enter into significant long-term agreements that require the issuance of letters of credit, our liquidity could be negatively impacted. Our inability to obtain adequate bonding or letters of credit and, as a result, to bid or enter into significant long-term agreements, could have a material adverse effect on our future revenues and business prospects.

We are subject to international business uncertainties.

Our ability to grow our business and our future success will depend to a significant extent on our ability to expand our operations and customer base worldwide. Operating in international markets requires significant resources and management attention, and other than our operations in Australia and Brazil, we have limited experience entering new geographic markets. There can be no assurance that our international efforts will be successful. International sales and operations may be subject to risks such as:

•	technology compatibility;

•	the imposition of government controls;

•	government expropriation of facilities;

•	lack of a well-established system of laws and enforcement of those laws;

•	lack of a legal system free of undue influence or corruption;

•	exposure to a business culture in which improper sales practices may be prevalent;

•	political instability;

•	terrorist activities;

•	restrictions on the import or export of critical technology;

•	currency exchange rate fluctuations;

•	adverse tax burdens;

•	lack of availability of qualified third-party financing;

•	generally longer receivable collection periods than in the United States;

•	trade restrictions;

•	changes in tariffs;

•	labor disruptions;

•	difficulties in staffing and managing foreign operations;

•	preference for local vendors;

•	burdens of complying with different permitting standards; and

•	a wide variety of foreign laws and obstacles to the repatriation of earnings and cash.

Fluctuations in the value of the U.S. dollar may impact our ability to compete in international markets. International expansion and market acceptance depend on our ability to modify our business approach and technology to take into account such factors as differing customer business models, product requirements and needs, the applicable regulatory and business environment, labor costs and other economic conditions. In addition, the laws of certain countries do not protect our intellectual property to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition and results of operations.

Developments in data protection laws and regulations may affect technology relating to smart grid products and solutions, which could adversely affect the demand for our products and solutions.

Our products and services may be subject to data protection laws and regulations that impose a general framework for the collection, processing and use of personal data. Our networking platform and solutions rely on the transfer of data relating to individual energy use and may be affected by these laws and regulations. It is unclear how the regulations governing the transfer of personal data in connection with privacy requirements will further develop in the United States and internationally, and to what extent this may affect technology relating to smart grid products and solutions. This could have a material adverse effect on our business, financial condition and results of operations.

Adverse changes in general economic or political conditions in any of the major countries in which we do business could adversely affect our operating results.

Our business can be affected by a number of factors that are beyond our control, such as general geopolitical, economic, and business conditions. The recent global macroeconomic downturn had and the continued global economic uncertainty, concerns over the downgrade of U.S. sovereign debt and continued monetary, financial and sovereign debt uncertainties in European and other foreign countries continue to have a negative effect on our business. Further, the recent worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of business operations worldwide. Even with economic recovery, it may take time for our utility customers or potential utility customers to establish new budgets and return to normal purchasing patterns. We cannot predict the reoccurrence of any economic slowdown or the strength or sustainability of the economic recovery, worldwide, in the United States or in our industry. These and other economic factors could adversely affect the demand for our products and services and, consequently, on our business, financial condition and results of operations.

There can be no assurance that a deterioration in financial markets will not impair our ability or our utility customers’ ability to obtain financing in the future, including, but not limited to, our or our utility customers’ ability to incur indebtedness if that became necessary. In addition, there could be a number of follow-on effects from the credit crisis on our business, including insolvency of certain of our key utility customers or suppliers, which could result in the inability of our utility customers to obtain credit to finance purchases of our products.

Our inability to acquire and integrate other businesses, products or technologies could seriously harm our competitive position.

In order to remain competitive, obtain key competencies or accelerate our time to market, we may seek to acquire additional businesses, products or technologies. To date, we have completed only one small acquisition, and we therefore have limited experience in successfully acquiring and integrating additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms of the acquisition, financing the acquisition, or effectively integrating the acquired business, product or technology into our existing business and operations. We may have difficulty integrating acquired technologies or products with our existing products and services. Our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or product architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or customer issues. If we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock. In addition, any acquisitions we are able to complete may not result in the synergies or any other benefits we had expected to achieve, which could result in substantial write-offs. Further, contemplating or completing an acquisition and integrating an acquired business, product or technology will significantly divert management and employee time and resources.

Our business may suffer if it is alleged or found that our products infringe the intellectual property rights of others.

Our industry is characterized by the existence of a large number of patents and by litigation based on allegations of infringement or other violations of intellectual property rights. Moreover, in recent years, individuals and groups have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements from companies like ours. From time to time, third parties have claimed and may continue to claim that we are infringing upon their patents or other intellectual property rights. For example, we are currently engaged in litigation as further described in “Business—Legal Proceedings.” In addition, we may be contractually obligated to indemnify our utility customers or other third parties that use or resell our products in the event our products are alleged to infringe a third party’s intellectual property rights. Responding to such claims, regardless of their merit, can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand, and cause us to incur significant expenses. Even if we are indemnified against such costs, the indemnifying party may be unable to uphold its contractual obligations. Further, claims of intellectual property infringement might require us to redesign affected products, delay affected product offerings, enter into costly settlement or license agreements or pay costly damage awards or face a temporary or permanent injunction prohibiting us from marketing, selling or distributing the affected products. If we cannot or do not license the alleged infringed technology on reasonable terms or at all, or substitute similar technology from another source, our revenue and earnings could be adversely impacted. Additionally, our utility customers may not purchase our products if they are concerned that our products infringe third-party intellectual property rights. This could reduce the market opportunity for the sale of our products and services. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

The success of our business depends on our ability to protect and enforce our intellectual property rights.

We rely on a combination of patent, trademark, trade dress, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology adequately against unauthorized third-party copying, infringement or use, which could adversely affect our competitive position.

As of December 31, 2012, we had 42 patents issued and 83 patent applications pending in the United States and, in foreign jurisdictions, we had 41 patents granted and 227 patent applications pending, which are collectively based on 56 U.S. patent applications. Our patents expire at various times between 2015 and 2031. We cannot ensure that any of our pending applications will be granted or that any of our issued patents will adequately protect our intellectual property. In addition, third parties have in the past and could in the future bring infringement, invalidity, co-inventorship, re-examination, or similar claims with respect to any of our currently issued patents or any patents that may be issued to us in the future. Any such claims, whether or not successful, could be extremely costly to defend, divert management’s attention and resources, damage our reputation and brand, and substantially harm our business and results of operations.

In order to protect or enforce our patent rights, protect our trade secrets or know-how, or determine the enforceability, scope and validity of the proprietary rights of others, we may initiate patent litigation or other proceedings against third parties, such as infringement suits or interference proceedings. Any lawsuits or proceedings that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation and other proceedings also put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us. We may not prevail in any lawsuits or other proceedings that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

Some of our products rely on technologies developed or licensed by third parties. We may seek to license technology from third parties for future products and services. We may not be able to obtain or continue to obtain licenses and technologies from these third parties on commercially reasonable terms or at all. Our inability to retain our current third-party licenses or obtain third-party licenses required to develop new products or product enhancements could require us to obtain alternate technology that may be of lower quality or performance standards or at greater cost, or could require that we change our product and design plans, any of which could limit or delay our ability to manufacture and sell our products.

If we are unable to protect the confidentiality of our proprietary information, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented technology and trade secrets. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our employees and contractors and with parties with which we do business. These agreements may be breached and we may not have adequate remedies for any such breach. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our employees, contractors, or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition, and results of operations.

We use open source software in our products and services that may subject our products and services to general release or require us to re-engineer our products and services, which may cause harm to our business.

We use open source software in connection with our products and services. From time to time, companies that incorporate open source software into their products have faced claims challenging the ownership of open source software and/or compliance with open source license terms. Therefore, we could be subject to suits by parties claiming ownership of what we believe to be open source software or noncompliance with open source licensing terms. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. While we monitor the use of open source software in our products and services and try to ensure that none is used in a manner that would require us to disclose the source code to the related product or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur and we may be required to release our proprietary source code, pay damages for breach of contract, re-engineer our products, discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, operating results and financial condition.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year before the end of that five-year period, we would cease to be an “emerging growth company” as of December 31 of that year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may decline or be more volatile.

Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our company of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our business is subject to changing regulations regarding corporate governance and public disclosure that will increase both our costs and the risk of noncompliance.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the New York Stock Exchange. Achieving and maintaining compliance with these rules and regulations, particularly after we cease to be an emerging growth company, will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and, in the future, internal control over financial reporting. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our prior period financial statements. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports filed with the SEC, beginning for the year ending December 31, 2014 under Section 404(a) of the Sarbanes-Oxley Act or the annual auditor attestation reports regarding effectiveness of our internal controls over financial reporting that we will be required to include in our annual reports filed with the SEC, beginning for the year ending December 31, 2018, unless, under the Jumpstart Our Business Startups Act, we meet certain criteria that would require such reports to be included prior to then, under Section 404(b) of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.

In order to maintain the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the New York Stock Exchange.

Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, that our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and our stock price could decline.

The Sarbanes-Oxley Act and the rules and regulations of the New York Stock Exchange will make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain or increase coverage. If we are unable to maintain adequate directors’ and officers’ insurance, our ability to recruit and retain qualified directors, especially those directors who may be considered independent for purposes of the New York Stock Exchange rules, and officers may be curtailed.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. For example, in December 2011, we entered into a note purchase agreement with EMC and issued a convertible note with an aggregate principal amount of $24.0 million and the option to borrow up to an additional $6.0 million in subsequent closings upon the achievement of certain financial milestones. Similarly, in February 2012, we entered into a note purchase agreement with Hitachi and issued a convertible note with an aggregate principal amount of $30.0 million. In the future, we may not be able to timely secure additional debt or equity financing on favorable terms, or at all. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

We may not be able to utilize a significant portion of our net operating loss or research tax credit carryforwards, which could adversely affect our operating results.

As of December 31, 2012, we had federal and state net operating loss carryforwards due to prior period losses, which if not utilized will begin to expire in 2027 and 2016 for federal and state purposes, respectively. We also have federal research tax credit carryforwards that will begin to expire in 2024. Realization of these net operating loss and research tax credit carryforwards is dependent upon future income, and there is a risk that our existing carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our operating results.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, our ability to utilize net operating loss carryforwards or other tax attributes, such as research tax credits, in any taxable year may be limited if we experience an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws.

This offering or future issuances of our stock could cause an “ownership change.” It is possible that an ownership change, or any future ownership change, could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our operations results. As of December 31, 2012, $41.4 million of the net operating loss carryforwards are subject to an annual limitation.

Our business and financial performance could be negatively impacted by changes in tax laws or regulations.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Those enactments could adversely affect our domestic and international business operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us or our utility customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our utility customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential future utility customers may elect not to continue or purchase our products and services in the future. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our utility customers’ and our compliance, operating and other costs, as well as the costs of our products. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could adversely impact our business and financial performance.

Risks Related to this Offering and Ownership of Our Common Stock

There has been no prior market for our common stock, our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock was determined through negotiations between the underwriters and us and may vary from the market price of our common stock following this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. An active or liquid market in our common stock may not develop upon closing of this offering or, if it does develop, it may not be sustainable. The trading prices of the securities of technology companies have been highly volatile. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our billings, revenue and other operating results or our backlog;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	delays in regulatory approvals for our utility customers and utility customer deployments;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	ratings changes by any securities analysts who follow our company;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in operating performance and stock market valuations of utilities, technology companies generally, or those in our industry in particular;

•

political and consumer sentiment, including concerns over accuracy of advanced metering technology, economic impact on consumers, privacy, security, consumer choice and the safety, health and environmental aspects of smart grid technology;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

In addition, the stock markets, and in particular the New York Stock Exchange on which our common stock will be listed, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, operating results and financial condition.

A significant portion of our total outstanding shares may be sold into the market in the near future. If there are substantial sales of shares of our common stock, the price of our common stock could decline.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale. After this offering and the concurrent private placement, we will have outstanding 45,398,561 shares of our common stock, based on the number of shares outstanding as of December 31, 2012 and the conversion of our convertible preferred stock and convertible notes based on the initial public offering price of $17.00 per share. This includes the shares that we are selling in this offering, which may be resold in the public market immediately. The remaining 40,648,561 shares, including those shares issued in the concurrent private placement, or 89.5% of our outstanding shares after this offering and the concurrent private placement, are currently restricted as a result of market standoff and/or lock-up agreements but will be able to be sold in the near future as set forth below.

Date Available for Sale into Public Market	Number of Shares and % of Total Outstanding
Immediately after the date of this prospectus	4,750,000 shares, or 10.5%
181 days after the date of this prospectus	40,648,561 shares, or 89.5%, of which 19,043,323, or 41.9%, shares will be subject to limitations under Rules 144 and 701

After this offering and the concurrent private placement, the holders of an aggregate of 32,973,595 shares of our common stock, based on the number of shares outstanding as of December 31, 2012, and the conversion of our convertible preferred stock and convertible notes at the initial public offering price of $17.00 per share, and 5,249 shares subject to a warrant to purchase our common stock outstanding as of December 31, 2012, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. All of these shares are subject to market standoff and lock-up agreements restricting their sale for 180 days after the date of this prospectus. We also intend to register shares of common stock that we have issued and may issue under our employee equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to existing market standoff and lock-up agreements. Goldman, Sachs & Co. and Credit Suisse Securities (USA ) LLC may, in their sole discretion, permit one or more parties who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements.

The market price of the shares of our common stock could decline as a result of sales of a substantial number of our shares in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We currently do not have and may never obtain research coverage by securities analysts, and industry analysts that currently cover us may cease to do so. If no securities analysts commence coverage of our company, or if industry analysts cease coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities analyst coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our directors, executive officers and principal stockholders will continue to have substantial control over us after this offering and the concurrent private placement and could delay or prevent a change in corporate control.

Entities affiliated with Foundation Capital have agreed to purchase an aggregate of $12 million of shares of our common stock in the concurrent private placement at the price offered to the public in this offering, or 705,881 shares based on the initial public offering price of $17.00 per share. As of December 31, 2012, after this offering and the concurrent private placement, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, 55.9% of our outstanding common stock, which is based on the initial public offering price of $17.00 per share. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in control of us;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

The sale of shares to entities affiliated with Foundation Capital in the concurrent private placement will reduce the available public float for our shares.

Entities affiliated with Foundation Capital have agreed to purchase shares of our common stock with an aggregate purchase price of $12 million in the concurrent private placement at the price offered to the public in this offering, or 705,881 shares based on the initial public offering price of $17.00 per share. As of December 31, 2012, entities affiliated with Foundation Capital beneficially owned approximately 32.7% of our common stock. The sale of these shares to entities affiliated with Foundation Capital will not be registered in this offering. Following this offering and the concurrent private placement, the number of shares beneficially owned by entities affiliated with Foundation Capital after this offering will be as set forth in the beneficial ownership table in “Principal Stockholders.” In addition, the concurrent private placement will reduce the available public float for our shares because these entities will be restricted from selling the shares pursuant to lock-up agreements they have entered into with the underwriters in this offering and pursuant to restrictions under applicable securities laws. As a result, the sale of shares in the concurrent private placement will reduce the liquidity of our common stock relative to what it would have been had these shares been sold in this offering and been purchased by investors that were not affiliated with us.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. In addition, the terms of our credit facility with Silicon Valley Bank currently restricts our ability to pay dividends. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share after giving effect to this offering and the concurrent private placement of $19.17 per share as of December 31, 2012, based on the initial public offering price of $17.00 per share, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of warrants and stock options to purchase common stock and when we issue restricted stock to our employees under our equity incentive plans or otherwise issue additional shares of our common stock.

Delaware law and provisions in our amended and restated certificate of incorporation and bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our restated certificate of incorporation and restated bylaws to be in effect immediately upon the closing of this offering will contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors, including the following:

•	our Board of Directors will be classified into three classes of directors with staggered three-year terms;

•

only our chairman of the board, our lead independent director, our chief executive officer, our president or a majority of our Board of Directors will be authorized to call a special meeting of stockholders;

•	our stockholders will only be able to take action at a meeting of stockholders and not by written consent;

•	vacancies on our Board of Directors will be able to be filled only by our Board of Directors and not by stockholders;

•	directors may be removed from office only for cause;

•	our restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established, and shares of which may be issued, without stockholder approval; and

•	advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

For information regarding these and other provisions, see “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus includes forward-looking statements. All statements, other than statements of historical fact, contained in this prospectus, including statements regarding our billings, backlog, revenue and other aspects of our future results of operations, financial position and cash flows, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “would,” “could,” “should,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications, surveys and forecasts, including those generated by Pike Research and IDC Energy Insights. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors including those described in “Risk Factors.”

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock in this offering, excluding the proceeds from the concurrent private placement, will be approximately $69.1 million, based on the initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. Our proceeds from the sale of the common stock sold in the concurrent private placement will be $12 million. For more information, please see “Certain Relationships and Related Party Transactions—Concurrent Private Placement and Warrant Termination.”

The principal purposes of this offering are to create a public market for our common stock, obtain additional capital, facilitate our future access to the public equity markets, increase awareness of our company among potential utility customers and improve our competitive position. We intend to use the net proceeds to us from this offering and the concurrent private placement for working capital and other general corporate purposes. In addition, we used $12 million of our existing cash balance to make payment to entities affiliated with Foundation Capital as consideration for the termination of warrants to purchase shares of our convertible preferred stock held by those stockholders, which occurred immediately prior to the effectiveness of this registration statement. For more information, please see “Certain Relationships and Related Party Transactions—Concurrent Private Placement and Warrant Termination.” Additionally, we may choose to expand our current business through acquisitions of, or investments in, other businesses, products or technologies, using cash or shares of our common stock. However, we have no commitments to use the proceeds for any such acquisitions or investments at this time.

Pending the use of proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities. Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to declare or pay any dividends in the foreseeable future. Any future determination to pay dividends on our capital stock will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors considers relevant. In addition, the terms of our credit facility with Silicon Valley Bank currently restrict our ability to pay dividends.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012 on:

•	an actual basis;

•

a pro forma basis to give effect to (a) the assumed conversion of all outstanding shares of our convertible preferred stock into an aggregate of 32,406,995 shares of our common stock, which is based on the initial public offering price of $17.00 per share, (b) the conversion of our convertible notes, together with accrued interest thereon through March 31, 2013, into 3,771,382 shares of common stock, which is based on the initial public offering price of $17.00 per share, and the related loss of $8.5 million on debt extinguishments, (c) the reclassification of the compound embedded derivative liability related to the convertible notes to additional paid-in capital, (d) the reclassification of a portion of Series A and all Series E preferred stock warrant liability to additional paid-in capital, (e) the vesting and issuance of 90,547 shares of common stock to the holders of restricted stock units and related stock-based compensation expense of $4.4 million and (f) stock-based compensation expense related to the modification of stock options held by current employees as of February 22, 2013 of $4.2 million, which is based on the initial public offering price of $17.00 per share, each immediately prior to the closing of this offering; and

•

a pro forma as adjusted basis to reflect (a) the pro forma adjustments described above, (b) the reduction of warrant liability as a result of the termination of certain warrants immediately prior to the effectiveness of this registration statement and (c) the issuance and sale of 5,455,881 shares of common stock in this offering and the concurrent private placement, and the receipt of the net proceeds from our sale of these shares at the initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

You should read the information in this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	December 31, 2012
	Actual	Pro Forma	Pro Forma As Adjusted

		(in thousands)
Capital lease obligations	$3,266	$3,266	$3,266
Warrant liability	11,261	11,173	—
Convertible promissory notes and embedded derivatives	56,319	—	—
Convertible preferred stock, $0.001 par value; 26,071,540 shares authorized and 22,366,360 shares issued and outstanding, actual; 26,071,540 shares authorized and no shares issued or outstanding, pro forma; no shares authorized, issued or outstanding, pro forma as adjusted	270,725	—	—
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, no shares authorized, issued or outstanding, actual and pro forma; 10,000,000 shares authorized and no shares issued or outstanding, pro forma as adjusted	—	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized and 3,764,303 shares issued and outstanding, actual; 80,000,000 shares authorized and 40,033,227 shares issued and outstanding, pro forma; and 1,000,000,000 shares authorized and 45,489,108 shares issued and outstanding, pro forma as adjusted	4	40	45
Additional paid-in capital	51,078	394,618	475,711
Accumulated other comprehensive loss	(136)	(136)	(136)
Accumulated deficit	(550,454)	(567,638)	(568,465)

Total stockholders’ equity (deficit)	(499,508)	(173,116)	(92,845)

Total capitalization	$(157,937)	$(158,677)	$(89,579)

The number of shares shown as issued and outstanding in the table above is based on the number of shares of our common stock outstanding as of December 31, 2012. This number assumes the conversion of all outstanding shares of our convertible preferred stock and our outstanding convertible notes based on the initial public offering price of $17.00 per share, as discussed in further detail in “Description of Capital Stock,” and excludes:

•

4,615,617 shares of common stock issuable upon the exercise of options outstanding under our equity incentive plans with a weighted average exercise price of approximately $21.73 per share, which weighted average exercise price will be reduced to $9.33, based on the initial public offering price of $17.00 per share, following the modification of stock options held by current employees and directors as of the date of this offering with an exercise price of $34.90 per share or greater to reduce the exercise price to a price equal to the initial public offering price;

•	140,898 shares of common stock issuable upon the settlement of restricted stock units outstanding under our equity incentive plans, which are subject to vesting;

•

2,995,856 shares of common stock that were available for future issuance under our existing equity incentive plans and any remaining shares that were available for future issuance will be added to the shares reserved for issuance under our 2012 Equity Incentive Plan and we have ceased granting awards under our existing equity incentive plans;

•

3,400,000 shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, which became effective on the day before the date the registration statement was declared effective, including:

•

46,899 shares of our common stock that will be issuable upon the settlement of restricted stock units that vested upon the effectiveness of the registration statement and 2,056,234 shares of our common stock that will be issuable upon the settlement of restricted stock units or the exercise of options to purchase common stock with an exercise price per share equal to the initial public offering price that will vest over time, all of which were granted on the day that the registration statement for this offering was declared effective and that were communicated to employees, but not granted, during the period between February 2012 and the date of this prospectus; and

•

up to 578,259 shares of our common stock that will be issuable upon the settlement of restricted stock units that were fully vested at the time of grant and issued to employees in lieu of approximately $9.8 million in cash bonuses, in the aggregate, earned under our 2012 Bonus Plan, all of which were granted on the day that the registration statement for this offering was declared effective and were calculated based on the initial public offering price of $17.00 per share.

•	400,000 shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, which became effective on the day the registration statement was declared effective; and

•

50,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.005 per share and 20,768 shares of common stock issuable upon exercise of convertible preferred stock warrants that will convert into warrants to purchase shares of common stock upon closing of this offering, which is based on the initial public offering price of $17.00 per share, at a weighted average exercise price of $38.57 per share. It also excludes warrants that terminated immediately prior to the effectiveness of this registration statement as described in “Certain Relationships and Related Party Transactions—Concurrent Private Placement and Warrant Termination.”

DILUTION

If you invest in our common stock, you will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value per share of our common stock after this offering and the concurrent private placement. Dilution will result from the fact that the per share offering price of our common stock is substantially in excess of the book value per share attributable to the existing stockholders for our currently outstanding common stock.

As of December 31, 2012, our pro forma net tangible book value was approximately $(167.6) million, or $(4.19) per share of common stock. Pro forma net tangible book value per share represents the amount of our tangible assets less our liabilities divided by the number of shares of outstanding stock, after giving effect to (a) the assumed conversion of our convertible preferred stock into an aggregate of 32,406,995 shares of our common stock, which is based on the initial public offering price of $17.00 per share, (b) the conversion of our convertible notes, together with accrued interest thereon through March 31, 2013, into 3,771,382 shares of common stock, which is based on the initial public offering price of $17.00 per share, (c) the reclassification of the compound embedded derivative liability related to the convertible note to additional paid-in capital, (d) the reclassification of a portion of Series A and all Series E preferred stock warrant liability to additional paid-in capital, and (e) the vesting and issuance of 90,457 shares of common stock to the holders of restricted stock units, each immediately prior to the closing of this offering. The net tangible book value includes deferred revenue and the associated deferred cost of revenue.

Our pro forma as adjusted net tangible book value as of December 31, 2012 was $(98.5) million, or $(2.17) per share of common stock; pro forma as adjusted net tangible book value per share reflects (a) the pro forma adjustments described above, (b) the reduction of warrant liability as a result of the termination of certain warrants immediately prior to the effectiveness of this registration statement and (c) the sale and issuance of 5,455,881 shares of common stock in this offering and the concurrent private placement, and the receipt of the net proceeds from the sale of these shares at the initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. This represents an immediate increase in pro forma as adjusted net tangible book value of $2.02 per share to existing stockholders and immediate dilution of $19.17 per share to new investors purchasing shares in the offering and the concurrent private placement.

The following table illustrates this dilution on a per share basis to new investors:

Initial public offering price per share		$17.00
Pro forma net tangible book value per share as of December 31, 2012	$(4.19)
Increase per share attributable to new investors in this offering and the concurrent private placement	2.02

Pro forma as adjusted net tangible book value per share after this offering and the concurrent private placement		(2.17)

Dilution in pro forma net tangible book value per share to new investors in this offering and the concurrent private placement		$19.17

If the underwriters exercise their over-allotment option in full at the initial public offering price, the pro forma net tangible book value per share of our common stock, as adjusted to give effect to this offering and the concurrent private placement, would be $(1.89) per share, and the dilution in pro forma net tangible book value per share to investors in this offering and the concurrent private placement investors would be $18.89 per share of common stock.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2012, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering and the concurrent private placement investors at the initial public offering price of $17.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	39,942,680	88.0%	$339,385,000	78.5%	$8.50
Concurrent private placement investors	705,881	1.5	12,000,000	2.8	17.00
New investors	4,750,000	10.5	80,750,000	18.7	17.00

Total	45,398,561	100.0%	$432,135,000	100.0%

The number of shares shown as issued and outstanding in the table above is based on the number of shares of our common stock outstanding as of December 31, 2012. This number assumes the conversion of all outstanding shares of our convertible preferred stock and our outstanding convertible notes based on the initial public offering price of $17.00 per shares, as discussed in further detail in “Description of Capital Stock,” and excludes:

•

4,615,617 shares of common stock issuable upon the exercise of options outstanding under our equity incentive plans with a weighted average exercise price of approximately $21.73 per share, which weighted average exercise price will be reduced to $9.33, based on the initial public offering price of $17.00 per share, following the modification of stock options held by current employees and directors as of the date of this offering with an exercise price of $34.90 per share or greater to reduce the exercise price to a price equal to the initial public offering price;

•

231,445 shares of common stock issuable upon the settlement of restricted stock units outstanding under our equity incentive plans, 140,898 of which are subject to vesting and 90,547 of which became fully-vested and issuable upon the effectiveness of the registration statement;

•

2,995,856 shares of common stock that were available for future issuance under our existing equity incentive plans and any remaining shares that were available for future issuance will be added to the shares reserved for issuance under our 2012 Equity Incentive Plan and we have ceased granting awards under our existing equity incentive plans;

•

3,400,000 shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, which became effective on the day before the date the registration statement was declared effective, including:

•

46,899 shares of our common stock that will be issuable upon the settlement of restricted stock units that vested upon the effectiveness of the registration statement and 2,056,234 shares of our common stock that will be issuable upon the settlement of restricted stock units or the exercise of options to purchase common stock with an exercise price per share equal to the initial public offering price that will vest over time, all of which were granted on the day that the registration statement for this offering was declared effective and that were communicated to employees, but not granted, during the period between February 2012 and the date of this prospectus; and

•

up to shares 578,259 of our common stock that will be issuable upon the settlement of restricted stock units that were fully vested at the time of grant and issued to employees in lieu of approximately $9.8 million in cash bonuses, in the aggregate, earned under our 2012 Bonus Plan, all of which were granted on the day that the registration statement for this offering was declared effective and were calculated based on the initial public offering price of $17.00 per share.

•	400,000 shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, which became effective on the day the registration statement was declared effective; and

•

50,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.005 per share and 20,768 shares of common stock issuable upon exercise of convertible preferred stock warrants that will convert into warrants to purchase shares of common stock upon closing of this offering, which is based on the initial public offering price of $17.00 per share, at a weighted average exercise price of $38.57 per share. It also excludes warrants that terminated immediately prior to the effectiveness of this registration statement as described in “Certain Relationships and Related Party Transactions—Concurrent Private Placement and Warrant Termination.”

To the extent that any outstanding options or warrants are exercised, shares of common stock are issued upon the settlement of restricted stock units, new options or restricted stock units are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, including if the underwriters exercise their over-allotment option, there will be further dilution to investors participating in this offering and the concurrent private placement investors.

SELECTED CONSOLIDATED FINANCIAL DATA

We have derived the following consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 and consolidated balance sheet data as of December 31, 2011 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the following consolidated statements of operations data for the years ended December 31, 2008 and 2009 and consolidated balance sheet data as of December 31, 2008, 2009 and 2010 from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of our results to be expected for 2013 or in any future period. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements, related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	Year Ended December 31,
	2008	2009	2010	2011	2012
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue, net	$58	$3,297	$70,224	$237,050	$196,737
Cost of revenue(1)	12,263	40,060	120,248	214,099	165,018

Gross profit (loss)	(12,205)	(36,763)	(50,024)	22,951	31,719
Operating expenses:(1)
Research and development	17,009	25,518	47,022	57,510	61,998
Sales and marketing	4,639	14,869	21,063	25,221	29,104
General and administrative	5,699	18,388	27,475	34,353	29,261
Legal settlements and amortization of acquired intangibles	—	4,533	166	1,097	—

Total operating expenses	27,347	63,308	95,726	118,181	120,363

Operating loss	(39,552)	(100,071)	(145,750)	(95,230)	(88,644)
Other income (expense), net	(830)	(13,212)	(2,553)	3,234	(683)

Loss before income taxes	(40,382)	(113,283)	(148,303)	(91,996)	(89,327)
Provision for income taxes	9	180	146	363	390

Net loss	$(40,391)	$(113,463)	$(148,449)	$(92,359)	$(89,717)

Net loss per share, basic and diluted	$(18.47)	$(42.39)	$(46.00)	$(26.07)	$(24.45)

Weighted average shares used to compute net loss per share, basic and diluted	2,187	2,677	3,227	3,543	3,670

Pro forma net loss per share, basic and diluted (unaudited)(2)					$(2.27)

Weighted-average shares used to compute pro forma net loss per share, basic and diluted (unaudited)(2)					39,507

(footnotes on next page)

(1)	Includes stock-based compensation expense and common stock warrant issuance cost as follows:

	Year Ended December 31,
	2008	2009	2010	2011	2012
	(in thousands)
Stock-based compensation expense and common stock warrant issuance cost:
Cost of revenue	$76	$205	$1,411	$3,089	$2,553
Research and development	110	385	1,684	3,349	4,229
Sales and marketing	198	530	1,288	2,425	2,822
General and administrative(A)	315	932	2,164	8,469	5,488

Total stock-based compensation expense and common stock warrant issuance cost	$699	$2,052	$6,547	$17,332	$15,092

(A)	General and administrative expense for the year ended December 31, 2011 includes a $2.5 million expense for the issuance of a fully vested common stock warrant to purchase 50,000 shares of our common stock to a third party for purposes of establishing a charitable foundation following this offering.
(2)	Pro forma basic and diluted net loss per share have been calculated by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period, net of weighted-average shares subject to repurchase, giving effect to (a) the assumed conversion of all outstanding shares of our preferred stock into an aggregate of 32,406,995 shares of common stock, which is based on the initial public offering price of $17.00 per share, (b) the conversion of our convertible notes, together with accrued interest thereon through March 31, 2013, into 3,771,382 shares of common stock, which is based on the initial public offering price of $17.00 per share, (c) the reclassification of the compound embedded derivatives liability related to the convertible notes to additional paid-in capital, (d) the reclassification of a portion of Series A and all Series E preferred stock warrant liability to additional paid-in capital, and (e) the vesting and issuance of 90,547 shares of common stock to the holders of restricted stock units, each immediately prior to the closing of this offering. See Note 1 to our consolidated financial statements for more information on our calculation of pro forma net loss per share.

	December 31,
	2008	2009	2010	2011	2012
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$50,753	$112,182	$67,855	$71,687	$72,646
Restricted cash	1,587	11,228	13,967	140	—
Deferred cost of revenue	10,916	158,463	257,494	206,303	245,163
Total assets	83,008	361,734	432,212	360,933	417,744
Deferred revenue	17,937	210,247	401,381	400,460	508,056
Long-term debt and capital lease obligations	2,798	221	3,409	22,382	56,066
Convertible preferred stock	145,705	270,739	270,725	270,725	270,725
Stockholders’ equity (deficit)	(101,082)	(210,389)	(351,047)	(425,358)	(499,508)

Other Financial Measures

We believe that our results of operations under generally accepted accounting principles, or GAAP, when considered in isolation, may only provide limited insight into the performance of our business in any given period. As a result, we manage our business, make planning decisions, evaluate our performance and allocate resources by assessing non-GAAP measures such as billings, cost of billings, gross profit (loss) on billings, and adjusted EBITDA, in addition to other financial measures presented in accordance with GAAP. We believe that these non-GAAP measures offer valuable supplemental information regarding the performance of our business, and will help investors better understand the sales volumes, and gross margin and profitability trends, as well as the cash flow characteristics, of our business. These non-GAAP measures should not be considered in isolation from, are not a substitute for, and do not purport to be an alternative to, revenue, cost of revenue, gross profit (loss), net loss or any other performance measure derived in accordance with GAAP.

Billings represent amounts invoiced for products for which ownership, typically evidenced by title and risk of loss, has transferred or services that have been provided to the customer, and for which payment is expected to be made in accordance with normal payment terms. Billings exclude amounts for undelivered products, services to be performed in the future, and amounts paid or payable to customers. Billings are initially recorded as deferred revenue and are recognized as revenue when all revenue recognition criteria have been met under our accounting policies as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Revenue Recognition.” We reconcile revenue to billings by adding revenue to the change in deferred revenue in a given period.

Cost of billings represents the cost associated with products and services that have been delivered to the customer, excluding stock-based compensation and amortization of intangibles. Cost of product shipments for which revenue is not recognized in the period incurred is recorded as deferred cost of revenue. Deferred cost of revenue is expensed in the statement of operations as cost of revenue when the corresponding revenue is recognized. Costs related to services are expensed in the period incurred. We reconcile cost of revenue to cost of billings by adding cost of revenue to the change in deferred cost of revenue, less stock-based compensation and amortization of intangibles included in cost of revenue, in a given period.

Gross profit (loss) on billings is the difference between billings and cost of billings.

Adjusted EBITDA is net loss adjusted for changes in deferred revenue and deferred cost of revenue, other (income) expense, net, provision for income taxes, depreciation and amortization, stock-based compensation and certain other items management believes affect the comparability of operating results.

The non-GAAP financial measures set forth below for the years ended December 31, 2010, 2011 and 2012 have been derived from our audited financial statements. Reconciliations to the comparable GAAP measures are contained in the notes below.

	Year Ended December 31,
	2010	2011	2012
	(unaudited, dollars in thousands, except percentages)
Billings(1)	$261,358	$236,129	$304,333
Cost of billings(2)	217,708	159,627	201,133

Gross profit (loss) on billings(3)	$43,650	$76,502	$103,200

Gross margin on billings	17%	32%	34%

Adjusted EBITDA(4)	$(41,938)	$(19,670)	$2,439

(1)	The following table reconciles revenue to billings:

	Year Ended December 31,
	2010	2011	2012
	(unaudited, in thousands)
Revenue, net	$70,224	$237,050	$196,737
Deferred revenue, end of period	401,381	400,460	508,056
Less: Deferred revenue, beginning of period	(210,247)	(401,381)	(400,460)

Billings	$261,358	$236,129	$304,333

(2)	The following table reconciles cost of revenue to cost of billings:

	Year Ended December 31,
	2010	2011	2012
	(unaudited, in thousands)
Cost of revenue	$120,248	$214,099	$165,018
Deferred cost of revenue, end of period	257,494	206,303	245,163
Less: Deferred cost of revenue, beginning of period	(158,463)	(257,494)	(206,303)
Less: Stock-based compensation included in cost of revenue	(1,411)	(3,089)	(2,553)
Less: Amortization of intangibles included in cost of revenue	(160)	(192)	(192)

Cost of billings	$217,708	$159,627	$201,133

(3)	The following table reconciles gross profit (loss) to gross profit on billings:

	Year Ended December 31,
	2010	2011	2012
	(unaudited, in thousands)
Gross profit (loss)	$(50,024)	$22,951	$31,719
Deferred revenue, end of period	401,381	400,460	508,056
Less: Deferred revenue, beginning of period	(210,247)	(401,381)	(400,460)
Less: Deferred cost of revenue, end of period	(257,494)	(206,303)	(245,163)
Deferred cost of revenue, beginning of period	158,463	257,494	206,303
Stock-based compensation included in cost of revenue	1,411	3,089	2,553
Amortization of intangibles included in cost of revenue	160	192	192

Gross profit on billings	$43,650	$76,502	$103,200

(footnotes continue on the next page)

(4)	The following table reconciles net loss to adjusted EBITDA:

	Year Ended December 31,
	2010	2011	2012
	(unaudited, in thousands)
Net loss	$(148,449)	$(92,359)	$(89,717)
Deferred revenue, end of period	401,381	400,460	508,056
Less: Deferred revenue, beginning of period	(210,247)	(401,381)	(400,460)
Less: Deferred cost of revenue, end of period	(257,494)	(206,303)	(245,163)
Deferred cost of revenue, beginning of period	158,463	257,494	206,303
Other (income) expense, net	2,553	(3,234)	683
Provision for income taxes	146	363	390
Depreciation and amortization	5,162	6,958	7,255
Stock-based compensation	6,547	17,332	15,092
Legal settlements	—	1,000	—

Adjusted EBITDA	$(41,938)	$(19,670)	$2,439

Non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The most significant of these limitations include:

•	our non-GAAP measures do not reflect the effect of customer acceptance provisions as required under GAAP;

•

our non-GAAP measures do not reflect the effect of contingent revenue recognition limits due to potential refunds and penalty provisions related to future delivery or performance as required under GAAP;

•

our non-GAAP measures are based on contractual invoiced amounts and therefore do not reflect the effect of relative selling price allocations between separate units of accounting as required under GAAP;

•	our non-GAAP measures do not reflect the impact of issuing equity-based compensation to our management team and employees or in connection with acquisitions;

•	our non-GAAP measures do not reflect the impact of the amortization of acquired intangibles arising from acquisitions;

•

our non-GAAP measures do not reflect other (income) expense primarily related to gains and losses from the remeasurement of embedded derivative and preferred stock warrant liabilities, and interest expense from our convertible notes;

•	our non-GAAP measures do not reflect income tax expense or legal settlement costs;

•

although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures;

•	our non-GAAP measures do not reflect changes in, or cash requirements for, our working capital needs; and

•

other companies, including companies in our industry, may not use such measures, may calculate non-GAAP measures differently or may use other financial measures to evaluate their performance, all of which reduce the usefulness of our non-GAAP measures as comparative measures.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with the information set forth under “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. The statements in this discussion regarding our expectations of our future performance, liquidity and capital resources, and other non-historical statements in this discussion, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Risk Factors” and elsewhere in this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Business Overview

We provide a leading networking platform and solutions that enable utilities to transform the power grid infrastructure into the smart grid. The smart grid intelligently connects millions of devices that generate, control, monitor and consume power, providing timely information and control to both utilities and consumers. We believe that the application of networking technology to the power grid has the potential to transform the energy industry through better communication just as the application of networking technology to the computing industry enabled the Internet.

We believe the power grid is one of the most significant elements of contemporary industrial infrastructure that has yet to be extensively networked with modern technology. We were founded in 2002 to address this challenge, pioneering a fundamentally new approach to connect utilities with millions of devices on the power grid. We believe our technology will yield significant benefits to utilities, consumers and the environment, both in the near term and the future. These benefits include more efficient management of energy, improved grid reliability, capital and operational savings, the ability to pursue new initiatives, consumer empowerment, and assistance in complying with evolving regulatory mandates through reduced carbon emissions. We believe networking the power grid will fundamentally transform the world’s relationship with energy.

The foundation of our technology is a standards-based and secure IP network. Our networking platform provides two-way communications between the utility back office and devices on the power grid. In addition to our networking platform, we offer a suite of solutions that run on top of our network and complementary services, all of which we collectively refer to as our Smart Energy Platform. Our solutions include advanced metering, which allows utilities to automate a number of manual processes and improve operational efficiencies, offer flexible pricing programs to consumers, and improve customer service with faster outage detection and restoration; distribution automation, which provides utilities with real-time visibility into the health of the grid, enabling better management and control of power distribution assets to improve grid reliability; and demand-side management, which enables utilities to offer consumers a variety of programs and incentives to use energy more efficiently and reduce usage at times of peak demand. Our service offerings include professional services to implement our products, managed services and SaaS, to assist utilities with managing the network and solutions, and ongoing customer support. Our Smart Energy Platform comprises hardware, software and services and combines with devices manufactured by third-party partners to form end-to-end smart grid offerings. We have architected our networking platform to support multiple current and future smart grid solutions. As a result, we believe utilities can increase the value of their network investment as they deploy additional solutions on this network.

We market our Smart Energy Platform directly to utilities around the world. Leading utilities have selected our networking platform to be the foundation of the smart grid. According to an analysis prepared by IDC Energy Insights, we are the United States market leader for electric advanced metering infrastructure communications, with 31% of homes and businesses awarded from 2002 through 2012. IDC Energy Insights prepared this analysis at our request and we paid a customary fee for its services. Since inception, we have been awarded contracts to network more than 22 million Silver Spring-enabled devices that connect homes and businesses, of which 15.8 million have been delivered to our utility customers as of December 31, 2012. Our utility customers, as of February 26, 2013, include: Atlantic City Electric Company, a subsidiary of Pepco Holdings Inc., or PHI; Baltimore Gas and Electric Company, or BG&E, a subsidiary of Exelon Corporation; CitiPower Pty and Powercor Australia Ltd., or CHED, subsidiaries of CHEDHA Holdings Pty Limited; Commonwealth Edison Company, a subsidiary of Exelon Corporation; CPFL Energia; CPS Energy; Delmarva Power and Light Company, a subsidiary of PHI; Florida Power & Light Company, or FPL, a subsidiary of NextEra Energy, Inc.; Guelph Hydro Electric Systems, Inc.; Jemena Electricity Networks (Vic) Ltd; Modesto Irrigation District, or MID; Oklahoma Gas and Electric Company, or OG&E, a subsidiary of OGE Energy Corp.; Pacific Gas and Electric Company, or PG&E, a subsidiary of PG&E Corporation; Potomac Electric Power Company, a subsidiary of PHI; Progress Energy Carolinas, Inc. and Progress Energy Florida, Inc., subsidiaries of Progress Energy, Inc.; Sacramento Municipal Utility District, or SMUD; and SP PowerAssets Limited, or Singapore Power.

For the years ended December 31, 2010, 2011 and 2012 our total revenue was $70.2 million, $237.1 million and $196.7 million, respectively. In the same periods, we generated billings of $261.4 million, $236.1 million and $304.3 million, respectively. In addition, for the years ended December 31, 2010, 2011 and 2012, we incurred gross profit (loss) of $(50.0) million, $23.0 million and $31.7 million, respectively, and incurred net loss of $(148.4) million, $(92.4) million and $(89.7) million, respectively. To date, a substantial majority of our revenue and billings has been attributable to a limited number of utility customer deployments of our networking platform and advanced metering solution. Our distribution automation, energy efficiency and demand response solutions are being piloted and deployed by some of our utility customers and, to date, we have recognized limited revenue and billings on these solutions as compared with those of our advanced metering solution. Please see “Selected Consolidated Financial Measures—Other Financial Data” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Key Elements of Operating and Financial Performance” for more information on billings.

Key Milestones

In 2002, we founded the company with a vision of developing a networking platform that allows utilities to transform the power grid infrastructure into the smart grid. We have delivered our Smart Energy Platform to a number of industry-leading utilities and our objective is to become the industry standard for utilities worldwide. Key milestones in our development include:

2007 to 2008

•

In 2007, we launched our first large-scale pilot with FPL to network 100,000 homes and businesses in south Florida. The success of this project led to a full deployment agreement for our networking platform and advanced metering solution across FPL’s entire service territory encompassing more than four million homes and businesses.

•

In 2008, after successful completion of a pilot program, we entered into an agreement with PG&E for the full deployment of our networking platform and advanced metering solution encompassing more than five million homes and businesses across PG&E’s more than 70,000 square-mile service territory.

•	In 2008, we signed the first agreement for the sale of our distribution automation solution.

•	We signed additional agreements with three utility customers representing over 1 million homes and businesses, including our first international customer (in Australia).

2009

•	We signed additional agreements with four utility customers representing approximately 4.4 million homes and businesses.

•

In the second half of 2009, we began investing more heavily in our managed services and SaaS infrastructure to support our customer deployments. We subsequently signed our first long-term managed services agreements in 2010 with PG&E and FPL.

•	In October 2009, we acquired Greenbox Technology, an innovative provider of a consumer-facing web portal that evolved into CustomerIQ, a cornerstone of our demand-side management solution.

•	As of December 31, 2009, 3.7 million Silver Spring-enabled devices that connect homes and businesses using our networking platform have been delivered to our utility customers.

2010

•	We signed additional agreements with two utility customers representing approximately 2.0 million homes and businesses.

•	We deployed the first large pilot of our demand-side management solution in support of OG&E’s Smart Energy Together peak reduction program.

•	We established an office and added personnel in Brazil, as well as hired our first employees in Europe. We also deployed our first pilot programs in Brazil and Europe.

•	As of December 31, 2010, 8.5 million Silver Spring-enabled devices that connect homes and businesses using our networking platform have been delivered to our customers.

2011

•	We announced an expanded relationship with OG&E, in which our demand response and energy efficiency solutions became available to the 775,000 homes and businesses in OG&E’s service territory.

•

We released an updated version of UtilityIQ Demand Response Manager that supports management of electric vehicle charging, allowing utilities to understand where electric vehicles are in their territory, monitor the load created by charging them, and manage the charging to smooth out that increased load.

•

In December 2011, in connection with a strategic investment by EMC, we entered into a memorandum of understanding to deliver a smart grid analytics solution to empower utilities with advanced insights from the data generated from the millions of devices on the smart grid.

•	As of December 31, 2011, 12.2 million Silver Spring-enabled devices that connect homes and businesses using our networking platform have been delivered to our utility customers.

2012

•	We signed additional agreements with three utility customers representing more than four million homes and businesses.

•

We announced Gen4, our next-generation networking technology, which is available in some products today, with more products coming this year. The technology features a modular architecture and faster performance, and will support more memory and an integrated cellular option, adding more flexibility and choice for our utility customers.

•

In February 2012, in connection with a strategic investment by Hitachi, we entered into a memorandum of understanding to collaborate on joint opportunities in the areas of smart grid and smart city in Japan and other regions, and in September 2012, entered into a master collaboration agreement with Hitachi based on such memorandum of understanding.

•

We announced a full deployment covering industrial customers with CPFL Energia, the deployment of a pilot project in São Paulo, Brazil with AES Eletropaulo and an expansion of our pilot project in New Zealand with WEL Networks.

•

Since inception through December 31, 2012, we have completed four deployments of our networking platform and advanced metering solution. Three of these customers are piloting or have purchased additional solutions and services.

•

As of December 31, 2012,15.8 million Silver Spring-enabled devices that connect homes and businesses using our networking platform have been delivered to our utility customers, and we had over 35 pilot projects in progress across the United States, Australia, New Zealand, South America and Europe.

Factors Affecting Our Performance

The Pace of Smart Grid Adoption

Our financial performance is correlated to the pace of adoption of the smart grid in the utility industry. The adoption of the smart grid in the United States is evolving and is impacted by multiple factors. In 2010, the rate of smart grid adoption slowed due to uncertainty surrounding the timing and tax treatment of U.S. government stimulus funding, negative publicity and consumer opposition, and regulatory investigations. These uncertainties caused many potential utility customers that had been considering smart grid programs in the United States to further evaluate their smart grid initiatives and delay their procurement processes or extend their deployment schedules. Smart grid adoption in international markets has trailed adoption in the United States as international markets continue to explore the technology and define the benefits and regulatory requirements for the smart grid. These factors resulted in lower billings in 2011 when compared to 2010, and, in the first quarter of 2012 compared to the first quarter of 2011. Lower billings will have a corresponding negative impact on future revenue. We have seen an increase in smart grid-related requests for proposal on a global basis and believe many utilities will move forward with their smart grid initiatives. In 2012, our billings increased as we moved through the slowed rate of adoption. However, the future pace and degree of adoption cannot be determined with certainty.

Long and Unpredictable Sales Cycles and Limited Number of Customers

Sales cycles with utilities tend to be long and unpredictable. Sales cycles can be subject to multiple trial deployments, or pilots, before a full deployment contract is awarded, with no assurance that our networking platform and solutions will be selected. Our utility customers also typically need to obtain regulatory approval for these deployments. In addition, a substantial majority of our billings, revenue and cash flows depend on relatively large sales to a limited number of utility customers. As a result of our lengthy sales cycle and relatively large sales to a small number of customers, our billings, revenue and operating results can fluctuate significantly from period to period.

Customer Acceptance Provisions Impact Timing of Revenue Recognition

Our sales are generally made pursuant to MSAs. Our customer arrangements provide that we may bill and collect for products when ownership has transferred and for services when they have been provided. We typically cannot, however, recognize revenue before customer acceptance is received. Our MSAs for each customer include initial acceptance provisions, followed by subsequent acceptances as the deployment progresses. The time to achieve these specific performance levels varies based on several factors, which may include the size and density of a utility’s service territory and the complexity of a utility’s deployment plan. Until acceptance and all other revenue recognition criteria have been met, our billings are recorded as deferred revenue. Accordingly, we manage our business, make planning decisions, and evaluate our performance by assessing billings, which are closely aligned with our sales volume and trends, and cash flow characteristics of our business. For the years ended December 31, 2010, 2011 and 2012, our total revenue was $70.2 million, $237.1 million and $196.7 million, respectively. For the years ended December 31, 2010, 2011 and 2012, we generated billings of $261.4 million, $236.1 million and $304.3 million, respectively. See “Selected Consolidated Financial Data—Other Financial Measures” for more information on billings.

Reliance on Third-Party Manufacturers

The sale of our hardware is the primary driver of our product revenue. We outsource the manufacturing of our hardware products to third-party contract manufacturers. Accordingly, a significant portion of our cost of revenues and substantially all of our deferred costs consist of payments to our contract manufacturers. Our contract manufacturers generally secure capacity and procure component inventory on our behalf based on a rolling forecast. To protect against component shortages and to provide replacement parts for our service teams, we manage our supply chain with third-party contract manufacturers to establish adequate quantities of key components. As part of our design review process, we also attempt to identify alternative or substitute parts for single-source components to further mitigate the risk of shortages.

Although we gain significant benefits from outsourcing manufacturing, it results in less control over the manufacturing process, exposing us to risks, including reduced control over quality assurance, product costs and product supply. For example, in March 2010, we discovered a faulty capacitor used by a contract manufacturer in a version of our communications module, resulting in charges to cost of product revenue of $6.3 million and $12.5 million in the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. Since then, we have worked with our supply chain and third-party contract manufacturers to improve our manufacturing quality control programs and our supply chain component qualification and sourcing programs. We intend to continue to invest in these programs in an effort to reduce costs, improve quality and increase the capacity of our manufacturing process.

Product Costs

Our objective is to continue decreasing product costs and improving product gross margins through engineering design cost reductions, higher volume purchasing of our hardware, elimination of single-source parts and additional economies of scale. We leverage the production capacity of our third-party contract manufacturers to maintain production volume capacity and benefit from their volume component buying power. This allows us to preserve flexibility over our supply chain, while committing to minimum production volumes. Since 2009 we have experienced significant expansion in our gross margin and gross margin on billings primarily driven by product gross margins as a result of these initiatives. See “Selected Consolidated Financial Data—Other Financial Measures” for more information on cost of billings and gross profit (loss) on billings. We have experienced significant increases in our gross margins in the past, but do not expect the rate of increase to continue in future periods. Furthermore, we expect gross margins to fluctuate from period to period. See “Key Quarterly Elements of Financial Performance” for more information.

International Expansion

Our future growth will depend, in part, on our ability to increase sales of our Smart Energy Platform internationally. Historically, the majority of our revenue and billings have been generated from the United States. In 2012, international utility customers accounted for 8% of revenue and 16% of our billings. We intend to aggressively pursue new utility customers internationally, which may increase operating expenses in the near term and may not result in revenues or billings until future periods, if at all.

Investments in Growth

We believe the smart grid market is still in its infancy and our objective is to continue to invest for long-term growth. We expect to continue to invest heavily in our research and development initiatives to expand the capabilities of our Smart Energy Platform. In addition, we expect to continue to aggressively expand our sales organization and partnerships to market our solutions both in the United States and internationally. We expect to incur losses in future periods as we continue to invest in our growth.

Key Elements of Operating and Financial Performance

We monitor the key elements of our operating and financial performance set forth below to help us evaluate growth trends, determine investment priorities, establish budgets, measure the effectiveness of our sales efforts and assess operational efficiencies. These key elements of operating and financial performance include certain non-GAAP measures which consist of billings, cost of billings and gross profit (loss) on billings. For more information regarding our use of non-GAAP measures, see “Selected Consolidated Financial Data—Other Financial Measures.”

Revenue

We derive revenue from sales of products and services that enable utility customers to deploy our Smart Energy Platform. In 2012, product revenue represented 83% and service revenue represented 17% of our total revenue.

Our product revenue is derived from sales of hardware such as communications modules, access points, relays and bridges, and software. To date, in our typical utility customer deployments, we have sold our communications modules to meter manufacturers and our other hardware and software products directly to our utility customers. However, when requested by our utility customers, we have sold third-party devices such as meters integrated with our communications modules directly to our utility customers.

Our service revenue includes fees for professional services, managed services and SaaS, and ongoing customer support.

To date, a substantial majority of our revenue is attributable to a limited number of utility customer deployments of our advanced metering solution. In 2012, the deployments for FPL, PG&E and OG&E represented 31%, 30% and 18% of our revenue, respectively.

Each of these total revenue percentages includes amounts related to the utility customers’ deployments that were billed directly to our meter manufacturers, as well as direct revenue from our utility customers. We expect that a limited number of utility customers will continue to account for a substantial portion of our revenue in future periods although these utility customers have varied and are likely to vary from period to period.

Substantially all of our customer arrangements include acceptance provisions that require testing of the network against specific performance criteria. Once we complete the required network testing and receive acceptance of the initial phase of deployment, we receive customer acceptances for follow on phases of deployment on a routine basis, which leads to additional revenue until the completion of the specific customer deployment.

Billings

Billings represent amounts invoiced for products for which ownership, typically evidenced by title and risk of loss, has transferred or services that have been provided to the customer, and for which payment is expected to be made in accordance with normal payment terms. Billings exclude amounts for undelivered products, services to be performed in the future, and amounts paid or payable to customers. Billings are initially recorded as deferred revenue and are recognized as revenue when all revenue recognition criteria have been met under our accounting policies as described in “—Critical Accounting Policies and Estimates—Revenue Recognition.” We reconcile revenue to billings by adding revenue to the change in deferred revenue in a given period.

To date, a substantial portion of our billings is attributable to deployments by a small number of utility customers and to sales of our communications modules to meter manufacturers that fulfill the meters for deployments attributable to these utility customers. In 2012, the deployments for BG&E, FPL, OG&E and CHED represented 23%, 22%, 10% and 10% of our billings, respectively.

Each of these total billings percentages includes amounts related to the utility customers’ deployments that were billed directly to our meter manufacturers, as well as direct billings to our utility customers.

Cost of Revenue and Gross Profit (Loss)

Product cost of revenue consists of contract manufacturing costs, including raw materials, component parts and associated freight, and normal yield loss in the period in which we recognize the related revenue. In addition, product cost of revenue includes compensation, benefits and stock-based compensation provided to our supply chain management personnel, and overhead and other direct costs, which are recognized in the period in which we recognize the related revenue. Further, we recognize certain costs, including logistics costs, manufacturing ramp-up costs, expenses for inventory obsolescence, warranty obligations, lower of cost or market adjustments to inventory, and amortization of intangibles, in the period in which they are incurred or can be reasonably estimated. We record a lower of cost or market adjustment in instances where the selling price of the products delivered or expected to be delivered is less than cost. We also include the cost of third-party devices in cost of revenue in instances when our utility customers contract with us directly for such devices. In accordance with our accounting policies, we recognize product cost of revenue in the periods we recognize the related revenue.

Service cost of revenue includes compensation and related costs for our service delivery, customer operations and customer support personnel, facilities and infrastructure cost and depreciation, and data center costs. In accordance with our accounting policies, we recognize service cost of revenue in the period in which it is incurred even though the associated service revenue may be required to be deferred as described under “—Critical Accounting Policies and Estimates—Revenue Recognition.”

Our gross profit (loss) varies from period to period based on the volume, average selling prices, and mix of products and services recognized as revenue, as well as product and service costs, expense for warranty obligations, and inventory write-downs. The timing of revenue recognition and related costs, which depends primarily on customer acceptance, can fluctuate significantly from period to period and have a material impact on our gross profit and gross margin results.

Cost of Billings and Gross Profit on Billings

Cost of billings represents the cost associated with products and services that have been delivered to the customer, excluding stock-based compensation and amortization of acquired intangibles. Cost of product shipments for which revenue is not recognized in the period incurred is recorded as deferred cost of revenue. Deferred cost of revenue is expensed in the statement of operations as cost of revenue when the corresponding revenue is recognized. Costs related to invoiced services are expensed in the period incurred. We reconcile cost of revenue to cost of billings by adding cost of revenue and the change in deferred cost of revenue, less stock-based compensation and amortization of intangibles, included in cost of revenue in a given period.

Gross profit on billings is the difference between billings and cost of billings.

Operating Expenses

Operating expenses consist of research and development, sales and marketing, and general and administrative expenses, as well as legal settlement expenses and amortization of acquired intangibles. Personnel-related expense represents a significant component of our operating expenses. Our regular full-time employee headcount grew from 394 as of December 31, 2009 to 574 as of December 31, 2010 and decreased to 567 as of December 31, 2011. We had 566 regular full-time employees as of December 31, 2012.

Research and Development

Research and development expense represents the largest component of our operating expenses and consists primarily of:

•	compensation, benefits and stock-based compensation provided to our hardware and software engineering personnel, as well as facility costs and other related overhead;

•	cost of prototypes and test equipment relating to the development of new products and the enhancement of existing products; and

•	fees for design, testing, consulting, legal and other related services.

We expense our research and development costs as they are incurred.

Sales and Marketing

Sales and marketing expense consists primarily of:

•	compensation, benefits, sales commissions and stock-based compensation provided to our sales, marketing and business development personnel, as well as facility costs and other related overhead;

•	marketing programs, including expenses associated with industry events and trade shows; and

•	travel costs.

General and Administrative

General and administrative expense consists primarily of:

•	compensation, benefits and stock-based compensation provided to our executive, finance, legal, human resource and administrative personnel, as well as facility costs and other related overhead; and

•	fees paid for professional services, including legal, tax and accounting services.

Results of Operations and Other Financial Measures

The following table sets forth our consolidated results of operations for the periods shown:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Consolidated Statements of Operations Data:
Revenue, net	$70,224	$237,050	$196,737
Cost of revenue	120,248	214,099	165,018

Gross profit (loss)	(50,024)	22,951	31,719

Operating expenses:
Research and development	47,022	57,510	61,998
Sales and marketing	21,063	25,221	29,104
General and administrative	27,475	34,353	29,261
Legal settlements and amortization of acquired intangibles	166	1,097	—

Total operating expenses	95,726	118,181	120,363

Operating loss	(145,750)	(95,230)	(88,644)

Other income (expense), net	(2,553)	3,234	(683)

Loss before income taxes	(148,303)	(91,996)	(89,327)
Provision for income taxes	146	363	390

Net loss	$(148,449)	$(92,359)	$(89,717)

Years Ended December 31, 2012, 2011 and 2010

Revenue

The following table sets forth our revenue for the periods shown:

	Year Ended December 31,			Change in 2011	Change in 2012
	2010	2011	2012
	(in thousands)
Product revenue	$65,936	$212,317	$162,623	$146,381	$(49,694)
Service revenue	4,288	24,733	34,114	20,445	9,381

Revenue, net	$70,224	$237,050	$196,737	$166,826	$(40,313)

Of the $196.7 million total revenue recognized in 2012, 95%, or $186.9 million, was due to the receipt of customer acceptances and the performance of related services for follow-on phases of deployment of our networking platform and solutions from utility customers for which acceptance of initial phases of deployment was achieved prior to 2012, and 5%, or $9.8 million, was due to the receipt of customer acceptances of initial phases of deployment of our networking platform and solutions during 2012. Revenue from our advanced metering, and demand-side management and distribution automation solutions represented 89% and 11%, respectively, of total revenue for 2012. Revenue from international utility customers represented 8% of total revenue in 2012.

Of the $237.1 million total revenue recognized in 2011, 71%, or $167.7 million, was due to the receipt of customer acceptances and the performance of related services for follow-on phases of deployment of our networking platform and advanced metering solution from utility customers for which acceptance of initial phases of deployment was achieved prior to 2011, and 29%, or $69.4 million, was due to the receipt of customer acceptances of initial phases of deployment during 2011. Revenue from our advanced metering, and demand-side management and distribution automation solutions represented 97% and 3% respectively, of total revenue for the year ended December 31, 2011. Revenue from international utility customers represented 5% of total revenue in 2011.

Of the $70.2 million total revenue recognized in 2010, 62%, or $43.9 million, was due to the receipt of customer acceptances for the initial phase of deployment of our networking platform and advanced metering solution. Revenue from international utility customers represented 3% of total revenue in 2010.

Revenue from the receipt of customer acceptances of initial phases of deployment was $9.8 million in 2012 compared to $69.4 million in 2011, which decrease resulted in lower acceptance volumes in 2012. The timing of when we receive customer acceptances of initial phases of deployment is unpredictable as it is determined by the customer’s acknowledgement of the completion of the network and specific testing criteria. As a result, product revenue will continue to fluctuate in future periods, primarily due to the timing of when we expect to meet the completion and acceptance criteria for customer deployments pending acceptance of initial phases of deployment, see “Key Elements of Operating and Financial Performance—Revenue.”

We anticipate that revenue in 2013 may be substantially lower than levels achieved in 2012 and that revenue will fluctuate from period to period throughout 2013 primarily due to the timing of when we expect to meet the completion and acceptance criteria in our customer arrangements and the continued impact of lower billings in 2011 as described above under “—Factors Affecting Our Performance—Customer Acceptance Provisions Impact Timing of Revenue Recognition.”

Product Revenue.    The $49.7 million decrease in product revenue in 2012 as compared to 2011 was due to a net decrease of $47.7 million due to lower acceptance volumes and changes in product mix and a decrease of $2.0 million in software revenue.

The $146.4 million increase in product revenue in 2011 as compared to 2010 was primarily due to an increase of $145.5 million in revenue due to higher acceptance volumes related to our networking platform and advanced metering solution.

The $63.6 million increase in product revenue in 2010 as compared to 2009 was primarily due to increases of $59.3 million and $4.3 million from accepted hardware and software, respectively, related to our networking platform and advanced metering solution.

Service Revenue.    The $9.4 million increase in service revenue in 2012 as compared to 2011 was primarily due to higher revenue of $8.8 million from professional services.

The $20.4 million increase in service revenue in 2011 as compared to 2010 was primarily due to a $13.1 million increase in managed services and SaaS, and a $7.3 million increase in professional services.

Revenue from managed services and SaaS, and professional services represented 8% and 9%, respectively, of total revenue for the year ended December 31, 2012, 7% and 4%, respectively, of total revenue for the year ended December 31, 2011, 2% and 4%, respectively, of total revenue for the year ended December 31, 2010.

In 2012, the deployments for FPL, PG&E and OG&E represented 31%, 30% and 18% of our revenue, respectively. In 2011, the deployments for PG&E, FPL and SMUD represented 34%, 26% and 12% of our revenue, respectively. In 2010, the deployments for FPL, PG&E, and MID represented 37%, 33%, and 21% of our revenue, respectively.

Billings

The following table sets forth our reconciliation of revenue to billings for the periods shown:

	Year Ended December 31,			Change in 2011	Change in 2012
	2010	2011	2012
	(unaudited, in thousands)
Revenue, net	$70,224	$237,050	$196,737	$166,826	$(40,313)
Deferred revenue, end of period	401,381	400,460	508,056	(921)	107,596
Less: Deferred revenue, beginning of period	(210,247)	(401,381)	(400,460)	(191,134)	921

Billings	$261,358	$236,129	$304,333	$(25,229)	$68,204

The $68.2 million increase in billings in 2012 as compared to 2011 was due to increases in billings of $45.4 million driven by changes in mix of product shipments, $18.1 million from professional services, managed services and SaaS billings, and $4.7 million from software billings. Billings related to the deployments for BG&E, FPL, OG&E and CHED represented approximately 23%, 22%, 10% and 10%, respectively, of our billings in 2012. Billings to international utility customers represented 16% of billings in 2012. The changes in mix of product shipments were primarily attributable to two new customers in 2012 that purchased higher priced products, and a decrease in billings from a customer that completed its deployment in the fourth quarter of 2011 with a product mix with lower average prices. We expect the mix impact from these two new customers to continue in future periods.

The $25.2 million decrease in billings in 2011 as compared to 2010 was primarily due to a decrease in billings for product shipments and changes in the mix of products shipped of $39.2 million compared to 2010 and a $2.5 million charge against billings in 2011 for estimated amounts payable to a customer in connection with a product repair program, partially offset by increases in billings of $8.2 million for managed services and SaaS, $5.1 million for professional services and $3.2 million for software licenses. The decrease in shipments compared to 2010 was primarily attributable to one customer that required fewer shipments as it was nearing the completion of its deployment of our networking platform and advanced metering solution, which was partially offset by increased product billings for shipments to several other customers as they increased their respective deployments of our networking platform and advanced metering solution. Billings related to the deployments for FPL, PG&E, SMUD and CHED represented approximately 28%, 13%, 11% and 10%, respectively, of billings in 2011. Billings related to the deployments for PG&E, FPL, subsidiaries of PHI, and CHED represented approximately 39%, 19%, 12% and 10%, respectively, of billings in 2010. Billings to international utility customers represented 16% of billings in each of 2010 and 2011.

Billings from our advanced metering, and demand-side management and distribution automation solutions represented 92% and 8%, respectively, of total billings for the year ended December 31, 2012, 94% and 6%, respectively, of total billings for the year ended December 31, 2011, and 98% and 2%, respectively, of total billings for the year ended December 31, 2010.

Billings from product, managed services and SaaS, and professional services represented 78%, 11%, and 11%, respectively, of total billings for the year ended December 31, 2012, 79%, 11% and 10%, respectively, of total billings for the year ended December 31, 2011, and 86%, 6% and 8%, respectively, of total billings for the year ended December 31, 2010.

Cost of Revenue and Gross Profit (Loss)

The following table sets forth our cost of revenue and gross profit (loss) for the periods shown:

	Year Ended December 31,			Change in 2011	Change in 2012
	2010	2011	2012
	(in thousands)
Product cost of revenue	$78,818	$166,053	$115,325	$87,235	$(50,728)
Service cost of revenue	41,430	48,046	49,693	6,616	1,647

Cost of revenue	$120,248	$214,099	$165,018	$93,851	$(49,081)

Product gross profit (loss)	$(12,882)	$46,264	47,298	$59,146	$1,034
Service gross profit (loss)	(37,142)	(23,313)	(15,579)	13,829	7,734

Gross profit (loss)	$(50,024)	$22,951	$31,719	$72,975	$8,768

Product Cost of Revenue.    The $50.7 million decrease in product cost of revenue in 2012 as compared to 2011 was primarily due to a $26.1 million decrease resulting from lower acceptance volumes and changes in product mix and a $23.0 million decrease resulting from transitions to lower cost products and lower component pricing for which revenue was recognized.

The $87.2 million increase in product cost of revenue in 2011 was primarily due to an increase in product cost of revenue of $105.4 million resulting from an increase in accepted products for which revenue was recognized. The $105.4 million increase was partially offset by a $5.5 million decrease in warranty expense resulting from lower failure rates and lower projected replacement costs. In addition, in 2010, we recorded a charge of $12.5 million arising from a faulty capacitor used in the production of a discrete number of communications modules.

Service Cost of Revenue.    Service cost of revenue in 2012 increased slightly as compared to 2011. Changes in our service cost of revenue are disproportionate to changes in our service revenue because we recognize service cost of revenue in the period in which it is incurred even though the associated service revenue may be required to be deferred, as described under “Key Elements of Operating and Financial Performance—Cost of Revenue and Gross Profit (Loss).”

The $6.6 million increase in service cost of revenue in 2011 was primarily due to increases of $5.0 million in personnel-related expense and $1.4 million in stock-based compensation expense.

We expect cost of revenue related to personnel related expenses to increase in future periods primarily due to increases in stock-based compensation. The expected increases in stock-based compensation is due to (1) restricted stock units that vest upon an initial public offering, (2) equity awards that will be granted on the day this registration statement is declared effective and that were communicated to employees, but not granted, during the period between February 2012 and the date of this prospectus, and (3) the modification of stock options as of the date of this offering with an exercise price of $34.90 per share or greater.

Cost of Billings and Gross Profit on Billings

The following table sets forth our reconciliation of cost of revenue to cost of billings for the periods shown:

	Year Ended December 31,			Change in 2011	Change in 2012
	2010	2011	2012
	(unaudited, in thousands)
Cost of revenue	$120,248	$214,099	$165,018	$93,851	$(49,081)
Deferred cost of revenue, end of period	257,494	206,303	245,163	(51,191)	38,860
Less: Deferred cost of revenue, beginning of period	(158,463)	(257,494)	(206,303)	(99,031)	51,191
Less: Stock-based compensation included in cost of revenue	(1,411)	(3,089)	(2,553)	(1,678)	536
Less: Amortization of intangibles included in cost of revenue	(160)	(192)	(192)	(32)	—

Cost of billings	$217,708	$159,627	$201,133	$(58,081)	$41,506

Cost of billings increased by $41.5 million in 2012 primarily due to a net increase of $40.7 million in costs of products driven by changes in product mix.

Cost of billings decreased by $58.1 million in 2011 primarily due to a $32.4 million decrease in hardware products shipped and changes in the mix of products shipped, a $13.6 million decrease in product costs resulting from transitions to lower cost products and lower component pricing, second sourcing efforts and ongoing component price negotiations, and a $5.5 million decrease in standard warranty expense resulting from lower failure rates and lower projected replacement costs. This decrease was partially offset by a $5.0 million increase in personnel-related expense due to growth in our services organization. In addition, in 2010, we recorded a charge of $12.5 million arising from a faulty capacitor used in the production of a discrete number of communications modules.

The following table sets forth our reconciliation of gross profit (loss) to gross profit (loss) on billings for the periods shown:

	Year Ended December 31,			Change in 2011	Change in 2012
	2010	2011	2012
	(unaudited, dollars in thousands)
Gross profit (loss)	$(50,024)	$22,951	$31,719	$72,975	$8,768
Deferred revenue, end of period	401,381	400,460	508,056	(921)	107,596
Less: Deferred revenue, beginning of period	(210,247)	(401,381)	(400,460)	(191,134)	921
Less: Deferred cost of revenue, end of period	(257,494)	(206,303)	(245,163)	51,191	(38,860)
Deferred cost of revenue, beginning of period	158,463	257,494	206,303	99,031	(51,191)
Stock-based compensation included in cost of revenue	1,411	3,089	2,553	1,678	(536)
Amortization of intangibles included in cost of revenue	160	192	192	32	—

Gross profit on billings	$43,650	76,502	$103,200	$32,852	$26,698

Gross margin on billings	17%	32%	34%

Gross profit on billings increased by $26.7 million in 2012 primarily due to increases in billings of $18.1 million from professional services, managed services and SaaS, and $4.7 million from software.

For the year ended December 31, 2012, gross margin on billings was 34% as compared with 32% in 2011. The gross margin improvement was driven primarily by an increase in billings attributable to professional services, managed services and SaaS and an increase in billings for software, partially offset by changes in the mix of product shipments. In addition, gross margin on billings for the year ended December 31, 2011 was negatively impacted by a $2.5 million charge against billings for estimated amounts payable to a customer in connection with a product repair program. We expect gross margin on billings to fluctuate from period to period throughout 2013. See “Key Quarterly Elements of Financial Performance” for more information.

Gross profit on billings increased by $32.9 million in 2011 primarily due to a $13.6 million reduction in product costs resulting from transitions to lower cost products and lower component pricing; an increase in billings of $13.1 million partially offset by an increase in cost of billings of $5.0 million for managed services, SaaS and professional services; and a $5.5 million decrease in standard warranty expense resulting from lower failure rates and lower projected replacement costs. The increase in gross profit on billings was partially offset by a $2.5 million charge against billings for estimated amounts payable to a customer in connection with a product repair program. In addition, in 2010, we recorded a $12.5 million charge arising from a faulty capacitor used in the production of a discrete number of communications modules.

For the year ended December 31, 2011, gross margin on billings was 32% as compared with 17% in 2010. The gross margin improvement was primarily driven by product cost reductions and increases in billings for services and software, partially offset by increases in personnel-related expense as we continued to invest in our services organization infrastructure, and a $2.5 million charge against billings for estimated amounts payable to a customer in connection with a product repair program. Our product cost reductions for the year ended December 31, 2011 resulted from product transitions to lower cost products, and lower component pricing, second sourcing efforts and ongoing component price negotiations. In addition, in 2010, we recorded a $12.5 million charge arising from a faulty capacitor.

Operating Expenses

The following table sets forth our operating expenses for the periods shown:

	Year Ended December 31,			Change in 2011	Change in 2012
	2010	2011	2012
	(in thousands)
Research and development	$47,022	$57,510	$61,998	$10,488	$4,488
Sales and marketing	21,063	25,221	29,104	4,158	3,883
General and administrative	27,475	34,353	29,261	6,878	(5,092)
Legal settlement and amortization of acquired intangibles	166	1,097	—	931	(1,097)

Operating expenses	$95,726	$118,181	$120,363	$22,455	$2,182

Personnel-related expenses represent the most significant component of our operating expenses and increased from period to period. We intend to continue to manage our operating expenses in line with our existing cash and available financial resources and anticipate continued spending in future periods in order to execute our long-term business plan. In addition, the timing of additional hires could materially affect our operating expenses, both in absolute dollars and as a percentage of revenue.

We expect personnel related expenses from stock-based compensation to increase in future periods in connection with (1) restricted stock units that vest upon an initial public offering, (2) equity awards that will be granted on the day this registration statement is declared effective and that were communicated to employees, but not granted, during the period between February 2012 and the date of this prospectus, and (3) the modification of stock options as of the date of this offering with an exercise price of $34.90 per share or greater. There was $5.2 million of unrecognized stock-based compensation expense related to performance-based awards as of December 31, 2012, of which $4.4 million is expected to be incurred in connection with the completion of this offering.

Research and Development.    The $4.5 million increase in research and development expense in 2012 was primarily due to an increase of $4.0 million in personnel-related expense.

The $10.5 million increase in research and development expense in 2011 was primarily due to an increase of $6.7 million in personnel-related expense as a result of continued investment in our products and future technology, and $1.7 million in stock-based compensation expense.

We intend to continue to invest significantly in our research and development efforts, which we believe are essential to enhancing our competitive position and developing new products. Accordingly, we expect research and development expense to increase in future periods.

Sales and Marketing.     The $3.9 million increase in sales and marketing expense in 2012 was primarily due to an increase of $3.1 million in personnel-related and commission expense.

The $4.2 million increase in sales and marketing expense in 2011 was primarily due to an increase of $1.6 million in personnel-related and commission expense, and $1.1 million in stock-based compensation expense. We expect sales and marketing expense to increase in future periods as we hire personnel and increase our global marketing and sales activities.

General and Administrative.    The $5.1 million decrease in general and administrative expense in 2012 was due to a $1.3 million decrease in legal and other professional advisory fees and a $1.1 million decrease in personnel-related expense due primarily to a decrease in headcount. In addition, we recorded a $2.5 million expense in 2011 for the issuance of a fully-vested common stock warrant to purchase 50,000 shares of our common stock related to the establishment of a charitable foundation following this offering.

The $6.9 million increase in general and administrative expense in 2011 was primarily due to $3.8 million in stock-based compensation expense and $2.5 million in expense related to a common stock warrant issued to a third party for purposes of establishing a charitable foundation following this offering. For more information regarding this common stock warrant and the establishment of the charitable foundation, see “Business—Charitable Contribution.”

We expect general and administrative expense to increase as we incur additional costs related to operating as a publicly-traded company including increased audit, legal, regulatory and other related fees.

Legal Settlement and Amortization of Acquired Intangibles.    In connection with our acquisition of Greenbox Technology, Inc. in October 2009, we started to record amortization of acquired intangibles.

Operating Loss

The following table sets forth our operating losses for the periods shown:

	Year Ended December 31,			Change in 2011	Change in 2012
	2010	2011	2012
	(in thousands)
Operating loss	$(145,750)	$(95,230)	$(88,644)	$50,520	$6,586

The $6.6 million decrease in operating loss in 2012 was primarily due to an $8.8 million increase in gross profit, partially offset by an increase in operating expenses.

The $50.5 million decrease in operating loss in 2011 was due to a $73.0 million increase in gross profit, partially offset by a $22.5 million increase in operating expenses driven by increased headcount.

The $45.7 million increase in operating loss in 2010 was due to a $32.4 million increase in operating expenses driven by increased headcount and a $13.3 million decrease in gross profit.

We expect to continue to incur operating losses in future periods as we continue to invest in our growth.

Other Income (Expense), Net

The following table sets forth our other income (expense), net, for the periods shown:

	Year Ended December 31, 2011			Change in 2011	Change in 2012
	2010	2011	2012
	(in thousands)
Interest income	$200	$15	$4	$(185)	$(11)
Interest expense	(150)	(343)	(4,296)	(193)	(3,953)
Other gain (loss), net	(76)	46	(269)	122	(315)
Remeasurement of preferred stock warrants and embedded derivatives	(2,527)	3,516	3,878	6,043	362

Other income (expense), net	$(2,553)	$3,234	$(683)	$5,787	$(3,917)

Other income (expense), net, consists primarily of changes in the fair value of our preferred stock warrants and embedded derivatives, interest expense on our convertible promissory notes and capital leases, interest income on cash balances and foreign currency-related gains and losses. We have historically invested our cash in money market accounts and U.S. Treasury bills.

The increase in interest expense in 2012 was primarily due to the issuance of our December 2011 and February 2012 convertible promissory notes with an aggregate principal amount of $54.0 million.

The change in the remeasurement of the preferred stock warrant liability in 2011 was due to the decrease in our enterprise value compared to an increase in our enterprise value in 2010.

Provision for Income Taxes

Since inception, we have incurred net losses and have not recorded provisions for U.S. federal and state income taxes, except state minimum taxes. We have not reported a benefit for federal and state income taxes in the consolidated financial statements as the deferred tax asset arising from our net operating losses has been offset by a valuation allowance because it was more likely than not that the tax benefit of the net operating losses may not be realized. We have recorded a provision for foreign taxes associated with our foreign subsidiaries. As of December 31, 2012, we had federal and state net operating loss carryforwards of $372.2 million and $333.2 million, respectively. Pursuant to applicable law, $41.4 million of the net operating loss carryforwards are subject to an annual limitation. If not utilized, the federal and state net operating loss carryforwards will begin to expire in 2027 and 2016, respectively.

Our effective tax rate differs from the U.S. federal statutory rate primarily due to the valuation allowance on our deferred tax assets, differences between the U.S. federal tax rate and tax rates applicable to our non-U.S. operations, revaluation of our warrant liabilities and non-deductible stock-based compensation.

Net Loss

The following table sets forth our net losses for the periods shown:

	Year Ended December 31,			Change in 2011	Change in 2012
	2010	2011	2012
	(in thousands)
Net loss	$(148,449)	$(92,359)	$(89,717)	$59,090	$2,642

Net loss consists of operating loss plus other income (expense), net, less provision for income taxes. The $2.6 million decrease in net loss in 2012 was primarily due to a $6.6 million decrease in operating loss, partially offset by a $3.9 million increase in other expense, net. The provision for income taxes for both 2012 and 2011 was inconsequential.

The $56.1 million decrease in net loss in 2011 was primarily due to a $50.5 million decrease in operating loss.

We expect to continue to incur net losses in future periods as we continue to invest in our growth.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly statements of operations data for the last ten quarters. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results to be expected for the remainder of 2013 or for any future period.

	Three Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(unaudited, in thousands)
Revenue, net	$13,722	$34,767	$46,687	$68,811	$60,218	$61,334	$55,454	$51,584	$39,628	$50,071
Cost of revenue	24,465	42,154	48,018	60,960	54,851	50,270	45,387	44,914	35,194	39,523

Gross profit (loss)	(10,743)	(7,387)	(1,331)	7,851	5,367	11,064	10,067	6,670	4,434	10,548
Operating expenses	25,494	25,519	32,396	28,603	28,503	28,679	31,766	28,961	28,901	30,735

Operating loss	(36,237)	(32,906)	(33,727)	(20,752)	(23,136)	(17,615)	(21,699)	(22,291)	(24,467)	(20,187)
Other income (expense), net	(1,448)	(765)	429	(143)	1,384	1,564	3,325	(1,078)	(2,028)	(902)

Loss before income taxes	(37,685)	(33,671)	(33,298)	(20,895)	(21,752)	(16,051)	(18,374)	(23,369)	(26,495)	(21,089)
Provision for income taxes	45	22	75	121	57	110	58	38	373	(79)

Net loss	$(37,730)	$(33,693)	$(33,373)	$(21,016)	$(21,809)	$(16,161)	$(18,432)	$(23,407)	$(26,868)	$(21,010)

Our revenue fluctuates significantly from quarter to quarter depending upon the timing of when we meet the completion and acceptance criteria in our customer arrangements and the continued impact of lower billings in 2011 as described above under “—Factors Affecting Our Performance.” We have significantly higher revenue in those quarters in which we receive customer confirmation that we have satisfied our utility customers’ specific performance and contractual acceptance provisions. Revenue increased sequentially for each of the three month periods ended September 30, 2010 through June 30, 2011 due to increases in revenue from the receipt of acceptances for both initial phases and follow-on phases of deployment of our networking platform and advanced metering solution. Revenue for the three months ended September 30, 2011 decreased due to lower revenue from the receipt of acceptances for initial phases of deployment. Revenue for the three months ended December 31, 2011 was relatively unchanged sequentially due to the timing of when we received customer acceptances. Revenue for the three months ended March 31, 2012, June 30, 2012 and September 2012 decreased sequentially and revenue for the three months ended June 30, 2012 and September 30, 2012 decreased period over period primarily due to lower revenue from the receipt of customer acceptance for follow-on phases of deployment. Revenue for the three months ended December 31, 2012 increased sequentially due to higher revenue from the receipt of customer acceptances for follow-on phases of deployment. We anticipate that revenue during the first quarter of 2013 may be significantly lower compared to the three months ended December 31, 2012 and the three months ended March 31, 2012 due to the timing of when we meet the completion and acceptance criteria in our customer arrangements.

Changes in our cost of revenue may be disproportionate to changes in our revenue because certain costs of product revenue and all costs of service revenue are expensed in the period in which such costs are incurred even though the associated revenue may be required to be deferred, as described under “—Key Elements of Operating and Financial Performance—Cost of Revenue and Gross Profit (Loss).” We achieved positive gross profit beginning in the three months ended June 30, 2011 primarily due to improved product mix on accepted products. Our gross profit (loss) fluctuates significantly from quarter to quarter depending upon the timing of when we meet the completion and acceptance criteria in our customer arrangements and we may incur gross losses in future periods, including the first quarter of 2013, as a result of potentially significantly lower revenue.

Operating expenses increased quarter over quarter in each period through the three months ended March 31, 2011 primarily due to increased headcount as we continued to invest in our business. We recorded a $2.5 million expense for the issuance of a fully vested common stock warrant in the three months ended March 31, 2011. Operating expenses for each of the three month periods ended June 30, 2011 through December 31, 2012 remained relatively flat except for an increase in the three months ended March 31, 2012 due to an increase in personnel-related expenses and commission expense, and an increase in the three months ended December 31, 2012 due primarily to increased legal and other professional advisory services. In the near term, we intend to continue to manage our operating expenses in line with our existing cash and available financial resources, and anticipate increased spending in future periods as we invest in our long-term growth.

We expect cost of revenue and operating expenses to be negatively impacted in future periods as a result of increased personnel-related expenses in connection with (1) restricted stock units that vested upon this initial public offering, (2) equity awards that were granted on the day this registration statement was declared effective and that were communicated to employees, but not granted, during the period between February 2012 and the date of this prospectus, and (3) the modification of stock options held by current employees and directors as of the date of this offering with an exercise price of $34.90 per share or greater.

Other income (expense), net, is primarily composed of the remeasurement of our preferred stock warrant liability resulting from changes in our enterprise value and interest expense associated with our convertible notes and capital leases.

Key Quarterly Elements of Financial Performance

We believe that our quarterly results of operations under generally accepted accounting principles, or GAAP, when considered in isolation, may only provide limited insight into the performance of our business in any given period. As a result, we monitor key quarterly elements of our financial performance set forth below to manage our business, make planning decisions, evaluate our performance and allocate resources by assessing non-GAAP measures such as billings, cost of billings, gross profit (loss) on billings, and adjusted EBITDA, in addition to other financial measures presented in accordance with GAAP. See “Selected Consolidated Financial Data—Other Financial Measures” for more information about these non-GAAP measures. We believe that these non-GAAP measures offer valuable supplemental information regarding the performance of our business, and will help investors better understand the sales volumes, and gross margin and profitability trends, as well as the cash flow characteristics, of our business. These non-GAAP measures should not be considered in isolation from, are not a substitute for, and do not purport to be an alternative to revenue, cost of revenue, gross profit (loss), net loss or any other performance measure derived in accordance with GAAP. Descriptions of how to calculate these financial measures and reconciliations to the comparable GAAP measures are set forth below. These quarterly non-GAAP measures for the periods below are not necessarily indicative of results for any future period.

The following table sets forth our reconciliation of revenue to billings for the periods shown:

	Three Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(unaudited, in thousands)
Revenue, net	$13,722	$34,767	$46,687	$68,811	$60,218	$61,334	$55,454	$51,584	$39,628	$50,071
Deferred revenue, end of period	368,675	401,381	422,175	412,748	408,978	400,460	404,509	426,958	472,551	508,056
Less: Deferred revenue, beginning of period	(313,745)	(368,675)	(401,381)	(422,175)	(412,748)	(408,978)	(400,460)	(404,509)	(426,958)	(472,551)

Billings	$68,652	$67,473	$67,481	$59,384	$56,448	$52,816	$59,503	$74,033	$85,221	$85,576

The volume of billings we record in any particular quarter is dependent on our utility customers’ deployment schedules, the timing of specific purchase orders placed by our utility customers and meter manufacturers, the completion of deployments for existing customers and orders from new customers. Our ability to add new customers is dependent on the pace of smart grid adoption, competition and market conditions generally. As a result, billings have fluctuated in the past and may continue to fluctuate significantly from period to period. Billings were higher in the three months ended June 30, 2010 as compared to the subsequent two quarters in 2010 due to an increase in product shipments for one customer relative to that customer’s product shipments during the subsequent two quarters of 2010. Billings for the three months ended September 30, 2010, December 31, 2010, and March 31, 2011 remained relatively unchanged. Billings decreased sequentially for the three months ended June 30, 2011 through the three months ended December 31, 2011 primarily due to the reduction in products shipped for one customer that is nearing the completion of its networking platform and advanced metering solution deployment, partially offset by orders from new customers. Billings increased sequentially for the three months ended March 31, 2012, June 30, 2012 and September 30, 2012 primarily due to changes in mix of product shipments and increases in product shipments for multiple customers relative to those customers’ product shipments during the prior three month period, and an increase in billings for software. Billings for the three months ended December 31, 2012 remained relatively unchanged. We anticipate that billings may continue to fluctuate from period to period throughout 2013 and beyond and expect billings for the three months ending March 31, 2013 to decline sequentially from the three months ended December 31, 2012.

The following table sets forth our reconciliation of cost of revenue to cost of billings for the periods shown:

	Three Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(unaudited, in thousands)
Cost of revenue	$24,465	$42,154	$48,018	$60,960	$54,851	$50,270	$45,387	$44,914	$35,194	$39,523
Deferred cost of revenue, end of period	246,628	257,494	257,989	240,261	223,561	206,303	198,409	203,312	227,170	245,163
Less: Deferred cost of revenue, beginning of period	(215,021)	(246,628)	(257,494)	(257,989)	(240,261)	(223,561)	(206,303)	(198,409)	(203,312)	(227,170)
Less: Stock-based compensation included in cost of revenue	(279)	(561)	(588)	(678)	(716)	(1,107)	(832)	(640)	(521)	(560)
Less: Amortization of intangibles included in cost of revenue	(48)	(48)	(48)	(48)	(48)	(48)	(48)	(48)	(48)	(48)

Cost of billings	$55,745	$52,411	$47,877	$42,506	$37,387	$31,857	$36,613	$49,129	$58,483	$56,908

Cost of billings remained relatively unchanged from the three months ended September 30, 2010 and the three months ended December 31, 2010. Cost of billings decreased from the three months ended December 31, 2010 through the three months ended December 31, 2011 primarily driven by our efforts to reduce product costs as discussed above under “—Factors Affecting our Performance—Product Costs” and lower standard warranty expense resulting from lower failure rates and lower projected replacement costs. Cost of billings increased for the three months ended March 31, 2012, June 30, 2012 and September 30, 2012 primarily due to increases in hardware shipments and changes in the mix of products shipped as compared to the prior three month period. Cost of billings for the three months ended December 31, 2012 remained relatively unchanged. Cost of billings has fluctuated and may continue to fluctuate as a result of the same factors that affect billings.

The following table sets forth our reconciliation of gross profit (loss) to gross profit (loss) on billings for the periods shown:

	Three Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(unaudited, dollars in thousands)
Gross profit (loss)	$(10,743)	$(7,387)	$(1,331)	$7,851	$5,367	$11,064	$10,067	$6,670	$4,434	$10,548
Deferred revenue, end of period	368,675	401,381	422,175	412,748	408,978	400,460	404,509	426,958	472,551	508,056
Less: Deferred revenue, beginning of period	(313,745)	(368,675)	(401,381)	(422,175)	(412,748)	(408,978)	(400,460)	(404,509)	(426,958)	(472,551)
Less: Deferred cost of revenue, end of period	(246,628)	(257,494)	(257,989)	(240,261)	(223,561)	(206,303)	(198,409)	(203,312)	(227,170)	(245,163)
Deferred cost of revenue, beginning of period	215,021	246,628	257,494	257,989	240,261	223,561	206,303	198,409	203,312	227,170
Stock-based compensation included in cost of revenue	279	561	588	678	716	1,107	832	640	521	560
Amortization of intangibles included in cost of revenue	48	48	48	48	48	48	48	48	48	48

Gross profit on billings	$12,907	$15,062	$19,604	$16,878	$19,061	$20,959	$22,890	$24,904	$26,738	$28,668

Gross margin on billings	19%	22%	29%	28%	34%	40%	38%	34%	31%	34%

Gross profit on billings and gross margin on billings have fluctuated from quarter to quarter. Improvements in our gross profit on billings and gross margin on billings have generally resulted from increased production volumes to meet expanded customer deployments and reductions in product costs through transitions to lower cost products and lower component pricing.

Gross profit on billings and gross margin on billings in the three months ended June 30, 2011 were negatively impacted by a $2.5 million charge against billings for estimated amounts payable to a customer in connection with a product repair program. Gross profit on billings and gross margin on billings in the three months ended September 30, 2011 were positively impacted by $1.7 million, due to the shipment of inventory that was written down in prior periods, and cost reductions in our service organization, partially offset by higher costs related to hardware product shipments that did not meet minimum volume commitments during the quarter. Excluding the benefit of the inventory write down, our gross margin on billings for the three months ended September 30, 2011 would have been 30%. Gross profit on billings and gross margin on billings for the three months ended December 31, 2011 increased due to a reversal of a prior period accrual resulting from a renegotiated agreement with one of our contract manufacturers and a benefit from changes in estimates related to warranties. Gross profit on billings for the three months ended March 31, 2012 and June 30, 2012 increased sequentially primarily due to increases in billings for software and the shipment of inventory that was written down in prior periods, partially offset by a lower benefit from changes in estimates related to warranties. Gross profit on billings for the three months ended September 30, 2012 increased sequentially primarily due to increases in billings attributable to professional services, managed services and SaaS. Gross margin on billings for the three months ended March 31, 2012, June 30, 2012 and September 30, 2012 decreased sequentially due to changes in the mix of hardware product billings, and, in the three months ended March 31, 2012, a lower benefit from changes in estimates related to warranties. Gross profit on billings and gross margin on billings increased sequentially for the three months ended December 31, 2012 primarily due to increased services and software billings. We expect gross margin on billings to fluctuate from period to period throughout 2013 and beyond for the same reasons described above with respect to revenue. In particular, we expect gross margin on billings to decline period over period and sequentially for the three months ending March 31, 2013.

The following table sets forth our reconciliation of net loss to adjusted EBITDA for the periods shown:

	Three Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(unaudited, in thousands)
Net loss	$(37,730)	$(33,693)	$(33,373)	$(21,016)	$(21,809)	$(16,161)	$(18,432)	$(23,407)	$(26,868)	$(21,010)
Deferred Revenue, end of period	368,675	401,381	422,175	412,748	408,978	400,460	404,509	426,958	472,551	508,056
Less: Deferred revenue, beginning of period	(313,745)	(368,675)	(401,381)	(422,175)	(412,748)	(408,978)	(400,460)	(404,509)	(426,958)	(472,551)
Less: Deferred cost of revenue, end of period	(246,628)	(257,494)	(257,989)	(240,261)	(223,561)	(206,303)	(198,409)	(203,312)	(227,170)	(245,163)
Deferred cost of revenue, beginning of period	215,021	246,628	257,494	257,989	240,261	223,561	206,303	198,409	203,312	227,170
Other (income) expense, net	1,448	765	(429)	143	(1,384)	(1,564)	(3,325)	1,078	2,028	902
Provision for income taxes	45	22	75	121	57	110	58	38	373	(79)
Depreciation and amortization	1,533	1,402	1,690	1,769	1,774	1,725	1,787	1,857	1,815	1,796
Stock-based compensation	1,539	1,965	5,475	3,713	3,904	4,240	4,717	3,889	3,217	3,269
Legal settlement	—	—	1,000	—	—	—	—	—	—	—

Adjusted EBITDA	$(9,842)	$(7,699)	$(5,263)	$(6,969)	$(4,528)	$(2,910)	$(3,252)	$1,001	$2,300	$2,390

Adjusted EBITDA fluctuates significantly from quarter to quarter due to the same factors that affect billings, cost of billings and operating expenses, as discussed above. We expect adjusted EBITDA to be negative in certain future periods.

Liquidity and Capital Resources

As of December 31, 2012, we had $72.6 million in cash and cash equivalents. We expect that operating expenses will constitute a material use of our cash balances. In the near term, we intend to continue to manage our operating expenses in line with our existing cash and available financial resources and anticipate increased spending in future periods in order to execute our long-term business plan. In addition, we may use cash to fund acquisitions or invest in other businesses, technologies or product lines. We have incurred net losses and negative cash flows from operating activities since our inception, and we expect we will continue to incur operating and net losses and negative cash flows for the foreseeable future. We currently anticipate that the net proceeds from this offering, together with our available cash balances and credit facilities, will be sufficient to meet our presently anticipated working capital, capital expenditure and business expansion requirements for at least the next 12 months. However, given our history of losses, we may be required to seek to raise additional funds through public or private debt or equity financing if we are not able to achieve and sustain positive cash flow from operations. Additionally, our future capital requirements will depend on many factors, including our rate of customer wins and related billings and the expansion of our production capacity, as well as sales and marketing activities, timing and extent of spending on research and development efforts and the continuing market acceptance of our networking platform and solutions. There can be no assurance that this additional financing will be available or, if available, will be on reasonable terms and not dilutive to our stockholders. If adequate funds are not available on acceptable terms, our business and operating results could be adversely affected.

Sources of Liquidity

Since inception, we have funded our operations primarily through equity and debt financing. Through December 31, 2012, our preferred stock financings had provided us with aggregate net proceeds of $270.7 million. During December 2011 and February 2012, we received $24.0 million and $30.0 million, respectively, from the issuance of convertible notes. As of December 31, 2012, there were no restricted cash balances.

Our $24.0 million convertible note has a maturity date of December 6, 2014. Interest accrues for the first six months at a rate of 3.0% per year and increases by 1.0% every six months to a maximum of 6.0% per year. The convertible note is not secured and is subordinated to any amounts outstanding under our existing credit facility. The unpaid principal amount of the convertible note, together with any interest accrued but unpaid thereon, are convertible (a) automatically into shares of a new series of convertible preferred stock at a price per share equal to 85.0% of the per share selling price of the new preferred stock, (b) automatically into shares of common stock immediately prior to the closing of an initial public offering of our common stock at a conversion price equal to 88.0% of the price to the public in this offering, or (c) at any time upon the election of the investor into shares of Series E preferred stock at $50.00 per share. If the convertible note has not been converted prior to a change of control, the outstanding amount is due prior to a change of control based on the assumed conversion of the outstanding amount of principal and accrued interest into shares of Series E convertible preferred stock. We may also elect to repay the outstanding balance prior to maturity subject to a 7.0% prepayment penalty and ten business days’ written notice.

Our $30.0 million convertible note has an initial maturity date of February 21, 2015. If there is any outstanding amount under this convertible note on February 21, 2014, the note holder has the right to extend the initial maturity date to February 21, 2018 with ten business days’ written notice. Interest accrues for the first six months at the rate of 3.0% per year and increases by 1.0% every six months to a maximum of 6.0% per year. The convertible note is not secured and is subordinated to any amounts outstanding under our existing credit facility. The unpaid principal amount of the convertible note, together with any interest accrued but unpaid thereon, are convertible (a) at the option of the holder into shares of a new series of convertible preferred stock at a price per share equal to 88.0% of the per share selling price of the new preferred stock or (b) automatically into shares of common stock immediately prior to the closing of an initial public offering of our common stock at a conversion price equal to 88.0% of the price to the public in this offering. If the convertible note has not been converted prior to a change of control, the outstanding amount is due prior to a change of control. We may also elect to repay the outstanding balance prior to maturity subject to a 7.0% prepayment penalty and ten business days’ written notice.

We have available a line of credit facility with Silicon Valley Bank, which has a maturity date of May 17, 2013. As of December 31, 2012, this credit facility provided for advances of up to $40.0 million, of which $15.0 million is based on eligible accounts receivable at an interest rate that fluctuates based on the amount of cash we hold at the financial institution less any obligations we may owe to the financial institution. The facility provides for the issuance of letters of credit. As of December 31, 2012, we had $16.5 million in letters of credit issued under this facility. This credit facility is collateralized by specified cash, accounts receivable and inventory assets and requires us to maintain compensating balances of qualified cash and investments with Silicon Valley Bank. As of December 31, 2012, we had not drawn on this credit facility and no assets were pledged as collateral under this agreement.

We also have available an equipment lease credit facility with a financial institution. This credit facility provides for a commitment amount of up to $10.0 million for qualified capital expenditures, at an interest rate that fluctuates based upon the prime rate. As of December 31, 2010 and 2011, we had utilized $1.5 million under this credit facility. In March 2012, we extended the availability period under the credit facility from the previous expiration date of March 28, 2012 to March 28, 2013. As of December 31, 2012, we had utilized $3.2 million under this facility.

Uses of Capital

We are occasionally required to provide performance bonds to secure our performance under customer contracts. Our ability to obtain such bonds primarily depends upon our capitalization, working capital, past performance, management expertise and reputation and external factors beyond our control, including the overall capacity of the surety market. Surety companies consider those factors in relation to the amount of our tangible net worth and other underwriting standards that may change from time to time. Surety companies may require that we collateralize a percentage of the bond with our cash. Events that affect surety markets generally may result in bonding becoming more difficult to obtain in the future, or being available only at a significantly greater cost. In addition, some of our utility customers also require collateral in the form of letters of credit to secure performance or to fund possible damages as the result of an event of default under our contracts with them. If we enter into significant long-term agreements that require the issuance of letters of credit, our liquidity could be negatively impacted. Our inability to obtain adequate bonding or letters of credit and, as a result, to bid or enter into significant long-term agreements could have a material adverse effect on our future revenues and business prospects.

Capital Expenditures

Our capital expenditures were $10.9 million, $4.1 million and $4.9 million in the years ended December 31, 2010, 2011 and 2012, respectively. These expenditures were primarily to support increased headcount, network operations and hosting data centers, and corporate infrastructure. In 2013 and beyond, we expect to use a portion of our cash for capital expenditures to increase our services infrastructure, including servers and equipment related to managed services and SaaS and information systems, to support increased demand for our services, and for equipment and related infrastructure resulting from increases in the number of our employees.

Cash Flows

The following table sets forth the major sources and uses of cash for each of the periods set forth below:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Cash used in operating activities	$(29,452)	$(28,492)	$(24,278)
Cash provided by (used in) investing activities	(39,275)	34,833	(4,714)
Cash provided by (used in) financing activities	(708)	22,599	29,951

Cash Flows from Operating Activities

Operating activities used $24.3 million of cash during 2012, primarily as a result of a net loss of $89.7 million and a $3.9 million non-cash gain associated with the remeasurement of preferred stock warrants and embedded derivatives, which was partially offset by the change in our operating assets and liabilities of $43.9 million, non-cash stock-based compensation expense of $15.1 million and depreciation and amortization of $7.3 million. During 2012, the changes in operating assets and liabilities were primarily driven by an increase in deferred revenue of $107.6 million and accounts payable of $10.9 million, partially offset by an increase in deferred cost of revenue of $38.9 million and an increase in accounts receivable of $23.2 million.

Operating activities used $28.5 million of net cash during 2011, primarily as a result of a net loss of $92.4 million, which was partially offset by the change in our operating assets and liabilities of $42.9 million, non-cash stock-based compensation expense of $14.8 million, depreciation and amortization of $7.0 million, and common stock warrant issuance costs of $2.5 million. During 2011, the changes in operating assets and liabilities were primarily driven by a decrease in total deferred cost of revenue of $51.2 million and a decrease in accounts receivable of $3.7 million. These changes were partially offset by a decrease in accounts payable of $8.5 million.

Operating activities used $29.5 million of net cash during 2010, primarily as a result of a net loss of $148.4 million, which was partially offset by the decrease in our operating assets and liabilities of $103.8 million, non-cash stock-based compensation expense of $6.5 million, depreciation and amortization of $5.2 million and an unrealized loss on the remeasurement of our preferred stock warrants of $2.5 million. Changes in operating assets and liabilities were primarily driven by increases in deferred revenue and deferred cost of revenue. Total deferred revenue increased $191.1 million, due to billings of $261.4 million, partially offset by revenue recognized of $70.2 million. Total deferred cost of revenue increased $99.0 million primarily due to shipments to utility customers relating to billings of $217.7 million, partially offset by cost of revenue recognized of $120.2 million. Accrued liabilities and customer deposits increased $17.6 million due to increases in overall compensation, accrued warranty and payments received for returned communications modules that were affected by a faulty capacitor. Accounts payable decreased $5.7 million due to payment of $1.9 million of accrued costs from the issuance of our Series E convertible preferred stock in December 2009, as well as fluctuations in the timing of payments prior to our year ended 2010 as compared to 2009. Accounts receivable increased $2.1 million due to an increase in billings from increased orders and shipments of our products during the last quarter of 2010 compared to the same period in 2009.

Cash Flows from Investing Activities

Cash flows from investing activities primarily relate to purchases and sales of short-term investment securities and capital expenditures to support our growth.

Cash used in investing activities totaled $4.7 million during 2012, and consisted primarily of cash used in the purchases of property and equipment.

Cash provided by investing activities totaled $34.8 million during 2011, and consisted primarily of $25.0 million in proceeds from sales and maturities of short-term investments and a $13.9 million decrease in restricted cash, partially offset by $4.1 million in purchases of property and equipment.

Cash used in investing activities totaled $39.3 million during 2010 and consisted primarily of $61.0 million used in purchases of short-term investments, and $10.9 million in purchases of property and equipment, partially offset by proceeds of $35.4 million from sales and maturities of short-term investments.

Cash Flows from Financing Activities

Cash provided by financing activities totaled $29.9 million during 2012, and consisted primarily of $29.0 million in net proceeds from the issuance of a convertible note.

Cash provided by financing activities totaled $22.6 million during 2011, and consisted primarily of $24.0 million in proceeds from the issuance of a convertible note, partially offset by payments of $2.2 million on capital lease obligations.

Cash used in financing activities totaled $0.7 million during 2010 and consisted primarily of payments of $1.9 million in Series E convertible preferred stock issuance costs, partially offset by $1.2 million in proceeds from the exercise of common stock options.

Concentration of Credit Risk

We typically extend credit to our utility customers and meter manufacturers and do not require collateral or other security in support of accounts receivable. We attempt to mitigate the credit risk in our trade receivables through our credit evaluation process and payment terms. We analyze the need to reserve for potential credit losses and record allowances for doubtful accounts when necessary. As of December 31, 2012, BG&E, Secure Meters, subsidiaries of Progress Energy and General Electric Company accounted for 26%, 16%, 15% and 10%, respectively, of our accounts receivable.

To date, we have not had any significant write-offs of uncollectable accounts receivable and there was no material allowance for doubtful accounts as of December 31, 2012.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) or other contractually narrow or limited purposes.

During the ordinary course of business, we provide standby letters of credit or other guarantee instruments to third parties as required for certain transactions initiated either by us or our subsidiaries. As of December 31, 2012, our financial guarantees that were not recorded on our balance sheet consisted of $16.5 million of standby letters of credit.

Contractual Obligations and Commitments

The following is a summary of our contractual obligations as of December 31, 2012 (in thousands):

	Payments Due by Period
Contractual Obligations(1)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Operating lease obligations(2)	$13,420	$3,703	$9,717	$—	$—
Capital lease obligations	3,396	1,779	1,617	—	—
Purchase commitments(3)	42,571	42,571	—	—	—

Total	$59,387	$48,053	$11,334	$—	$—

(1)	The contractual obligations table excludes repayment of our $24.0 million and $30.0 million convertible notes issued in December 2011 and February 2012, respectively, which will be automatically converted into shares of our common stock immediately prior to the closing of this offering. See Note 4 to our Consolidated Financial Statements for additional information about our convertible notes.
(2)	Consists of contractual obligations and non-cancelable office space under operating leases.
(3)	Consists of agreements or purchase orders to purchase goods or services that are enforceable and legally binding. Purchase obligations exclude agreements that are cancelable without penalty.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires us to make certain estimates and judgments that affect the amounts reported in our financial statements. We base our estimates on historical experience, anticipated future trends and other assumptions we believe to be reasonable under the circumstances. Because these accounting policies require significant judgment, our actual results may differ materially from our estimates.

We consider an accounting policy to be critical if it is important to our financial condition and results of operations, and if it entails significant judgment, subjectivity and complexity on the part of management in its application. We consider the following to be our critical accounting policies.

Revenue Recognition

We generally market our products and services for our advanced metering, distribution automation and demand-side management solutions directly to utility customers. However, for our advanced metering solution, we contract with third-party meter manufacturers, which integrate our communications modules into their meters. Our advanced metering solution, which includes our UtilOS network operating system, UtilityIQ software suite, networking hardware, and communications modules, provides utilities with two-way communication from our communications modules to the utility’s back office. Our hardware devices include UtilOS embedded software, which functions together with the tangible hardware elements to deliver the tangible products’ essential functionality. We derive revenue from sales of products, including hardware and software, as well as services including professional services, managed services and SaaS, and ongoing customer support.

We enter into separate arrangements with meter manufacturers to integrate our communications modules with their meters pursuant to our utility customers’ specifications. While we receive payment directly from these meter manufacturers for products delivered in this manner, the timing of revenue recognition related to communications modules delivered to meter manufacturers is ultimately determined based upon acceptance by our utility customers. Substantially all of our sales of communications modules have been fulfilled through meter manufacturers in this manner.

We enter into multiple deliverable arrangements with utility customers to deploy our networking platform and solutions, which include the delivery of additional hardware and software, as well as services.

Judgment is required in determining the separate units of accounting, which depends on whether the delivered items have standalone value to utility customers. When we sell or could sell our products and services separately, or when the customer could resell them on a standalone basis, we treat the delivered elements as having standalone value. In our typical customer arrangements, we consider the following to be separate units of accounting: our hardware together with the related embedded software; our network management software; and our service offerings, which include professional services, managed services and SaaS, and ongoing customer support.

We determine total arrangement consideration, and exclude amounts that are contingent upon the delivery of additional items or meeting other specified performance conditions, including potential refunds or penalty provisions. We allocate the total arrangement consideration to the deliverables based on our determination of the units of accounting and their relative selling prices. As we have not yet established vendor-specific objective evidence, or VSOE, or identified third-party evidence of fair value for these units of accounting, we use our best estimate of selling price to perform the relative fair value allocation. Judgment is also required in determining how to measure and allocate arrangement consideration among the separate units of accounting. The process for performing an assessment of our best estimate of selling price for our products and services is based on quantitative and qualitative aspects of multiple factors. These factors include market conditions, such as competitive alternatives and pricing practices, as well as company-specific factors, such as standalone sales, nature and size of the customer, contractually stated prices, costs to manufacture products or provide services and profit objectives. In establishing such profit objectives, we consider prices in previous contracts, size of the transaction, and the drivers, if any, that could influence future margins.

The following revenue recognition criteria are applied to the units of accounting in all utility customer arrangements, as well as those in which orders of communications modules are fulfilled through meter manufacturers as described above. We do not recognize revenue for a unit of accounting until all of the following criteria have been met:

•	Persuasive evidence of an arrangement exists. Binding contracts or purchase orders are used to determine the existence of an arrangement.

•	Delivery has occurred. Shipping documents and customer acceptance provisions, where applicable, are used to verify when delivery has occurred.

•

The fee is fixed or determinable.    We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

•	Collectibility is reasonably assured. We assess collectibility based primarily on creditworthiness of the customer or meter manufacturer, as determined by credit assessments and payment history.

Substantially all of our customer arrangements include acceptance provisions that require testing of the network against specific performance criteria. We consider these acceptance provisions to be substantive and, accordingly, do not recognize revenue until we have confirmation from the customer that the criteria specified in the arrangement have been met. Whether explicit confirmation is necessary depends on whether we can objectively demonstrate that the criteria specified are satisfied without such confirmation from the customer. In instances where our customer arrangements do not include acceptance provisions, we recognize revenue when all other revenue recognition criteria have been met, typically upon delivery of the related products or services. We consider the following factors in our assessment of whether explicit confirmation is required from the customer prior to the recognition of revenue:

•	whether the criteria are based on our standard performance criteria or are customer-specific;

•	our experience with similar types of arrangements or products, as well as our experience with the specific customer;

•	whether we would be successful in enforcing a claim for payment even in the absence of confirmation from the customer;

•	the nature and complexity of the acceptance testing, including the planned duration of the acceptance period; and

•	the significance of financial penalties associated with not meeting performance criteria.

Given our limited historical experience with achieving customer performance criteria, we have been unable to otherwise objectively demonstrate that the criteria specified in our customer arrangements have been satisfied prior to receiving confirmation of acceptance from the customer.

Once we have achieved acceptance, we recognize revenue as follows:

•

Revenue from software that functions together with the tangible hardware elements to deliver the tangible products’ essential functionality is recognized upon delivery assuming all other revenue recognition criteria are met.

•

Revenue from application software and related software elements which are not considered essential to the functionality of hardware devices is recognized ratably over the longest service period for post-contract customer support or PCS and professional services as we have not established VSOE for software or the related software elements.

•

Revenue from our service offerings, including professional services such as network design and deployment support, managed services and SaaS, and ongoing customer support is recognized as services are delivered or on a proportional performance basis depending on the underlying pattern of performance.

•	Revenue from hardware is recognized when title transfers.

Amounts that are invoiced prior to a transaction meeting all of the above revenue recognition criteria, including customer acceptance criteria, are recorded in deferred revenue until such criteria are satisfied. For all periods presented herein, the amount and timing of revenue and product cost recognition has been, and for the near-term will be, dependent primarily on our ability to meet substantive customer acceptance criteria. We consider a variety of factors in estimating the timing of customer acceptance, which includes contractual milestones, project schedules, availability of resources, the nature and extent of remaining testing cycles, and other relevant information provided by our project management team. Accordingly, we expect that the timing of recognition of revenue and related product costs on both a quarterly and annual basis will not be easily predictable. In addition, it is possible that the amount of current deferred revenue and related deferred cost of revenue reflected as of a balance sheet date will be significantly higher or lower than the amount of deferred revenue and related deferred cost of revenue that is ultimately recognized as revenue and cost of revenue within the 12 months following the balance sheet date. We classify deferred revenue and deferred cost of revenue that we expect to recognize during the 12 months following the balance sheet date as current deferred revenue and current deferred cost of revenue on our balance sheet and the remainder as non-current deferred revenue and non-current deferred cost of revenue.

Certain of our customer and meter manufacturer contracts include contingency provisions, which impact our revenue recognition as such contingent amounts limit the amount of the total arrangement consideration under multiple deliverable contracts that can be allocated to delivered and accepted products and services. These provisions include penalties for late delivery, liquidated damages related to failure to meet milestones or deliver specified products or services, or credits to be issued upon the failure to meet service level arrangements. The amounts that could be paid under these provisions are typically limited and capped at amounts that do not exceed the maximum contract value. Accordingly, even in situations where we have received customer acceptance, we limit the revenue recognized for accepted products and services by the amount that could be paid under these provisions. We do not recognize these deferred amounts until the provisions have lapsed.

Product Warranty

We provide warranties for substantially all of our products. Our standard warranty period extends from one to five years. We accrue for costs of standard warranty at the time of product shipment. As of December 31, 2012, we had a standard warranty accrual of $2.5 million, of which $0.9 million was short-term and $1.6 million was long-term. In accordance with our policy, we accrue for product warranty costs when it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2012, we had a specific warranty accrual of $3.8 million, primarily due to a faulty capacitor that was used by a contract manufacturer in the production of a discrete number of communications modules and a specific customer product repair program.

At the time of product shipment, we estimate and accrue for the amount of standard warranty cost and record the amount as a cost of revenue. Determining the amount of accrued estimated costs related to our standard warranty and the additional warranty costs associated with the faulty capacitor requires management to make estimates and judgments based on historical claims experience, industry benchmarks, test data and various other assumptions including estimated field failure rates that are believed to be reasonable under the circumstances. The amount of warranty costs accrued are net of warranty obligations to be fulfilled by our suppliers. The results of these judgments formed the basis for our estimate of the total charge to cover anticipated customer warranty, repair, return and replacement and other associated costs.

Certain of our standard product warranty obligations require us to reimburse a customer for installation and other related costs in the event that field reliability rates fall below contractually specified thresholds. We consider the probability that we will have to pay such incremental warranty costs based on the expected performance of a delivered product when we record new warranty obligations in a period as well as when we determine if any changes are required to our original estimates for pre-existing warranty obligations.

Each quarter, we reevaluate the estimates to assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. Should actual product failure rates, claim levels, material usage or supplier warranties on parts used in our products differ from our original estimates, revisions to the estimated warranty liability could result in adjustments to our cost of revenue in future periods. During the year ended December 31, 2012, we revised our estimated warranty liability by $2.0 million to reflect updated product field reliability experience and recorded a reduction of product warranty liability and cost of product revenue. While we engage in product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers and contract manufacturer production controls, meter partner integration procedures and customer deployment practices, our warranty obligations are affected by product failure rates, claims levels, material usage and supplier warranties on parts included in our products. Because our products are relatively new and we do not have the benefit of long-term experience observing their performance in the field, it is possible our estimates of a product’s lifespan and incidence of claims could vary from period to period.

In certain customer arrangements, we have provided extended warranties for periods of up to 15 years following the initial standard warranty period. We recognize revenue associated with extended warranties over the extended warranty period when the extended warranty period commences. Costs associated with providing extended warranties are expensed as incurred during the extended warranty period. As of December 31, 2012, we had deferred revenue associated with extended warranty arrangements of $0.4 million included in other current liabilities and $5.5 million, included in other long-term liabilities on our consolidated balance sheets.

Deferred Cost of Revenue

Deferred cost of revenue is recorded for products for which ownership, typically evidenced by title and risk of loss, has transferred to the customer, but for which criteria for revenue recognition have not been met. We only defer tangible direct costs associated with hardware products delivered. Cost of revenue for providing services is not deferred but is expensed in the period incurred. Deferred cost of revenue is recorded at the standard inventory cost at the time of shipment. Deferred costs are recognized when the applicable revenue recognition criteria are met for the corresponding deferred revenue. We evaluate deferred cost of revenue for recoverability based on multiple factors, including whether net revenues less related direct costs will exceed the amount of deferred cost of revenue based on the terms of the overall arrangement. To the extent that deferred cost of revenue is determined to be unrecoverable, we adjust deferred cost of revenue with a charge to cost of revenue in the current period. In connection with our recoverability assessments, we have not incurred significant impairment charges through December 31, 2012.

Inventory Valuation

Inventory is stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. The determination of market value involves numerous judgments including estimated average selling prices based upon recent sales volumes, industry trends, existing customer orders and current contract prices. We evaluate our ending inventory for excess and obsolescence based on forecasted demand within specific time horizons, technological obsolescence, and an assessment of any inventory that is not in saleable condition. Forecasted demand requires management estimates and is subject to several uncertainties including market and economic conditions, technology changes and new product introductions. Actual demand may differ from forecasted demand, and such differences may have a material impact on recorded inventory values and operating results. Although we strive for accuracy in our forecasts of future product demand and market value, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of our inventory commitments and on our reported results. If actual market conditions are less favorable than those projected, additional write-downs and other charges against earnings may be required. If actual market conditions are more favorable, we may realize higher gross profits in a future period if the written-down inventory is sold. Historically, excess and obsolete charges have not been material. As of December 31, 2011 and 2012, we had inventory with a carrying value of $2.5 million and $7.7 million, respectively.

In the normal course of business we make commitments to our third-party contract manufacturers to manage lead times and meet product forecasts and with other parties to purchase various key components used in the manufacture of our products. We establish accruals for estimated losses on purchased components for which we believe it is probable that they will not be recoverable in future operations. To the extent that such forecasts are not achieved, our commitments and associated accruals may change.

Valuation of Compound Embedded Derivatives Related to the Convertible Notes

In accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”), the convertible notes issued in December 2011 for an aggregate principal amount of $24.0 million (the “December 2011 Note”) and in February 2012 for an aggregate principal amount of $30.0 million (the “February 2012 Note”) include compound embedded derivatives (the “compound embedded derivatives” or “derivative liability”) requiring bifurcation and accounting at fair value because the economic and contractual characteristics of the compound embedded derivative are not considered clearly and closely related to the debt host and do not qualify for any exceptions from derivative accounting. Any gain or loss on the fair value of the compound embedded derivative is included as a non-cash item in other income (expense), net on our consolidated statements of operations.

We concluded that the fair value of the December 2011 Note, including the compound embedded derivative, was $24.0 million, which approximated the original transaction value with an unrelated third party. As a result of analysis performed in 2012, we determined that the initial fair value of the compound embedded derivative for the December 2011 Note was $1.5 million, not the amount previously disclosed of $3.4 million. The carrying amount and estimated fair value of the compound embedded derivative related to the December 2011 Note as of December 31, 2011 have been revised as of the issuance date. The impact of this change on the balance sheet as of December 31, 2011 and income statement for the year ending December 31, 2011 is immaterial. We concluded that the fair value of the February 2012 Note, including the compound embedded derivative, was $30.0 million, which approximated the original transaction value with an unrelated third party. The fair value of the compound embedded derivative at the date of issuance was $3.6 million.

We estimated the fair values of the compound embedded derivatives using a Monte Carlo simulation model, which measured the probability weighted discounted cash flows in a risk-neutral framework for the occurrence of each of the conversion features in which the outstanding amount of the convertible note would be converted into shares of our stock or would be repaid to the lenders in cash. The probability weighted discounted cash flow analysis utilized assumptions related to the probability of and timing of the occurrence of each of sale, IPO or maturity scenarios and appropriate discount rates for each of the scenarios using assumptions consistent with the determination of fair values for our common stock and warrants to purchase convertible preferred stock as discussed further in Note 2 and Note 6 of our consolidated financial statements.

The valuation methodologies used by us in determining the fair value of the compound embedded derivative require considerable judgment. The fair value calculation may not be indicative of net realizable value or reflective of future fair values. Furthermore, although management believes our valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the debt issuance date and the period-end reporting date.

Stock-Based Compensation

We recorded stock-based compensation expense is as follows:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Cost of revenue	$1,411	$3,089	$2,553
Research and development	1,684	3,349	4,229
Sales and marketing	1,288	2,425	2,822
General and administrative	2,164	5,957	5,488

Stock-based compensation expense	$6,547	$14,820	$15,092

We measure and recognize compensation expense for all stock-based awards made to employees and directors, including stock options, restricted stock and restricted stock units, based on estimated fair values.

•

The fair values of stock options are estimated at the date of grant using the Black-Scholes-Merton option pricing model, which includes assumptions for the expected volatility, risk-free interest rate, and expected term. We expense stock-based compensation, adjusted for estimated forfeitures, using the straight-line method over the vesting term of the award. Our excess tax benefits cannot be credited to stockholders’ equity until the deduction reduces cash taxes payable, accordingly we realized no excess tax benefits during any of the periods presented in the accompanying financial statements. The amount of capitalized stock-based employee compensation cost as of December 31, 2011 and 2012 was not material.

•

The fair values of restricted stock and restricted stock units are determined based upon the fair value of the underlying common stock at the date of grant. The restricted stock units contain certain service and performance-based conditions. The expense associated with performance-based grants will be recorded when the performance condition is determined to be probable. There was $5.2 million of unrecognized stock-based compensation expense related to performance-based awards as of December 31, 2012, of which $4.4 million is expected to be incurred in connection with the completion of this offering.

The determination of fair value of stock-based payment awards utilizing the Black-Scholes-Merton model is affected by the fair value of our common stock as of the time of grant, expected term of the option, and other assumptions related to expected volatility of our common stock and the applicable risk-free interest rates in effect at the date of grant. We calculated the fair value of options granted to employees using the Black-Scholes-Merton pricing model with the following assumptions:

	Year Ended December 31,
	2010	2011	2012
Expected volatility	46% - 49%	48% - 54%	53.0%
Weighted-average volatility	47.5%	49.0%	53.0%
Expected dividends	0%	0%	0%
Expected life in years	4.53 - 6.08	5.50 - 6.08	5.95 - 6.08
Risk-free interest rate	1.5% - 2.9%	1.4% - 2.7%	1.0%

Using the Black-Scholes option pricing model, the weighted-average grant-date fair value per share of stock options granted for 2010, 2011, and 2012 was $19.75, $24.70, and $21.20, respectively.

Because our common stock is not publicly traded, we estimate the volatility of our common stock on the date of grant based on the historical and implied volatility of the stock prices of a peer group of publicly-traded companies for the period equal to the expected life of our stock options. We currently have no history or expectation of paying cash dividends on our common stock. The expected term represents the weighted-average period the stock options are expected to remain outstanding. The expected term is determined based on historical exercise behavior, post-vesting termination patterns, options outstanding and future expected exercise behavior. The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected term of the awards in effect at the time of grant. We utilize an estimated forfeiture rate when calculating the expense for the period, and apply separate estimated forfeiture rates for executive and non-executive awards, to determine the expense recorded in our statements of operations. If this estimated rate changes in future periods due to actual forfeitures, our stock compensation expense may increase or decrease significantly. If there are any modifications or cancellations of the underlying unvested securities or the terms of the stock option, we may be required to accelerate, increase or cancel any remaining unamortized stock-based compensation expense.

As of December 31, 2012, there was $22.8 million of unrecognized stock-based compensation expense related to unvested stock-based awards, net of estimated forfeitures, which we expect to be recognized over a weighted-average period of 2.0 years. There was $5.2 million of additional unrecognized stock-based compensation expense related to performance-based awards as of December 31, 2012.

The following table summarizes, by grant date, all shares of common stock subject to options, and restricted stock units granted from January 2010 through the date of this prospectus and including equity awards to be granted on the day that this registration statement is declared effective:

Date of Issuance	Number of options granted	Deemed fair value per share	Exercise price per share	Number of restricted stock units granted
January 2010	437,475	$34.90	$34.90	—
February 2010	1,420	34.90	34.90	—
April 2010	131,973	37.95	37.95	—
May 2010	33,216	37.95	37.95	—
June 2010	5,880	37.95	37.95	—
August 2010	103,198	50.00	50.00	3,980
October 2010	261,016	50.25	50.25	80,280
November 2010	10,000	50.25	50.25	—
December 2010	80,000	51.35	51.35	—
January 2011	66,112	51.35	51.35	1,200
February 2011	824,661	50.25	50.25	97,798
March 2011	47,400	50.25	50.25	10,180
April 2011	—	50.25	—	7,982
May 2011	70,280	50.10	50.10	40
August 2011	118,768	50.40	50.40	38,004
October 2011	25,784	47.00	47.00	—
February 2012	278,240	42.45	42.45	22,680
March 2013(1)	390,825	17.00	17.00	2,290,567

(1)	In August 2012, January 2013 and February 2013, our Board of Directors, Compensation Committee or Management Committee (comprised of our CEO and CFO) approved equity awards for an aggregate of 625,158 shares of our common stock that will be issuable upon the settlement of restricted stock units that vested upon the effectiveness of the registration statement and an aggregate of 2,056,234 shares of our common stock, calculated based on the initial public offering price of $17.00 per share, that will be issuable upon the settlement of restricted stock units or the exercise of options to purchase common stock with an exercise price per share equal to the initial public offering price that will vest over time, all of which were granted on the day that this registration statement was declared effective and that were communicated to employees, but not granted, during the period between February 2012 and the date of this prospectus.

Our Board of Directors has approved the modification of stock options held by current employees and directors as of the date of this offering with an exercise price of $34.90 per share or greater to reduce the exercise price to a price equal to the initial public offering price, which results in the modification of options granted from January 2010 through February 2012 held by such employees and directors. Our Board of Directors believed that the modification of these stock options is necessary to strengthen incentives and further motivate our employees following this offering. Based on the initial public offering price of $17.00 per share, as of February 22, 2013, a total of 1,757,214 shares of common stock subject to outstanding stock options would be modified and we would incur a charge to stock-based compensation expense of $7.7 million, of which $4.2 million related to vested options will be recognized upon the closing of this offering, and $3.5 million will be recognized over a weighted average period of 1.8 years.

Due to the absence of an active market for our common stock prior to this offering, the fair value of our common stock for purposes of determining the exercise price for stock option grants was determined by our Board of Directors, the members of which we believe have extensive business, financial and investment experience. Our Board of Directors sets the exercise price of our stock options at least equal to the fair value of our common stock on the date of grant. Our Board of Directors exercised judgment while considering numerous objective and subjective factors in order to determine the fair market value on each date of grant in accordance with the guidance in the American Institute of Certified Public Accountants Technical Practice Aid entitled Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. These factors included:

•	the prices of our convertible preferred stock sold to outside investors in arm’s-length transactions;

•	the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	general economic outlook;

•	actual and forecasted operating and financial performance based on management’s estimates;

•	trends in the broader electrical distribution industry, smart grid/utility, and networking and advanced infrastructure markets, such as market growth and volume;

•	trading multiples of comparable public companies and observed multiples for comparable transactions;

•	the lack of liquidity of our capital stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company;

•	the development status of our products, the introduction of new products, technical and regulatory issues encountered and adherence to product completion dates;

•	our stage of development and revenue growth;

•	the execution of strategic customer and other agreements;

•	the risks inherent in the development and expansion of our products and services;

•	the prices of our common stock sold by stockholders in arm’s length transactions;

•	the hiring of key personnel; and

•	contemporaneous valuations using methodologies described in detail below.

The fair value of our common stock increased from January 2010 to January 2011 due to numerous factors, including signing new customer contracts for the large-scale deployment of our Smart Energy Platform, increased market awareness and acceptance of our products and services, the increased likelihood of achieving a liquidity event, such as an initial public offering, and an increase in the market values of comparable publicly traded companies. The fair value of our common stock decreased from January 2011 through February 2012 due to a shift in the timing of forecasted orders for products and services from 2011 and 2012 to subsequent periods, and changes in near term demand and market conditions.

At each valuation date in the table above, our valuation analysis was prepared using a two-step methodology that first estimated the aggregate fair value of the entire company, referred to as the enterprise value, and then allocated the enterprise value to each element of the then-current contemporaneous capital structure, including preferred stock, common stock, common stock options, warrants and restricted stock units.

We applied the guideline public company valuation method under the market approach to value our common stock. This valuation model took into consideration the following liquidity scenarios:

•

A Sale predicated on a sale to a strategic partner or a financial investor on favorable terms at a price approximating a desired target exit. We derived an enterprise value indication under this approach by observing guideline public company revenue multiples. We applied selected revenue multiples based on our management’s updated expectations in a favorable sale scenario to our business forecasted financial statistics to arrive at an enterprise value indication. In determining revenue multiples, we considered the upper quartile of the guideline public company trading multiples. We then applied a 10% control premium to the minority basis value indication to arrive at a controlling, equity value;

•

A Sub-Optimal Sale predicated on a sale to a strategic partner or a financial investor on moderately favorable terms, and at a price lower than a desired target exit, but without financial distress. We derived an enterprise value indication under this approach by observing guideline public company revenue multiples. We applied selected revenue multiples based on our management’s updated expectations in a downside scenario to our business forecasted financial statistics to arrive at an enterprise value indication. In determining revenue multiples, we considered the lower quartile of the guideline public company trading multiples. We then applied a 10% control premium to the minority basis value indication to arrive at a controlling, equity value;

•

A High IPO scenario predicated on our ability to realize strong billings growth, and the financial market’s willingness to pay a premium for our shares. We derived an enterprise value indication under this approach by observing guideline public company revenue multiples. We applied selected revenue multiples based on our management’s updated expectations to our business forecasted financial statistics to arrive at an enterprise value indication. In determining revenue multiples, we considered the upper quartile of the guideline public company trading multiples; and

•

A Low IPO scenario predicated on our strong growth in billings, but the price the market is willing to pay is lower than anticipated. We derived an enterprise value indication under this approach by observing guideline public company revenue multiples. We applied selected revenue multiples based on our management’s updated expectations in a Low IPO scenario to our business forecasted financial statistics to arrive at an enterprise value indication. In determining revenue multiples, we considered the median of the guideline public company trading multiples.

We applied a percentage probability weighting to the Sale scenario, Sub-Optimal Sale scenario, High IPO scenario and Low IPO scenario based on our expectations of the likelihood of each event.

We then applied the probability weighted expected return method, or PWERM, in order to allocate the derived aggregate enterprise value to our common equity. The PWERM involves analyzing the probability weighted present value of expected future values considering the liquidity scenarios discussed above, as well as the respective rights of common and preferred holders. Our Series E convertible preferred stock includes a provision that in the event the price to the public of our shares of common stock issued in this offering is less than the purchase price per share of the Series E convertible preferred stock, then the holder of Series E convertible preferred stock shall receive shares of common stock upon conversion of their Series E convertible preferred stock into common stock, such that their aggregate shares of common stock have an aggregate value at the public offering price equal to their total investment in the Series E convertible preferred stock. This clause was considered in the IPO scenarios for all valuation dates. Our PWERM enterprise valuation also reflected an estimated marketability discount for our minority common stock holders, as they have no access to an active public market for their common shares and these minority members cannot force registration to create marketability. In addition, we considered third-party transactions in our determination of the fair value of common stock.

The assumed probability for each future liquidity event and marketability discount used under the PWERM, and the resulting fair value determined for each valuation are as follows:

	Per common share		Liquidity event probability weighting				Marketability discount for common stockholders
Valuation date	Fair Value	% change	Sale	Sub-optimal sale	High IPO	Low IPO
December 11, 2009	$34.90	—	20%	10%	30%	40%	25%
March 23, 2010	37.95	9%	15	5	40	40	20
August 18, 2010	50.00	32	15	5	40	40	—
September 20, 2010	50.25	1	15	5	40	40	—
December 17, 2010	51.35	2	15	5	40	40	—
February 22, 2011	50.25	(2)	15	5	40	40	—
March 14, 2011	50.25	0	15	5	40	40	—
May 9, 2011	50.10	0	15	5	40	40	—
July 11, 2011	50.40	1	10	—	45	45	—
September 19, 2011	47.00	(7)	10	—	45	45	—
December 6, 2011	42.45	(10)	10	—	45	45	—

As noted above, at each option grant date our board of directors considered the objective and subjective factors discussed above, including the valuations. Significant factors contributing to the determination of changes in the fair value of our common stock during this period and between each valuation date are summarized as follows:

December 11, 2009 Valuation—The fair value determination of $34.90 was primarily due to improved prospects for our future financial performance relative to our prior valuation and the sale of our Series E convertible preferred stock at a per share purchase price of $50.00 for an aggregate purchase price of $105.0 million. Although we considered the December 2009 sale of our Series E convertible preferred stock in the December 2009 and subsequent common stock valuations, we concluded that the price of the Series E convertible preferred stock was not a direct indicator of common stock value because it was a different security with significantly superior rights and preferences to our common stock.

March 23, 2010 Valuation—The increase in fair value determination from $34.90 as of December 11, 2009 to $37.95 as of March 23, 2010 was primarily due to increased probability assigned to the possibility of an initial public offering of our common stock at a premium and a decrease in the assumed marketability discount to reflect a shorter expected time to a liquidity event for our common stockholders.

August 18, 2010 Valuation—The increase in fair value determination from $37.95 as of March 23, 2010 to $50.00 as of August 18, 2010 was primarily due to a decrease in the assumed marketability discount for our common stockholders to 0% to reflect recent increased third-party transaction activity in our common shares, and an increase in the market-value-to-revenue multiples for comparable public companies.

September 20, 2010 Valuation—The fair value determination of $50.25 as of September 20, 2010 was comparable to the fair value determination of $50.00 as of August 18, 2010, as there were no significant changes in assumptions.

December 17, 2010 Valuation—The slight increase in fair value determination from $50.25 as of September 20, 2010 to $51.35 as of December 17, 2010 was primarily due to an updated assessment of our forecasted financial statistics and an increase in the market-value-to-revenue multiples for comparable public companies.

February 22, 2011 Valuation—The slight decrease in fair value determination from $51.35 as of December 17, 2010 to $50.25 as of February 22, 2011 was primarily due to an updated assessment of our forecasted financial statistics.

March 14, 2011 Valuation—There was no material change in assumptions or in fair value determination from February 22, 2011 to March 14, 2011.

May 9, 2011 Valuation—There was no material change in assumptions or in fair value determination from March 14, 2011 to May 9, 2011.

July 11, 2011 Valuation—The slight increase in fair value determination from $50.10 as of May 9, 2011 to $50.40 as of July 11, 2011 was primarily due to an increase in the probability weighting assigned to the two scenarios involving our initial public offering, and the consideration of a single sale scenario. The increase in the probability weightings assigned to the two initial public offering scenarios was made in consideration of our filing of a registration statement on Form S-1 for a potential initial public offering of our common stock and the continued progress in our preparation to become a public company. In addition, this valuation also reflects an updated assessment of our forecasted financial statistics.

September 19, 2011 Valuation—The decrease in fair value determination from $50.40 as of July 11, 2011 to $47.00 as of September 19, 2011 was primarily due to our updated assessment of our forecasted financial statistics, industry trends and market conditions.

December 6, 2011 Valuation—The decrease in fair value determination from $47.00 as of September 19, 2011 to $42.45 as of December 6, 2011 was primarily due to our updated assessment of our forecasted financial statistics, industry trends and market conditions.

We believe consideration of the above factors by our Board of Directors was a reasonable approach in determining the fair value of our common stock. The assumptions that we applied in order to determine the fair value of our common stock represent our Board of Directors’ best estimate, but they are highly subjective and inherently uncertain. If our Board of Directors had made different assumptions, our calculation of the fair value of our common stock and the resulting stock-based compensation expense would have differed, perhaps materially, from the amounts recognized in our financial statements.

Fair Value of Financial Instruments

We have outstanding warrants to purchase shares of our common stock and convertible preferred stock. Warrants to purchase common stock are classified as equity, and warrants to purchase convertible preferred stock are classified as a liability on the consolidated balance sheets at fair value using an enterprise value allocation option pricing model. We recorded the common stock and convertible preferred stock warrants at their respective fair value as of the initial grant date. Warrants to purchase common stock are not subject to remeasurement. We recorded gains and losses arising from the change in fair value of the convertible preferred stock warrants as a component of other income, net, in the consolidated statements of operations. We estimated the fair value of the convertible preferred stock warrants at the respective balance sheet dates. A number of the assumptions set forth in the preceding discussion of stock-based compensation were used to determine these estimates. These assumptions, particularly the fair value of our business and the expected volatility of our common stock, are subject to judgment and could differ significantly in the future. Upon the closing of this offering, the then-current aggregate fair value of the convertible preferred stock warrants will be reclassified from other long-term liabilities to additional paid-in capital and we will cease to record any related periodic fair value remeasurement associated with the outstanding warrants.

Loss Contingencies

We are subject to the possibility of various loss contingencies arising in the course of business. We consider the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.

Recently Issued and Adopted Accounting Standards

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04, Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amends the fair value measurement guidance and includes some enhanced disclosure requirements. The most significant change in disclosures is an expansion of the information required for Level 3 measurements based on unobservable inputs. The standard is effective for fiscal years beginning after December 15, 2011. We adopted this standard in the first quarter of 2012. The adoption of this standard did not have a material impact to the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income, which requires disclosure of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220), that deferred the requirement to separately present within net income reclassification adjustments of items out of accumulated other comprehensive income. We adopted this standard during the first quarter of 2012 and selected a two separate but consecutive statement approach in presenting comprehensive income. The adoption of this standard did not have a material impact to the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350)—Testing Goodwill for Impairment (revised topic). The revised standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. The revised standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted this standard during the first quarter of 2012. The adoption of this standard did not materially impact the consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We had cash and cash equivalents totaling $71.7 million and $72.6 million as of December 31, 2011 and 2012, respectively. Our exposure to interest rate risk primarily relates to the interest income generated by excess cash invested in highly liquid investments. The cash and cash equivalents are held for working capital purposes. We have not used derivative financial instruments in our investment portfolio. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in market interest rates given the historic low levels of interest being earned on the short-term fixed-rate instruments in which we invest our cash. These instruments included money market funds and U.S. Treasury bills.

Interest rate risk also reflects our exposure to movements in interest rates associated with our credit facility. The interest bearing credit facility is denominated in U.S. dollars and the interest expense is based on the prime interest rate plus an additional margin. As of December 31, 2012, we had not drawn on this credit facility. Our capital lease and convertible notes obligations do not change based on changes in market interest rates.

Foreign Currency Exchange Risk

Our sales contracts are denominated primarily in U.S. dollars and, to a lesser extent, Australian dollars. Consequently, our customer billings denominated in foreign currency are subject to foreign currency exchange risk. A portion of our operating expenses are incurred outside the United States and are denominated in foreign currencies, which are also subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Australian dollar. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our statement of operations. To date, we have not entered into derivatives or hedging strategies as our exposure to foreign currency exchange rates has not been material to our historical operating results, but we may do so in the future if our exposure to foreign currency should become more significant. There were no significant foreign exchange gains or losses in the years ended December 31, 2010, 2011, and 2012, respectively.

BUSINESS

Overview

We provide a leading networking platform and solutions that enable utilities to transform the power grid infrastructure into the smart grid. The smart grid intelligently connects millions of devices that generate, control, monitor and consume power, providing timely information and control to both utilities and consumers. We believe that the application of networking technology to the power grid has the potential to transform the energy industry through better communication just as the application of networking technology to the computing industry enabled the Internet.

We believe the power grid is one of the most significant elements of contemporary industrial infrastructure that has yet to be extensively networked with modern technology. We were founded in 2002 to address this challenge, pioneering a fundamentally new approach to connect utilities with millions of devices on the power grid. We believe our technology will yield significant benefits to utilities, consumers and the environment, both in the near term and the future. These benefits include more efficient management of energy, improved grid reliability, capital and operational savings, the ability to pursue new initiatives, consumer empowerment, and assistance in complying with evolving regulatory mandates through reduced carbon emissions. We believe networking the power grid will fundamentally transform the world’s relationship with energy.

The foundation of our technology is a standards-based and secure IP network. Our networking platform provides two-way communications between the utility back office and devices on the power grid. In addition to our networking platform, we offer a suite of solutions that run on top of our network and complementary services, all of which we collectively refer to as our Smart Energy Platform. Our solutions include advanced metering, which allows utilities to automate a number of manual processes and improve operational efficiencies, offer flexible pricing programs to consumers, and improve customer service with faster outage detection and restoration; distribution automation, which provides utilities with real-time visibility into the health of the grid, enabling better management and control of power distribution assets to improve grid reliability; and demand-side management, which enables utilities to offer consumers a variety of programs and incentives to use energy more efficiently and reduce usage at times of peak demand. Our service offerings include professional services to implement our products, managed services and SaaS to assist utilities with managing the network and solutions, and ongoing customer support. Our Smart Energy Platform comprises hardware, software and services and combines with devices manufactured by third-party partners to form end-to-end smart grid offerings. We have architected our networking platform to support multiple current and future smart grid solutions. As a result, we believe utilities can increase the value of their network investment as they deploy additional solutions on this network.

We market our Smart Energy Platform directly to utilities around the world. Leading utilities have selected our networking platform to be the foundation of the smart grid. According to an analysis prepared by IDC Energy Insights, we are the United States market leader for electric advanced metering infrastructure communications, with 31% of homes and businesses awarded from 2002 through 2012. IDC Energy Insights prepared this analysis at our request and we paid a customary fee for its services. Since inception, we have been awarded contracts to network more than 22 million Silver Spring-enabled devices that connect homes and businesses, of which 15.8 million have been delivered to our utility customers as of December 31, 2012. Our utility customers, as of February 26, 2013, include: Atlantic City Electric Company, a subsidiary of Pepco Holdings, Inc., or PHI; Baltimore Gas and Electric Company, or BG&E, a subsidiary of Exelon Corporation; CitiPower Pty and Powercor Australia Ltd, or CHED, subsidiaries of CHEDHA Holdings Pty Limited; Commonwealth Edison Company, a subsidiary of Exelon Corporation; CPFL Energia; CPS Energy; Delmarva Power and Light Company, a subsidiary of PHI; Florida Power & Light Company, or FPL, a subsidiary of NextEra

Energy, Inc.; Guelph Hydro Electric Systems, Inc; Jemena Electricity Networks (Vic) Ltd; Modesto Irrigation District, or MID; Oklahoma Gas and Electric Company, or OG&E, a subsidiary of OGE Energy Corp.; Pacific Gas and Electric Company, or PG&E, a subsidiary of PG&E Corporation; Potomac Electric Power Company, a subsidiary of PHI; Progress Energy Carolinas, Inc. and Progress Energy Florida, Inc., subsidiaries of Progress Energy, Inc.; Sacramento Municipal Utility District, or SMUD; and SP PowerAssets Limited, or Singapore Power.

For the years ended December 31, 2010, 2011 and 2012, our total revenue was $70.2 million, $237.1 million and $196.7 million, respectively. In the same periods, we generated billings of $261.4 million, $236.1 million and $304.3 million, respectively. In addition, for the years ended December 31, 2010, 2011 and 2012, we incurred gross profit (loss) of $(50.0) million, $23.0 million and $31.7 million, respectively, and incurred net loss of $(148.4) million, $(92.4) million and $(89.7) million, respectively. To date, a substantial majority of our revenue and billings has been attributable to a limited number of utility customer deployments of our networking platform and advanced metering solution. Our distribution automation, energy efficiency and demand response solutions are being piloted and deployed by some of our utility customers and, to date, we have recognized limited revenue and billings on these solutions as compared with those of our advanced metering solution. Please see “Selected Consolidated Financial Data—Other Financial Measures” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Key Elements of Operating and Financial Performance” for more information on billings.

Our Opportunity

The global distribution of electricity is managed through a series of regionally controlled distribution grids, which we refer to as the power grid. Much of today’s power grid infrastructure is antiquated, is not automated and has only recently begun to incorporate modern networking technology. We believe the power grid is one of the most significant elements of contemporary industrial infrastructure that has yet to be extensively networked with modern technologies. Networking the grid will allow utilities and consumers to more efficiently generate, control, monitor and consume energy. Numerous forces are making such initiatives critical for utilities throughout the world. These forces include rising energy demand coupled with an aging infrastructure, the emergence of new technologies, the need for greater interaction between utilities and consumers, and regulatory and environmental considerations. While these forces vary across geographies, addressing them requires the transformation of today’s power grid into the smart grid through the deployment of networking technology. According to Pike Research, there are 1.5 billion electricity meters monitoring homes and businesses worldwide. According to a separate report prepared by Pike Research, the global market for advanced metering, distribution automation, demand-side management and related services is estimated to grow from $7.0 billion in 2010 to $19.5 billion by 2015, a compounded annual growth rate of 22.7%. Pike Research prepared this analysis at our request and we paid a customary fee for its services.

Numerous Forces are Driving the Transformation of the Power Grid

The Antiquated Power Grid Cannot Keep Pace with Accelerating Demand.    Economic development, population growth and the proliferation of new power-consuming devices are expected to increase global demand for power. According to the U.S. Energy Information Administration, or EIA, electricity consumption worldwide is expected to increase by approximately 84% between 2008 and 2035. The construction of new power-generating capacity to meet this demand is expected to be constrained by impediments such as high costs, permitting obstacles, regulatory hurdles and environmental considerations. We believe these constraints will create an imbalance that is further exacerbated by the aging power grid infrastructure, much of which is operating beyond its planned useful life. In addition, utilities in developing countries also struggle to detect or prevent energy theft from the power grid, which often represents significant losses for them and their consumers. For example, KPMG LLP estimates that losses due to theft and other factors may reach 30-40% in India and nearly 12% in Brazil.

Today’s Power Grid is Incapable of Effectively Integrating Emerging Technologies.    Much of today’s power grid infrastructure is based on a centralized generation model in which devices at the end of distribution lines merely consume power. Without two-way communications, the power grid cannot accommodate advanced technologies such as demand-side management programs, renewable-generation sources, grid-powered electric vehicles and distributed storage. The following examples illustrate the limitations of today’s power grid:

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Demand-side management programs:    The cost of supplying power to meet peak demand represents a disproportionately high percentage of the overall cost of generation. Many utilities are implementing demand-side management programs to reduce overall energy consumption, especially during peak-demand hours, resulting in savings for both utilities and their consumers. Such programs include demand response, which allows utilities to incentivize consumers to reduce their use of electricity during peak periods. Today’s power grid infrastructure limits utilities’ ability to effectively implement and administer such programs.

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Renewable energy sources:    According to the EIA, worldwide renewable generating capacity from installed wind and solar is expected to increase over seven-fold between 2008 and 2035. However, these power sources are intermittent and geographically dispersed, introducing substantial volatility onto the power grid. Today’s power grid is incapable of integrating large amounts of these new forms of energy generation in a stable and cost-effective manner.

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Electric vehicle management:    Electric vehicles are gaining in popularity, with 159 hybrid and electric vehicle models expected to be available for purchase in the United States by 2016, based on estimates from J.D. Power and Associates. The widespread adoption of electric vehicles is expected to place a significant strain on the existing power grid. For example, according to IEEE Spectrum, a 240-volt fast charging station is expected to draw up to 6.6 kilowatts, which is approximately the power required by three houses running air conditioning, lights and laundry. According to the Electric Power Research Institute, or EPRI, the power required to charge a single electric vehicle per household, if not properly managed, could overload today’s low-voltage transformers. Shifting this energy demand to off-peak periods and balancing charging times for vehicles sharing common transformers would avoid over-stressing grid infrastructure, improve the utilization of generation sources and decrease the need to add costly peak-generation capacity. The existing power grid is incapable of effectively managing this additional load without new technologies.

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Distributed energy storage:    Many utilities are pursuing initiatives to cost-effectively store power to mitigate volatility on the power grid and to provide reserve capacity during outages. By storing and releasing energy as needed, energy storage solutions can also help manage the intermittent nature of renewable generation. However, today’s power grid lacks the capability to realize the full potential of storage technologies as utilities will require real-time information on demand levels to integrate and manage these resources.

Today’s Power Grid Lacks the Capability to Engage and Empower Consumers.    Across numerous sectors, product and service providers have used networking technology to enhance their relationship with, and understanding of, their consumers. In the consumer banking sector, for example, electronic and online interactions have resulted in higher engagement between the bank and its consumers, resulting in more personalized and improved service, while reducing costs and enhancing efficiency. Many utilities desire to enhance the relationship with their consumers in a similar fashion to improve the consumer experience and enhance operational efficiency. We also believe that, given consumer adoption of sophisticated information technology tools, heightened awareness of environmental issues and rising energy costs, many consumers are no longer content to be passive users of energy. Instead, many consumers will seek to play an increasingly active role in managing their energy use, facilitated by timely information and advanced tools. Studies have demonstrated that when provided with real-time pricing information and incentives, utility consumers are likely to reduce their overall energy consumption. According to the American Council for an Energy-Efficient Economy, based on eight large-scale, real-time residential feedback pilots and experiments, consumers experienced electricity savings of up to 9.3%, with average savings of 3.8%, when they have more feedback on their energy usage. Additionally, four of these pilots also considered the effect of various dynamic mechanisms on peak demand, finding peak savings up to 11.3%. Much of today’s power grid lacks the ability to deliver such enhanced interaction between utilities and their consumers. In addition, in markets where power utilities operate in deregulated and competitive environments, this additional information serves as a point of differentiation for the consumer and a competitive advantage to the utility provider.

Utilities are Under Pressure to Adapt to Changing Policies.    Around the world, a heightened focus on the environment and energy security has driven policies that support new utility rate structures that promote energy efficiency, increase renewable generation and limit greenhouse gas emissions. For example, public utility commissions in 18 U.S. states have adopted electric rate decoupling, in which the rate structure separates the volume of electricity sold from the utility’s profits. In decoupled rate structures, the utility’s revenue target is defined, and rates are adjusted to match the agreed upon rate of return. This structure removes disincentives a utility would otherwise have to adopt energy efficiency and conservation programs that would result in the utility selling less power. Also, 29 U.S. states plus the District of Columbia, Puerto Rico and Northern Mariana Islands have adopted renewable portfolio standards, which mandate increased renewable generation, and eight additional U.S. states and two U.S. territories have non-mandatory renewable portfolio goals. In 2009, E.U. leaders set the “20-20-20” targets, calling for a 20% cut in emissions below 1990 levels, a 20% improvement in energy efficiency and a 20% share in renewable energy by 2020. As part of these targets, the E.U. has mandated that 80% of all electricity and gas meters be updated to advanced metering infrastructure, or AMI, by 2020 and 100% by 2022. In April 2011, the European Commission extended this mandate to a call for smart grids, noting “Without serious upgrading of existing grids and metering, renewable energy generation will be put on hold, security of the networks will be compromised, opportunities for energy savings and energy efficiency will be missed, and the internal energy market will develop at a much slower pace.” In addition, smart grid technology is a greater focus of Japan’s government, utilities and technology companies after the 2011 tsunami caused massive blackouts and a meltdown at the Fukushima nuclear power plant. Energy supply has since stabilized, but parts of the country, including Tokyo, are still closely monitoring daily power consumption and utilities are asking customers to limit power use. The global power grid infrastructure will require new technologies to enable utilities to comply with these new policies and adapt to these changing dynamics.

Enabling the Smart Grid: Fundamental to Addressing These Global Challenges

The transformation of the existing power grid to the smart grid through the application of networking technology is central to addressing these challenges. The smart grid will intelligently connect millions of devices that generate, control, monitor and consume power, enabling utilities and their consumers to interact dynamically with the energy supply chain by empowering them with timely information and control. We believe this change will fundamentally transform the world’s relationship with energy.

We believe that the application of networking technology to the power grid will revolutionize the way the world interacts with energy just as the application of networking technology to the computing industry reshaped the way in which the world manages and accesses information. Today, any computing device can communicate real-time with other computing and data resources around the world via IP networking. These devices range from servers and mainframes within corporate data centers to the billions of “endpoint” computing devices such as laptops, smartphones and embedded machines. The productivity and efficiency benefits stemming from communications networks that provide access to timely information have revolutionized the information technology industry, enabling new business models, dynamic decision making, and automated response and control.

As with the transition from localized computing to the Internet, a network is required to enable communications between end devices connected to the power grid and the utility. We expect that millions of grid-attached devices will eventually be networked, resulting in real-time information flows that will enable utilities to dynamically shift demand across time, address localized power-quality issues, identify and reduce wasteful line losses, and create sophisticated micro-grids to integrate a variety of supply-and-demand sources on a localized basis. We believe that just as cloud computing optimizes computing capacity, the networked grid will eventually facilitate optimized flows of power, reallocating excess generating capacity to where it is most needed and shifting demand to match available supply, effectively creating “virtual power plants.”

We believe these new capabilities will yield significant benefits to utilities, consumers and the environment, both in the near term and the future. These benefits include more efficient management of energy, improved grid reliability, capital and operational savings, the ability to pursue new initiatives, consumer empowerment, and compliance with evolving regulatory mandates through reduced carbon emissions. While smart grid deployments will require significant investment over the next few decades, we believe these investments will generate benefits for utilities and their consumers. Over time, we expect these benefits will translate into rates for consumers below what they would otherwise have been, absent such investments.

We believe that the full potential of the smart grid has yet to be imagined. One of the results following the application of networking to computing was the advent of the Internet. As networking has matured, a recognition has emerged that the value of a network increases as the number of devices it connects increases. Consistent with this perspective, we believe that as more devices are networked to the smart grid, its value will grow and it will generate benefits unforeseen today. Over the long term, we believe our networking platform has the potential to be extensible to areas beyond energy, including smart homes, smart buildings, and smart cities, thereby enabling the internet of things. The “internet of things” refers to an architecture where physical devices gain the capacity to communicate with each other through the application of networking technology.

Stringent Smart Grid Requirements Necessitate a Robust Networking Platform

We believe that utilities require a robust networking platform that allows them to transform the power grid infrastructure into the smart grid, thereby generating significant benefits to utilities, consumers and the environment. We believe that the only way to effectively enable the smart grid is through the implementation of a robust networking platform that meets the following stringent requirements:

Standards-Based.    We believe the most successful networks have been those based on open standards. IP has emerged as the dominant protocol for interconnecting enterprise devices, Internet clients and hosts, and consumer technologies. This dominance resulted from its low cost, its evolution according to standards and its ease of use. With an open, standards-based networking platform, utilities can choose from a diverse set of products from a variety of vendors, fostering competition and enabling utilities to select best-in-class products.

High Performance.    A networking platform must deliver high performance by maximizing throughput and minimizing latency. To accommodate an increasing number of solutions, such as distribution automation and demand-side management, the networking platform must be able to easily and economically support multiple solutions without negatively impacting performance.

Scalable.    A networking platform must scale easily and quickly to accommodate an ever-increasing number of devices generating and transmitting ever-increasing amounts of data. Large utilities have millions of consumers, and the networking platform must be capable of supporting all of them and the addition of many new devices in the future.

Extensible.    A networking platform requires upgradable software and hardware designed to allow utilities or developers to expand its capabilities. Extensibility reduces the need for additional future investments and mitigates the risk of technological obsolescence and stranded assets.

Secure.    The power grid is vulnerable to the risk of data loss, theft and malicious attacks, and a smart grid often provides a command-and-control function for the distribution of power. In addition, many of the power grid’s components are located in easily accessible and unsecured, outdoor locations. As a result, a networking platform for the smart grid must integrate highly sophisticated and proven security technologies deployed across multiple layers.

Broad Coverage.    To fully realize the benefits of the smart grid, utilities require a networking platform that provides coverage throughout their entire service territory. Grid devices are often geographically dispersed and located in inconvenient locations such as basements. As such, the networking platform must have the ability to integrate multiple communications technologies to reach all devices on the grid on a continual basis. In addition, the platform must be flexible enough to operate effectively in both densely and sparsely populated areas.

Reliable.    Much of the physical infrastructure that makes up the network must reside outdoors, where factors such as weather, the growth of foliage or construction can change operating conditions over the infrastructure’s lifetime. In addition, this infrastructure can be deployed in locations that are costly or difficult to service. As a result, a networking platform must be resilient, self-configuring and self-healing to function reliably with minimal intervention.

Cost Effective.    The networking platform must deliver a compelling business case, both at installation and as additional solutions are added to the network. Maintenance and upgrade costs must also be low, and the network must integrate with the utility’s existing information technology and systems to facilitate deployment without expensive installation or integration costs.

Our Technology and Solution

The foundation of our technology is a standards-based and secure IP network. Our network is composed of our hardware such as access points and relays, our UtilOS network operating system, and our GridScape software suite, which together provide utilities the ability to communicate with and control devices connected to the power grid. We also offer a suite of solutions that run on top of our network including advanced metering, distribution automation, and demand-side management. These solutions include additional hardware, such as our communications modules and bridges, and applications from our UtilityIQ and CustomerIQ software. Our solutions combine with devices from the large number of third parties with whom we collaborate to form end-to-end smart grid offerings built on our network. In addition, we offer a wide range of services that enable our utility customers to deploy, operate and maintain our networking platform and solutions. These service offerings include professional services to implement our products, managed services and SaaS to assist utilities with managing the network and solutions, and ongoing customer support.

Key Features and Benefits of Our Networking Platform

We have designed and built our networking platform from the ground up for the sole purpose of enabling utilities to transform the power grid infrastructure into the smart grid. We believe our utility customers benefit in the following ways:

Standards-Based.    Our networking platform is based on standard IP, including IPv4 and IPv6, which enables utilities to deploy standards-based networking throughout their infrastructure and allows for interoperability with other standards-based devices. We utilize web services and open software standards and interfaces to enable integration with third-party software and devices. We believe this open and flexible architecture enables multi-vendor interoperability and facilitates integration with devices and software from other vendors. As a result, we believe utilities can readily extend our networking platform to support a broad set of end-to-end smart grid offerings in a cost-effective and timely manner. Device choice also gives utilities the ability to deploy best-in-class products.

High-Performance.    Our networking platform delivers high-bandwidth, low-latency performance and traffic prioritization that enables it to meet the stringent requirements of multiple time-sensitive solutions for the smart grid. Our network hardware devices incorporate powerful two-way multi-channel radios, sophisticated routing techniques and high-speed node-to-node communications. Our platform is specifically designed to have ample bandwidth, which allows utilities to run multiple solutions including those that require high-throughput communications, such as distribution automation, while maintaining robust operating performance.

Scalable.    Our networking platform can be deployed rapidly at scale to accommodate millions of devices on the power grid. For example, between September 2008 and December 31, 2012, PG&E networked more than 4.8 million Silver Spring-enabled meters, representing what we believe is the largest IPv6 network for utilities. Similarly, our UtilityIQ software suite is designed to support the significant data load generated by millions of devices as they are added to our networking platform. As a result, we believe utilities that deploy our networking platform can easily and cost-effectively expand beyond the scope of their initial deployments.

Extensible.    Our communications modules are designed with ample processing power and memory to support future functionality. This design enables us, for example, to deliver software over the air, much like a smart phone. This ability allows us to augment the functionality of, and to deploy new solutions and applications to, previously deployed hardware. For example, we recently made available UtilityIQ Power Monitor that leverages the intelligence in our communications module to provide proactive alerting of voltage levels above or below a utility’s threshold. Our utility customers can deploy this application by simply pushing the application out over the air to devices already deployed in the field. As a result, we believe our utility customers can mitigate the risk of technology obsolescence.

Secure.    Our networking platform incorporates an end-to-end, multi-layer security architecture. Our security model incorporates sophisticated techniques to secure every device on the network but is also architected to preserve the integrity of the entire network even if an individual device is compromised. We use proven, IP-based technologies and associated security techniques to enable our utility customers to benefit from a technology that has had to evolve over the decades to address constant, increasingly sophisticated attacks in a wide variety of industries and applications. We secure communications over our platform using a combination of advanced encryption, strong authentication mechanisms and Public Key Infrastructure security certificates. We combine our proprietary security architecture with these standardized IP-based technologies to address a wide range of potential threats that are specific to long-lived networking infrastructure. As a result, we believe our networking platform allows utilities to operate large-scale networks while minimizing security risk.

Broad Coverage.    Our networking platform supports a variety of standard communications technologies providing utility customers with flexibility to select the technologies required to maximize network coverage in their service territories. Our networking technology typically utilizes a powerful radio deployed in a wireless mesh architecture, which leverages a peer-to-peer design to cost-effectively connect many endpoints while providing multiple redundant paths to enable broad coverage. We can also leverage alternative communications technologies, such as 3G/4G cellular, satellite and Ethernet and may incorporate others, as appropriate. This flexibility enables us to provide coverage throughout diverse terrain and population densities. Gen4, our next-generation networking technology, is available in some products today, with more products coming this year. Communications modules support radio frequency communications and will support a cellular communications option. As a result of our current and planned innovations, we believe our utility customers can deploy a flexible networking platform that meets their coverage needs.

Reliable.    Our networking platform is designed to be self-configuring and self-healing. Our communications modules communicate with multiple access points, providing redundant paths to the utility, and dynamically adjust their connections to neighboring devices to accommodate changes in the physical environment that impact wireless throughput, such as new construction or foliage growth. In addition, our UtilOS network operating system routinely re-evaluates the optimal path for communications traffic. As a result, utilities benefit from built-in optimization and self-healing capabilities that allow our networking platform to function reliably with minimal interruption and limited manual intervention.

Cost-Effective.    Our networking platform is designed to limit both capital and operational expenditures relative to more expensive and more limited alternatives, such as those that rely solely on one technology, such as RF tower-, cellular- or PLC-based architectures. In contrast to such alternatives, our architecture enables our utility customers to leverage a single network, rather than build multiple networks, when deploying multiple smart grid solutions. We lower capital costs because our networking platform requires less equipment since our access points support data from thousands of our communications modules. In addition, all communications modules can act as relays for data from other communications modules, reducing the need for more network equipment. We lower operating expenses because our hardware and software are highly automated and operate with minimal manual intervention, thereby reducing upfront and ongoing maintenance expenses. Also, our software suite is based on a web-services architecture, simplifying integration with existing utility data systems and further limiting costs as a result of reduced integration time. We believe our networking platform design limits overall capital and operational expenditures and enhances our utility customers’ return on investment.

Business Benefits of Our Smart Energy Platform

Our networking platform is designed to yield significant benefits to utilities, consumers and the environment. We believe that utility investments in the networking platform will help utilities mitigate future costs and improve their ability to manage the power grid. Over time, we expect these benefits will translate into rates for consumers below what they would otherwise have been, absent such investments. In addition, many of the benefits will flow directly to consumers by empowering them to use energy more efficiently and save money. The benefits of transforming the power grid into the smart grid via our technology include more efficient management of energy, improved grid reliability, capital and operational savings, the ability to pursue new initiatives, consumer empowerment, and compliance with evolving regulatory mandates through reduced carbon emissions. EPRI estimates the benefits of deploying a smart grid in the United States to be worth $1.3 to $2.0 trillion in 2010 dollars between 2010 and 2030.

Examples of the tangible benefits delivered by our networking platform and solutions include:

Operational Savings and Improved Grid Reliability for Utilities.    Utilizing our advanced metering solution, utilities can significantly reduce costs by automating certain key operational functions required to run their business, including meter reading, and connecting and disconnecting electricity service. These tasks have historically been labor intensive for utilities and inconvenient for consumers. For example, Black & Veatch, based on analysis of Commonwealth Edison Company’s advanced metering pilot program utilizing our technology, has estimated the net benefits from advanced metering infrastructure for Commonwealth Edison Company to be approximately $2.8 billion over 20 years. The savings identified result from operational improvements including: virtual elimination of manual meter reading, more accurate bills, and fewer service visits and calls to the customer call center; improved electricity theft detection and quicker sign-up of new customers minimizing energy losses; and enhanced disconnection and reconnection of electric service. Another example is PG&E which was able to automate more than 472,000 remote disconnects and reconnects in 2012 as a result of implementing our platform. According to PG&E, the average cost per field visit, as of March 2005, was approximately $85 for single-phase electricity meters. Automation also benefits consumers by reducing wait times for service. During Hurricane Irene in 2011, Delmarva Power and Light Company utilized our platform to remotely verify if power had been restored at customers’ homes, thus eliminating the need to make telephone calls to customers or dispatch crews to several hundred locations, freeing up crews to work on restoring service to other customers. According to BG&E, during Hurricane Sandy in 2012, hundreds of truck rolls were eliminated using our networking platform, providing faster restoration to all of BG&E’s customers compared to restoration that would have occurred without the technology installed. Once fully deployed, BG&E expects to eliminate thousands of truck rolls in similar events, significantly reducing outage restoration time to its customers. McKinsey & Company reports that operational benefits from advanced metering infrastructure is estimated to be $9 billion by 2019 by improving power grid efficiency and reliability.

Empowering Consumers.    Our demand response solution allows utilities to engage and empower consumers by offering new time-based pricing options and connecting in-home technologies to provide opportunities for consumers to better understand their energy usage and save money. With these new pricing options, utilities can better smooth out levels of electric demand throughout the day reducing the need to build additional power plant capacity to accommodate peak demand, generating large capital expense savings from avoiding construction of power plants and reduced operating costs of generating electricity during peak times. For example, in 2010, OG&E piloted our demand response solution, including our CustomerIQ portal, and conducted a study of approximately 3,000 consumers on the effects of the solution. Under this demand response pilot, OG&E offered a variety of voluntary dynamic-pricing programs using various in-home technologies, including our CustomerIQ portal. Study participants that were assigned the CustomerIQ portal generated peak period demand reductions of approximately 7% to 14%. During the 2010 pilot, 98% of consumers saved money compared to what their bills would have been. According to a report by Global Energy Partners, OG&E is hopeful that demand reductions achieved through a combination of price response programs, which includes customer participation in programs enabled by smart meter technology, in-home technology, and energy awareness, will have the effect of reducing peak demand to help OG&E achieve its goal to delay the need for incremental power generation until at least 2020. In 2011, OG&E expanded its study to 6,000 consumers, with the results validating the 2010 results. Customers assigned the CustomerIQ portal generated peak demand savings of approximately 9% to 15%. Based on the successful results of the two-year pilot, OG&E is now offering these demand response programs to all customers in its service territory and had enrolled 44,000 customers as of December 31, 2012. In an October 2012 study by J.D. Power and Associates, OG&E was ranked #1 in its category for customer satisfaction and has been recognized by the U.S. Department of Energy for its innovative efforts to empower consumers and save energy. The Brattle Group estimates that a 5% drop in peak demand can yield substantial savings in generation, transmission and distribution costs, enough to eliminate the need for installing and running some 625 infrequently used peaking power plants and associated power delivery infrastructure, which represents savings of $3 billion per year or a discounted present value of $35 billion over the next two decades.

Increasing the Efficiency of the Power Grid.    With our advanced metering and distribution automation solutions, utilities can more effectively and efficiently deliver electricity to homes and businesses with less waste. Historically, utilities have had limited visibility into the voltage levels at consumers’ locations, requiring the utilities to send more power down the lines to ensure adequate voltage. With our products, utilities can monitor actual voltage levels at each consumer’s location and adjust system voltage remotely, improving energy efficiency. For example, Ohio Power Company, a subsidiary of American Electric Power Company, Inc., or AEP Ohio, is running a pilot leveraging our distribution automation and advanced metering solutions to monitor and control voltage levels on the grid. In its pilot covering six substations, AEP Ohio has shown nearly 3% reduction in energy and approximately 2% to 3% reduction in peak demand. Green Circuits, a distribution-efficiency initiative led by EPRI, has shown that utilities can achieve 1.8% to 2.7% overall energy reduction with conservation voltage reduction. Pacific Northwest National Laboratory estimates that 2% energy savings in the United States from conservation voltage reduction and advanced voltage control can reduce carbon emissions by 2% in the United States, or 59 million metric tons per year, by 2030. McKinsey & Company estimates that by 2019, energy savings from conservation voltage reduction and volt-VAR optimization will total $43 billion in 2009 dollars annually in the United States.

Our Competitive Strengths

We believe we have a number of unique advantages that position us for continued leadership and growth in providing the networking platform and solutions utilities use to transform the power grid infrastructure into the smart grid. Our competitive strengths include:

Premier Purpose-Built Network for the Smart Grid.    We were founded for the sole purpose of helping utilities transform the power grid into the smart grid. The core of our technology is the network, which was designed and built from the ground up for the specific purpose of addressing the stringent requirements of the smart grid: standards-based, high performance, scalable, extensible, secure, broad coverage, reliable and cost effective. Alternative solution providers often repurpose networking technologies, such as cellular and broadband, and as a result have not comprehensively addressed the challenging requirements of the smart grid. Other providers have expertise rooted in meters and other grid devices rather than in networking. We believe our purpose-built network is best-in-class.

Innovative Technology.    We built our networking platform through our focused development of core networking, communications, semiconductor and power electronics technologies. In 2006, we developed what we believe was the first IPv6 networking platform that enabled two-way communications between utilities and millions of devices connected to the power grid. Since then, we have continued to add features and functionality to improve our networking platform. We have also built a significant core competency in key software disciplines, including operating system design, network management, security and analytics that both underlie our networking platform and also enable the advanced solutions and applications we offer on top of our network. In January 2012, we announced Gen4, our next-generation networking technology, which is available in some products today, with more products coming this year. The technology features a modular architecture and faster performance, and will support more memory and an integrated cellular option, adding more flexibility and choice for our utility customers. As of December 31, 2012, we had 42 patents issued and 83 patents pending in the United States related to networking hardware and software, and smart grid applications.

Field-Proven Performance.    We have deployed what we believe to be the world’s largest IPv6 network enabling the smart grid. Our technology is used by utilities as a mission-critical communications network that supports the monitoring, control and management of their distribution infrastructure. As a result, operational performance, stability and reliability are paramount. Our networking platform has been operating in the field under live conditions for several years. As of December 31, 2012, 15.8 million Silver Spring-enabled devices that connect homes and businesses for leading utilities have been delivered to our utility customers. For 2012, we delivered 99.9% system availability of our UtilityIQ advanced metering solution for the networks that we manage. Our proven ability to deliver consistent performance to some of the world’s most demanding utilities differentiates us from our competitors.

Low Total Cost of Ownership.    Our networking platform and solutions were designed to offer utilities low total cost of ownership. We designed our networking platform to be high-performing, flexible and capable of supporting multiple solutions. As a result, we believe utilities can reduce their capital and operational expenditures by leveraging a single platform, as compared to alternatives that will likely require the deployment of additional, duplicative networks to support additional solutions. The design of our networking platform, which includes features such as self-healing, high-powered and modular architectures, allows for cost-effective implementation in support of a single solution, such as advanced metering. Utilities that choose to deploy additional solutions, such as distribution automation and demand-side management, can leverage their existing networking platform, resulting in lower operating expenses, better capital efficiency and faster deployment, ultimately resulting in shorter time to value. The majority of our full-deployment utility customers are already leveraging our networking platform deployed for advanced metering to support at least one other smart grid solution, further lowering their total cost of ownership. We believe for every solution that utilities add to our networking platform, they further reduce their total cost of ownership when compared to alternative approaches.

Blue Chip Utility Customers.    Our customer base consists of some of the largest and most recognizable and respected utilities in the United States and Australia. We have worked closely with these utility customers with a focus on delivering superior products and a high level of service, allowing us to form long-term relationships. Our close working relationships provide us with early and deep insight into their needs and future requirements, which then drives our development efforts. When new projects arise with these utility customers, we believe our relationships position us well to compete for their business. In addition, our existing utility customers often serve as strong references when we compete for business from new utility customers.

Interoperability with Industry-Leading Partners.    We work closely with a number of vendors, including meter manufacturers, to develop end-to-end offerings for utilities that implement our standards-based networking platform. Our solutions are designed to interoperate with the products of more than 75 vendors, providing our utility customers with the flexibility to choose from a wide range of products. In addition, we have more than 40 hardware and software vendors in the smart grid value chain that have applied to enroll in our partner program. For example, when deploying our advanced metering solution, our utility customers can select meters offered by several different manufacturers. As we continue to increase the number of vendors with whom we collaborate, our utility customers will benefit from the resulting innovation, helping establish our networking platform as the industry standard.

Our Strategy

Our objective is to provide the leading networking platform and solutions that enable utilities worldwide to transform the power grid into the smart grid, ultimately becoming the industry standard. To achieve this objective, we intend to:

Exceed our Customers’ Expectations.    We seek to differentiate ourselves from our competitors through superior product reliability, performance and service. We believe that this focus has strengthened our relationships with our existing utility customers. We have regular feedback sessions with our utility customers, which allow us to better understand their evolving needs and continuously improve our products and services. We also believe our global presence and our investments in software engineering and support create competitive advantages in serving domestic and international utilities.

Enlarge our Network Footprint.    As our networking platform has been demonstrated at scale, we have succeeded in attracting additional utility customers. Since January 1, 2007, we have entered into publicly announced contracts to provide our networking platform and solutions to utility customers representing more than 22 million homes and businesses. In addition, utilities serving more than 25 million homes and businesses are currently in various phases of piloting and testing. By expanding our footprint, we not only realize the revenue associated with the initial contract but also gain an opportunity to sell additional solutions and services to these customers in the future. As a result, we are focused on winning new deployments with the goal of becoming the networking platform of choice for leading utilities worldwide.

Expand Internationally.    We believe the smart grid has become a priority for utilities worldwide. Our goal is to be the leader in every market we enter. We are actively involved in marketing our Smart Energy Platform on a global basis and currently have projects and personnel in Australia, South America and Europe. In February 2012, we announced plans to collaborate with Hitachi on joint opportunities in the areas of smart grid and smart city in Japan and other regions, and in September 2012, entered into a formal agreement with Hitachi for such collaboration. We have generally prioritized our international activities based on a combination of the following attributes: high GDP, high total and per-capita electricity consumption, utilities with a large number of homes and businesses, government mandates, available RF spectrum, high energy theft, reliability concerns and operating inefficiencies. We selected Australia as our initial international market because we believed our networking platform and solutions were uniquely positioned to meet the requirements of that country’s progressive regulatory and environmental mandates. In 2008, we signed agreements with Australian utilities Jemena Electricity Networks Limited and United Energy Distribution, and in 2009, we signed agreements with Citi Power Pty and Powercor Australia Ltd, resulting in our becoming a leader in Australia. In 2010, we opened an office in Brazil in anticipation of that country’s regulatory mandates and have been active participants contributing to the formulation of those regulatory standards. We have also introduced versions of our products modified for this market and have deployed field projects with a number of utilities and in 2012, announced our first two customers in Brazil, AES Eletropaulo and CPFL Energia. In Europe, we are actively engaged with utilities influencing market requirements and have a number of ongoing testing and evaluation projects. To address this international opportunity, we plan to aggressively invest in our products, marketing efforts and delivery capabilities to serve these markets.

Broaden our Solutions and Services.    We strive to broaden the scope of our solutions and services to maximize the benefit our utility customers receive from having deployed our Smart Energy Platform. This expansion includes providing existing utility customers with additional solutions and services from our current portfolio and developing new solutions and services to address our utility customers’ evolving requirements, as discussed below.

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Market Additional Solutions to Existing Utility Customers.    The majority of our utility customers are already leveraging the networking platform for advanced metering to support at least one other solution. For example, OG&E initially awarded us a contract for our networking platform and our advanced metering solution, and has recently signed an additional contract for our energy efficiency and demand response solutions. Similarly, after deploying our advanced metering solution, Sacramento Municipal Utility District purchased our distribution automation solution.

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Develop New Solutions and Applications.    In response to our customer needs, we have also developed new applications, such as Critical Operations Protector, or COP, which enhances security for issuing critical commands such as remote disconnects in advanced metering.

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Expand Our Services Business.    Services are a key component of our Smart Energy Platform, providing value to our utility customers as they deploy and operate our network and solutions. Even after our solution is fully deployed, utility customers have elected to have us continue managing their network. For example, FPL extended its managed services contract for five years. In addition, as we add new solutions and applications to our product portfolio, we expect to develop new complementary service offerings. Our managed services and SaaS represent the foundation of our recurring revenue base, which was approximately 11% of total billings and 8% of total revenue in 2012, respectively.

Extend our Technology Leadership.    We intend to continue to invest in research and development to further enhance our technology leadership. In 2006, we implemented what we believe was the first IPv6 network for the smart grid and have since incorporated our experience and feedback into developing every subsequent generation of our technology. We have released three major versions of our technology, with improved security, distributed intelligence, and transport options. With each generation of our technology, we have been able to simultaneously reduce hardware production costs while materially enhancing its functionality. Gen4, our next-generation networking technology, is available in some products today, with more products coming this year. The technology features a modular architecture and faster performance, and will support more memory and an integrated cellular option, adding more flexibility and choice for our utility customers. Over the long term, we believe our networking platform has the potential to be extensible to areas beyond energy, enabling the internet of things, where physical devices gain the capacity to communicate with each other through the application of networking technology.

We believe that by continuing to execute our strategy and connect additional homes and businesses, we will experience a network effect that will establish our Smart Energy Platform as the global standard.

Utility Customers

Our utility customers are located in the United States, Canada, Australia, New Zealand, South America, Asia and Europe. Our customer agreements range from large-scale deployments across a utility’s entire service territory to pilot projects and tests. Our customer agreements often address both the deployment of our networking platform as well as specific solutions such as advanced metering, distribution automation and demand-side management. As of December 31, 2012, we delivered to our utility customers 15.8 million Silver Spring-enabled devices that connect homes and businesses via our networking platform to their back-office systems.

The following list includes our current utility customers, as of February 26, 2013, that have deployed or are deploying our networking platform and advanced metering in their coverage area. Many of these utility customers are also piloting or have purchased one or more of our other solutions.

•	Atlantic City Electric Company, a subsidiary of PHI

•	Baltimore Gas and Electric Company, a subsidiary of Exelon Corporation

•	CitiPower Pty and Powercor Australia Ltd, subsidiaries of CHEDHA Holdings Pty Limited

•	Commonwealth Edison Company, a subsidiary of Exelon Corporation

•	CPFL Energia

•	CPS Energy

•	Delmarva Power and Light Company, a subsidiary of PHI

•	Florida Power & Light Company, a subsidiary of NextEra Energy, Inc.

•	Guelph Hydro Electric Systems, Inc.

•	Jemena Electricity Networks (Vic) Ltd

•	Modesto Irrigation District

•	Oklahoma Gas and Electric Company, a subsidiary of OGE Energy Corp.

•	Pacific Gas and Electric Company, a subsidiary of PG&E Corporation

•	Potomac Electric Power Company, a subsidiary of PHI

•	Progress Energy Carolinas, Inc. and Progress Energy Florida, Inc., subsidiaries of Progress Energy, Inc.

•	Sacramento Municipal Utility District

•	SP PowerAssets Limited, or Singapore Power

In 2012, the deployments for FPL, PG&E and OG&E represented 31%, 30%, and 18% of our revenue, respectively. In 2012, the deployments for BG&E, FPL, OG&E, and CHED represented 23%, 22%, 10% and 10% of our billings, respectively.

In addition, we had 15 utility customers, as of December 31, 2012, piloting at various scales our Smart Energy Platform, including the following:

•	AEP Ohio, a subsidiary of American Electric Power Company, Inc.

•	AES Eletropaulo, a subsidiary of The AES Corporation

•	Endeavour Energy

•	Essential Energy

•	Indiana Michigan Power Company, a subsidiary of American Electric Power Company, Inc.

•	Indianapolis Power & Light Company, a subsidiary of The AES Corporation

•	Maui Electric Company, Ltd.

•	Public Service Company of Oklahoma, a subsidiary of American Electric Power Company, Inc.

•	WEL Networks Limited

•	Western Power Corporation, a subsidiary of Electricity Networks Corporation

Products and Services

Our Smart Energy Platform enables utilities to transform the existing power grid infrastructure into the smart grid and includes our networking platform and solutions that run on top of the network as well as complementary services. Our networking platform facilitates two-way communications between the utility back office and devices on the power grid. We also offer a suite of solutions and applications that run on top of our network including advanced metering, distribution automation, and demand-side management. These solutions and applications are integrated with products from the large number of third parties with whom we partner to form end-to-end smart grid offerings. In addition, we offer a wide range of services that enable our utility customers to deploy, operate and maintain our Smart Energy Platform.

The following diagram depicts our Smart Energy Platform and its interconnection with a utility customer’s back-office systems.

Within our Smart Energy Platform, we provide a full stack of software capabilities that underlies our networking platform and enables the solutions and applications we offer on top of our network. At the core is UtilOS, our network operating system that drives the functionality of all our devices. Our GridScape suite provides management and security for our overall network. The UtilityIQ and CustomerIQ application suites provide business intelligence for each of the solutions we offer.

Networking Platform

At the foundation of our Smart Energy Platform is a standards-based and secure IP network. The networking platform is composed of our hardware such as access points and relays, our UtilOS network operating system, and our GridScape management and security software. This network provides utilities the ability to communicate with devices connected to the power grid.

Networking Hardware:

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Access Points.    Our access points run UtilOS and combine advanced routing and processing capabilities with a powerful radio to help form the network. Access points link devices in the neighborhood area network to a utility’s back office or data center over the wide area network. Access points support flexible communications technologies to connect to a utility’s back office, such as 3G/4G cellular, satellite and Ethernet. These devices are engineered to withstand harsh environmental conditions, including wind, lightning strikes, rain, snow, and temperature extremes; are packaged in a standard form factor; and can be installed in a variety of locations such as a power pole.

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Relays.    Our relays are repeater devices that run UtilOS and extend the reach of our network. RF signal strength between communicating devices can decrease as a result of interference or obstructions such as foliage, buildings, and terrain. Relays receive signals from any of our hardware devices and retransmit the signals at full strength. Like access points, relays use heavy-duty enclosures engineered to withstand harsh environmental conditions and are packaged in a standard form factor that can be installed in a variety of locations.

Networking Software:

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UtilOS.    Our UtilOS software is our network operating system that resides on and powers all of our hardware devices. UtilOS allows our hardware devices to securely join the network and communicate with each other. UtilOS provides a comprehensive set of advanced networking features including network discovery, network addressing and address management, advanced routing, and secure communications. UtilOS also allows our devices to be remotely programmable over the air, enabling device upgrades without costly maintenance visits.

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GridScape.    Our GridScape network management and security application provides configuration, management, firmware upgrades, and security for our devices and network. GridScape, currently sold as UtilityIQ Network Element Manager, provides a real-time view into the health and status of the network. It offers graphical network topology status reports, summary statistics about network operation, and active events by type and severity. GridScape also provides a number of security features, including management of security certificates for encrypted communications across the network. For distribution automation, we sell an additional application, GridScape for distribution automation, which manages our hardware for distribution automation communications. It supports a number of features including network polling, on-demand diagnostics, remote configuration, geospatial display of network statistics, spectrum analysis and encrypted communications. Another GridScape application, the 3G meter configuration software, enables configuration of third-party 3G or GPRS cellular modems deployed in select meters. The Critical Operations Protector application enhances security for issuing critical commands such as remote disconnects for advanced metering, in which a utility remotely turns on or off electricity service to a home or business. Critical Operations Protector combines our software with third-party hardware to increase security for sending those commands.

Solutions

We offer an array of solutions consisting of hardware and software that build upon our network, including advanced metering, distribution automation, and demand-side management. Demand-side management includes energy efficiency, demand response, and electric vehicle charging solutions.

Advanced Metering

Our advanced metering solution provides utilities with two-way communications from our communications module integrated into a third-party meter to their back office, enabling utilities to remotely perform such functions as reading meter usage, capturing time-of-use consumption data, connecting and disconnecting service, and detecting power outages. Our advanced metering solution comprises communications modules that are integrated into our partners’ meters and our UtilityIQ software applications. We do not manufacture meters; instead, we partner with various meter manufacturers to provide a range of meter options for our utility customers.

Our advanced metering hardware includes:

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Communications Modules.    Our communications modules are wireless network interface cards that are embedded into third-party meters. We are meter agnostic and currently support meters certified by the American National Standards Institute and International Electrotechnical Commission. Our communications modules have significant processing power and flash memory, which enable distributed intelligence throughout our network and provide memory for data storage. Our communications modules run our UtilOS network operating system, enabling the devices to form a self-configuring, self-healing mesh network and to securely and dynamically join our network. Our communications modules also include powerful two-way radios. They typically transmit at one watt, the highest regulatory level allowed for systems operating in unlicensed spectrum in many global jurisdictions, and this high wattage significantly increases signal range. These radios can support a variety of frequencies. U.S. deployments operate in the 902-928 MHz ISM band, and the communications module can be modified to support different frequencies to meet local requirements. Versions of our communications modules can also connect to third-party GPRS or 3G cellular modems to directly connect the meter to the UtilityIQ suite over a public carrier network. Communications modules can also support a second radio for home area network, or HAN, connectivity. This HAN radio can relay data needed for demand-side management initiatives and runs ZigBee and other standards-based protocols. Gen4, our next-generation networking technology, is available in some products today, with more products coming this year. The technology features a modular architecture and faster performance, and will support more memory and an integrated cellular option, adding more flexibility and choice for our utility customers.

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External Communications Modules.    For certain devices in international markets, we offer external communications modules that enables us to quickly support additional third-party meters before our communications technology is integrated into the meter. This external communications module connects to our partners’ meters via a serial interface and includes the same powerful two-way radios as our integrated communications modules.

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Gas Interface Management Units, or IMUs.    We embed technology similar to that in our communications modules within our Gas IMUs. These self-contained devices are designed to be installed on a variety of in-the-field third-party gas meters to enable two-way communications to a utility’s back office.

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Water Meters Modules.    We do not manufacture communications modules for water meters, but the software in our advanced metering solution collects usage data communicated by water meters manufactured by third parties.

Our advanced metering software typically includes our UtilityIQ Advanced Metering Manager, or AMM, software application and may include, at the option of our utility customers, our UtilityIQ Outage Detection System, or ODS, software application.

•	UtilityIQ AMM. UtilityIQ AMM provides meter data collection, remote service management, remote meter management, and meter provisioning. The UtilityIQ AMM interface allows utility operators to configure groups, schedules and exports across a variety of devices to collect, manage, and analyze consumption data, power-quality metrics, device locations, and status logs. Utilities can also upgrade the software within the meter, enabling utilities to remotely provide new functionality to all the meters in their service territory. UtilityIQ AMM includes a software development kit, which allows our current and future meter partners to more quickly integrate their meters with our software.

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UtilityIQ ODS.    UtilityIQ ODS enables identification and scoping of power outages and restorations, immediately alerting utilities to an outage. The software correlates outage and restoration data, providing a visual presentation of outage severity and location as well as power restoration. UtilityIQ ODS integrates with a utility’s Outage Management System.

Distribution Automation

Our distribution automation solution provides two-way communications from distribution devices along the power grid to the back office or substations, providing utilities with real-time information for grid monitoring and control. Our distribution automation solution comprises bridges paired with third-party devices and our UtilityIQ Power Monitor and UtilityIQ Voltage Optimizer applications. While utilities have been implementing distribution automation for many years, adding two-way communications over a common networking platform significantly improves their visibility into and control over the power grid. As a result, utilities gain the information needed to better contain and more quickly resolve outages, monitor power-quality metrics with greater granularity, and adjust voltage levels dynamically to reduce energy waste. Our distribution automation solution hardware and software include:

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Bridge Product Family.    Our bridge family incorporates our communications technology to enable two-way communications to a wide variety of distribution devices, such as reclosers, automated feeder switches, and capacitor bank controllers. Our bridges support the standard Distributed Network Protocol, or DNP3, which supports connectivity with utilities’ Supervisory Control and Data Acquisition, or SCADA, and other protection-and-control systems.

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Communications Modules.    We have integrated our communications module into a third-party grid sensor that provides real-time, location-aware intelligence about distribution lines. The grid sensor monitors current, temperature, and power quality, and leverages our network to relay that data to the utility’s back office systems, including SCADA. The grid sensor also helps pinpoint fault locations and proactively identifies locations that could benefit from equipment maintenance or vegetation management.

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GridScape for Distribution Automation.    GridScape for distribution automation manages the network for distribution automation. It supports a number of features including network polling, on-demand diagnostics, remote configuration, geospatial display of network statistics, spectrum analysis and encrypted communications. GridScape also supports device management for the communications module in our partner’s grid sensor.

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UtilityIQ Power Monitor.    Utilities today have a limited understanding of voltage levels across their distribution grid, relying on limited data points and estimates to model voltage levels. Consequently, utilities send electricity to consumers at higher-than-needed voltage levels to ensure that the last home or business on the distribution line receives sufficient voltage, resulting in wasted energy. The UtilityIQ Power Monitor application leverages intelligence in our communications modules to provide real-time alerts of voltage levels above or below a utility-set threshold.

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UtilityIQ Voltage Optimizer.    UtilityIQ Voltage Optimizer combines detailed premise-level voltage data with conservation voltage reduction (CVR) algorithms to enable utilities to maximize voltage savings while staying within compliance levels. This application combines voltage alerts from UtilityIQ Power Monitor with voltage polling data from UtilityIQ Advanced Metering Manager and then leverages CVR algorithms from a third party to process that data and define areas where voltage levels can be reduced. This application then leverages the SCADA system to adjust voltage levels throughout the power grid and maximize energy savings.

Demand-Side Management

To help balance energy supply and demand, utilities need a way to better manage the power load their consumers create. Reducing, shifting, or scheduling this power load is called demand-side management. We offer three solutions to support demand-side management. Energy efficiency helps reduce overall energy consumption, or “base load.” Demand response helps reduce energy consumption when demand is highest, called “peak load.” Electric vehicle charging management allows utilities to optimize when to charge electric vehicles, minimizing costs to customers and the load burden on the grid.

Energy Efficiency

Our energy efficiency solution leverages the two-way communications in and information gathered from our advanced metering solution to provide consumers with timely information about their energy usage via either our web-based portal or a third-party in-home device. Utilities can also use our web-based portal to send their consumers personalized analysis of their energy usage trends and suggestions for how to reduce usage. Our energy efficiency solution hardware and software include:

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Communications Modules.    Utilities can leverage the HAN radio on the communications module deployed for advanced metering to extend communications into a consumer’s home or business. This 2.4 GHz radio provides connectivity to ZigBee-based devices in the premise. While we do not manufacture in-home devices, we resell some devices and have developed a qualification program to test and validate other third-party devices.

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CustomerIQ.    CustomerIQ is a web-based application that enables utility consumers to track, understand, and manage their energy usage and environmental footprint at their homes and businesses. By seeing their power consumption in 15-minute increments, for example, consumers using CustomerIQ gain better visibility into the impact that various appliances, temperature settings, and lighting configurations have on their energy usage and can in turn adjust their devices to reduce overall energy consumption. CustomerIQ provides utilities with a modular web-based interactive energy-management platform that delivers an insightful, consumer-friendly interface for their smart grid initiatives. Utilities can also use CustomerIQ to offer customers weekly energy reports sent via e-mail. We believe that the use of CustomerIQ, or features of CustomerIQ integrated into a utility’s web site, will allow utilities to better educate their consumers on their energy usage and offer recommendations for reducing energy consumption.

Demand Response

Demand response is an initiative in which utilities incentivize consumers to reduce energy use during times of peak demand to avoid the high cost of building additional generation or procuring energy to support this peak load. Historically, to support demand response, utilities had to build out a separate communications infrastructure, lease access to third-party networks such as paging networks, or outsource the entire project to third parties. As a result, utilities focused demand response initiatives on only limited portions of their customer base. The adoption of advanced metering gives utilities a built-in two-way communications network they can leverage to directly offer demand response programs to all their consumers. With our technology, utilities can send messages to consumers in anticipation of a peak-load event, such as a hot summer day that is expected to drive up use of air conditioners, incentivizing them to limit use during peak hours. Utilities can leverage our technology to support both price-based and load control-based demand response programs. In price-based demand response programs, utilities send messages to consumers notifying them of upcoming increases in electricity prices. In load-control demand response programs, utilities send messages to third-party load-control devices that directly control the load of certain in-home equipment, such as air conditioners or pool pumps, during peak demand. Consumers can override the load-control events if needed. Our demand response solution includes hardware and software that enable utilities to send consumers these messages. Our demand response solution hardware and software include:

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Communications Modules.    As described under “—Energy Efficiency” above, utilities can leverage the HAN radio deployed with advanced metering to send pricing or load-control messages to devices inside the customer’s premise. We resell a number of demand response in-home devices, including load-control switches, programmable communicating thermostats, and in-home displays to relay peak pricing signals or adjust energy use during peak periods.

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UtilityIQ Demand Response Manager, or DRM.    UtilityIQ DRM enables utilities to send pricing and load-control messages to consumers who choose to enroll in their demand response programs. With UtilityIQ DRM, utilities can define and manage demand response programs, support flexible or fully loaded rate plans, and provision and troubleshoot devices on the HAN.

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CustomerIQ.    Utilities can leverage CustomerIQ to implement their demand response programs. Consumers can receive price alerts by logging into CustomerIQ over the Internet. We anticipate that future versions of CustomerIQ will allow consumers to use the web-based portal to manage energy consumption by changing settings on HAN devices in response to utility messages.

Electric Vehicle

The majority of consumers purchasing electric vehicles are also expected to purchase fast charging stations, referred to as Electric Vehicle Supply Equipment, or EVSEs. With the current power grid, utilities must supply power to charge an electric vehicle whenever it is plugged in. These 240-volt charging stations will require considerable power, which could strain the power grid if consumers plug in their electric vehicles at the same time, for example at the end of the work day. Utilities will need to be able to anticipate these potential increases in demand and leverage two-way communications to these charging stations to manage the power supply and avoid over-stressing grid infrastructure such as transformers, which can explode under excessive loads. With our technology, the utility will be able to incentivize consumers to charge their electric vehicles during non-peak times, helping utilities manage this new demand. Our electric vehicle solution hardware and software include:

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Communications Modules.    We have integrated our communications module into a third-party EVSE and plan to continue integrating with devices from additional existing EVSE partners. Utilities can leverage the two-way communications to the EVSE to understand where electric vehicles are charging in their service territory, adjust charging schedules, and protect grid infrastructure.

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UtilityIQ DRM.    UtilityIQ DRM software includes an optional add-on module that helps utilities manage electric vehicle charging infrastructure. This software helps utilities monitor energy usage of the EVSE and manage the load from electric vehicle charging. With this application, utilities will know when an electric vehicle has been plugged into the grid, which will allow the utility to control the electric vehicle charging, as needed, and understand typical consumer energy usage profiles. Integration with future versions of CustomerIQ will allow UtilityIQ DRM to communicate with consumers about EV charging.

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CustomerIQ.    We anticipate that future versions of CustomerIQ will enable consumers to monitor their electric vehicles’ charging status, get real-time information for the cost to charge, and start and stop charging at any time.

Services

We offer a wide range of services related to the initial deployment and ongoing operation of our networking platform and solutions. Our services include professional services, managed services and SaaS, and customer support.

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Professional Services—Network Design, Deployment Support and Program Management.    We offer an array of services to help utilities deploy our networking platform and solutions. Our services include network design and optimization, taking into account geographical terrain, wireless propagation characteristics, device density and routing design, to ensure data is transmitted through the network in an efficient and secure manner. Although we do not provide installation services directly, we support our utility customers and their third-party installers. We provide deployment support to ensure that our hardware devices are properly installed and registered with the network. We also deploy the UtilityIQ application suite and provide systems integration and training to securely connect it to the utility’s back-office software. In addition, we offer program-management services during all stages of a customer’s deployment cycle. These services, which involve close collaboration with our utility customers’ teams, are critical to the successful and timely deployment of our networking platform and solutions.

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Managed Services and SaaS.    Our managed services include monitoring the performance of the network, tracking trends, providing alerts, monitoring security and planning disaster response. Through our managed application services, we manage the UtilityIQ application suite. Depending on our utility customers’ preferences, we can deliver our solutions via a SaaS model, where we own the entire solution, including servers and software, and run it from our data center. Alternatively, we can manage the UtilityIQ software suite on servers and software owned by the utility, providing a managed service. Our SaaS offering allows utility customers to decrease or eliminate initial investments in software and hardware systems and transform their system usage to an on-demand basis. Recently, we announced SilverLink, an additional SaaS offering, which includes a variety of subscription services with real-time dashboards, on-demand reporting and historical data on the operating performance of our networking platform and solutions. The subscription services are tailored to deliver relevant smart grid data to specific utility groups, including network and meter operations.

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Customer Support.    We offer technical, network and product support at a variety of service levels. Support services include 24x7 telephone support, email and web-based problem reporting, monthly network health reporting, software updates and hardware replacement services.

Next-Generation Networking Technology

Gen4, our next-generation networking technology, is available in some products today, with more products coming this year. The technology features a modular architecture and faster performance, and will support more memory and an integrated cellular option, adding more flexibility and choice for our utility customers. Gen4 devices support data rates of up to 300 kbps and gear-shifting, which is the ability to dynamically adjust data rate to support backward compatibility or to optimize between performance and range. Communications modules support radio frequency communications and will support a cellular communications option. With this option, a communications module can also support Micromesh technology, in which the device uses radio frequency to connect neighboring devices and transmit their data over the cellular network to a utility’s back office or data center. This data will be integrated into our UtilityIQ applications in the back office. We continue to offer and support our current technology, which is fully compatible with Gen4.

Order Backlog

Our order backlog represents future billings for open purchase orders and other firm commitments. As of December 31, 2012, our order backlog was approximately $78 million, the majority of which we expect to fulfill during 2013.

Total Backlog

Our total backlog represents future product and service billings that we expect to generate pursuant to contracts that we have entered into with our utility customers and meter manufacturers. Our total backlog includes our order backlog, which represents future billings for open purchase orders and other firm commitments. As of December 31, 2012, our total backlog was approximately $745 million, and we expect to fulfill the majority of our total backlog over the next three years.

Our customer contracts are typically structured as master purchase and service agreements, or MSAs, under which the customer may place purchase orders over the course of a deployment. These deployments can extend for a number of years. Because our MSAs do not typically require a customer or meter partner to purchase a minimum amount of product or services, total backlog is an estimate based upon contractual terms, existing purchase orders and other available information regarding the amount and timing of expected future purchase orders to be placed by our utility customers and meter manufacturers, including non-binding forecasts. No assurance can be made that firm purchase orders will be placed under these MSAs in the amounts we estimate, within the time period we expect, or at all. Total backlog is subject to adjustments due to the long-term nature of our customer deployments. Adjustments can result from a variety of factors, including changes in the nature or scope of customer deployments, the impact of contingency provisions related to future delivery or performance, customer cancellations, market conditions, delayed regulatory approvals and customer defaults. Delays due to external market factors or delays in deployments and required regulatory approvals have in the past and may in the future cause us to extend the deployment schedule or make modifications under customer contracts. In addition, under the MSAs, our customers generally have the right to terminate the MSA for any reason, including for their sole convenience, a material breach or insolvency on our part, or their inability to obtain required regulatory approval. The occurrence of such adjustments and terminations could materially reduce the amount of, or delay the fulfillment of, our total and order backlog. For more information regarding our total backlog, see “Risk Factors—Amounts included in our total backlog and order backlog may not result in actual billings or revenue or translate into profits.”

Our estimates of total backlog and order backlog to be fulfilled are forward-looking statements based on contractual terms and conditions, as well as our expectations as of the date of this prospectus. We believe our estimates were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and reflect the assumptions and considerations on which we base our belief that we will fulfill delivery of product and performance of services and bill for such product and services. However, these estimates should not be relied upon as an indication of actual future billings or revenue, and you should not place undue reliance on these estimates. Any differences among these assumptions and our actual experiences may lead to financial results in future periods that differ significantly from our current estimates. See “Risk Factors—Amounts included in our total backlog and order backlog may not result in actual billings or revenue or translate into profits.” Information regarding total backlog and order backlog is designed to summarize the financial terms of our agreements and is not intended to provide guidance on our future billings, revenue, operating results, profitability or cash flow.

Our Partners

Although we believe our networking platform is the core enabler of the smart grid, meters and other third-party products are critical to meeting the needs of our utility customers and unlocking the full value of our platform. Because our products are built using open standards, third-party hardware and software vendors can integrate both new and existing devices with our platform, forming end-to-end smart grid offerings.

To meet the needs of the market, we have developed relationships with a large number of third parties, including meter manufacturers, who have optimized their products to integrate with our Smart Energy Platform. This approach enables us to deliver end-to-end offerings that address the needs of our utility customers, offering best-in-class products with a diversity of supply options, while lowering technology risk and accelerating implementation times. We have demonstrated interoperability across a broad range of smart grid equipment and software with more than 75 vendors. The composition of our vendors varies between customer projects, depending on each project’s scope and requirements. Our hardware vendors manufacture meters, capacitor bank controllers, in-home displays, electric vehicle charging stations, energy storage devices, smart thermostats, grid sensors and other related devices. Our software vendors provide various applications including meter data management, consumer information management, energy management, work order management, and outage management software that leverages our outage detection application.

Our relationship with American Electric Power Company, Inc., or AEP, illustrates how we collaborate with third parties. AEP selected us as the networking platform for its smart grid deployment in its Ohio service territories. Solutions implemented under this contract include advanced metering, distribution automation and demand-side management. In addition, our platform will support AEP’s distributed energy storage initiatives. For this project we collaborated with General Electric Company, S&C Electric Company, Schweitzer Engineering Laboratories, Inc., Oracle Corporation, Lockheed Martin Corporation, Radio Thermostat Company of America, G&W Electric Company and Cooper Power Systems, LLC.

Marketing and Sales

We market and sell our products primarily through a direct sales force, consisting of individuals from a variety of backgrounds including energy, networking, infrastructure and telecommunications who generally have experience selling complex technology solutions to large organizations. We continue to expand our direct sales force, including our market development, technical sales and sales support teams, because we believe it is critical that we maintain a direct relationship with our existing and prospective utility customers. We currently have personnel in various locations across the United States, as well as in Australia, Brazil, Hong Kong, Portugal and the United Kingdom, and we plan to expand to other international locations.

Sales Process

We believe that our demonstrated experience of networking millions of Silver Spring-enabled devices that connect homes and businesses allows us to understand the unique needs of our utility customers. Given the strategic impact of our networking platform on the utility, our utility customers’ decision-making processes typically involve top-level executives and large multi-functional teams across many organizational layers. Utilities generally undertake extensive budgeting, procurement, competitive bidding, technical and performance review, and regulatory approval processes that can take several years to complete. Utilities generally conduct both lab testing and field pilot projects to verify the functionality of our products prior to awarding a contract for a larger deployment. We work closely with utilities to develop measurable success criteria for these projects and often assist potential utility customers in the development of an internal business case to quantify the value proposition of our products and services. In addition to working with utilities, we sometimes work with systems integrators, particularly when entering foreign markets where we may lack longer-term relationships with local utilities. In these instances, by working with the systems integrators who do have these relationships, we are able to gain a foothold in new markets more quickly.

Generally, we submit a proposal proactively or in response to a formal request for proposal from a utility customer. Our sales are generally made pursuant to master equipment purchase, services and software license agreements, under which utility customers issue specific scopes of work. Our utility customers’ service territory and business needs are likely to evolve over time, and their plans may call for the deployment of new solutions. We believe that our deep relationships with our utility customers allow us to understand, anticipate and address such evolving needs better than our competition. For example, our projects in the United States typically begin with pilot projects for advanced metering, which can then be expanded to include the utility’s entire service territory. Also, many of our utility customers initially purchased our platform for a specific solution, such as advanced metering, and subsequently implemented additional solutions, such as distribution automation or demand-side management.

Fulfillment Process

While we target our sales efforts towards, and in most cases negotiate terms directly with, our utility customers, our utility customers generally contract with and procure some portion of our products through third-party vendors.

For example, for our advanced metering solution, our communications modules are integrated into meters manufactured by third parties, such as General Electric Energy, Landis+Gyr and Secure Meters. Substantially all of our communications modules sales are fulfilled in this manner, and we receive payment directly from these meter vendors. We believe that allowing our utility customers to purchase meters that have been integrated with our communications modules directly from multiple meter vendors creates a diversity of supply options and reduces their supply chain risk. Our remaining products and services are delivered and billed by us directly to our utility customers. Alternatively, we may resell third-party devices, such as meters integrated with our communications modules or HAN devices, directly to our utility customers. Regardless of the method of fulfillment, we maintain a direct and ongoing relationship with our utility customers.

Marketing

Our most important marketing initiative is generating strong customer references that enhance our reputation and ability to win additional utility customers. We develop the references by exceeding the expectations of our utility customers. Our additional marketing efforts are focused on increasing brand awareness, communicating our platform’s advantages and generating qualified leads for our sales force. As networking technologies are in the early stages of being applied to the existing power grid, we strive to provide thought leadership on the application of networking and its critical role in shaping the future of the smart grid. We provide education, support and advocacy to state and federal regulators directly and in support of our utility customers. We also conduct marketing through additional channels, including participation in industry conferences and trade shows, public relations and advertising. Our marketing efforts are directed to utilities in the United States and internationally.

Research and Development

We continually invest in the advancement of our networking platform and solutions, including investing in our core network technologies, expanding the functionality of our current solutions, and developing new solutions and applications to address evolving customer needs. In addition, we intend to continue expanding the interoperability of our products with those of our partners and adapting our products for use in international markets. We are also focused on continually improving our hardware product design to further reduce manufacturing costs and cycle time. Our research and development expenses were $47.0 million in 2010, $57.5 million in 2011 and $62.0 million in 2012.

Manufacturing

We outsource the manufacturing of our hardware to third-party contract manufacturers. This outsourced approach allows us to:

•	focus our resources on core competencies in engineering and supply chain management;

•	reduce costs by minimizing manufacturing overhead and inventory;

•	benefit from our contract manufacturers’ ability to obtain favorable pricing through volume purchases of components;

•	rapidly scale capacity on a global basis to meet demand;

•	improve continuity of material supply; and

•	increase customer response time with turnkey manufacturing and drop-shipment capabilities.

Our contract manufacturers provide us with a wide range of operational and manufacturing services, including material procurement, final assembly, quality control testing, warranty repair, and shipment to our utility customers and meter partners. Our primary manufacturing relationships are with Plexus Corp. and Jabil Circuit, Inc., and we are in the process of transitioning all of our manufacturing to Plexus Corp. Our hardware products are manufactured at our contract manufacturers’ facilities in Mexico and the United States. The finished communications modules are shipped directly to our meter partners for integration into electricity meters prior to being shipped to our utility customers. Other finished hardware products, such as our networking hardware and gas IMUs, are generally shipped directly to our utility customers.

Our contract manufacturers generally secure capacity and procure component inventory on our behalf based on our forecasts and existing product delivery obligations to customers. Our hardware products consist of commodity parts and certain custom components. Our components are generally available from multiple sources or suppliers. However, some components used in our products are purchased from single or limited sources such as Analog Devices, Inc. and Renesas Electronics America Inc. To protect against component shortages and to provide replacement parts for our service teams, we manage our supply chain with our meter partners and contract manufacturers to establish adequate quantities of key components. In addition, we may stock limited supplies of certain key components for our products. As part of our design review process, we also identify alternative or substitute parts for single-source components to further minimize risk. Nonetheless, in some situations, we face the risk of shortages due to reliance on a limited number of suppliers, commodity supply constraints, capacity constraints or price fluctuations related to raw materials.

Competition

Competition in our market is intense and involves rapidly changing technologies, evolving industry standards, frequent new product introductions, and changes in customer requirements. To maintain and improve our competitive position, we must keep pace with the evolving needs of our utility customers and continue to develop and introduce new products, features and services in a timely and efficient manner.

The principal competitive factors that affect our success include:

•	our ability to anticipate changes in utility customer requirements and to develop new or improved products that meet these requirements in a timely manner;

•	the price, quality and performance of our products and services;

•	our ability to differentiate our products and services from those of our competitors and thereby win new utility customers or sell additional solutions to existing customers;

•	our reputation, including the perceived quality and performance of our products and services;

•	our ability to ensure that our products conform to established and evolving industry standards and governmental regulations;

•	our customer service and support;

•	warranties, indemnities, and other contractual terms; and

•	customer relationships and our ability to obtain strong customer references that will support future sales efforts and market awareness of our Smart Energy Platform.

We believe we compete effectively in the market as a result of a number of factors including the innovative nature of our technology, the breadth of our product offerings, field-proven performance, competitive cost of ownership, our extensive relationships with third-party vendors and strong references from our existing utility customers.

Our competitors range from small to very large and established companies. These companies offer a variety of products and services related to the smart grid and come from a number of industries, including traditional meter manufacturers, application developers, telecommunications vendors, and other service providers.

We compete with traditional meter manufacturers that incorporate various communications technologies that provide some level of connectivity to the utility’s back office. Our key competitors in this segment include Echelon Corporation, Elster Group SE, Itron Inc., Landis+Gyr AG, which was acquired by Toshiba Corporation, Sensus Metering Systems Inc. and Trilliant Holdings, Inc. Similarly, we compete with traditional providers of distribution automation equipment, such as S&C Electric Company and Schweitzer Engineering Laboratories, Inc.

We also face competition from newer entrants that are providing specific narrowly focused products for the smart grid, including Coulomb Technologies Inc., Grid Net Inc., OPOWER Inc. and Tendril Networks Inc.

Furthermore, other large companies such as Alcatel-Lucent, AT&T Inc., Cisco Systems Inc., Enel SpA, Électricité Réseau Distribution France, Fujitsu Limited, General Electric Company, International Business Machines Corporation, Mitsubishi Corporation, Motorola Solutions Inc., Siemens AG, Sprint Nextel Corporation and Verizon Communications Inc. have announced plans to pursue business opportunities related to the smart grid. Finally, as we look to expand into new international markets, we expect to face additional competitors that may be more established in specific geographies. We anticipate that in the future, additional competitors will emerge that offer a broad range of products and services related to the smart grid, some of which may be directly competitive with our offerings.

These companies may have competitive advantages in the market, including strong brand recognition, long-standing customer relationships, established distribution networks, deep financial resources and broad product portfolios. In addition, some of our competitors may have larger patent portfolios than we have, which may provide them with a competitive advantage and may require us to engage in costly litigation to protect and defend our intellectual property rights.

To remain competitive, we may need to lower prices, invest more heavily in expanding our portfolio of solutions, improve the functionality or features of our solutions or expand our partnerships with third parties. In addition, these third-party vendors may also be or may become competitors. We intend to continue to effectively manage these relationships and to cultivate relationships with new partners to maintain our competitive positioning.

We endeavor to offer the most competitive and highest-value solutions and services to the markets we serve. Maintaining our competitive positioning through understanding the requirements of our utility customers and markets is of paramount importance in growing our market opportunity and will remain a top priority for our entire organization.

Intellectual Property

Our intellectual property rights are a key component of our success. We rely on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology. We generally require employees, consultants, utility customers, suppliers and partners to execute confidentiality agreements with us that restrict the disclosure of our intellectual property. We also generally require our employees and consultants to execute invention assignment agreements with us that protect our intellectual property rights. Despite these precautions, third parties may obtain and use without our consent intellectual property that we own or license. Any unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

As of December 31, 2012, we had 42 issued patents and 83 patent applications pending in the United States. In foreign jurisdictions, we have 41 patents granted and 227 patent applications pending, which are collectively based on 56 U.S. patent applications. Our patents expire at various times between 2015 and 2031. We cannot ensure that any of our pending patent applications will be granted or that any of our issued patents will adequately protect our intellectual property. In addition, third parties could claim invalidity or co-inventorship, or make similar claims with respect to any of our currently issued patents or any patents that may be issued to us in the future. Any such claims, whether or not successful, could be extremely costly to defend; divert management’s time, attention, and resources; damage our reputation and brand; and substantially harm our business.

We own and use distinctive trademarks on or in connection with our products and services, including both unregistered common law marks and issued trademark registrations in the United States, Australia, Canada, the European Union, Mexico and Norway. We also have trademark applications pending to register marks in the United States, Australia, Brazil, Canada, China, Hong Kong, Mexico and Taiwan. We have also registered numerous Internet domain names.

From time to time, we may become involved in disputes over rights and obligations concerning intellectual property. For additional information, see “Legal Proceedings.” From time to time, third parties have claimed, and may continue to claim, that we are infringing upon their intellectual property rights. In addition, we may be contractually obligated to indemnify our utility customers or other third parties that use or resell our products in the event our products are alleged to infringe a third party’s intellectual property rights. If we do not prevail in these disputes, we may lose some or all of our intellectual property protection, be enjoined from further sales of our products that are determined to infringe the rights of others, and/or be forced to pay license fees or royalties to a third party. If we cannot or do not license the infringed intellectual property on reasonable terms or at all, or substitute similar technology from another source, our revenue and results could be adversely affected.

Charitable Contribution

We place a great deal of importance on being socially responsible, particularly with respect to our commitment to the environment. While we believe that our technology will yield significant benefits for the environment, our commitment to the environment and social responsibility is also reflected through our actions. To this end, in March 2011, we granted a warrant exercisable for 50,000 shares of our common stock at an exercise price of $0.005 per share to Entrepreneurs’ Foundation, an unaffiliated, third-party non-profit organization that works with companies to create, manage and implement corporate foundations and community programs. Upon exercise, we expect the proceeds from the sale of these shares of common stock to be used to establish the Silver Spring Foundation, which will develop a long-term strategy for the distribution of these funds in the following ways:

•	strategic grants to national or international organizations focused in clean and green energy, the environment and creation of green jobs;

•	disaster relief donations for immediate humanitarian needs and for rebuilding efforts; and

•	annual programs to match employee donations or volunteered time to eligible organizations.

Employees

As of December 31, 2012, we had a total of 566 regular full-time employees, including 32 employees located outside the United States. Our employees in Brazil are represented by a union in accordance with local statutory requirements, but none of our other employees are represented by a union or covered by a collective bargaining agreement.

Facilities

Our corporate headquarters are located in Redwood City, California, where we occupy facilities totaling approximately 171,100 square feet under a lease which expires on December 31, 2016. We use these facilities for administration, sales and marketing, research and development, customer support, and professional services. We also lease office space in Sao Paulo, Brazil, and Melbourne, Australia, which we use for sales and marketing and to deliver professional services locally. We intend to procure additional space as we add employees and expand geographically. We believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

On June 1, 2010, we, along with General Electric Company and Landis+Gyr AG, which was acquired by Toshiba Corporation, were named in a lawsuit filed in the United States District Court, Northern District of California. The lawsuit claimed to be a “class action” on behalf of California consumers and alleges that smart meters are defective and generate incorrect bills. On September 9,

2010, we were named in a lawsuit filed by the same plaintiffs in the Superior Court of the State of California, County of San Mateo. The factual allegations and the claims asserted against us in the two cases are substantially similar. The federal district court case was dismissed on February 7, 2011, in its entirety on jurisdictional grounds. We filed a motion to dismiss the state court case and, on September 1, 2011, the San Mateo Superior Court granted our motion without leave to amend as to two of the plaintiff’s causes of action and with leave to amend as to a third cause of action. The plaintiffs filed an amended complaint on February 25, 2012 and we filed an answer to the amended complaint on May 30, 2012 denying the plaintiff’s allegations. On August 3, 2012, plaintiffs filed a second amended complaint, and on September 18, 2012, we filed a demurrer to one of the two claims asserted in the second amended complaint. The court has overruled our demurrer. On November 9, 2012, plaintiffs filed a motion for class certification. A hearing on the class certification motion was held on January 25, 2013, but a ruling on the class certification motion has not yet been issued. We intend to vigorously defend against the action.

On June 17, 2011, EON Corp. IP Holdings, LLC, a non-producing entity, filed suit in United States District Court for the Eastern District of Texas, Tyler Division against a number of smart-grid providers, including Landis+Gyr AG, which was acquired by Toshiba Corporation, Aclara Power-Line System Inc., Elster Solutions, LLC, Itron, Inc., Trilliant Networks Inc. and us. The complaint alleges infringement of United States Patent Nos. 5,388,101, 5,481,546, and 5,592,491 by certain networking technology and services that we and the other defendants provide. We filed amended answers, affirmative defenses and counterclaims on August 21, 2012, September 24, 2012, October 31, 2012 and November 16, 2012 denying the plaintiff’s allegations and asserting that we do not infringe plaintiff’s patents and that plaintiff’s patents are invalid. A Markman hearing was held on September 6, 2012 and an order on the Markman hearing was issued on November 20, 2012. We filed a motion for reconsideration of the Markman ruling on December 14, 2012, which motion was denied on January 22, 2013. We believe that we have meritorious defenses to EON’s allegations and intend to vigorously defend ourselves.

On September 16, 2011 TransData, Inc. filed suit in United States District Court for the Western District of Oklahoma, against our customer, OG&E, alleging infringement of United States Patent Nos. 6,181,294, 6,462,713, and 6,903,699 by certain wireless communication-enabled meters. Together with the meter manufacturer, General Electric Company, we have agreed to indemnify and defend OG&E in connection with the TransData lawsuit. On November 5, 2012, TransData filed an amended complaint alleging willful infringement. OG&E filed an answer to the amended complaint on November 19, 2012, including an affirmative defense of inequitable conduct. A Markman hearing was held on February 5, 2013 and an order declining to adopt TransData’s proposed claim construction was issued on February 25, 2013. We believe that we have meritorious defenses to TransData’s allegations, and together with General Electric Company intend to vigorously defend our customer.

From time to time, we may be subject to additional legal proceedings and claims in the ordinary course of business. We currently have no other material legal proceedings pending other than those described above.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of March 1, 2013:

Name	Age	Position(s)
Executive Officers:
Scott A. Lang	50	Chairman of the Board of Directors, President and Chief Executive Officer
Richard S. Arnold, Jr.	49	General Counsel and Secretary
Amy L. Cappellanti-Wolf	48	Chief Human Resources Officer
Eric P. Dresselhuys	48	Executive Vice President, Global Development
Anil P. Gadre	56	Executive Vice President, Products and Marketing
John R. Joyce	59	Vice Chairman and Chief Financial Officer
Carrie J. Kalinowski	39	Vice President, Finance and Corporate Controller
Daniel J. Middleton	48	Executive Vice President, US and Australia/New Zealand Sales
Donald L. Reeves III	45	Executive Vice President, Smart Grid Services and Operations
Raj Vaswani	47	Chief Technology Officer

Other Directors:
Benjamin Kortlang(1)	37	Director
Thomas R. Kuhn(3)	66	Director
Corbin A. McNeill, Jr.(1)(3)	73	Director
Jonathan Schwartz(2)	47	Director
Richard A. Simonson(1)	54	Director
Laura D. Tyson(3)	65	Director
Warren M. Weiss(2)	56	Director
Thomas H. Werner(2)	53	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

Scott A. Lang has served as our President, Chief Executive Officer and as Chairman of our Board of Directors since September 2004. Prior to joining us, from 1988 to 2004 Mr. Lang worked at Perot Systems, a provider of information technology services and business solutions, most recently as Vice President of the Strategic Markets Group. Mr. Lang holds a B.S. in Business Administration from the University of Mississippi with a minor in Computer Science, and was a graduate of the Advanced Executive Program from The Kellogg School of Management at Northwestern University. As our President and Chief Executive Officer, Mr. Lang is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as a member of our Board of Directors brings his thorough knowledge of Silver Spring Networks into our Board of Directors’ strategic and policy-making discussions. He also brings his extensive experience as a senior executive in the information technology and business solution industries into deliberations regarding our strategy and operations.

Richard S. Arnold, Jr. has served as our General Counsel and Secretary since February 2013. From February 2005 to February 2013, Mr. Arnold served in multiple roles at Hewlett-Packard Company, an information technology company, most recently as Vice President and Associate General

Counsel from July 2009 until his departure. Prior to that, Mr. Arnold was an attorney at Wilson Sonsini Goodrich & Rosati from 1999 to 2005. Mr. Arnold holds a B.S. in Electrical Engineering from the United States Military Academy and a J.D./M.B.A. from Duke University.

Amy L. Cappellanti-Wolf has served as our Chief Human Resources Officer since June 2009. From September 2001 to June 2009, Ms. Cappellanti-Wolf served as Vice President, Human Resources of Cisco Systems, Inc., a networking company. From 2000 to 2001, she served as a Human Resources Director at Sun Microsystems, Inc. Ms. Cappellanti-Wolf served as Human Resources Director for The Walt Disney Company from 1995 to 2000 and held various roles in human resources with Frito-Lay, Inc., a division of PepsiCo, Inc., from 1988 to 1995. She holds a B.S. in Journalism from West Virginia University and an M.S. in Industrial and Labor Relations from West Virginia University.

Eric P. Dresselhuys joined us in July 2002 and has served in a number of executive-level sales and marketing roles, most recently as our Executive Vice President, Global Development since November 2011. From 1997 to 2002, Mr. Dresselhuys was Vice President, Sales and Marketing for Innovatec Corporation, a provider of Advanced Metering and related systems. Prior to joining Innovatec, Mr. Dresselhuys worked at Procter & Gamble, where he held a variety of sales and marketing positions, including leading corporate sales teams and managing new product introductions for the Household Cleaning division. He holds a B.S. in Economics from the University of Wisconsin, Madison.

Anil P. Gadre has served as our Executive Vice President, Products and Marketing since January 2013 after serving as our Executive Vice President, Product Management from November 2011 to January 2013 and our Vice President, Product Management from June 2011 to October 2011. Mr. Gadre was an independent strategic marketing consultant from February 2010 to June 2011. Prior to that, Mr. Gadre served in various capacities at Sun Microsystems, Inc. prior to its acquisition by Oracle Corporation, including from April 1999 to May 2002 as Vice President and General Manager of Solaris Software, from May 2002 to November 2004 as Vice President, Software Marketing, from November 2004 to November 2008 as Executive Vice President, Chief Marketing Officer, and from November 2008 to February 2010 as Executive Vice President, Applications Platform Software. Mr. Gadre holds a B.S. in Electrical Engineering from Stanford University and a Masters of Management from Northwestern University, Kellogg School of Management.

John R. Joyce has served as our Vice Chairman and Chief Financial Officer since September 2010. Prior to joining us, Mr. Joyce served as a Managing Director at Silver Lake, a private equity firm, from July 2005 to July 2010. From 1975 to July 2005, he served in multiple roles for IBM, a global technology firm, including Senior Vice President and Group Executive of the IBM Global Services division, Senior Vice President and Chief Financial Officer, President of IBM Asia Pacific and Vice President and Controller for IBM’s global operations. Mr. Joyce was previously a director of Avago Technologies Limited, Hewlett-Packard Company and Gartner Inc. Mr. Joyce holds a B.A. from Montclair State University and holds an M.B.A. from Fairleigh Dickinson University.

Carrie J. Kalinowski has served as our Vice President, Finance since May 2007 and in addition, assumed the role of Corporate Controller in January 2012. Ms. Kalinowski previously served as our Director of Finance from May 2004 through May 2007. Ms. Kalinowski was Director of Finance at Bookham, Inc., a provider of optical products from October 2003 through May 2004 and Director and Manager of Finance at Ignis Optics, Inc., a provider of optical products, from September 2001 to October 2003. Ignis Optics was acquired by Bookham in October 2003. Prior to Ignis Optics, Ms. Kalinowski served in the Planning and Finance Group at The Walt Disney Company from August 1995 to May 1998. Ms. Kalinowski holds a B.A. in Economics and an M.B.A. from Stanford University.

Daniel J. Middleton has served as our Executive Vice President, Sales, since October 2012 and previously served as our Senior Vice President, Major Accounts and Brazil Executive Sponsor, from September 2009 to October 2012 and as our Vice President, Sales, from January 2007 to September 2009. From February 2006 to December 2006, Mr. Middleton served as the Vice President, Ethernet Solutions at Alcatel-Lucent, a telecommunications equipment company, and, from December 2004 to January 2006, served as General Manager and Senior Vice President, Americas, for Riverstone Networks, Inc., a networking hardware company, which was acquired by Alcatel-Lucent in September 2006. Prior to that, Mr. Middleton served in multiple leadership roles at Nortel Networks from June 1994 to August 2004, including Vice President, EMEA Enterprise Division, from July 2002 to August 2004. Mr. Middleton holds a B.M.E. from The Georgia Institute of Technology and holds an M.B.A. from Duke University Fuqua School of Business.

Donald L. Reeves III has served as our Executive Vice President, Smart Grid Services and Operations since November 2012 and previously served as our Senior Vice President, Smart Grid Services from October 2011 to November 2012 and as our Vice President, Smart Grid Services from June 2010 to October 2011, Vice President, Solution Services from January 2009 to June 2010, Vice President, Software from October 2006 to January 2009, and Director of Software Engineering from February 2005 to October 2006. From August 2003 to October 2004, Mr. Reeves served as Vice President, Engineering of Black Pearl, Inc., a provider of decision management software. From March 2001 to August 2003, he served as Vice President, Application Engineering of Commerce One, Inc., a provider of e-commerce solutions. Prior to Commerce One, Mr. Reeves managed the software development organizations at a pair of start-up companies, MyTurn.com, Inc. and GlobalPC Inc., providers of personal computers, from August 1998 to February 2001. From December 1990 to August 1998, Mr. Reeves held various engineering positions at Geoworks Corporation, a provider of operating systems, applications and wireless online services. Mr. Reeves holds a B.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley.

Raj Vaswani has served as our Chief Technology Officer since February 2006 and previously served as our Vice President, Product Development from November 2003 until February 2006. From April 2001 to December 2001 and again from January 2003 to October 2003, Mr. Vaswani was an Entrepreneur in Residence with Foundation Capital, LLC, a venture capital firm. He served as Vice President of Engineering at Epinions.com, a consumer-oriented website company from September 1999 to April 2001. From March 1996 to September 1999, Mr. Vaswani was Senior Scientist and Director of Engineering for the At Home Corporation. He holds a B.S. in Electrical Engineering and Computer Science from the University of California, Berkeley and an M.S. in Computer Science from the University of Washington.

Benjamin Kortlang has served as a director since October 2008. Since February 2008, Mr. Kortlang has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm. From July 2000 to February 2008, Mr. Kortlang was employed by Goldman, Sachs & Co. where he served in various positions, including as a Vice President in their investment banking division and most recently as a Vice President in their Special Situations Group. Mr. Kortlang also serves as a board member of five private companies. Mr. Kortlang holds a Bachelor of Business in Economics and Finance from RMIT University, a Bachelor of Commerce and an honors degree in Econometrics from University of Melbourne and an M.B.A. from the University of Michigan. Mr. Kortlang brings to our Board of Directors the perspective of an experienced long-term investor and director in several alternative energy and green technology companies, as well as a strong financial background.

Thomas R. Kuhn has served as a director since February 2005. Since 1990 Mr. Kuhn has served as the President of the Edison Electric Institute. Mr. Kuhn also serves as a board member of a private company. Mr. Kuhn holds a B.A. in Economics from Yale University and an M.B.A. from George Washington University. He also completed the Senior Executive Program at the Stanford University

Graduate School of Business. As the President of the Edison Electric Institute, an association of United States shareholder-owned electric companies that represent approximately 70% of the U.S. electric power industry, Mr. Kuhn brings a valuable perspective of the trends and issues concerning the electric industry and electric companies to our Board of Directors.

Corbin A. McNeill, Jr. has served as a director since February 2005. Mr. McNeill served as Chairman and co-Chief Executive Officer of Exelon Corporation, which was formed in October 2000 by the merger of PECO Energy Company and Unicom Corporation, until his retirement in 2002. Prior to the merger, he was Chairman, President and Chief Executive Officer of PECO Energy. Mr. McNeill also serves as the Non-Executive Chairman of the Board of Directors of Portland General Electric Company, the lead director of Owens-Illinois, Inc. and as a board member of Associated Electric & Gas Insurance Services Limited. Mr. McNeill served as a director of Ontario Power Generation Inc. from October 2004 until March 2012. Mr. McNeill received his B.S. from the U.S. Naval Academy. He also completed the Senior Executive Program at the Stanford University Graduate School of Business. Mr. McNeill brings to our Board of Directors years of experience as the chief executive officer and director of utility companies. Mr. McNeill’s extensive experience with utility companies brings to our Board of Directors a useful perspective as utility companies are the end customers of our products.

Jonathan Schwartz has served as director since April 2011. Since April 2010, Mr. Schwartz has served as Chief Executive Officer of Care Zone, Inc., an internet service for family caregivers. From 1996 to February 2010, Mr. Schwartz served in various capacities at Sun Microsystems, Inc. prior to its acquisition by Oracle Corporation, including from April 2006 to February 2010 as Chief Executive Officer and a member of the board of directors. Prior to working at Sun, Mr. Schwartz was the founder, President and Chief Executive Officer of Lighthouse Design, Ltd., a software company, which was acquired by Sun in 1996, and he began his career with McKinsey & Company, Inc. Mr. Schwartz served as a director of Taleo Corporation, a software company, from August 2010 to April 2012 and is currently a board member of Moxie Software Inc., a software company. Mr. Schwartz holds a B.A. in Mathematics and Economics from Wesleyan University. Mr. Schwartz’s experience as the Chief Executive Officer of Sun, a global networking company, and his deep technology experience provide a valuable perspective to our Board of Directors.

Richard A. Simonson has served as a director since October 2009. From April 2011 until May 2012, Mr. Simonson served as Chief Financial Officer and President, Business Operations of Rearden Commerce, Inc., an e-commerce company. From November 2009 to June 2010, Mr. Simonson has served as Executive Vice President and head of the mobile phones and strategic sourcing devices unit of Nokia Corporation, a manufacturer of mobile devices and a leader in mobile network equipment, solutions and services. From January 2004 until November 2009, Mr. Simonson served as Executive Vice President and Chief Financial Officer of Nokia and from September 2001 until January 2004, Mr. Simonson served as Vice President & Head of Customer Finance of Nokia. He was a Managing Director in the Telecom & Media Investment Banking Group of Barclays Capital from January 2001 to September 2001. Prior to joining Barclays Capital, Mr. Simonson spent 16 years at Bank of America Securities where he held various positions, including Managing Director & Head of Global Project Finance, Global Corporate & Investment Bank in San Francisco and Chicago. Mr. Simonson also serves as a board member of Electronic Arts Inc. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania. Mr. Simonson is an experienced financial leader with the skills necessary to lead our audit committee. His service as chief financial officer at Nokia and senior finance positions with Barclays Capital and Bank of America Securities has provided him with extensive financial and accounting experience, particularly in the areas of accounting principles, financial reporting rules and regulations, as well as in evaluating financial results and generally overseeing the financial reporting process at a public company.

Laura D. Tyson has served as a director since June 2009. Dr. Tyson has been the S. K. and Angela Chan Professor of Global Management at the Walter A. Haas School of Business, University of California at Berkeley since July 2008 and a Professor of Business Administration and Economics at the Walter A. Haas School of Business, University of California at Berkeley since January 2007. She was Dean of London Business School, London, England, from January 2002 until December 2006 and the Dean of the Walter A. Haas School of Business at the University of California at Berkeley from July 1998 to December 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. She served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Dr. Tyson also serves as a board member of AT&T Inc. and Morgan Stanley & Co. LLC. Dr. Tyson served as a director of Eastman Kodak Company from May 1997 until December 2011. Dr. Tyson holds a B.A. in Economics from Smith College and a Ph.D. in Economics from Massachusetts Institute of Technology. Dr. Tyson’s extensive experience in economics, government relations and international business and affairs, as well as her experience as a director of three large public companies, provides our Board of Directors with a unique perspective as we go through the initial public offering process. In addition, Dr. Tyson’s experience and achievements as a leader of political and academic organizations provide our Board of Directors a valuable perspective in areas such as executive compensation, strategic planning, risk management and operations.

Warren M. Weiss has served as a director since November 2003 and as Lead Director since February 2011. Mr. Weiss has been a general partner of Foundation Capital, LLC, since October 2002. From July 2002 to October 2002, Mr. Weiss worked as an independent consultant, and from November 1999 to July 2002, he was the President and Chief Executive Officer at Asera Inc., a real-time software solutions provider. Mr. Weiss also serves as a board member of several private companies. Mr. Weiss holds a B.S. in Law Enforcement from Western Illinois University. As a director since 2003, as well as service on several other boards of directors and industry experience, Mr. Weiss contributes his deep experience with our business and broader industry trends and best practices to our management team and Board of Directors.

Thomas H. Werner has served as a director since March 2009. Mr. Werner has served as the President and Chief Executive Officer and a member of Board of Directors of SunPower Corporation since June 2003 and was appointed Chairman of the Board of Directors in May 2011. Prior to joining SunPower Corporation, Mr. Werner served as Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. Mr. Werner also serves as a board member of Cree, Inc. and one private company. Mr. Werner holds a B.S. in industrial engineering from the University of Wisconsin, Madison, a B.S. in electrical engineering from Marquette University and an M.B.A. from George Washington University. Mr. Werner is an experienced chief executive officer of a publicly traded alternative energy company and brings to our Board of Directors technical expertise, significant executive leadership and operational management experience gained at businesses in the technology sector, and the green technology industry in particular.

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Board of Directors

The rules of the New York Stock Exchange require that a majority of the members of our Board of Directors be independent within specified periods following the closing of this offering. Our Board of

Directors has determined that eight of our directors are independent as determined under the rules of the New York Stock Exchange: Dr. Tyson and Messrs. Kortlang, Kuhn, McNeill, Schwartz, Simonson, Weiss and Werner.

Our Board of Directors has established, as a position on our Board of Directors, a Lead Director who shall be a non-executive director. Mr. Weiss was appointed Lead Director in February 2011. The Lead Director has the nonexclusive authority to preside over meetings of the non-executive directors of our Board of Directors, to supervise the self evaluations of directors and our Board of Directors’ determination of the independence of its directors and to hold such other powers and carry out such other duties as are also granted to the Chairman of our Board of Directors.

Pursuant to a voting agreement, Messrs. Kortlang, Schwartz, Simonson, Weiss and Werner were appointed to our Board of Directors by certain of our stockholders. The voting agreement will terminate upon the closing of this offering. The current members of our Board of Directors will continue to serve as directors until their resignation or until their successors are duly elected.

Each director currently serves until our next annual meeting or until his or her successor is duly elected and qualified. Upon the closing of this offering, our restated certificate of incorporation will divide our Board of Directors into three classes, with staggered three-year terms:

•	Class I directors, whose initial term will expire at the annual meeting of stockholders to be held in 2013;

•	Class II directors, whose initial term will expire at the annual meeting of stockholders to be held in 2014; and

•	Class III directors, whose initial term will expire at the annual meeting of stockholders to be held in 2015.

At each annual meeting of stockholders after the initial classification, the successors to directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following election. Upon the closing of this offering, the Class I directors will consist of Messrs. Lang, Weiss and Werner; the Class II directors will consist of Messrs. Kortlang, McNeill, and Schwartz; and the Class III directors will consist of Dr. Tyson and Messrs. Kuhn and Simonson. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

In addition, under our restated certificate of incorporation and bylaws that will be effective upon the closing of this offering, (1) our Board of Directors may set the authorized number of directors and (2) only our Board of Directors may fill vacancies on our Board of Directors. Any director appointed to fill a vacancy shall serve for the remaining term of the directorship that would have been served by the director he or she replaced. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

The classification of our Board of Directors and provisions described above may have the effect of delaying or preventing changes in our control or management. See “Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Restated Bylaw Provisions.”

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has the composition and responsibilities described below as of the closing of this offering. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee comprises Mr. Simonson, who is the chair of the Audit Committee, and Messrs. Kortlang and McNeill. The composition of our Audit Committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Mr. Simonson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. The designation does not impose on Mr. Simonson any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Board of Directors adopted a charter for our Audit Committee. Our Audit Committee, among other things, will:

•	select a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	help to ensure the independence of the independent registered public accounting firm;

•	discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and that firm, our interim and year-end operating results;

•	develop procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	consider the adequacy of our internal accounting controls and audit procedures; and

•	approve or, as permitted, pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our Compensation Committee comprises Mr. Werner, who is the chair of the Compensation Committee, and Messrs. Schwartz and Weiss. The composition of our Compensation Committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our Board of Directors adopted a charter for our Compensation Committee. Our Compensation Committee, among other things, will:

•	review and approve, or recommend that our Board of Directors approve, the compensation of our executive officers;

•	review and recommend to our Board of Directors the compensation of our directors;

•	review and approve the terms of any material agreements with our executive officers;

•	administer our stock and equity incentive plans;

•	review and make recommendations to our Board of Directors with respect to incentive compensation and equity plans; and

•	establish and review our overall compensation philosophy.

Nominating and Governance Committee

Our Nominating and Governance Committee comprises Mr. McNeill, who is the chair of the Nominating and Governance Committee, and Mr. Kuhn and Dr. Tyson. The composition of our

Nominating and Governance Committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. We anticipate that our Board of Directors will adopt a charter for our Nominating and Governance Committee prior to the closing of this offering. Our Nominating and Governance Committee, among other things, will:

•	identify, evaluate and recommend nominees to our Board of Directors and committees of our Board of Directors;

•	conduct searches for appropriate directors;

•	evaluate the performance of our Board of Directors;

•	consider and make recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	review related party transactions and proposed waivers of the code of conduct;

•	review developments in corporate governance practices; and

•	evaluate the adequacy of our corporate governance practices and reporting.

We intend to post the charters of our Audit, Compensation, and Nominating and Governance Committees, and any amendments that may be adopted from time to time, on our website.

Compensation Committee Interlocks and Insider Participation

During 2012, our Compensation Committee consisted of Messrs. Schwartz, Weiss and Werner. None of them has at any time in the last year been one of our officers or employees, and none has had any relationships with our company of the type that is required to be disclosed under Item 407 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2012.

Code of Business Ethics and Conduct

We expect our Board of Directors to adopt a code of business conduct. The code of business conduct applies to all of our employees, officers and directors. The full text of our code of business conduct will be posted on our website. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of these provisions, on our website and/or in public filings.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2012. Other than as set forth in the table and described more fully below, in 2012 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any compensation to any of the non-employee members of our Board of Directors, except for the reimbursement of expenses. Mr. Lang, who is President and Chief Executive Officer, receives no compensation for his service as a director, and is not included in this table. The compensation received by Mr. Lang as an employee is presented in “—2012 Summary Compensation Table.”

Director Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Benjamin Kortlang	—	—	—	—
Thomas R. Kuhn	—	—	$859	$859
Corbin A. McNeill, Jr.	—	—	5,508	5,508
Jonathan Schwartz	—	—	—	—
Richard A. Simonson	—	—	1,527	1,527
Dr. Laura D. Tyson	—	—	—	—
Warren M. Weiss	—	—	—	—
Thomas H. Werner	—	—	—	—

(1)	The following table sets forth information regarding the aggregate number of shares of our common stock subject to outstanding stock options held at December 31, 2012:

Director Name	Number of Shares Underlying Stock Options Held as of December 31, 2012
Benjamin Kortlang	—
Thomas H. Kuhn	60,000
Corbin A. McNeill, Jr.	30,000
Jonathan Schwartz	12,000
Richard A. Simonson	25,000
Dr. Laura D. Tyson	25,000
Warren M. Weiss	—
Thomas H. Werner	8,750

(2)	The amounts reported in this column represent expenses in connection with attendance at Board of Directors’ meetings, including airfare, lodging, ground transportation, and meals.

To date, the non-employee members of our Board of Directors who are not affiliated with one of our major stockholders have been compensated entirely in stock options. They have received no cash compensation for their services. In addition, the non-employee members of our Board of Directors are reimbursed for their reasonable travel expenses in attending Board of Directors’ and board committee meetings.

Executive Compensation

The following tables and accompanying narrative provide information about the compensation provided to the following executive officers, to whom we refer collectively in this prospectus as the “named executive officers”:

•	Scott A. Lang, our Chairman of the Board of Directors, President and Chief Executive Officer (our “CEO”);

•	Eric P. Dresselhuys, our Executive Vice President of Global Development; and

•	Ingrid J. Van Den Hoogen, our former Chief Marketing Officer.

In December 2011, Ms. Van Den Hoogen was hired as our Chief Marketing Officer. In January 2013, Ms. Van Den Hoogen resigned her position with our company.

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and rewarding them for achieving our financial and strategic objectives.

We observe the following core principles in formulating our compensation policies and making compensation decisions:

•	creating a direct and meaningful link between company business results, individual performance, and rewards;

•	providing for significant differentiation in compensation opportunities for performance that is below, at, and above target levels;

•	providing equity awards that establish a clear alignment between the interests of our executive officers and our stockholders;

•	ensuring that compensation plans and arrangements are simple to communicate and understand; and

•	offering total compensation that is competitive and fair.

2012 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for the years ended December 31, 2010, 2011 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Scott A. Lang, Chairman of the Board, President and Chief Executive Officer	2012	$493,750	—		—	—	$468,001	(3)	$961,751
	2011	470,833	—		—	$1,994,921	193,640	(4)	2,659,394
	2010	441,667	—		—	1,183,910	100,500		1,726,077

Eric P. Dresselhuys, Executive Vice President of Global Development	2012	300,000	—		$424,500	213,190	147,240	(3)	1,084,930
	2011	295,000	$100,000	(5)	1,256,250	—	56,400	(4)	1,707,650
	2010	267,500	175,000	(6)	—	338,260	80,400		861,160

Ingrid J. Van Den Hoogen, former Chief Marketing Officer(7)	2012	300,000	100,000	(8)	—	1,694,320	—		2,094,320

(footnotes on next page)

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock awards granted to the named executive officers during 2011 and 2012 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Note that the amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the named executive officers from the awards.
(2)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the named executive officers during 2010, 2011 and 2012 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to the audited consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options. In 2012, our Board of Directors approved the modification of stock options held by current employees and directors as of the date of this offering with an exercise price of $34.90 per share or greater to reduce the exercise price to a price equal to the initial public offering price, which resulted in the modification of each of the options granted to the named executive officers in 2010, 2011 and 2012.
(3)	Messrs. Lang and Dresselhuys participated in the 2012 Bonus Plan, which consistent of two six-month performance periods: January 1, 2012 through June 30, 2012 and July 1, 2012 through December 31, 2012. The bonus pool for each performance period was to be funded based on our actual performance as measured against four corporate financial and strategic objectives. Three of these objectives (customer satisfaction, billings and gross margin on billings) would fund the bonus pool only if the target performance level was achieved. The other objective (increasing market share) would fund the bonus pool on a sliding scale between threshold (80%) and target (100%) level achievement. Our CEO recommended (except with respect to his own award), and our Compensation Committee approved, awards under the 2012 Bonus Plan. The bonuses of $468,001 and $135,465 to be paid to Messrs. Lang and Dresselhuys, respectively, under the 2012 Bonus Plan, were paid in restricted stock unit awards for shares of our common stock with the number of shares determined based on the initial public offering price set forth on the cover of this prospectus. These restricted stock units were granted on the day that the registration statement for this offering was declared effective. In addition, Mr. Dresselhuys earned $11,775 under our sales commission plan.
(4)	Messrs. Lang and Dresselhuys participated in the 2011 Bonus Plan, which consisted of two six-month performance periods: January 1, 2011 through June 30, 2011 and July 1, 2011 through December 31, 2011. The bonus pool for each performance period was to be funded based on our actual performance as measured against four corporate financial and strategic objectives. Three of these objectives (customer satisfaction, billings and gross margin on billings) would fund the bonus pool only if the target performance level was achieved. The other objective (increasing market share) would fund the bonus pool on a sliding scale between threshold (80%) and target (100%) level achievement. Our CEO recommended (except with respect to his own award), and our Compensation Committee agreed, not to make incentive awards to Messrs. Lang and Dresselhuys for the first half of 2011 but did approve awards to Messrs. Lang and Dresselhuys for the second half of 2011. The bonuses of $193,640 and $56,400 to be paid to Messrs. Lang and Dresselhuys, respectively, under the 2011 Bonus Plan, were paid in restricted stock unit awards for shares of our common stock with the number of shares determined based on the initial public offering price set forth on the cover of this prospectus. These restricted stock units were granted on the day that the registration statement for this offering was declared effective.
(5)	The amount reported in the Bonus column represents a spot bonus paid to Mr. Dresselhuys in January 2012 in connection with Mr. Dresselhuys’ significant contributions and resulting business outcomes in our corporate development and international market expansion in 2011.
(6)	The amount reported in the Bonus column represents a spot bonus paid to Mr. Dresselhuys on September 15, 2010 in connection with the completion of a major customer agreement.
(7)	Ms. Van Den Hoogen was hired as our Chief Marketing Officer in December 2011. In January 2013, Ms. Van Den Hoogen resigned her position with our company.
(8)	Represents a sign-on bonus paid to Ms. Van Den Hoogen in January 2012.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the named executive officers, information regarding outstanding stock options and other equity awards held as of December 31, 2012.

Name	Option Awards —Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards —Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards —Option Exercise Price ($)		Option Awards —Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Scott A. Lang	188,000 120,000 140,000 51,041 38,333	— — — 18,959(2) 41,667(3)	$1.10 1.10 3.60 34.90 50.25	(4) (4)	05/31/2017 12/13/2017 12/22/2018 01/21/2020 02/23/2021
						2,000(5)	$34,000
Eric P. Dresselhuys	30,500 25,050 47,500 100,000 14,583 2,500	— — — — 5,417(2) 7,500(3)	0.10 1.10 1.10 3.60 34.90 42.45	(4) (4)	12/27/2015 05/31/2017 12/13/2017 12/22/2018 01/21/2020 01/31/2022
						18,750(6)	318,750
						1,600(5)	27,200
						10,000(7)	170,000
Ingrid J. Van Den Hoogen(8)	20,000	60,000	42.45		01/31/2022

(1)	Represents the fair market value of the unvested restricted stock units as of December 31, 2012 and assumes the fair market value of our common stock on December 31, 2012 was the initial public offering price of $17.00 per share.
(2)

These stock options vest over a four-year period as follows: 25% of the shares of common stock underlying the options vest on the first anniversary of the date of grant and thereafter 1/48th of the shares of common stock underlying the options vest each month.

(3)	These stock options vest over a four-year period as follows: 1/48th of the shares of common stock underlying the options vest each month.
(4)	In 2012, our Board of Directors approved the modification of stock options held by current employees and directors as of the date of this offering with an exercise price of $34.90 per share or greater to reduce the exercise price to a price equal to the initial public offering price, which resulted in the modification of each of the options granted to the named executive officers in 2010, 2011 and 2012.
(5)	These restricted stock unit awards vest in full upon the closing of an initial public offering of our equity securities or a change in control of our company.
(6)	This restricted stock unit award vests over a four-year period as follows: 25% of the shares of common stock subject to the award vest on each of the first four anniversaries of the award’s vesting commencement date.
(7)	This restricted stock unit award vests as follows: 25% of the shares subject to the award vest on the earlier to occur of (i) the closing of this offering or (ii) two years from the grant date, and the remaining 75% of the shares subject to the award vest on each subsequent anniversary following the first anniversary of the grant date in three equal installments.
(8)

Ms. Van Den Hoogen resigned her position with our company in January 2013. Her stock option ceased any further vesting in January 2013 and all unvested shares were terminated. The 20,000 shares of common stock that have vested will expire if not exercised by April 2013.

Employment Arrangements

We have entered into employment offer letters with each of the named executive officers in connection with his or her commencement of employment with us. With the exception of his own arrangement, each of these offer letters was negotiated on our behalf by our CEO, with the oversight and approval of our Board of Directors and, since July 2009, our Compensation Committee.

Typically, these arrangements provided for at-will employment and included the named executive officer’s initial base salary, a discretionary annual incentive bonus opportunity, and standard employee benefit plan participation. These arrangements also provided for a recommended stock option and/or restricted stock grant to be submitted to our Board of Directors, or, after July 2009, our Compensation Committee, for approval, with an exercise price, in the case of stock options, equal to the fair market value of our common stock on the date of grant and subject to our specified vesting requirements. These offers of employment were each subject to execution of our standard confidential information and invention assignment agreement.

In the case of our CEO and Mr. Dresselhuys, these arrangements also contained provisions that provide for certain payments and benefits in the event of certain terminations of employment, including a termination of employment following a change in control of our company. These post-employment compensation provisions have been superseded as a result of our CEO and Mr. Dresselhuys having entered into a new severance and change in control agreement with us. Ms. Van Den Hoogen’s employment offer letter provided that she would be eligible to receive certain severance payments and benefits in connection with her termination of employment under various circumstances under our standardized approach for severance and change in control benefits. For a summary of the material terms and conditions of these agreements, as well as an estimate of the potential payments and benefits payable to the named executive officers under these arrangements, see “—Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Each of the named executive officers is eligible to receive certain severance payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of our company, under our standardized severance and change in control arrangements.

The estimated potential severance payments and benefits payable to each named executive officer in the event of termination of employment as of December 31, 2012 pursuant to his individual severance and change in control arrangement are described below.

The actual amounts that would be paid or distributed to the named executive officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and benefits to the named executive officers in connection with a termination of employment under particular circumstances, we, or an acquiror, may mutually agree with the named executive officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested stock options that he or she held. For more information about the named executive officers outstanding equity awards as of December 31, 2012, see “—2012 Outstanding Equity Awards at Fiscal Year-End Table.”

Along with the severance payments and benefits described in a named executive officer’s individual severance and change in control arrangement, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Executive Severance and Change in Control Agreements

Our standardized approach for severance and change in control benefits provides for the payment of severance and other benefits to designated executive officers in the event of an involuntary termination of employment, including in certain situations upon, following, or in connection with a change in control of our company. Pursuant to the current terms and conditions of this approach, upon the execution of an appropriate release of claims and the continued obligations under certain restrictive covenants regarding confidentiality and non-solicitation, a participating executive officer would be entitled to receive the following payments and benefits.

In the event that any of the payments or benefits payable to designated executive officers would be subject to the excise tax imposed by Section 4999 of the Code, then those payments and benefits will be either (i) delivered in full or (ii) reduced so that no portion of the payments and benefits delivered would be subject to the excise tax, with first a pro rata reduction of cash payments subject to Section 409A of the Code as deferred compensation and cash payments not subject to Section 409A of the Code, and then pro rata cancellation of equity-based compensation subject to Section 409A of the Code as deferred compensation and equity-based compensation not subject to Section 409A of the Code, whichever of the foregoing amounts, after taking into account all relevant taxes, results in the greatest after-tax benefit to the executive officer.

Involuntary Termination of Employment

In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a constructive termination of employment), provided that he executes our standard release of claims, Mr. Lang would be eligible to receive:

•	a cash payment equal to 12 months of his base salary as in effect as of the date of termination, and a pro rata portion of the actual bonus that he would have earned for the year of termination;

•	reimbursement for continued employee welfare benefits for a period of 12 months; and

•

accelerated vesting of that number of shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards equal to the greater of (i) the number of shares that would have vested if he had remained employed for 12 months after the date of termination, (ii) 50% of the number of shares underlying any then-outstanding unvested stock options and other unvested equity awards, or (iii) full accelerated vesting of any outstanding unvested equity awards for which less than one quarter of the original award remains unvested at the time of such acceleration.

In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a constructive termination of employment), provided that the executive officer executes our standard release of claims, the other named executive officers would be eligible to receive:

•

a cash payment equal to 12 months of his or her base salary as in effect as of the date of termination, and a pro rata portion of the actual bonus that he or she would have earned for the year of termination;

•	reimbursement for continued employee welfare benefits for a period of 12 months; and

•

accelerated vesting of that number of shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards equal to the number of shares that would have vested if he or she had remained employed for 12 months after the date of termination.

Involuntary Termination of Employment in Connection with Change in Control

In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a constructive termination of employment) within the two-month period prior to or the

12-month period following a change in control of our company, provided that the executive officer executes our standard release of claims, the named executive officers would be eligible to receive:

•

a cash payment equal to 12 months of his or her base salary as in effect as of the date of termination, and a pro rata portion of the actual bonus that he or she would have earned for the year of termination;

•	reimbursement for continued employee welfare benefits for a period of 12 months; and

•	accelerated vesting of all of the shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards.

In addition, an acquiror may require a three-month transition period for all participants before the severance payment or benefits would be made.

Potential Payments and Benefits Upon Termination of Employment or Change in Control of Our Company

The following table sets forth the potential (estimated) payments and benefits to which the named executive officers would have been entitled assuming termination of their employment as of December 31, 2012, as specified under their respective severance and change in control arrangement or offer letter, as applicable.

Triggering Event(1)	Scott A. Lang(2)	Eric P Dresselhuys(3)	Ingrid J. Van Den Hoogen(4)
Involuntary Termination of Employment
Base Salary	$500,000	$300,000	$300,000
Annual Cash Bonus	500,000	300,000	75,000
Accelerated Vesting of Stock Options(5)	—	—	—
Accelerated Vesting of Restricted Stock	34,000	271,575	—
Continued Employee Benefits	27,433	27,433	27,433

Total Value	$1,061,433	$899,008	$402,433

Involuntary Termination of Employment in Connection With Change in Control
Base Salary	$500,000	$300,000	$300,000
Annual Cash Bonus	500,000	300,000	75,000
Accelerated Vesting of Stock Options(5)	—	—	—
Accelerated Vesting of Restricted Stock	34,000	515,950	—
Continued Employee Benefits	27,433	27,433	27,433

Total Value	$1,061,433	$1,143,383	$402,433

(1)	Assumes the date of termination of employment was December 31, 2012 and the fair market value of our common stock on December 31, 2012 was the initial public offering price of $17.00 per share.
(2)	For purposes of this analysis, Mr. Lang’s compensation is assumed to be as follows: base salary equal to $500,000, an annual cash bonus of $500,000, outstanding unvested stock options covering 60,626 shares of our common stock and an outstanding unvested restricted stock unit award covering 2,000 shares of our common stock.
(3)	For purposes of this analysis, Mr. Dresselhuys’ compensation is assumed to be as follows: base salary equal to $300,000, an annual cash bonus of $300,000, outstanding unvested stock options covering 12,917 shares of our common stock, and outstanding unvested restricted stock unit awards covering 30,350 shares of our common stock.

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(4)	For purposes of this analysis, Ms. Van Den Hoogen’s compensation is assumed to be as follows: base salary equal to $300,000, an annual cash bonus of $75,000, and outstanding unvested stock options covering 60,000 shares of our common stock. In January 2013, Ms. Van Den Hoogen resigned her position with our company and is no longer entitled to any payments or benefits following involuntary termination of employment or a change in control of our company.
(5)	The value of accelerated vesting is calculated based on the assumption that the fair market value of our common stock on December 31, 2012 was equal to the initial public offering price of $17.00 per share less, if applicable, the exercise price of each outstanding, unvested stock option. Each of the outstanding, unvested stock options held by the named executive officers has an exercise price greater than $34.90 per share and our Board of Directors previously approved a modification of each stock option with such a purchase price to reduce the exercise price to a price equal to the initial public offering price. As a result of the exercise price of the outstanding, unvested stock options being equal to the assumed fair market value of our common stock, the value of the accelerated vesting of stock options is zero.

Employee Benefit Plans

2003 Stock Option Plan

Our board of directors adopted our 2003 Stock Option on November 24, 2003 and our stockholders subsequently approved it on November 24, 2003. Our 2003 Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options to our employees, directors and consultants and any parent and subsidiary corporations’ employees and consultants. The 2003 Stock Option Plan also allows for awards of restricted stock units. We ceased issuing awards under the 2003 Stock Option Plan upon the implementation of the 2012 Equity Incentive Plan, which is described below. Likewise, we will not grant any additional awards under our 2003 Stock Option Plan following this offering. Instead we will grant options under our 2012 Equity Incentive Plan.

Share Reserve.    Awards are no longer granted under the 2003 Stock Option Plan. As of December 31, 2012, 4,843,244 shares of common stock were outstanding under options and restricted stock units granted pursuant to this plan. Shares of common stock reserved for issuance pursuant to this plan have been rolled into our 2012 Equity Incentive Plan.

Administration.    Our Compensation Committee currently administers our 2003 Stock Option Plan. Under our 2003 Stock Option Plan, our Compensation Committee has the power to determine the terms of the awards, including who will receive awards, the exercise price, the number of shares subject to each award, the term of awards, the vesting schedule and exercisability of awards and the form of consideration payable upon exercise.

Stock Options.    The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant unless expressly approved by our board of directors and the term of the incentive stock options may not exceed 10 years. With respect to incentive stock options granted to any employee who owns 10% or more of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed 5 years and the exercise price must equal at least 110% of the fair market value on the grant date.

Upon termination of an employee’s employment with us, he or she may exercise his or her incentive stock option for the period of time stated in the incentive stock option agreement, to the extent his or her incentive stock option is vested on the date of termination. If termination is due to death or disability, the incentive stock option will remain exercisable for a period of not less than 6 months nor more than 12 months. If termination is for cause, the incentive stock option will immediately terminate in its entirety or at such later times and on such conditions as determined by our board of directors. In all other cases, the incentive stock option will remain exercisable for a period of 3 months after the date on which the employee’s employment terminates or such shorter or longer period as may be prescribed in the incentive stock option agreement, the minimum specified period being 30 days. Subject to the requirements of all applicable laws, rules or regulations, each nonstatutory stock option agreement shall contain provisions relating to early termination of the nonstatutory stock option based upon termination of the holder’s service to us as determined by our board of directors. A stock option may never be exercised later than the expiration of its term.

Restricted Stock Units.    Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of the holder’s services to us or the holder’s failure to achieve certain performance conditions. If a restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we may deliver to the holder of the restricted stock unit whole shares of our common stock, which may be subject to additional restrictions, cash or a combination of our common stock and cash.

Effect of a Change in Control.    Our 2003 Stock Option Plan provides that in the event of our merger or consolidation which results in the holders of our outstanding voting securities (determined immediately prior to such merger or consolidation) owning, directly or indirectly, less than a majority of the beneficial interest in the outstanding voting securities of the surviving corporation or its parent corporation (determined immediately after such merger or consolidation), the awards granted under the 2003 Stock Option Plan shall terminate as of the date of the closing of the transaction unless the transaction agreement provides otherwise.

Transferability.    The 2003 Stock Option Plan does not allow for the sale or transfer of stock options, except by will or the laws of descent and distribution, and stock options may be exercised only by the holder during his or her lifetime.

Additional Provisions.    Our Compensation Committee has the authority to amend, suspend or terminate the 2003 Stock Option Plan, provided our stockholders approve actions that (i) increase the number of shares of our common stock that may be issued upon exercise of stock options and settlement of restricted stock units granted under the 2003 Stock Option Plan, (ii) change the designation of employees eligible to receive incentive stock option awards under the 2003 Stock Option Plan, (iii) extend the termination date of the 2003 Stock Option Plan, (iv) require stockholder approval in the opinion of our legal counsel, or (v) adversely affect outstanding awards or any unexercised or unsettled portions thereof under the 2003 Stock Option Plan, without the consent of the award recipient, unless such termination or amendment is required to enable an option designated as an incentive stock option to qualify as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

Greenbox Technology Inc. 2007 Stock Plan

We assumed the options outstanding under the Greenbox Technology Inc. 2007 Stock Plan, or 2007 Stock Plan, pursuant to our acquisition of Greenbox on October 2, 2009. The 2007 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options to our employees, outside directors and consultants and any parent and subsidiary corporations’ employees and consultants. The 2007 Stock Plan also allows for awards of our common stock. We will not grant any awards under the 2007 Stock Plan.

Share Reserve.    Awards are no longer granted under the 2007 Stock Plan. As of December 31, 2012, options to purchase 3,818 shares of common stock were outstanding under options granted pursuant to this plan.

Administration.    Our Compensation Committee currently administers the 2007 Stock Plan. Under the 2007 Stock Plan, our Compensation Committee has the power to determine the terms of the awards, including who will receive awards, the exercise price, the number of shares subject to each award, the vesting schedule and exercisability of awards and the form of consideration payable upon exercise.

Stock Options.    The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant unless expressly approved by our board of directors and the term of the stock options may not exceed 10 years. With respect to incentive stock options granted to any employee who owns 10% or more of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed 5 years and the exercise price must equal at least 110% of the fair market value on the grant date. With respect to nonstatutory stock options granted to any participant who owns 10% or more of the voting power of all classes of our outstanding stock as of the grant date, the exercise price of nonstatutory stock options must also be equal to at least 110% of the fair market value on the grant date.

Upon termination of an employee’s employment with us, he or she may exercise his or her incentive stock option for the period of time stated in the incentive stock option agreement, to the extent his or her incentive stock option is vested on the date of termination. In general, stock options issued to our employees who are not officers or board members will be subject to our right of repurchase upon their termination and our repurchase right shall lapse at least as rapidly as 20% per year over the 5-year period from the date of the award. If termination is due to death, the stock option will remain exercisable for the earlier of the expiration date of the option and the date 12 months after the holder’s death. If the termination is for any reason other than death, the stock option will remain exercisable to the extent exercisable at the time of termination for the earlier of the following: (i) the expiration date of the option, (ii) the date 3 months after the holder’s termination of service with us for any reason other than cause or disability, or such later date as our board of directors may determine, (iii) the date of the holder’s termination of service with us for cause, or such later date as our board of directors may determine, and (iv) the date 6 months after the holder’s termination of service with us by reason of disability, or such later date as our board of directors may determine. If the termination is for cause, the stock option will immediately terminate in its entirety or at such later times and on such conditions as determined by our board of directors. If termination is due to disability, the stock option may be exercised within six months after the holder’s termination. If the holder dies prior to the end of such specified period, the holder shall be treated as though he or she had died on the date of his or her termination of employment and the stock option shall be exercisable by the holder’s representative or the person entitled to exercise the holder’s stock option under the holder’s will or the laws of intestacy for a period of time as determined above. A stock option may never be exercised later than the expiration of its term.

Stock Awards.    A stock award is an offer by us to sell shares of our common stock. The purchase price for shares of our common stock purchased under the 2007 Stock Plan shall not be less than 85% of the fair market value of our common stock on the grant date. In general, stock awards issued to our employees who are not officers or board members will be subject to our right of repurchase upon termination and that right shall lapse at least as rapidly as 20% per year over the 5-year period from the date of the award. Our repurchase right shall automatically expire if the holder does not exercise his or her right to purchase the shares within 30 days after the grant of such right is communicated to the holder by us. Unless otherwise determined by our compensation committee at the time of award, vesting will cease on the date the holder no longer provides services to us and unvested shares will be forfeited to us.

Effect of a Change in Control.    The 2007 Stock Plan provides that in the event of a change in control and the right to repurchase the awards granted under the 2007 Stock Plan is not assigned to the entity that employees the holder immediately after the change in control, our repurchase right shall lapse and all of the awards under the 2007 Stock Plan will become exercisable in full.

Transferability.    The 2007 Stock Plan does not allow for the sale or transfer of stock options, except by will or the laws of descent and distribution, and stock options may be exercised only by the employee or the employee’s guardian or legal representative during his or her lifetime.

Additional Provisions.    Each year we must furnish to holders who have received shares of our common stock under the 2007 Stock Plan our balance sheet and income statement, unless the holder is ensured access to such information by reason of his employment duties. Our Compensation Committee has the authority to amend, suspend or terminate the 2007 Stock Plan, provided our stockholders approve actions that increase the number of shares of our common stock that may be issued upon exercise of awards under the 2007 Stock Plan, or materially change the class of persons who are eligible for incentive stock options under the 2007 Stock Plan.

2012 Equity Incentive Plan

Our Board of Directors and stockholders adopted a 2012 Equity Incentive Plan that will become effective on the day before the date the registration statement is declared effective and will serve as the successor to our 2003 Stock Option Plan. We have initially reserved 3,400,000 shares of our common stock to be issued under our 2012 Equity Incentive Plan. In addition, shares that were not issued, or that were subject to outstanding grants, under our 2003 Stock Option Plan on the date of this prospectus, and any shares issued under the 2003 Stock Option Plan that are forfeited or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full, will be available for grant and issuance under our 2012 Equity Incentive Plan. The number of shares available for grant and issuance under the 2012 Equity Incentive Plan will be increased automatically on January 1 of each of the first nine years commencing after the effective date of our initial public offering by an amount equal to 4% of our shares outstanding on the immediately preceding December 31, unless our board of directors, in its discretion, determines to make a smaller increase. In addition, the following shares will again be available for grant and issuance under our 2012 Equity Incentive Plan:

•

shares subject to an option or stock appreciation right granted under our 2012 Equity Incentive Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•	shares subject to an award granted under our 2012 Equity Incentive Plan that are forfeited or repurchased by us at the original issue price;

•	shares surrendered pursuant to an exchange program; or

•	shares subject to an award granted under our 2012 Equity Incentive Plan that otherwise terminates without shares being issued.

Our 2012 Equity Incentive Plan will terminate ten years from the date our board of directors approves the plan, unless it is terminated earlier by our board of directors. Our 2012 Equity Incentive Plan authorizes the award of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units and performance shares. No person will be eligible to receive more than 600,000 shares in any calendar year under our 2012 Equity Incentive Plan other than a new employee of ours, who will be eligible to receive no more than 1,200,000 shares under the 2012 Equity Incentive Plan in the year in which the employee commences employment.

Our 2012 Equity Incentive Plan will be administered by our compensation committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of the compensation committee. Our compensation committee will have the authority to construe and interpret our 2012 Equity Incentive Plan, grant and determine the terms of each award, including the exercise price, the number of shares subject to the award, the exercisability of the award and the form of consideration payable upon exercise of the award, and make all other determinations necessary or advisable for the administration of the plan. The Compensation Committee will also have the authority to institute an exchange program whereby outstanding awards may be surrendered, cancelled or exchanged.

Stock Options.    Our 2012 Equity Incentive Plan will provide for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and those of any parent or subsidiary of ours. All awards other than incentive stock options may be granted to our employees, directors, consultants, independent contractors and advisors. The exercise price of incentive stock options must be at least equal to 100% of the fair market value of our common stock on the date of grant, and the exercise price of incentive stock options granted to 10% or greater stockholders must be at least equal to 110% of the fair market value of our common stock on that date. The exercise price of nonqualified stock options may not be less than 100% of the fair market value of our common stock on the date of grant.

Our Compensation Committee may provide for stock options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. Stock options may vest based on time or achievement of performance conditions. In general, stock options will vest over a four-year period. After termination of services, a stock option may be exercised for the period of time stated in the stock option agreement. Generally, if termination is due to death or disability, the stock option will remain exercisable for 12 months. In all other cases, the stock option will generally remain exercisable for 3 months. Stock options will generally terminate immediately upon termination of employment for cause. The maximum term of stock options granted under our 2012 Equity Incentive Plan is 10 years, with a maximum term of 5 years for incentive stock options granted to 10% or greater stockholders.

Restricted Stock Awards.    A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions. The price, if any, of a restricted stock award will be determined by our compensation committee. Unless otherwise determined by our compensation committee at the time of award, vesting will cease on the date the holder no longer provides services to us and unvested shares will be forfeited to us. Restricted stock awards may vest based on time or achievement of performance conditions.

Stock Bonuses.    Stock bonuses are awards of shares of our common stock that are granted as additional compensation for service and/or performance. Payment from the holder is not required for stock bonuses, and stock bonuses are generally not subject to vesting.

Stock Appreciation Rights.    Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the increase in the fair market value of our common stock on the date of exercise from the stated exercise price (subject to any maximum number of shares as may be specified in the applicable award agreement). The payment may occur upon the exercise of a Stock Appreciation Right or deferred with such interest or dividend equivalent, if any, as our compensation committee determines, provided that the terms of the stock appreciation right and any deferral satisfy the requirements of Section 409A of the Code. Stock appreciation rights may vest based on time or achievement of performance conditions. Stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock Units.    Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of the holder’s services to us or the holder’s failure to achieve certain performance conditions. If a restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we may deliver to the holder of the restricted stock unit whole shares of our common stock, which may be subject to additional restrictions, cash or a combination of our common stock and cash. Our compensation committee may also permit the holders of the restricted stock units to defer payment to a date or dates after the restricted stock unit is earned, provided that the terms of the restricted stock unit and any deferral satisfy the requirements of Section 409A of the Code.

Performance Shares.    Performance shares are awards denominated in shares of our common stock that may be settled in cash or by issuance of those shares only if performance goals established by our compensation committee have been achieved or the awards otherwise vest.

Grants to Non-Employee Directors.    Non-employee members of our Board of Directors are eligible to receive any type of award offered under the 2012 Equity Incentive Plan except incentive stock options, which can only be granted to employees. The aggregate number of shares subject to awards granted to any one non-employee director in any calendar year shall not exceed 600,000. Awards to our non-employee directors may be made automatically pursuant to a policy adopted by our Board of Directors, or made time to time as determined in the discretion of our Board of Directors. In the event of a change in control transaction, all awards held by our non-employee directors will accelerate fully and become vested and exercisable or settled, as the case may be.

Awards granted under our 2012 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Our compensation committee has the discretion and authority to determine and implement the terms and conditions of an award transfer program and shall have the authority to amend the terms of any award participating, or otherwise eligible to participate in, the award transfer program.

If we are dissolved or liquidated or have a change in control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. Outstanding awards that are not assumed or substituted shall have their vesting accelerate as to all shares subject to such awards (and any applicable right of repurchase fully lapse) immediately prior to the change in control transaction.

2012 Employee Stock Purchase Plan

Our Board of Directors and stockholders adopted a 2012 Employee Stock Purchase Plan that became effective on the date the registration statement was declared effective and which is designed to enable eligible employees to purchase shares of our common stock periodically at a discount. Purchases will be accomplished through participation in discrete offering periods. Our 2012 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code.

We have initially reserved 400,000 shares of our common stock for issuance under our 2012 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on January 1 of each of the first ten years commencing after the closing of this offering by the number of shares equal to 1% of our total outstanding shares as of the immediately preceding December 31 (rounded to the nearest whole share). Our Board of Directors or Compensation Committee may reduce the amount of the increase in any particular year. No more than 10,000,000 shares of our common stock may be issued under our 2012 Employee Stock Purchase Plan, and no other shares may be added to this plan without the approval of our stockholders.

Our Compensation Committee will administer our 2012 Employee Stock Purchase Plan. Our employees generally will be eligible to participate in our 2012 Employee Stock Purchase Plan if they are (i) employed by us or a subsidiary or parent of ours that we designate, for one month or more prior to the beginning of each offering period or prior to such other time period as specified by our Compensation Committee; except that employees who are employed on the effective date of this registration statement shall be eligible to participate in the first offering period, (ii) regularly scheduled to work more than 20 hours per week and more than five months in a calendar year, and (iii) not 5% stockholders, or would become 5% stockholders as a result of their participation in our 2012 Employee Stock Purchase Plan. We may impose additional restrictions on eligibility as well. Under our 2012 Employee Stock Purchase Plan, eligible employees may acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees may select a rate of payroll deduction between 1% and 15% of their cash compensation. We also have the right to amend or terminate our 2012 Employee Stock Purchase Plan, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase stock under our 2012 Employee Stock Purchase Plan. Our 2012 Employee Stock Purchase Plan will terminate on the tenth anniversary of the first purchase date, unless it is terminated earlier by our board of directors or as a result of the issuance of all of the shares of our common stock reserved for issuance under our 2012 Employee Stock Purchase Plan.

When the initial offering period under our 2012 Employee Stock Purchase Plan commences, our employees who meet the eligibility requirements for participation in that offering period will automatically be granted a non-transferable option to purchase shares in that offering period. For other offering periods, new participants will have to enroll in a timely manner. Once an employee is enrolled, his or her participation will be automatic in subsequent offering periods. Each offering period may run for no more than up to six months. An employee’s participation will automatically end upon termination of employment for any reason.

No holder will have the right to purchase our shares at a rate which, when aggregated with purchase rights under all our employee stock purchase plans that are also outstanding in the same calendar year(s), have a fair market value of more than $25,000, determined in accordance with Section 423 of the Code, for each calendar year in which that right is outstanding. The purchase price for shares of our common stock purchased under our 2012 Employee Stock Purchase Plan will be 85% of the lesser of the fair market value of our common stock on the first day of the offering period or the last trading day of the applicable purchase period within that offering period. For the initial offering period, the fair market value on the first trading day will be the price at which our shares are initially offered.

In the event of a change in control transaction, each outstanding right to purchase shares under our 2012 Employee Stock Purchase Plan may be assumed or substituted by our successor. In the event that the successor refuses to assume or substitute the outstanding purchase rights, any offering periods that commenced prior to the closing of the proposed change in control transaction will be shortened and terminated on a new purchase date. The new purchase date will occur prior to the closing of the proposed change in control and our 2012 Employee Stock Purchase Plan will then terminate on the closing of the proposed change in control.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month on or following the date they begin employment and participants are able to defer eligible compensation subject to applicable annual Code limits. The 401(k) plan permits us to make profit sharing contributions to eligible participants, although such contributions are not required and are not currently contemplated. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. All accounts are 100% vested at all times. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders,

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation provides that we are required to indemnify our directors and our restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our restated certificate of incorporation or restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our restated bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed above under “Management,” the following is a description of transactions since January 1, 2010 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest or such other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, which we collectively refer to as related parties.

Warrant Termination and Concurrent Private Placement

Entities affiliated with Foundation Capital hold warrants to purchase 41,993 shares of our Series A Preferred Stock and 333,333 shares of our Series C Preferred Stock. We have entered into a warrant amendment agreement with these entities to provide that all such warrants terminated immediately prior to the effectiveness of this Registration Statement in exchange for the aggregate payment by us of $12 million to these entities.

We have also entered into a purchase agreement whereby entities affiliated with Foundation Capital have agreed to purchase an aggregate of $12 million of shares of our common stock in the concurrent private placement at the same price as the price offered to the public in this offering, or 705,881 shares based on the initial public offering price of $17.00 per share. As of December 31, 2012, entities affiliated with Foundation Capital beneficially owned approximately 32.7% of our common stock and immediately following this offering and the concurrent private placement, entities affiliated with Foundation Capital will beneficially own approximately 27.0% of our common stock, which is based on the initial public offering price of $17.00 per share. The sale of these shares to entities affiliated with Foundation Capital will not be registered in this offering.

Additionally, in connection with the above transactions, we amended the terms of our Series A convertible preferred stock, of which Foundation owns 99%, pursuant to an amendment to our restated certificate of incorporation.

We entered into these transactions in order to obtain the consent of entities affiliated with Foundation Capital to make certain changes to increase the authorized number of shares of our common stock, implement a reverse stock split and approve certain matters necessary for us to proceed with our initial public offering. We believe that entering into these transactions is in the best interests of our company and our stockholders. Stockholder approval was obtained for these transactions.

Stockholder Agreements

In connection with the sale of our preferred stock, we entered into agreements that grant customary preferred stock rights to all of our major preferred stock investors, including holders of more than 5% of our outstanding stock. These rights include registration rights, rights of first refusal, co-sale rights with respect to stock transfers, a voting agreement providing for the election of investor designees to the Board of Directors, information rights and other similar rights. The Fourth Amended and Restated Investors’ Rights Agreement, which contains the registration rights and many of the other rights described above, is filed as an exhibit to the registration statement of which this prospectus is a part. All of these rights, other than the registration rights, will terminate upon the closing of this offering.

Upon the closing of this offering and the concurrent private placement, holders of 32,973,595 shares of our common stock outstanding as of December 31, 2012, which is based on the initial public offering price of $17.00 per share, and 5,249 shares subject to a warrant to purchase our common stock outstanding as of December 31, 2012, or their permitted transferees, will be entitled to rights with respect to the registration of these shares under the Securities Act. For a more detailed description of these registration rights, see “Description of Capital Stock—Registration Rights.”

Amendment of Warrants held by Entities Affiliated with Foundation Capital

In February 2005, we issued warrants to purchase an aggregate of 41,993 shares of our Series A Preferred Stock to entities affiliated with Foundation Capital. These warrants were scheduled to expire on March 28, 2012. In March 2012, we agreed to amend these warrants to provide that they shall expire on the earlier of March 28, 2013 and immediately prior to the consummation of our initial public offering. Subsequent to this amendment, we agreed with the entities affiliated with Foundation Capital that these warrants would terminate immediately prior to the effectiveness of the registration statement for this offering as described in “—Warrant Termination and Concurrent Private Placement.” At the time these warrants were amended, entities affiliated with Foundation Capital had two designees serving on our Board of Directors and, pursuant to a voting agreement, Foundation Capital has the sole ability to remove these directors and designate replacements until the termination of the voting agreement upon the closing of this offering.

Agreements with Florida Power & Light Company

In each of April 2007 and August 2007, we entered into separate master services and software license agreements with FPL, pursuant to which FPL purchases and licenses from us equipment, software and services to enable advanced smart grid solutions. In addition, in May 2010, we entered into a master support and maintenance agreement with FPL, pursuant to which FPL procures from us services and related software licenses. As of December 31, 2012, we have recognized $29.7 million in revenue from FPL under these agreements.

In March 2008, Contra Costa Capital, LLC, a subsidiary of NextEra Energy Capital Holdings, Inc., or Capital Holdings, became a stockholder. As of December 31, 2012 and prior to this offering and private placement, Contra Costa Capital, LLC owned approximately 5.3% of our outstanding common stock.

FPL and Capital Holdings are both subsidiaries of NextEra Energy, Inc.

Equity Grants

Certain grants of stock options, restricted stock units and restricted stock to our executive officers and directors, and related stock equity grant policies, are described in this prospectus under the caption “Management—Director Compensation” and “Management—Executive Compensation.”

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain of our executive officers. See “Management—Executive Compensation—Employment Arrangements.”

We entered or will enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated certificate of incorporation and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Management—Limitations on Liability and Indemnification Matters.”

Review, Approval or Ratification of Transactions with Related Parties

The charter of our Audit Committee requires that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by our Audit Committee. The Audit Committee has not adopted policies or procedures for review of, or standards for approval of, these transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2012 and as adjusted to reflect the sale of common stock offered by us in this offering and the concurrent private placement, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership prior to this offering is based on 36,171,298 shares of common stock outstanding at December 31, 2012, assuming conversion of all outstanding shares of preferred stock into 32,406,995 shares of common stock, which is based on the initial public offering price of $17.00 per share. Please see “Description of Capital Stock” for more information. Applicable percentage ownership after this offering and the concurrent private placement also includes (i) the 5,455,881 shares of common stock to be sold in this offering and the concurrent private placement and (ii) 3,771,382 shares of common stock issuable upon the conversion of convertible notes, together with accrued interest thereon, that will occur immediately prior to the closing of this offering based on the initial public offering price of $17.00 per share. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or will be exercisable within 60 days of December 31, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Silver Spring Networks, Inc., 555 Broadway Street, Redwood City, California 94063.

	Shares Beneficially Owned Prior to This Offering and the Concurrent Private Placement		Shares Beneficially Owned After This Offering and the Concurrent Private Placement
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Directors and Executive Officers:
Scott A. Lang(1)	1,044,767	2.8%	1,044,767	2.3%
Benjamin Kortlang(2)	5,657,831	15.6	5,657,831	12.5
Thomas R. Kuhn(3)	78,437	*	78,437	*
Corbin A. McNeill, Jr.(4)	68,436	*	68,436	*
Jonathan Schwartz(5)	5,250	*	5,250	*
Richard A. Simonson(6)	21,250	*	21,250	*
Laura D. Tyson(7)	22,500	*	22,500	*
Warren M. Weiss(8)	11,933,553	32.7	12,264,108	27.0
Thomas H. Werner(9)	23,750	*	23,750	*
Eric P. Dresselhuys(10)	281,730	*	281,730	*
Ingrid J. Van Den Hoogen(11)	20,000	*	20,000	*
All executive officers and directors as a group (18 persons)(12)	20,729,674	53.8	21,060,229	44.4
5% Stockholders:
Entities affiliated with Foundation Capital(8)	11,933,553	32.7	12,264,108	27.0
Entities affiliated with Kleiner Perkins Caufield & Byers(2)	5,657,831	15.6	5,657,831	12.5
NCD Investors LLC(13)	2,772,443	7.7	2,772,443	6.1
WR Holdings LP(14)	2,426,673	6.7	2,426,673	5.3
Contra Costa Capital, LLC(15)	1,932,864	5.3	1,932,864	4.3

*	Less than 1%.
(1)	Represents (i) 116,752 shares of common stock held by family trusts of which Mr. Lang is the trustee, (ii) 350,743 shares of common stock held by a revocable trust of which Mr. Lang is a co-trustee, (iii) options exercisable for 543,624 shares of common within 60 days of December 31, 2012, (iv) 2,000 shares of common stock issuable upon the settlement of restricted stock units that vest immediately upon the closing of this offering, (v) 4,120 shares of our common stock that will be issuable upon the settlement of restricted stock units granted on the day that this registration statement was declared effective and (vi) 27,528 shares of our common stock subject to fully-vested restricted stock unit awards granted on the day that this registration statement was declared effective in lieu of cash bonuses earned pursuant to our 2012 Bonus Plan, based on the initial public offering price of $17.00 per share.
(2)	Shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for KPCB Green Growth Fund LLC, and individuals and entities each of whom exercise their own voting and dispositive control over such shares. The managing member for KPCB Green Growth Fund, LLC is KPCB GGF Associates, LLC. The voting and dispositive control over these shares is shared by individual managing directors of KPCB GGF Associates, LLC, none of whom has veto power. Mr. Kortlang, a member of the board of directors of KPCB GGF Associates, LLC, may be deemed to share voting and dispositive power with respect to the shares held by KPCB Green Growth Fund, LLC. The address for KPCB Green Growth Fund, LLC is 2750 Sand Hill Road, Menlo Park, California 94025.
(3)	Includes options exercisable for 58,437 shares of common stock within 60 days of December 31, 2012.

(footnotes continue on next page)

(4)	Includes (i) 39,999 shares of common stock held by family trusts of which Mr. McNeill is the trustee and (ii) options exercisable for 28,437 shares of common stock within 60 days of December 31, 2012.
(5)	Represents an option exercisable for 5,250 shares of common stock within 60 days of December 31, 2012.
(6)	Represents options exercisable for 21,250 shares of common stock within 60 days of December 31, 2012.
(7)	Represents options exercisable for 22,500 shares of common stock within 60 days of December 31, 2012.
(8)	Includes 10,052,360 shares of common stock held by Foundation Capital IV, L.P., 85,310 shares of common stock held by Foundation Capital IV Principals Fund, LLC, 79,382 shares of common stock held by FC IV Active Advisors, LLC, 1,326,357 shares of common stock held by Foundation Capital VI, L.P., and 14,818 shares of common stock held by Foundation Capital VI Principals Fund, LLC. Also includes, in the number of shares beneficially owned prior to this offering and the concurrent private placement, immediately exercisable warrants to purchase 369,277 shares of common stock held by Foundation Capital IV, L.P., 3,109 shares of common stock held by Foundation Capital IV Principals Fund, LLC and 2,940 shares of common stock held by FC IV Active Advisors, LLC, all of which warrants terminated immediately prior to the effectiveness of the registration statement for this offering and are not included in number of shares beneficially owned after this offering and the concurrent private placement. Shares of common stock owned after this offering and concurrent private placement include 705,881 shares to be purchased by Foundation Capital IV, L.P., Foundation Capital IV Principals Fund, LLC and FC IV Active Advisors, LLC in the concurrent private placement, based on the initial public offering price of $17.00 per share. Foundation Capital Management Co. IV, LLC is the general partner of Foundation Capital IV, L.P., FC IV Active Advisors Fund, LLC and Foundation Capital IV Principals Fund, LLC. William B. Elmore, Kathryn C. Gould, Paul R. Holland, Paul G. Koontz, Michael N. Schuh and Warren M. Weiss are managing members of Foundation Capital Management Co. IV, LLC, and may be deemed to share voting and investment power over the shares owned by Foundation Capital IV, L.P., FC IV Active Advisors Fund, LLC and Foundation Capital IV Principals Fund, LLC. Each of the managing members of Foundation Capital Management Co. IV, LLC disclaims beneficial ownership in the shares held by the aforementioned entities except to the extent of his or her pecuniary interest therein. Foundation Capital Management Co. VI, LLC is the general partner of Foundation Capital VI, L.P. and Foundation Capital VI Principals Fund, LLC. William B. Elmore, Paul R. Holland, Paul G. Koontz, Charles O. Moldow, Richard A. Redelfs, Michael N. Schuh, Ashmeet S. Sidana, Steven P. Vassallo and Warren M. Weiss are the managing members of Foundation Capital Management Co. VI, LLC and may be deemed to share voting and investment power over the shares owned by Foundation Capital VI, L.P. and Foundation Capital VI Principals Fund, LLC. Each of the managing members of Foundation Capital Management Co. VI, LLC disclaims beneficial ownership in the shares held by the aforementioned entities except to the extent of his or her pecuniary interest therein. The address of entities affiliated with Foundation Capital is 250 Middlefield Road, Menlo Park, California 94025.
(9)	Includes an option exercisable for 7,500 shares of common stock within 60 days of December 31, 2012.
(10)	Includes (i) options exercisable for 221,381 shares of common stock within 60 days of December 31, 2012, (ii) 4,100 shares of common stock issuable upon the settlement of restricted stock units that vest immediately upon the closing of this offering, (iii) 6,250 shares of common stock subject to restricted stock units that have vested and are issuable immediately prior the closing of this offering, (iv) 1,200 shares of our common stock that will be issuable upon the settlement of restricted stock units granted on the day that this registration statement was declared effective and (v) 7,968 shares of our common stock subject to fully-vested restricted

(footnotes continue on next page)

stock unit awards granted on the day that this registration statement was declared effective in lieu of cash bonuses earned pursuant to our 2012 Bonus Plan, based on the initial public offering price of $17.00 per share.

(11)	Represents an option exercisable for 20,000 shares of common stock within 60 days of December 31, 2012. In January 2013, Ms. Van Den Hoogen resigned her position with our company and all unvested shares were terminated. The 20,000 shares of common stock that have vested will expire if not exercised by April 2013.
(12)	Includes (i) options exercisable for 2,162,606 shares of common stock within 60 days of December 31, 2012, (ii) 6,100 shares of common stock issuable upon the settlement of restricted stock units that vest immediately upon the closing of this offering, (iii) 86,250 shares of common stock subject to restricted stock units that have vested and are issuable immediately prior to the closing of this offering, (iv) 11,712 shares of our common stock that will be issuable upon the settlement of restricted stock units granted on the day that this registration statement was declared effective and (v) 85,523 shares of our common stock subject to fully-vested restricted stock unit awards granted on the day that the registration statement for this offering was declared effective in lieu of cash bonuses earned pursuant to our 2012 Bonus Plan, based on the initial public offering price of $17.00 per share. Also includes, in the number of shares beneficially owned prior to this offering and the concurrent private placement, the immediately exercisable warrants to purchase 369,277 shares of common stock held by Foundation Capital IV, L.P., 3,109 shares of common stock held by Foundation Capital IV Principals Fund, LLC and 2,940 shares of common stock held by FC IV Active Advisors, LLC, all of which warrants terminated immediately prior to the effectiveness of the registration statement for this offering and are not included in the number of shares beneficially owned after this offering and the concurrent private placement. Shares of common stock owned after this offering and concurrent private placement include 705,881 shares to be purchased by Foundation Capital IV, L.P., Foundation Capital IV Principals Fund, LLC and FC IV Active Advisors, LLC in the concurrent private placement, based on the initial public offering price of $17.00 per share.
(13)

NCD Investors LLC is managed by its managing member, Redstone Management LLC. The members of Redstone Management LLC are Thomas Vardell, Mark Harris, Brent Jones, Hosein Khajeh-Hosseiny and Jared Stone. Each of the members of Redstone Management LLC has shared voting and investment power over the shares held by NCD Investors LLC. The address of NCD Investors LLC is 649 San Ramon Valley Boulevard, Danville, California 94526.

(14)

Windmill GP Holdings LLC is the General Partner of WR Holdings LP. Zachary J. Schreiber is the managing member of Windmill GP Holdings LLC and therefore may be deemed to possess voting and investment power over the shares held by WR Holdings LP. The address of WR Holdings LP is 40 West 57th Street, New York, New York 10019.

(15)	The sole member of Contra Costa Capital, LLC (“Contra Costa Capital”) is NextEra Energy Capital Holdings, Inc. (“Capital Holdings”). The sole shareholder of Capital Holdings is NextEra Energy, Inc. (“NextEra Energy”). Capital Holdings and NextEra Energy may be deemed to beneficially own the shares held of record by Contra Costa Capital. The members of the board of directors of Capital Holdings may be deemed to share voting and investment power over the shares held of record by Contra Costa Capital. The members of the board of directors of Capital Holdings are Lewis Hay, III, Moray P. Dewhurst, James L. Robo and Paul I. Cutler, each of whom individually disclaims beneficial ownership of the shares held of record by Contra Costa Capital except to the extent of any pecuniary interest therein. The address of Contra Costa Capital is Two Greenville Crossing, 4005 Kennett Pike, Suite 220, Greenville, Delaware 19807 and the address of Capital Holdings and NextEra Energy is 700 Universe Boulevard, Juno Beach, Florida 33408.

DESCRIPTION OF CAPITAL STOCK

Upon the closing of this offering, our authorized capital stock will consist of 1,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. A description of the material terms and provisions of our restated certificate of incorporation and restated bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our restated certificate of incorporation and the form of our restated bylaws to be in effect upon the closing of this offering that will be filed as exhibits to the registration statement relating to this prospectus.

Capital Stock

As of December 31, 2012, and after giving effect to the automatic conversion of all of our outstanding preferred stock and our outstanding convertible notes into common stock immediately prior to the closing of this offering and the concurrent private placement, there were 39,942,680 shares of common stock outstanding held by approximately 320 stockholders, which is based on the initial public offering price of $17.00 per share.

Immediately prior to the closing of this offering, each currently outstanding share of preferred stock will be converted into common stock. As a result of anti-dilution provisions contained in our certificate of incorporation, each outstanding share of Series D Preferred Stock will convert into the greater of (i) one share of common stock or (ii) the number of shares of common stock determined by dividing $38.9270 by the initial public offering price listed on the cover of this prospectus. As a result of anti-dilution provisions contained in our certificate of incorporation, each outstanding share of Series E Preferred Stock will convert into the greater of (i) one share of common stock or (ii) the number of shares of common stock determined by dividing $50.00 by the initial public offering price listed on the cover of this prospectus.

There are currently 4,624,037 shares of Series D Preferred Stock and 2,100,000 shares of Series E Preferred Stock outstanding. Based on the initial public offering price of $17.00 per share immediately prior to the closing of this offering 10,588,222 shares of common stock will be issued to the holders of Series D Preferred Stock and 6,176,450 shares of common stock will be issued to the holders of Series E Preferred Stock. The 15,642,323 shares of other outstanding series of preferred stock will be converted into the same number of shares of common stock, such that all outstanding shares of preferred stock would convert into an aggregate of 32,406,995 shares of common stock. In addition, please see “—Warrants” below for information on the impact of the initial public offering price on the number of shares of common stock issuable upon exercise of the outstanding warrant for Series E Preferred Stock.

Please see “—Convertible Notes” for information regarding the number of shares to be issued upon conversion.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our restated certificate of incorporation eliminates the right of stockholders to cumulate votes for the election of directors. Our restated certificate of incorporation to be in effect upon the closing of this offering will establish a classified Board of Directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Immediately prior to the closing of this offering, each currently outstanding share of preferred stock will be converted into common stock.

Upon the closing of this offering, we will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Equity Grants

As of December 31, 2012, 4,615,617 shares of our common stock were issuable upon exercise of outstanding options and 231,445 shares of our common stock were issuable upon the settlement of outstanding restricted stock units under our equity incentive plans, 90,547 of which became issuable upon the effectiveness of the registration statement.

In addition, in August 2012, January 2013 and February 2013, our Board of Directors, Compensation Committee or Management Committee (comprised of our CEO and CFO) approved equity awards for an aggregate of 46,899 shares of our common stock that will be issuable upon the settlement of restricted stock units that vested upon the effectiveness of the registration statement and an aggregate of 2,056,234 shares of our common stock that will be issuable upon the settlement of restricted stock units or the exercise of options to purchase common stock with an exercise price per share equal to the initial public offering price that will vest over time, all of which were granted on the day that this registration statement was declared effective. These equity awards represent previously earned bonus awards, new hire awards and periodic refresh awards to existing employees, all of which were communicated to employees, but not granted, during the period between February 2012 and the date of this prospectus.

Further, up to 578,259 additional shares of our common stock will be issuable upon the settlement of restricted stock units that were fully vested at the time of grant and issued to employees in lieu of approximately $9.8 million in cash bonuses, in the aggregate, earned under our 2012 Bonus Plan, all of which were granted on the day that the registration statement for this offering was declared effective and were calculated based on the initial public offering price, which we have calculated in this prospectus based on the initial public offering price of $17.00 per share.

Warrants

As of December 31, 2012, 50,000 shares of our common stock were issuable upon the exercise of one outstanding warrant with an exercise price of $0.005 per share. The exercise price of this warrant may be paid either in cash or by surrendering the right to receive shares of common stock having a value equal to the exercise price.

As of December 31, 2012, 47,242 shares of our Series A Preferred Stock were issuable upon the exercise of four outstanding warrants with an exercise price of $4.7625 per share, 41,993 of which terminated immediately prior to the effectiveness of this registration statement pursuant to the terms of the warrant amendment agreement described in detail in “Certain Relationships and Related Party Transactions—Concurrent Private Placement and Warrant Termination” and 5,249 of which will convert into warrants to purchase the same number of shares of common stock upon the closing of this offering. The exercise price of each warrant may be paid either in cash or by surrendering the right to receive shares of common stock having a value equal to the exercise price.

As of December 31, 2012, 333,333 shares of our Series C Preferred Stock were issuable upon the exercise of 12 outstanding warrants with an exercise price of $7.50 per share. The exercise price of each warrant may be paid either in cash or by surrendering the right to receive shares of common stock having a value equal to the exercise price. These warrants terminated immediately prior to the effectiveness of this registration statement pursuant to the terms of the warrant amendment agreement described in detail in “Certain Relationships and Related Party Transactions—Concurrent Private Placement and Warrant Termination.”

As of December 31, 2012, 5,277 shares of our Series E Preferred Stock were issuable upon the exercise of one outstanding warrant with an exercise price of $50.00 per share. The exercise price of this warrant may be paid either in cash or by surrendering the right to receive shares of common stock having a value equal to the exercise price, and upon the closing of this offering, this warrant will become exercisable for 15,519 shares of common stock, which is based on the initial public offering price of $17.00 per share.

Convertible Notes

In December 2011, we entered into a note purchase agreement with EMC and issued a subordinated convertible note with $24.0 million in aggregate principal amount and a maturity date of December 6, 2014. Under the terms of the note purchase agreement, we have the option to borrow up to an additional $6.0 million, in two subsequent closings for the issuance of convertible notes with a $3.0 million principal amount at each closing, upon the achievement of certain financial milestones. Interest on the convertible note accrues for the first six months at a rate of 3.0% per year and increases by 1.0% every six months to a maximum of 6.0% per year. The unpaid principal amount of the convertible note, together with accrued interest thereon, are convertible (a) automatically into shares of a new series of convertible preferred stock at a price per share equal to 85.0% of the per share selling price of the new preferred stock, (b) automatically into shares of common stock immediately prior to the closing of this offering at a conversion price equal to 88.0% of the price to the public in this offering, or (c) at any time upon the election of EMC into shares of Series E preferred stock at $10.00 per share. We may also elect to repay the outstanding balance subject to a 7.0% prepayment penalty and ten business days’ written notice.

In February 2012, we entered into a note purchase agreement with Hitachi and issued a subordinated convertible note with $30.0 million in aggregate principal amount and an initial maturity date of February 21, 2015. If there is any outstanding amount under the note on February 21, 2014, the note holder has the right to extend the initial maturity date to February 21, 2018 with ten business days’ written notice. Interest on the convertible note accrues for the first six months at a rate of 3.0% per year and increases by 1.0% every six months to a maximum of 6.0% per year. The unpaid principal amount of the convertible note, together with accrued interest thereon, are convertible (a) at the option of the holder into shares of a new series of convertible preferred stock at a price per share equal to 88.0% of the per share selling price of the new preferred stock, or (b) automatically into shares of common stock immediately prior to the closing of this offering at a conversion price equal to 88.0% of the price to the public in this offering. We may also elect to repay the outstanding balance subject to a 7.0% prepayment penalty and ten business days’ written notice.

This prospectus assumes that the convertible notes described above, together with accrued interest thereon through March 31, 2013, will convert into 3,771,382 shares of common stock effective immediately prior to the closing of this offering, which is based on the initial public offering price of $17.00 per share.

Registration Rights

Demand Registration Rights

At any time beginning six months after the closing of this offering, upon the written request of a class of holders of shares having registration rights that we file a registration statement under the Securities Act with an anticipated aggregate price to the public of at least $30,000,000, we will be obligated to use our best efforts to register the resale of such shares. We are required to effect no more than two registration statements upon exercise of these demand registration rights by a class of holders. There are four classes of holders having these registration rights. We may postpone the filing of a registration statement for up to 180 days once in a 12-month period if we determine that the filing would be detrimental to us, and we are not required to effect the filing of a registration statement during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a registration statement initiated by us.

Piggyback Registration Rights

If we register any of our securities other than debt securities, either for our own account or the account of a security holder for public sale, except in certain situations, the stockholders with registration rights will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans, the offer and sale of debt securities, a corporate reorganization or other transaction on Form S-4, or a registration on any registration form that does not permit secondary sales. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 30% of the total shares covered by the registration statement.

Form S-3 Registration Rights

The holders of at least 5% of the shares having registration rights can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $30,000,000. We are required to file no more than two registration statements on Form S-3 upon exercise of these rights per 12-month period. We are not obligated to effect the filing of a registration statement during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a registration statement initiated by us.

Registration Expenses

We will pay all expenses incurred in connection with each of the registrations described above, except for underwriters’ and brokers’ discounts, commissions, fees related to document preparation and stock transfer taxes. However, we will not pay for any expenses of any demand or Form S-3 registration if the request is subsequently withdrawn by a majority of the holders requesting that we file such a registration statement, subject to limited exceptions.

Expiration of Registration Rights

The registration rights described above will expire four years after this offering is completed. The registration rights will terminate earlier with respect to a particular stockholder to the extent the shares held by and issuable to such holder may be sold under Rule 144 of the Securities Act in any three month period.

Holders of substantially all of our shares with these registration rights have signed agreements with the underwriters prohibiting the exercise of their registration rights for 180 days following the date of this prospectus. These agreements are described below under “Underwriters.”

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations, including us, from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the Board of Directors prior to the time that the interested stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws to be in effect upon the closing of this offering will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control, including the following:

•

Board of Directors Vacancies.    Our restated certificate of incorporation and restated bylaws will authorize only our Board of Directors to fill vacant directorships. In addition, the number of directors constituting our Board of Directors will be set only by resolution adopted by a majority vote of our entire Board of Directors. These provisions prevent a stockholder from increasing the size of our Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with its own nominees.

•

Classified Board.    Our restated certificate of incorporation and restated bylaws will provide that our Board of Directors is classified into three classes of directors. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our Board of Directors, and the prospect of that delay might deter a potential offeror.

•

Stockholder Action;    Special Meeting of Stockholders.    Our restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our restated bylaws will further provide that special meetings of our stockholders may be called only by a majority of our Board of Directors, the chairman of our Board of Directors, our chief executive officer or our president.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

•

Issuance of Undesignated Preferred Stock.    Our Board of Directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board of Directors. The existence of authorized but unissued shares of preferred stock enables our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

New York Stock Exchange Listing

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “SSNI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Immediately prior to the closing of this offering and the concurrent private placement, a total of 45,398,561 shares of common stock will be outstanding, assuming 39,942,680 shares outstanding as of December 31, 2012, which is based on the initial public offering price of $17.00 per share, and that there are no exercises of options or warrants or settlement of restricted stock units after December 31, 2012. Please see “Description of Capital Stock” for more information. Of these shares, all 4,750,000 shares of common stock sold in this offering by us will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining 40,648,561 shares of common stock, including the shares issued in the concurrent private placement, will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

As a result of market stand-off and/or lock-up agreements described below and subject to the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

•	on the date of this prospectus, none of the shares will be available for sale in the public market without restriction; and

•

beginning 181 days after the date of this prospectus, 40,648,561 shares will become eligible for sale in the public market, of which 21,605,238 shares will be freely tradable under Rule 144, and 19,043,323 shares will be subject to the limitations under Rules 144 and 701.

In addition, excluding warrants that will terminate immediately prior to the effectiveness of this registration statement and giving effect to the anti-dilution provisions that apply to one of the warrants that does not terminate, of the 4,867,830 shares of our common stock that were subject to stock options, restricted stock units and warrants outstanding as of December 31, 2012, options, restricted stock units and warrants to purchase 3,559,605 shares of common stock were vested as of December 31, 2012 and will be eligible for sale 181 days following the effective date of this prospectus. Additionally, in August 2012, January 2013 and February 2013, our Board of Directors, Compensation Committee or Management Committee (comprised of our CEO and CFO) approved equity awards for an aggregate of 46,899 shares of our common stock that will be issuable upon the settlement of restricted stock units that vested upon the effectiveness of the registration statement, which were granted on the day that this registration statement was declared effective, and such shares will be eligible for sale 181 days following the effective date of this prospectus. Further, up to 578,259 additional shares of our common stock will be issuable upon the settlement of restricted stock units that were fully vested at the time of grant and issued to employees in lieu of approximately $9.8 million in cash bonuses, in the aggregate, earned under our 2012 Bonus Plan, all of which were granted on the day that the registration statement for this offering was declared effective and were calculated based on the initial public offering price of $17.00 per share, and such shares will be eligible for sale 181 days following the effective date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 453,986 shares immediately after the offering and the concurrent private placement, or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of this offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will, subject to the lock-up restrictions described below, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Lock-up Agreements

We and each of our directors, officers and the holders of substantially all the shares of our outstanding stock and other equity securities outstanding prior to the pricing of this offering have agreed to the lock-up provisions described under “Underwriters.” See “Underwriters” for a more complete description of the lock-up agreements.

Registration Rights

Upon the closing of this offering and the concurrent private placement, the holders of an aggregate of 32,973,595 shares of our common stock outstanding as of December 31, 2012, which is based on the initial public offering price of $17.00 per share, and the holder of a warrant to purchase

5,249 shares of our common stock outstanding as of December 31, 2012, or their permitted transferees, will be entitled to rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information.

Registration Statements

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to equity grants outstanding and reserved for issuance under our stock plans. We expect to file this registration statement as soon as practicable after this offering. However, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes the material United States federal income tax considerations relating to the ownership and disposition of common stock for a non-U.S. holder (as defined below). This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Code, and Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the Internal Revenue Service, or IRS, might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, or in the potential application of the Medicare contribution tax. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

•	corporations that accumulate earnings to avoid United States federal income tax;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or tax-qualified retirement plans;

•	controlled foreign corporations or passive foreign investment companies;

•	persons who acquired our common stock as compensation for services;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a “non-U.S. holder” is any holder, other than an entity taxable as a partnership for United States federal income tax purposes, that is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

•

a trust that (1) is subject to the primary supervision of a United States court and one or more United States persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate whose income is subject to United States income tax regardless of source.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income tax as if they were United States citizens. Such an individual is urged to consult his or her own tax advisor regarding the United States federal income tax consequences of the sale, exchange of other disposition of common stock.

Distributions

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock, however, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “—Sale or Other Taxable Disposition of Common Stock.”

Any dividend paid to a non-U.S. holder on our common stock that is not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to United States withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a Form W-8BEN (or any successor form) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other pass-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent. If you are eligible for a reduced rate of United States federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder and, if required by an applicable tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussions below regarding Backup Withholding and Information Reporting and the Foreign Account Tax Compliance Act, non-U.S. holders will generally not be subject to United States federal income tax on any gains realized on the sale or other taxable disposition of common stock unless:

•

the gain (1) is effectively connected with the conduct by the non-U.S. holder of a United States trade or business and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence applies, the gain is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States); or

•	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, treat the gain as effectively connected with a United States trade or business.

The FIRPTA rules may apply to a sale or other taxable disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if interests in United States real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future.

Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if a non-U.S. holder actually owns or constructively holds more than 5% of our outstanding common stock.

If any gain from the sale, exchange or other disposition of common stock, (1) is effectively connected with a United States trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by such non-U.S. holder in the United States, then the gain generally will be subject to United States federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its United States trade or business, subject to certain adjustments, generally would be subject to a “branch profits tax.” The branch profits tax rate is 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, will impose a U.S. Federal withholding tax of 30% on certain “withholdable payments” (including U.S. source dividends and the gross proceeds from the sale or other disposition of U.S. stock) to foreign financial institutions and other non-U.S. entities that fail to comply with certain certification and information reporting requirements or otherwise establish an exemption. The obligation to withhold under FATCA is currently expected to apply to, among other items, (i) dividends on our common stock that are paid after December 31, 2013 and (ii) gross proceeds from the disposition of our common stock paid after December 31, 2016.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his or her taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his or her returns or failing to otherwise establish an exemption to these rules. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided that they establish such exemption.

Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “—Distributions” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a United States office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-United States office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-United States office of a broker that is:

•	a United States person (including a foreign branch or office of such person);

•	a “controlled foreign corporation” for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business; or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a United States trade or business;

unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any United States federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Goldman, Sachs & Co.	2,042,500
Credit Suisse Securities (USA) LLC	1,425,000
Stifel, Nicolaus & Company, Incorporated	332,500
Piper Jaffray & Co.	237,500
Canaccord Genuity Inc.	190,000
Evercore Group L.L.C.	190,000
Pacific Crest Securities LLC	190,000
Robert W. Baird & Co.	142,500

Total:	4,750,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.714 per share. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 712,500 additional shares of common stock at the public offering price listed on the cover of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 712,500 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$17.00	$80,750,000	$92,682,500
Underwriting discounts and commissions to be paid by us	1.19	5,652,500	6,500,375
Proceeds, before expenses, to us	15.81	75,097,500	86,362,125

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “SSNI.”

We and all directors and officers and the holders of substantially all the shares of our outstanding stock and other equity securities outstanding immediately prior to the pricing of this offering have agreed that, without the prior written consent of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•

in our case, file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC on behalf of the underwriters, we and each such person will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to, among other things:

•

transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such event;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift or by will or intestate succession or to any trust or partnership for the benefit of such person or any member of the immediate family of such person, provided that (i) each transferee agrees to the restrictions described above, (ii) no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such event and (iii) such transfer shall not involve a disposition of value;

•

distributions shares of common stock or any security convertible into or exercisable or exchangeable for common stock to limited partners, members or stockholders of any person, provided that (i) each transferee agrees to the restrictions described above, (ii) no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such event and (iii) such transfer shall not involve the disposition of value;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan is required or voluntarily made in connection with such event;

•

the issuance by us of shares of common stock upon the exercise of an option or a warrant outstanding on the date of and disclosed in this prospectus or the disposition of shares of common stock to us in connection with the payment of the exercise price for the exercise of such option or warrant, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such event;

•

the issuance by us of shares of common stock or the disposition of shares of common stock to us in connection with the payment of taxes due with respect to the vesting of restricted stock or the settlement of restricted stock units, provided that such shares of restricted stock or restricted stock units are outstanding on the date of and disclosed in this prospectus;

•

transfers to us of shares of common stock or any security convertible into or exercisable or exchangeable for common stock, pursuant to an agreement under which such person is required to forfeit such shares to us or we exercise a right to repurchase or otherwise acquire such shares, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such event;

•	the sale of shares to the underwriters; and

•

transfers of shares of common stock to any wholly-owned subsidiary of any person (including any corporation, partnership, limited liability company or other entity that is directly or indirectly owned by such person) or to the parent corporation of such person or any wholly owned subsidiary of such parent corporation, provided that (i) each transferee agrees to the restrictions described above, (ii) no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such event, and (iii) such transfer shall not involve a disposition of value.

We may also issue or agree to issue shares constituting an aggregate of 5% of our outstanding common stock immediately after this offering in connection with one or more acquisitions by us of businesses, property, technology or assets or strategic partnerships or collaborations, provided that each recipient of such shares agrees to the restrictions described above.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time. At least three business days before the effectiveness of any release or waiver of the restrictions described above in connection with any transfer of shares of common stock by an officer or director, Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC will notify the Company of the impending release or waiver of any restriction and the Company has agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver, except where the release or waiver is effected solely to permit a transfer of common stock that is not for consideration and where the transferee has agreed in writing to be bound by the same terms as the lock-up agreements described above to the extent and for the duration that such terms remain in effect at the time of transfer.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares of common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell shares in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses, including acting as a placement agent for the sale and issuance of our convertible note to Hitachi. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The estimated offering expenses, in addition to the underwriting discounts and commissions, are approximately $6,000,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing our common stock. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $65,000. The underwriters have agreed to reimburse us for certain expenses.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

The shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

CONCURRENT PRIVATE PLACEMENT

Concurrently with this offering, entities affiliated with Foundation Capital will purchase from us in a private placement an aggregate of $12 million of shares of our common stock at the same price as the price offered to the public in this offering, or 705,881 shares based on the initial public offering price of $17.00 per share. The sale of these shares to entities affiliated with Foundation Capital will not be registered in this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California. Fenwick & West LLP and certain of its attorneys beneficially own common stock and common stock equivalents equal to an aggregate of 62,621 shares of our common stock, which represented approximately 0.17% of our outstanding shares of common stock at December 31, 2012. Davis Polk  & Wardwell LLP, Menlo Park, California, is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Silver Spring Networks, Inc. at December 31, 2011 and 2012, and for each of the three years in the period ended December 31, 2012 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Silver Spring Networks, Inc.

We have audited the accompanying consolidated balance sheets of Silver Spring Networks, Inc. as of December 31, 2011 and 2012, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flow for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Silver Spring Networks, Inc. at December 31, 2011 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, California

February 12, 2013

SILVER SPRING NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par values)

	December 31,		Pro Forma December 31, 2012 (See Note 1)
	2011	2012
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$71,687	$72,646	$72,646
Accounts receivable	33,351	56,528	56,528
Inventory	2,485	7,731	7,731
Deferred cost of revenue	99,540	45,298	45,298
Prepaid expenses and other current assets	4,596	3,456	3,456

Total current assets	211,659	185,659	185,659

Property and equipment, net	13,959	12,701	12,701
Deferred cost of revenue, non-current	106,763	199,865	199,865
Deferred tax assets, non-current	21,613	8,265	8,265
Other long-term assets	6,939	11,254	10,514

Total assets	$360,933	$417,744	$417,004

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$17,497	$28,104	$28,104
Accrued liabilities	17,482	14,438	14,438
Customer deposits	7,439	393	393
Deferred revenue	156,503	89,838	89,838
Current portion of capital lease obligations	938	1,647	1,647
Deferred tax liability	21,474	7,897	7,897

Total current liabilities	221,333	142,317	142,317

Deferred revenue, non-current	243,957	418,218	418,218
Preferred stock warrant liability	13,528	11,261	11,173
Convertible promissory notes and embedded derivatives	24,098	56,319	—
Other liabilities	12,650	18,412	18,412

Commitments and contingencies (Note 5)

Convertible preferred stock:
$0.001 par value; 26,072 shares authorized and 22,366 shares issued and outstanding as of December 31, 2011 and 2012; aggregate liquidation preference of $381,338 as of December 31, 2011 and 2012; no shares outstanding pro forma (unaudited)	270,725	270,725	—

Stockholders’ deficit:
Common stock, $0.001 par value; 80,000 shares authorized as of December 31, 2011 and 2012; 3,600 and 3,764 shares issued and outstanding as of December 31, 2011 and 2012, respectively, and 40,033 shares outstanding pro forma (unaudited)	4	4	40
Additional paid-in capital	35,392	51,078	394,618
Accumulated other comprehensive income (loss)	(17)	(136)	(136)
Accumulated deficit	(460,737)	(550,454)	(567,638)

Total stockholders’ deficit	(425,358)	(499,508)	(173,116)

Total liabilities, convertible preferred stock and stockholders’ deficit	$360,933	$417,744	$417,004

The accompanying notes are an integral part of these consolidated financial statements.

SILVER SPRING NETWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2010	2011	2012

Revenue:
Product revenue	$65,936	$212,317	$162,623
Service revenue	4,288	24,733	34,114

Total revenue, net	70,224	237,050	196,737

Cost of revenue:
Product cost of revenue	78,818	166,053	115,325
Service cost of revenue	41,430	48,046	49,693

Total cost of revenue	120,248	214,099	165,018

Gross profit (loss)	(50,024)	22,951	31,719

Operating expenses:
Research and development	47,022	57,510	61,998
Sales and marketing	21,063	25,221	29,104
General and administrative	27,475	34,353	29,261
Legal settlements and amortization of acquired intangibles	166	1,097	—

Total operating expenses	95,726	118,181	120,363

Operating loss	(145,750)	(95,230)	(88,644)

Other income (expense), net:
Interest income	200	15	4
Interest expense	(150)	(343)	(4,296)
Other income (loss), net	(76)	46	(269)
Remeasurement of preferred stock warrants and embedded derivatives	(2,527)	3,516	3,878

Other income (expense), net	(2,553)	3,234	(683)

Loss before income taxes	(148,303)	(91,996)	(89,327)
Provision for income taxes	146	363	390

Net loss	$(148,449)	$(92,359)	$(89,717)

Net loss per share, basic and diluted	$(46.00)	$(26.07)	$(24.45)

Weighted average shares used to compute net loss per share, basic and diluted	3,227	3,543	3,670

Pro forma net loss per share, basic and diluted (unaudited)			$(2.27)

Weighted-average shares used to compute pro forma net loss per share, basic and diluted (unaudited)			39,507

The accompanying notes are an integral part of these consolidated financial statements.

SILVER SPRING NETWORKS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2010	2011	2012

Net loss	$(148,449)	$(92,359)	$(89,717)
Other comprehensive income (loss):
Unrealized gain (loss) on foreign currency exchange	34	(51)	(119)
Unrealized holding gain (loss) on short-term investments	14	(14)	—

Other comprehensive income (loss)	48	(65)	(119)

Comprehensive loss	$(148,401)	$(92,424)	$(89,836)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER SPRING NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands)

	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2009	22,366	$270,739	3,380	$3	$9,537	$—	$(219,929)	$(210,389)

Issuance of common stock upon exercise of stock options	—	—	298	1	1,223	—	—	1,224
Series E convertible preferred stock issuance costs	—	(14)	—	—	—	—	—	—
Repurchases and forfeitures of restricted stock	—	—	(202)	—	(28)	—	—	(28)
Stock-based compensation	—	—	—	—	6,547	—	—	6,547
Other comprehensive income	—	—	—	—	—	48	—	48
Net loss	—	—	—	—	—	—	(148,449)	(148,449)

Balances as of December 31, 2010	22,366	270,725	3,476	4	17,279	48	(368,378)	(351,047)

Issuance of common stock upon exercise of stock options and vesting of restricted stock units	—	—	131	—	810	—	—	810
Repurchases and forfeitures of common and restricted stock	—	—	(5)	—	(29)	—	—	(29)
Retirement of common stock	—	—	(2)	—	—	—	—	—
Stock-based compensation	—	—	—	—	14,820	—	—	14,820
Issuance of common stock warrant	—	—	—	—	2,512	—	—	2,512
Other comprehensive loss	—	—	—	—	—	(65)	—	(65)
Net loss	—	—	—	—	—	—	(92,359)	(92,359)

Balances as of December 31, 2011	22,366	270,725	3,600	4	35,392	(17)	(460,737)	(425,358)

Issuance of common stock upon exercise of stock options and vesting of restricted stock	—	—	179	—	831	—	—	831
Repurchases and forfeitures of common and restricted stock	—	—	(15)	—	(237)	—	—	(237)
Stock-based compensation	—	—	—	—	15,092	—	—	15,092
Other comprehensive loss	—	—	—	—	—	(119)	—	(119)
Net loss	—	—	—	—	—	—	(89,717)	(89,717)

Balances as of December 31, 2012	22,366	$270,725	3,764	$4	$51,078	$(136)	$(550,454)	$(499,508)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER SPRING NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Year Ended December 31,
	2010	2011	2012

Cash flows provided by (used in) operating activities:
Net loss	$(148,449)	$(92,359)	$(89,717)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,162	6,958	7,255
Stock-based compensation	6,547	14,820	15,092
Fair value of common stock warrants issued	—	2,512	—
Remeasurement of preferred stock warrants and embedded derivatives	2,527	(3,516)	(3,878)
Provision for inventory obsolescence	401	89	1,202
Provision for deferred taxes	(9)	(128)	(298)
Non-cash interest expense on convertible notes	—	—	1,461
Other non-cash adjustments	527	261	656
Changes in operating assets and liabilities:
Accounts receivable	(2,112)	3,684	(23,177)
Inventory	361	2,847	(6,448)
Prepaid expenses and other current assets	(358)	(600)	1,109
Deferred cost of revenue	(99,031)	51,191	(38,860)
Other long-term assets	(2,651)	(2,890)	(3,446)
Accounts payable	(5,737)	(8,514)	10,883
Accrued liabilities	4,964	2,393	(3,191)
Customer deposits	12,643	(5,204)	(7,046)
Deferred revenue	191,134	(921)	107,596
Other liabilities	4,629	885	6,529

Net cash used in operating activities	(29,452)	(28,492)	(24,278)

Cash flows provided by (used in) investing activities:
(Increase) decrease in restricted cash	(2,739)	13,921	140
Proceeds from sales and maturities of short-term investments	35,354	25,000	—
Purchases of short-term investments	(60,965)	—	—
Purchases of property and equipment	(10,925)	(4,088)	(4,854)

Net cash provided by (used in) investing activities	(39,275)	34,833	(4,714)

Cash flows provided by (used in) financing activities:
Payments on capital lease obligations	(1,491)	(2,182)	(1,312)
Proceeds from sale-leaseback of property and equipment	1,526	—	1,676
Proceeds from issuance of convertible preferred stock, net of paid issuance costs	(1,939)	—	—
Proceeds from issuance of convertible promissory note	—	24,000	28,993
Proceeds from issuance of common stock, net of repurchases	1,196	781	594

Net cash provided by (used in) financing activities	(708)	22,599	29,951

Net increase (decrease) in cash and cash equivalents	(69,435)	28,940	959
Cash and cash equivalents—beginning of period	112,182	42,747	71,687

Cash and cash equivalents—end of period	$42,747	$71,687	$72,646

Supplemental cash flow information—cash paid for taxes	$379	$437	$801

Supplemental cash flow information—cash paid for interest	$148	$187	$427

Non-cash investing and financing activities:
Property and equipment acquired under capital lease	$4,680	$407	$2,915

The accompanying notes are an integral part of these consolidated financial statements.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We provide a networking platform and solutions that enable utilities to transform the power grid infrastructure into the smart grid. The foundation of our technology is a standards-based and secure Internet Protocol, or IP, network. Our networking platform provides two-way communications between the utility back office and devices on the power grid. In addition to our networking platform, we offer a suite of solutions that run on top of our network and complementary services, all of which we collectively refer to as our Smart Energy Platform. Our solutions include advanced metering, distribution automation and demand-side management. Our service offerings include professional services to implement our products, managed services and software as a service, or SaaS, to assist utilities with managing the network and solutions, and ongoing customer support. Silver Spring Networks, Inc., headquartered in Redwood City, California, was founded in July 2002 and was incorporated in the State of Delaware on July 3, 2002 as Real Time Techcomm, Inc. On August 6, 2002, we changed our name to Silver Spring Networks, Inc.

Accounting Principles and Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The consolidated financial statements include the accounts of Silver Spring Networks, Inc. and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

We have experienced operating losses since inception and expect such losses to continue for the foreseeable future. Management believes that currently available resources will provide sufficient funds to enable us to meet our obligations through at least December 31, 2013. If anticipated operating results are not achieved, management intends to delay or reduce expenditures so as not to require additional financial resources and/or to raise additional funds from the issuance of debt or equity securities, if available, on terms acceptable to us.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, contingent assets and liabilities, and revenue and expenses during the reporting period. Estimates are used for revenue and cost recognition, inventory valuation, warranty obligations, preferred stock warrants and embedded derivatives valuations, stock-based compensation, classification of current and non-current deferred revenue and deferred cost of revenue, income taxes and deferred income tax assets and associated valuation allowances. These estimates generally involve complex issues and require judgments, involve the analysis of historical and prediction of future trends, can require extended periods of time to resolve and are subject to change from period to period. Actual results may differ materially from management’s estimates.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Pro Forma Balance Sheet (Unaudited)

The unaudited pro forma balance sheet gives effect to each of the following (each, as of immediately prior to the closing of this offering):

•

The assumed conversion of all of our convertible preferred stock immediately prior to the closing of our initial public offering into 32,406,995 shares of common stock based on the shares of convertible preferred stock outstanding as of December 31, 2012, which is based on the initial public offering price of $17.00 per share. For information on the number of shares issued upon conversion, see “Description of Capital Stock—Capital Stock.”

•

The assumed conversion of our $24.0 million and $30.0 million convertible notes together with accrued interest of $2.4 million thereon through March 31, 2013 into 3,771,382 shares of common stock, the reclassification of the compound embedded derivative liability of $3.5 million to additional paid-in capital as of December 31, 2012, and related loss on debt extinguishments of $8.5 million. The number of shares of common stock into which the convertible notes are converted is determined based on the outstanding principal and accrued interest at a conversion price equal to 88% of the initial public offering price of $17.00 per share. Please see Note 4 (Borrowings—Subordinated Convertible Notes) for further discussion on the conversion features of the convertible notes and the calculation of the fair value of the compound embedded derivative liability. The assumed conversion of the convertible notes and issuance of common stock is accounted for as a debt extinguishment and accordingly, the convertible notes, unamortized debt issuance costs and bifurcated compound embedded derivatives are removed at their respective carrying amounts and the shares of common stock issued are measured at fair value based on the initial public offering price of $17.00 per share.

•

The stock-based compensation expense related to the modification of stock options held by current employees as of February 22, 2013 of $4.2 million, which is based on the initial public offering price of $17.00 per share. Please see Note 7 (Common Stock—Modification of Stock Options (unaudited)) for further discussion of this stock-based compensation expense.

•

The reclassification of a portion of Series A and all of Series E preferred stock warrant liability of $88,000 to additional paid-in capital as of December 31, 2012. Please see Note 6 (Convertible Preferred Stock and Preferred Stock Warrants—Convertible Preferred Stock Warrants—Series A warrant granted in connection with a credit facility agreement and —Series E warrants granted in connection with equipment credit facility).

•

The issuance of 90,547 shares of common stock following the vesting of 90,547 restricted stock units that occurred upon the effectiveness of this registration statement. The unaudited pro forma balance sheet gives effect to the stock-based compensation expense of $4.4 million associated with the assumed vesting of these restricted stock units on December 31, 2012, which is based on the fair value of the underlying common stock at the date of grant.

Fair Value of Financial Instruments

We record cash equivalents, restricted cash, preferred stock warrant liability and compound embedded derivatives at fair value.

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value is measured using a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

inputs such as quoted prices in active markets; (Level 2) inputs other than quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which requires us to develop our own assumptions. This hierarchy requires us to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with insignificant interest rate risk and original or remaining maturities at the time of purchase of three months or less.

As of December 31, 2011 and 2012, we held no cash or cash equivalents in money market funds. As of December 31, 2011, approximately 53% and 44% of our cash and cash equivalents were held with two financial institutions. As of December 31, 2012, approximately 50% and 44% of our cash and cash equivalents were held with two financial institutions.

Inventory

Inventory is stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. The determination of market value involves numerous judgments including estimated average selling prices based upon recent sales volumes, industry trends, existing customer orders and current contract prices. We evaluate our ending inventories for excess quantities and obsolescence based on forecasted demand within specific time horizons, technological obsolescence, and an assessment of any inventory that is not of saleable condition. Forecasted demand requires management estimates and is subject to several uncertainties including market and economic conditions, technology changes and new product introductions. Actual demand may differ from forecasted demand, and such differences may have a material effect on recorded inventory values and operating results.

In addition, we enter into purchase commitments with third-party contract manufacturers to manage lead times and meet product forecasts and with other parties to purchase various key components used in the manufacture of our products. Accruals are established for estimated losses on purchased components for which we believe it is probable that they will not be recoverable in future operations. To the extent that such forecasts are not achieved, commitments and associated accruals may change.

Revenue Recognition

We generally market our products and services for our advanced metering, distribution automation and demand-side management solutions directly to utility customers. However, for our advanced metering solution, we contract with third-party meter manufacturers, which integrate our communications modules into their meters. Our advanced metering solution, which includes our UtilOS network operating system, UtilityIQ software suite, networking hardware, and communications modules, provides utilities with two-way communication from our communications modules to the utility’s back office. Our hardware devices include UtilOS embedded software, which functions together with the tangible hardware elements to deliver the tangible products’ essential functionality. We derive revenue from sales of products, including hardware and software, as well as services, including network design and deployment support, managed services and SaaS, and ongoing customer support. We enter into separate arrangements with meter manufacturers to integrate our communications

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

modules with their meters pursuant to our utility customers’ specifications. While we receive payment directly from these meter manufacturers for products delivered in this manner, the timing of revenue recognition related to communications modules delivered to meter manufacturers is ultimately determined based upon acceptance by our utility customers. Substantially all of our sales of communications modules have been fulfilled through meter manufacturers in this manner.

We enter into multiple deliverable arrangements with customers to deploy our networking platform and solutions, which include the delivery of additional hardware and software, as well as services.

Judgment is required in determining the separate units of accounting, which depends on whether the delivered items have standalone value to utility customers. When we sell or could sell our products and services separately, or when the customer could resell them on a standalone basis, we treat the delivered elements as having standalone value. In our typical customer arrangements, we consider the following to be separate units of accounting: our hardware together with the related embedded software; our network management software; and our service offerings, which include professional services, managed services and SaaS, and ongoing customer support.

We determine total arrangement consideration, and exclude amounts that are contingent upon the delivery of additional items or meeting other specified performance conditions, including potential refunds or penalty provisions. We allocate the total arrangement consideration to the deliverables based on our determination of the units of accounting and their relative selling prices. As we have not yet established vendor-specific objective evidence (“VSOE”) or identified third-party evidence of fair value for these units of accounting, we use our best estimate of selling price to perform the relative fair value allocation. Judgment is also required in determining how to measure and allocate arrangement consideration among the separate units of accounting. The process for performing an assessment of our best estimate of selling price for our products and services is based on quantitative and qualitative aspects of multiple factors. These factors include market conditions, such as competitive alternatives and pricing practices, as well as company-specific factors, such as standalone sales, nature and size of the customer, contractually stated prices, costs to manufacture products or provide services and profit objectives. In establishing such profit objectives, we consider prices in previous contracts, size of the transaction, and the drivers, if any, that could influence future margins.

The following revenue recognition criteria are applied to the units of accounting in all utility customer arrangements, as well as those in which orders of communications modules are fulfilled through meter manufacturers as described above. We do not recognize revenue for a unit of accounting until all of the following criteria have been met:

•	Persuasive evidence of an arrangement exists. Binding contracts or purchase orders are used to determine the existence of an arrangement.

•	Delivery has occurred. Shipping documents and customer acceptance provisions, where applicable, are used to verify delivery.

•

The fee is fixed or determinable.    We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

•	Collectibility is reasonably assured. We assess collectibility based primarily on creditworthiness of the customer or meter manufacturer as determined by credit assessments and payment history.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Substantially all of our customer arrangements include acceptance provisions that require testing of the network against specific performance criteria. We consider these acceptance provisions to be substantive and, accordingly, do not recognize revenue until we have confirmation from the customer that the criteria specified in the arrangement have been met. Whether explicit confirmation is necessary depends on whether we can objectively demonstrate that the criteria specified are satisfied without such confirmation from the customer. In instances where our customer arrangements do not include acceptance provisions, we recognize revenue when all other revenue recognition criteria have been met, typically upon delivery of the related products or services. We consider the following factors in our assessment of whether explicit confirmation is required from the customer prior to the recognition of revenue:

•	whether the criteria are based on our standard performance criteria or are customer-specific;

•	our experience with similar types of arrangements or products, as well as our experience with the specific customer;

•	whether we would be successful in enforcing a claim for payment even in the absence of confirmation from the customer;

•	the nature and complexity of the acceptance testing, including the planned duration of the acceptance period; and

•	the significance of financial penalties associated with not meeting performance criteria.

Given our limited historical experience with achieving customer performance criteria, we have been unable to otherwise objectively demonstrate that the criteria specified in our customer arrangements have been satisfied prior to receiving confirmation of acceptance from the customer.

Once we have achieved acceptance, we recognize revenue as follows:

•

Revenue from software that functions together with the tangible hardware elements to deliver the tangible products’ essential functionality is recognized upon delivery assuming all other revenue recognition criteria are met. Revenue from application software and related software elements which are not considered essential to the functionality of hardware devices is recognized ratably over the longest service period for post-contract customer support or PCS and professional services as we have not established VSOE for software or the related software elements.

•

Revenue from our service offerings, including professional services such as network design and deployment support, managed services and SaaS, and ongoing customer support is recognized as services are delivered or on a proportional performance basis depending on the underlying pattern of performance.

•	Revenue from hardware is recognized when title transfers.

Amounts that are invoiced prior to a transaction meeting all of the above revenue recognition criteria, including customer acceptance criteria, are recorded in deferred revenue until such criteria are satisfied. For all periods presented herein, the amount and timing of revenue and product cost recognition has been, and for the near-term will be, dependent primarily on our ability to meet substantive customer acceptance criteria. We consider a variety of factors in estimating the timing of customer acceptance, which includes contractual milestones, project schedules, availability of resources, the nature and extent of remaining testing cycles, and other relevant information provided

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

by our project management team. Accordingly, we expect that the timing of recognition of revenue and related product costs on both a quarterly and annual basis will not be easily predictable. In addition, it is possible that the amount of current deferred revenue and related deferred cost of revenue reflected as of a balance sheet date will be significantly higher or lower than the amount of deferred revenue and related deferred cost of revenue that is ultimately recognized as revenue and cost of revenue within the 12 months following the balance sheet date. We classify deferred revenue and deferred cost of revenue that we expect to recognize during the 12 months following the balance sheet date as current deferred revenue and current deferred cost of revenue on our balance sheet and the remainder as non-current deferred revenue and non-current deferred cost of revenue.

Certain of our customer and meter manufacturer contracts include contingency provisions, which impact our revenue recognition as such contingent amounts limit the amount of the total arrangement consideration under multiple deliverable contracts that can be allocated to delivered and accepted products and services. These provisions include penalties for late delivery, liquidated damages related to failure to meet milestones or deliver specified products or services, or credits to be issued upon the failure to meet service level arrangements. The amounts that could be paid under these provisions are typically limited and capped at amounts that do not exceed the maximum contract value. Accordingly, even in situations where we have received customer acceptance, we limit the revenue recognized for accepted products and services by the amount that could be paid under these provisions. We do not recognize these deferred amounts until the provisions have lapsed.

In cases where we sell third-party products and services such as meters, hardware, services, software or software maintenance as part of the overall solution, we evaluate whether we act as principal or agent under the arrangement. The evaluation considers multiple factors, including whether we are the primary obligor under the arrangement with the utility customer, whether we bear the risk of loss and credit risk associated with the supply of third-party products and services, whether we have the ability to change the product or perform part of the service, and whether we have the ability to control the price charged to our utility customers for the third-party products and services. Revenue is presented on a gross basis when we conclude that we are the principal under the arrangement with respect to third-party products and services, and revenue is presented on a net basis when we conclude that we are acting as the agent. The majority of our revenue related to third-party products and services is recognized on a gross basis as we are generally acting as the principal under our arrangements.

Shipping charges billed to utility customers were not significant for the years ended December 31, 2010, 2011 and 2012. Shipping charges are included in revenue, and the related shipping costs are included in cost of revenue in the accompanying consolidated statements of operations.

Cost of Revenue

Cost of product revenue includes contract manufacturing costs, including raw materials, components and associated freight, and normal yield loss. In addition, cost of product revenue includes compensation, benefits and stock-based compensation provided to our manufacturing personnel, overhead and other direct costs. Product costs are deferred upon shipment and are recognized in the period in which we recognize the related revenue. Period costs, which consist primarily of logistics costs, manufacturing ramp-up costs, expenses for inventory obsolescence, standard warranty costs and lower of cost or market adjustments are recognized in the period in which they are incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Costs of providing services include personnel-related costs, depreciation and amortization, and software hosting costs. Costs of providing services are not deferred and are included in cost of revenue in the period in which they are incurred. Accordingly, there are no deferred service costs of revenue in the accompanying balance sheets.

Deferred Revenue and Deferred Cost of Revenue

Deferred revenue results from transactions where we have billed the customer for product shipped or services performed but all revenue recognition criteria have not yet been met. The following table details the activity in deferred revenue (in thousands):

	Year Ended December 31,
	2011	2012

Deferred revenue, beginning of period	$401,381	$400,460
Revenue deferred in the period	236,129	304,333
Revenue recognized in the period	(237,050)	(196,737)

Deferred revenue, end of period	$400,460	$508,056

Deferred cost of revenue is recorded for products for which ownership (typically title and risk of loss) has transferred to the customer, but for which criteria for revenue recognition have not been met. We only defer tangible direct costs associated with hardware products delivered. Cost of revenue for providing services is not deferred, but is expensed in the period incurred. Deferred cost of revenue associated with deferred product revenue is recorded at the standard inventory cost at the time of shipment. We evaluate deferred cost of revenue for recoverability based on multiple factors, including whether net revenues less related direct costs will exceed the amount of deferred cost of revenue based on the terms of the overall arrangement. To the extent that deferred cost of revenue is determined to be unrecoverable, we adjust deferred cost of revenue with a charge to product cost of revenue in the current period. In connection with our recoverability assessments, we have not incurred significant impairment charges through December 31, 2012.

We recognize deferred revenue and associated deferred cost of revenue once all revenue recognition criteria have been met.

The following table details the activity in deferred cost of revenue (in thousands):

	Year Ended December 31,
	2011	2012

Deferred cost of revenue, beginning of period	$257,494	$206,303
Costs deferred related to revenue deferred in the period	110,127	147,229
Cost of revenue recognized in the period	(161,318)	(108,369)

Deferred cost of revenue, end of period	$206,303	$245,163

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Product Warranty

We provide warranties for substantially all of our products. Our standard warranty period extends from one to five years. We accrue for costs of standard warranty at the time of product shipment, and record changes in estimates to warranty accruals when it is probable a liability has been incurred and the amount of loss can be reasonably estimated.

Product warranty obligation is presented as follows on the consolidated balance sheets (in thousands):

	December 31,
	2011	2012

Warranty obligation—classified in accrued liabilities	$5,152	$3,109
Warranty obligation—classified in other liabilities	4,479	3,207

	$9,631	$6,316

Product warranty activity was as follows (in thousands):

	Year Ended December 31,
	2011	2012

Warranty obligation—beginning of period	$12,777	$9,631
Warranty expense for new warranties issued	1,945	1,372
Utilization of warranty obligation	(1,810)	(2,671)
Changes in estimates for pre-existing warranties	(3,281)	(2,016)

Warranty obligation—end of period	$9,631	$6,316

During the years ended December 31, 2011 and 2012, we revised our estimated warranty liability to reflect updated product field reliability experience and recorded a reduction of product warranty liability and product cost of revenue by $3.3 million and $2.0 million, respectively.

At the time of product shipment, we estimate and accrue for the amount of standard warranty cost and record the amount as a cost of revenue. Determining the amount of warranty costs requires management to make estimates and judgments based on historical claims experience, industry benchmarks, test data and various other assumptions including estimated field failure rates that are believed to be reasonable under the circumstances. The amount of warranty costs accrued are net of warranty obligations to be fulfilled by our suppliers. The results of these judgments formed the basis for our estimate of the total charge to cover anticipated customer warranty, repair, return and replacement and other associated costs. Should actual product failure rates, claim levels, material usage or supplier warranties on parts used in our products differ from our original estimates, revisions to the estimated warranty liability could result in adjustments to our cost of revenue in future periods.

Certain of our standard product warranty obligations require us to reimburse a customer for installation and other related costs in the event that field reliability rates fall below contractually specified thresholds. We consider the probability that we will have to pay such incremental warranty costs based on the expected performance of a delivered product when we record new warranty

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

obligations issued in a period as well as when we determine if any changes are required to our original estimates for pre-existing warranty obligations.

Our warranty obligations are affected by product failure rates, claims levels, material usage and supplier warranties on parts included in our products. Because our products are relatively new and we do not have the benefit of long-term experience observing products’ performance in the field, it is possible that the estimates of a product’s lifespan and incidence of claims could vary from period to period.

In certain customer arrangements, we have provided extended warranties for periods of up to 15 years following the initial standard warranty period. We recognize revenue associated with extended warranties over the extended warranty period when the extended warranty period commences. Costs associated with providing extended warranties are expensed as incurred during the extended warranty period. As of December 31, 2011 and 2012, we had deferred revenue associated with extended warranty arrangements of $68,000 and $362,000, respectively, included in other current liabilities, and $4.2 million and $5.5 million, respectively, included in other long-term liabilities on our consolidated balance sheets.

Supplier Concentrations and Other Inventory Risks

We have arrangements under which substantially all of our manufacturing activity is subcontracted to third-party vendors. Contract manufacturing activities are conducted in Mexico and the United States and are undertaken based on management’s product demand forecasts. Our contract manufacturers procure components necessary to assemble the products anticipated by management’s forecast and test the products according to our quality specifications. If the components are unused for specified periods of time, we may incur carrying charges or obsolete material charges for components that our contract manufacturers purchased to build products to meet our product demand forecasts. Our communications modules and other hardware products consist of commodity parts and certain custom components. Our components are generally available from multiple sources or suppliers. However, some components used in our products are purchased from single or limited sources.

Finished goods are reported as inventory until title transfers to the customer. Consigned finished goods inventory that is maintained at customer locations is also reported as inventory until consumption or acceptance of the product by the customer. We account for consigned inventory on a first-in, first-out basis and record lower of cost or market or obsolete material charges when appropriate.

Concentration of Credit and Customer Risks

Our sales are currently concentrated with a small group of utility customers and meter manufacturers principally located in the United States and Australia. In evaluating customer concentration risk, we attribute revenue to our utility customers, including amounts billed to meter manufacturers for our communications modules.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes the percentage of revenue related to our utility customers’ deployments in excess of 10% of total revenue:

	Year Ended December 31,
	2010	2011	2012

PG&E	33%	34%	30%
FPL	37	26	31
MID	21	—	—
SMUD	—	12	—
OG&E	—	—	18

Each of these total revenue percentages includes amounts related to the utility customers’ deployments that were billed directly to our meter manufacturers, as well as direct revenue from the utility customers. We typically extend credit to our utility customers and meter manufacturers and do not require collateral or other security in support of accounts receivable. We attempt to mitigate the credit risk in our trade receivables through our credit evaluation process and payment terms. We analyze the need to reserve for potential credit losses and record allowances for doubtful accounts when necessary. To date, we have not had any significant write-offs of uncollectible accounts receivable, and there was no material allowance for doubtful accounts as of December 31, 2011 and 2012.

The following table summarizes the percentage of accounts receivable from utility customers and meter manufacturers in excess of 10% of accounts receivable:

	December 31,
	2011	2012

Baltimore Gas and Electric Company	—	26%
Secure Meters	10%	16
Progress Energy	—	15
General Electric Company	31	10
Landis+Gyr	18	—
FPL	10	—

Advertising Costs

We expense advertising costs as incurred. Advertising costs were $2.5 million for each of the years ended December 31, 2010, 2011 and 2012.

Property and Equipment, Net

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:

Software	3 to 7 years
Computer and network equipment	2 to 5 years
Machinery and equipment	3 to 5 years
Furniture and fixtures	5 to 7 years
Leasehold improvements	Lesser of the lease term or the estimated useful lives of the improvements, generally 1 to 4 years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Long-Lived Assets

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. For the years ended December 31, 2010, 2011 and 2012, no impairment losses were recorded.

Research and Development and Software Development Costs

Research and development costs are expensed as incurred. Under our current practice of developing new products, technological feasibility of the underlying software is not established until substantially all product development and testing is complete, which generally includes the development of a working model. Our products are released within a short period of time after achieving technological feasibility. Therefore, no software development costs have been capitalized.

Deferred Issuance Costs

Costs directly associated with the planned issuance of equity or debt instruments are capitalized and recorded as deferred issuance costs until the issuance of such instruments. Costs directly associated with debt instruments are capitalized as deferred issuance costs and amortized over the contractual term of the debt instrument utilizing the effective interest method. Deferred issuance costs included in other long-term assets were $3.4 million and $5.0 million as of December 31, 2011 and 2012, respectively.

Corporate Bonus Incentive Plan

Our corporate bonus incentive plan is funded by a combination of cash and restricted stock units, at management’s discretion. The restricted stock units contain a performance-based condition and vest only upon the earlier of the successful completion of an initial public offering of our common stock or a change in control. As of December 31, 2011 and 2012, we determined that the majority of the bonus amounts payable under this plan will be settled in restricted stock units and, accordingly, will record the related stock-based compensation in the period in which the performance condition is met.

Stock-Based Compensation

We measure and recognize compensation expense for all stock-based awards made to employees and directors, including stock options, restricted stock, and restricted stock units, based on estimated fair values. The fair values of stock options are estimated at the date of grant using the Black-Scholes-Merton option pricing model, which includes assumptions for the dividend yield, expected volatility, risk-free interest rate, and expected life. The fair values of restricted stock and restricted stock units are determined based upon the fair value of the underlying common stock at the date of grant. We expense stock-based compensation, adjusted for estimated forfeitures, using the straight-line method over the vesting term of the award. Our excess tax benefits cannot be credited to stockholders’ equity until the deduction reduces cash taxes payable; accordingly, we realized no excess tax benefits during any of the periods presented in the accompanying financial statements. The amount of capitalized stock-based employee compensation cost as of December 31, 2011 and 2012 was not material.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Preferred Stock Warrant Liability

We account for freestanding warrants to purchase shares of our convertible preferred stock as a liability on the consolidated balance sheets. The convertible preferred stock warrants are recorded as a liability because the underlying shares of convertible preferred stock are contingently redeemable and, therefore, may obligate us to transfer assets at some point in the future (see Note 6). The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any change in fair value recognized as a component of other income (expense), net, on the consolidated statements of operations. We will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the completion of a deemed liquidation event, conversion of convertible preferred stock into common stock, or until the holders of the convertible preferred stock can no longer trigger a deemed liquidation event. At that time, the preferred stock warrant liability will be reclassified to permanent equity.

Income Taxes

Income taxes are calculated using the asset and liability method. Deferred income taxes are recorded for the expected tax consequences of temporary differences between the tax bases of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that we believe is more likely than not to be realized.

We follow a two-step approach to recognizing and measuring tax benefits associated with uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if, based on the technical merits, it is more likely than not that the tax position will be sustained upon examination by a taxing authority, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement with a taxing authority. We recognize any interest and penalties related to uncertain tax positions in the provision for income taxes line of our consolidated statements of operations.

Net Loss per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including convertible debt, stock options, warrants and convertible preferred stock, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table sets forth the computation of historical basic and diluted net loss per share (in thousands, except per share data):

	Year Ended December 31,
	2010	2011	2012

Actual:
Numerator:
Net loss	$(148,449)	$(92,359)	$(89,717)

Denominator:
Weighted-average common shares outstanding	3,405	3,554	3,670
Less: Weighted-average unvested common shares subject to repurchase or forfeiture	(178)	(11)	—

Weighted-average shares used to compute net loss per share, basic and diluted	3,227	3,543	3,670

Net loss per share, basic and diluted	$(46.00)	$(26.07)	$(24.45)

The following potential common shares outstanding were excluded from the computation of diluted net loss per share because including them would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2010	2011	2012

Options to purchase common stock and restricted stock units	4,764	5,547	4,847
Common stock subject to repurchase or forfeiture	28	—	—
Warrants to purchase convertible preferred stock	384	386	386
Warrants to purchase common stock	—	50	50
Convertible preferred stock	22,366	22,366	22,366

Total common stock equivalents	27,542	28,349	27,649

Also excluded from the computation of diluted net loss per share is the impact of issuing shares for the potential conversion of the subordinated convertible notes described in Note 4.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Unaudited pro forma net loss per share for the year ended December 31, 2012 has been computed to give effect to the automatic conversion of the convertible notes and convertible preferred stock into common stock (including the issuance of additional shares to holders of Series D and E convertible preferred stock pursuant to their terms as described in Note 6) and the reclassification of the preferred stock warrant liability to additional paid-in capital as though the conversions and reclassifications had occurred on the original dates of issuance. In addition, the pro forma net loss per share gives effect to the issuance of 90,547 shares of common stock to the holders of restricted stock units upon the completion of an initial public offering. Stock-based compensation expense associated with vesting of restricted stock units that will occur upon the completion of an initial public offering, and the loss on debt extinguishments are excluded from this pro forma presentation. If the initial public offering had occurred on December 31, 2012, we would have recorded $4.4 million of stock-based compensation expense on that date related to restricted stock units, and $8.5 million loss on debt extinguishments. Pro forma net loss per share also excludes a deemed dividend to convertible preferred stockholders and related charge to net loss attributable to common stockholders that will occur upon an initial public offering as a result of certain anti-dilution provisions that apply to Series E convertible preferred stock. If the initial public offering had occurred on December 31, 2012, we would have recorded a charge to net loss attributable to common stockholders of $105 million based on the initial public offering price of $17.00 per share (in thousands, except per share data):

Year Ended December 31, 2012
(unaudited)
Pro forma:
Numerator:
Net loss	$(89,717)
Change in fair value of convertible preferred stock warrant liability and embedded derivatives	(3,878)
Accrued interest and accretion of discount on convertible promissory note	3,832

Net loss used to compute pro forma basic and diluted net loss per share	$(89,763)

Denominator:
Shares used to compute net loss per share, basic and diluted	3,670
Add: Pro forma adjustment to reflect weighted-average effect of assumed conversion of convertible preferred stock	32,407
Add: Pro forma adjustment to reflect weighted-average effect of assumed vesting of restricted stock units	97
Add: Pro forma adjustment to reflect weighted-average effect of assumed conversion of convertible promissory note	3,333

Weighted-average shares used to compute pro forma net loss per share, basic and diluted	39,507

Pro forma net loss per share, basic and diluted	$(2.27)

Recently Adopted Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amends the fair value measurement guidance and includes some enhanced disclosure requirements. The most

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

significant change in disclosures is an expansion of the information required for Level 3 measurements based on unobservable inputs. The standard is effective for fiscal years beginning after December 15, 2011. We adopted this standard in the first quarter of 2012. The adoption of this standard did not have a material impact to the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income, which requires disclosure of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220), that deferred the requirement to separately present within net income reclassification adjustments of items out of accumulated other comprehensive income. We adopted this standard during the first quarter of 2012 and selected a two separate but consecutive statement approach in presenting comprehensive income. The adoption of this standard did not have a material impact to the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350)—Testing Goodwill for Impairment (revised topic). The revised standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. The revised standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted this standard during the first quarter of 2012. The adoption of this standard did not materially impact the consolidated financial statements.

(2) FINANCIAL INSTRUMENTS

We measure certain financial assets and liabilities at fair value on a recurring basis.

The measurements of fair value were established based on a fair value hierarchy that prioritizes the inputs. This hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. The guidance for fair value measurements requires that assets and liabilities carried at fair value be classified and disclosed in one of the following categories:

Level 1—Quoted (unadjusted) prices in active markets for identical assets or liabilities. We held no Level 1 assets or liabilities as of December 31, 2011 and 2012.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability. We held no Level 2 assets or liabilities as of December 31, 2011 and 2012.

Level 3—Unobservable inputs in which there is little or no market data, which requires us to develop our own assumptions. Our Level 3 liabilities consist of warrants to purchase convertible preferred stock and embedded derivatives related to our convertible promissory notes.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The fair value of these financial assets and liabilities recorded at fair value on a recurring basis was determined using the following inputs (in thousands):

	Fair Value Measurement Using
	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Fair values as of December 31, 2011
Liabilities:
Preferred stock warrants	$—	$—	$13,528	$13,528
Embedded derivative	—	—	1,490	1,490

Total liabilities measured at fair value	$—	$—	$15,018	$15,018

Fair values as of December 31, 2012
Liabilities:
Preferred stock warrants	$—	$—	$11,261	$11,261
Embedded derivatives	—	—	3,519	3,519

Total liabilities measured at fair value	$—	$—	$14,780	$14,780

As of December 31, 2011 and 2012, there were no financial assets recorded at fair value on a recurring basis.

We held no short-term investments as of December 31, 2011 and 2012.

Convertible Promissory Notes and Compound Embedded Derivatives

As of December 31, 2011, we had outstanding a $24.0 million convertible note (the “December 2011 Note”) that contains certain features that are accounted for as a compound bifurcated derivative instrument. On February 21, 2012, we issued a convertible promissory note for an aggregate principal amount of $30.0 million (the “February 2012 Note”) that contains certain features that are accounted for as a compound bifurcated derivative instrument. The compound bifurcated derivative instruments are recorded on the balance sheet at fair value at issuance and at each balance sheet date as discussed further in Note 4.

At issuance on December 6, 2011, we estimated the fair value of the December 2011 Note, including the compound embedded derivative, at $24.0 million, which approximated the original transaction value with an unrelated third party, and which approximated the fair value at December 31, 2011. At issuance on February 21, 2012, we estimated the fair value of the February 2012 Note, including the compound embedded derivative, at $30.0 million, which approximated the original transaction value with an unrelated third party.

As a result of analysis performed in 2012, we determined that the initial fair value of the compound embedded derivative for the December 2011 Note was $1.5 million, not the amount previously disclosed of $3.4 million. The carrying amount and estimated fair value of the compound embedded derivative related to the December 2011 Note as of December 31, 2011 have been revised as of the issuance date. The impact of this change on the balance sheet as of December 31, 2011 and income statement for the year ending December 31, 2011 is immaterial.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At issuance of the December 2011 Note and February 2012 Note, we determined that the fair values of the respective compound embedded derivatives were $1.5 million and $3.6 million, by utilizing a Monte Carlo simulation model using Level 3 inputs. The Monte Carlo simulation model measures the fair value of the compound embedded derivatives and convertible notes utilizing a probability weighted discounted cash flow model in a risk-neutral framework for probability of the occurrence of certain of the conversion features as discussed in Note 4. As of December 31, 2012, the fair values of the compound embedded derivatives related to the December 2011 Note and February 2012 Note were $1.8 million and $1.7 million, respectively.

The compound embedded derivatives are marked to market each period and the change in the fair value is included as a non-cash item in other income (expense), net on our consolidated statements of operations.

As of December 31, 2012, the carrying amounts and estimated fair values of the convertible notes and compound embedded derivatives are as follows (in thousands):

	Carrying Amount	Estimated Fair Value
Convertible promissory notes	$52,800	$54,846
Compound embedded derivatives	3,519	3,519

The following table provides a roll-forward of the fair value of the convertible preferred stock warrants and compound embedded derivatives valued with Level 3 inputs (in thousands):

	Year Ended December 31,
	2010	2011	2012

Beginning of period	$14,502	$17,035	$15,018
Issuance of convertible preferred stock warrants	6	9	—
Remeasurement of convertible preferred stock warrants	2,527	(3,516)	(2,267)
Issuance of compound embedded derivatives	—	1,490	3,640
Remeasurement of compound embedded derivatives	—	—	(1,611)

End of period	$17,035	$15,018	$14,780

(3) BALANCE SHEET DETAILS

Inventory

Inventory consisted of the following (in thousands):

	December 31,
	2011	2012

Component parts	$2,098	$299
Finished goods	387	7,432

Inventory	$2,485	$7,731

Finished goods inventory included consigned inventory totaling $214,000 and $3.5 million as of December 31, 2011 and 2012, respectively.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Property and Equipment, Net

Property and equipment, net, consisted of the following (in thousands):

	December 31,
	2011	2012

Computer and network equipment	$10,828	$13,356
Software	10,006	10,970
Machinery and equipment	6,035	7,807
Furniture and fixtures	724	713
Leasehold improvements	1,006	1,033

Total property and equipment	28,599	33,879
Less: Accumulated depreciation and amortization	(14,640)	(21,178)

Property and equipment, net	$13,959	$12,701

Depreciation and amortization expense associated with property and equipment, including amounts for assets held under capital leases, was $4.8 million, $6.7 million, and $7.1 million for the years ended December 31, 2010, 2011, and 2012, respectively.

Machinery and equipment included $2.4 million and $5.3 million of assets held under capital leases at December 31, 2011 and 2012, respectively, with corresponding accumulated amortization of $1.1 million and $2.2 million, respectively.

Software included $3.0 million and $3.0 million of assets held under capital leases at December 31, 2011 and 2012, respectively, with corresponding accumulated amortization of $984,000 and $1.6 million, respectively.

Other Long-Term Assets

Other long-term assets consisted of the following (in thousands):

	December 31,
	2011	2012

Goodwill and acquired intangible assets, net	$1,056	$864
Prepaid expenses and deposits, non-current	5,883	10,390

Other long-term assets	$6,939	$11,254

Acquired intangibles include developed technology and customer relationships. The gross carrying amount of developed technology was $962,000 as of December 31, 2011 and 2012. Accumulated amortization as of December 31, 2011 and 2012 was $353,000 and $545,000, respectively. The gross carrying amount of customer relationships was $260,000 as of December 31, 2011 and 2012. Accumulated amortization as of December 31, 2011 and 2012 was $260,000.

We have recorded amortization expense for the years ended December 31, 2011 and 2012 of $289,000 and $192,000, respectively. We expect to incur amortization expense of $192,000, $192,000, and $33,000 in 2013, 2014, and 2015, respectively.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The carrying amount of goodwill was $447,000 as of December 31, 2011 and 2012, which reflects the original acquisition value.

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2011	2012

Accrued payroll and related expenses	$4,571	$5,131
Accrued operating expenses	5,794	3,488
Product warranty, current	5,152	3,109
Sales, property and income taxes	188	594
Other	1,777	2,116

Accrued liabilities	$17,482	$14,438

Customer Deposits

Customer deposits of $7.4 million and $393,000 as of December 31, 2011 and 2012, respectively, represent customer payments received for future products and services.

(4) BORROWINGS

Credit Facility

In November 2009, we entered into a line of credit facility with a financial institution. The credit facility provides for advances of up to $20 million, of which $15 million is based on eligible accounts receivable, as defined in the agreement, at an interest rate that fluctuates based on the amount of our cash held at the financial institution less our obligations to the financial institution. The credit facility is collateralized by specified cash, accounts receivable and inventory assets. The agreement requires us to maintain a majority of our domestic cash and cash equivalent account balances, and a minimum of 85% of our investment balances, with the financial institution. In addition, the credit facility restricts our ability to pay dividends.

In January 2011, March 2011 and May 2011, we amended the existing credit facility with the financial institution. The credit facility amendments provide for the issuance of letters of credit under the facility, provide for advances up to $40.0 million and extend the maturity date to May 17, 2013. In connection with these amendments, in 2011 we transferred $4.1 million and Australian dollars $7.7 million in letters of credit to this credit facility from another financial institution, thereby releasing $13.7 million of collateral that was classified as restricted cash on our balance sheet as of December 31, 2010. We plan to use amounts borrowed under the credit facility, if any, to finance our working capital needs and for general corporate purposes. As of December 31, 2012, we had not drawn on the credit facility.

Subordinated Convertible Notes

In December 2011, we entered into a note purchase agreement with a third party, and issued a convertible promissory note for an aggregate principal amount of $24.0 million, with a maturity date of

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 6, 2014. Interest accrues for the first six months at a rate of 3.0% per year and increases by 1.0% every six months to a maximum of 6.0% per year.

The convertible note purchase agreement contains financial and non-financial covenants. As of December 31, 2012, we were in compliance with these covenants. The convertible note is not secured and is subordinated to the rights under our existing credit facility.

The unpaid principal amount of the convertible note, together with any interest accrued but unpaid thereon, are convertible (a) automatically into shares of a new series of convertible preferred stock at a price per share equal to 85% of the per share selling price of the new preferred stock upon completion of a financing, (b) automatically into shares of common stock immediately prior to the closing of an initial public offering of our common stock at a conversion price equal to 88% of the price to the public in such offering, or (c) at any time upon the election of the third party into shares of Series E preferred stock at $50.00 per share. If the convertible note has not been converted prior to a change of control, the outstanding amount of the note is due prior to a change of control. We may also elect to repay the outstanding balance prior to maturity subject to a 7% prepayment penalty and 10 days written notice.

We concluded that the following conversion and repayment features are accounted for as embedded derivative instruments, and accordingly should be bundled as a compound embedded derivative pursuant to the guidance of ASC 815, Derivatives and Hedging:

•

Conversion of the outstanding amount of principal and accrued interest into shares of a new series of convertible preferred stock at a price per share equal to 85% of the per share selling price of the new preferred stock; and

•

Conversion of the outstanding amount of principal and accrued interest into shares of common stock immediately prior to the closing of an initial public offering of our common stock at a conversion price equal to 88% of the price to the public; and

•

Cash settlement value upon a change of control transaction based on the assumed conversion of the outstanding amount of principal and accrued interest into shares of Series E convertible preferred stock

These features are not considered clearly and closely related to the convertible note and do not qualify for any exceptions from derivative accounting. Therefore they are bifurcated as a compound embedded derivative which is recorded on the balance sheet at fair value at issuance and at each balance sheet date.

We concluded that the fair value of the convertible note, including the compound embedded derivative was $24.0 million, which approximated the original transaction value with an unrelated third party. The fair value of the compound embedded derivative at the date of issuance was $1.5 million, which created an issuance discount for the convertible note which will be amortized over the term using the effective interest rate method. We determined the fair value of the compound embedded derivative using a Monte Carlo simulation model which measured the probability weighted discounted cash flows in a risk-neutral framework for the occurrence of each of the conversion features in which the outstanding amount of the convertible note would be converted into shares of our stock or would be repaid to the lenders in cash. The probability weighted discounted cash flow analysis utilized assumptions related to the probability of the occurrence of each of sale, IPO or maturity scenarios and appropriate discount rates for each of the scenarios using assumptions consistent with the

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

determination of fair values for our common stock and warrants to purchase convertible preferred stock as discussed further in Note 2 and Note 6.

In February 2012, we entered into a note purchase agreement with a third party, and issued a convertible promissory note for an aggregate principal amount of $30.0 million, with a maturity date of February 21, 2015. Interest accrues for the first six months at a rate of 3.0% per year and increases by 1.0% every six months to a maximum of 6.0% per year. Debt issuance costs incurred in connection with the transaction approximated $1.0 million, which is classified within “Other long-term assets” on our consolidated balance sheet, and is amortized over the contractual term of the related debt instruments utilizing the effective interest method.

The convertible note purchase agreement contains financial and non-financial covenants. As of December 31, 2012, we were in compliance with these covenants. The convertible note is not secured and is subordinated to the rights under our existing credit facility.

The unpaid principal amount of the convertible note, together with any interest accrued but unpaid thereon, are convertible (a) upon the election of the third party into shares of a new series of convertible preferred stock at a price per share equal to 88% of the per share selling price of the new preferred stock upon completion of a financing, or (b) automatically into shares of common stock immediately prior to the closing of an initial public offering of our common stock at a conversion price equal to 88% of the price to the public in such offering. If the convertible note has not been converted prior to a change of control, the outstanding amount of the note is due prior to a change of control. We may also elect to repay the outstanding balance prior to maturity subject to a 7% prepayment penalty and 10 days written notice.

We concluded that the following conversion and repayment features are accounted for as embedded derivative instruments, and accordingly should be bundled as a compound embedded derivative pursuant to the guidance of ASC 815, Derivatives and Hedging:

•

Conversion of the outstanding amount of principal and accrued interest into shares of a new series of convertible preferred stock at a price per share equal to 88% of the per share selling price of the new preferred stock; and

•

Conversion of the outstanding amount of principal and accrued interest into shares of common stock immediately prior to the closing of an initial public offering of our common stock at a conversion price equal to 88% of the price to the public;

These features are not considered clearly and closely related to the convertible note and do not qualify for any exceptions from derivative accounting. Therefore they are bifurcated as a compound embedded derivative which is recorded on the balance sheet at fair value at issuance and at each balance sheet date.

We concluded that the fair value of the convertible note, including the compound embedded derivative, was $30.0 million, which approximated the original transaction value with an unrelated third party. The fair value of the compound embedded derivative at the date of issuance was $3.6 million, which created an issuance discount for the convertible note which will be amortized over the term using the effective interest rate method. We determined the fair value of the compound embedded derivative using a Monte Carlo simulation model which measured the probability weighted discounted cash flows in a risk-neutral framework for the occurrence of each of the conversion features in which

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the outstanding amount of the convertible note would be converted into shares of our stock or would be repaid to the lenders in cash. The probability weighted discounted cash flow analysis utilized assumptions related to the probability of the occurrence of each of sale, IPO or maturity scenarios and appropriate discount rates for each of the scenarios using assumptions consistent with the determination of fair values for our common stock and warrants to purchase convertible preferred stock as discussed further in Note 2 and Note 6.

The following table provides a roll-forward of the carrying value of the convertible notes and compound embedded derivatives (in thousands):

	Convertible Promissory Notes	Compound Embedded Derivatives	Total
Balances at December 31, 2010	$—	$—	$—
Issuance of convertible promissory note and compound embedded derivative	22,453	1,490	23,943
Accrued interest on convertible promissory note	82	—	82
Accretion of discount on convertible promissory note	73	—	73

Balances at December 31, 2011	22,608	1,490	24,098
Issuance of convertible promissory note and compound embedded derivative	26,360	3,640	30,000
Accrued interest on convertible promissory notes	2,371	—	2,371
Accretion of discount on convertible promissory notes	1,461	—	1,461
Remeasurement of compound embedded derivatives	—	(1,611)	(1,611)

Balances at December 31, 2012	$52,800	$3,519	$56,319

We have classified the compound embedded derivatives as a long-term liability and presented them together with the carrying value of the convertible notes on our consolidated balance sheet as of December 31, 2011 and 2012. The effective interest rate for the December 2011 Note and February 2012 Note were 6.89% and 10.16%, respectively. The outstanding amounts including principal and accrued interest based on the contractual interest rate were $24.1 million and $55.8 million as of December 31, 2011 and 2012, respectively. Unless converted or repaid prior to maturity, as of December 31, 2012, the total contractual amount of $27.6 million related to the December 2011 Note and $34.5 million related to the February 2012 Note, including principal of $24.0 million and $30.0 million, respectively, and accrued interest of $3.6 million and $4.5 million, respectively, are due on December 6, 2014 and February 21, 2015, respectively.

(5) COMMITMENTS AND CONTINGENCIES

Operating and Capital Leases

Our primary operating lease commitment at December 31, 2012, related to our headquarters in Redwood City, California, requires monthly lease payments through December 2016. We recognize rent expense on a straight-line basis over the lease period. Where leases contain escalation clauses, rent abatements, or concessions, such as rent holidays and landlord or tenant incentives or allowances, we apply them in the determination of straight-line rent expense over the lease term. Rent expense for all facility leases was $3.0 million, $3.5 million, and $4.0 million for the years ended December 31, 2010, 2011 and 2012, respectively.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In August 2009, we entered into a capital lease agreement for certain equipment for $245,000 with a lease term of 36 months at an interest rate of approximately 7%. In December 2009, we entered into an equipment credit facility with a financial institution. The equipment credit facility provides for a commitment amount of up to $5 million for qualified capital expenditures, at an interest rate that fluctuates based upon the prime rate. In connection with this transaction, we issued the financial institution a warrant to purchase 5,277 shares of Series E Preferred Stock, of which 2,638 were immediately vested and exercisable and the remaining 2,639 would vest based upon the aggregate amount of equipment leased by us. In September 2010, we entered into an amendment to the existing equipment credit facility which provides for an additional commitment amount of up to $5.0 million for qualified capital expenditures, for a total commitment amount of up to $10.0 million. In connection with this transaction, 805 shares of Series E Preferred Stock subject to the warrant with a fair value of $6,000 vested and became exercisable. In May 2011, we entered into an amendment to the equipment credit facility to extend the availability period under the lease line to March 28, 2012 (the “First Extension”). In connection with this amendment, we agreed to accelerate the vesting of the remaining 1,834 shares of Series E Preferred Stock subject to the warrant with a fair value of $9,000 and those shares became exercisable. In March 2012, we extended the availability period under the lease line to March 28, 2013 (the “Second Extension”). In December 2010, March 2012, and June 2012, we sold assets to the financial institution. Concurrently with the sales, we entered into separate agreements to lease the property back from the financial institution over a minimum lease term of three years. The subsequent leasebacks qualify as normal leasebacks and are classified as capital leases. The gains and losses on the transactions were not material.

The following table provides a summary of the sale leaseback transactions as of December 31, 2012 (dollars in thousands):

Lease Commencement	Lease Termination	Term (months)	Interest rate	Financed Amount
December 2010	December 2013	36	7.0%	$1,500
March 2012	March 2015	36	7.4	716
June 2012	June 2015	36	6.7	960

				$3,176

As of December 31, 2012, the future minimum commitments under our operating and capital leases were as follows (in thousands)

	Operating Leases	Capital Leases
2013	$3,703	$1,779
2014	3,256	1,076
2015	3,208	541
2016	3,253	—

Net minimum lease payments	$13,420	3,396

Less amount representing interest		(229)

Present value of net minimum capital lease payments		$3,167

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Legal Contingencies

We were named in a lawsuit filed on September 9, 2010 in the Superior Court of the State of California, San Mateo County (Edwards v. Silver Spring Networks). The lawsuit claims to be a “class action” on behalf of California consumers, and alleges that smart meters are defective and generate incorrect bills. We have filed a motion to dismiss the state court case and, on September 1, 2011, the San Mateo Superior Court granted our motion without leave to amend as to two of the plaintiff’s causes of action and with leave to amend as to a third claim. The amount of any potential exposure to us is not estimable at this time.

On February 25, 2012 the plaintiffs filed an amended complaint. On May 30, 2012 we filed an answer to the amended complaint denying the plaintiffs’ allegations. On August 3, 2012, plaintiffs filed a second amended complaint, and on September 18, 2012, we filed a demurrer to one of the two claims asserted in the second amended complaint. The court has overruled our demurrer. On November 9, 2012, plaintiffs filed a motion for class certification. A hearing on the class certification motion was held on January 25, 2013, but a ruling on the class certification motion has not yet been issued. We intend to vigorously defend against the action.

On June 17, 2011, EON Corp. IP Holdings, LLC, a non-producing entity, filed suit in United States District Court for the Eastern District of Texas, Tyler Division against a number of smart grid providers, including Landis+Gyr, Aclara Power-Line Systems Inc., Elster Solutions, LLC, Itron, Inc., Trilliant Networks Inc. and Silver Spring Networks, Inc. The lawsuit alleges infringement of United States Patent Nos. 5,388,101; 5,481,546, and 5,592,491 by certain networking technology and services that we and the other defendants provide. We filed amended answers, affirmative defenses and counterclaims on August 21, 2012, September 24, 2012, October 31, 2012 and November 16, 2012 denying the plaintiff’s allegations and asserting that we do not infringe plaintiff’s patents and that plaintiff’s patents are invalid. We believe that we have meritorious defenses to EON’s allegations and intend to vigorously defend ourselves. The trial has been scheduled for April 2014. The amount of any potential exposure to us is not estimable at this time.

On September 16, 2011 TransData, Inc. filed suit in United States District Court for the Western District of Oklahoma, against our customer, Oklahoma Gas & Electric Company, alleging infringement of United States Patent Nos. 6,181,294; 6,462,713, and 6,903,699 by certain wireless communication-enabled meters. Together with the meter manufacturer, General Electric Company, we have agreed to indemnify and defend Oklahoma Gas & Electric Company in connection with the TransData suit. We believe that we have meritorious defenses to TransData’s allegations, and together with General Electric Company intend to vigorously defend our customer. The amount of any potential exposure to us is not estimable at this time.

We are directly involved with various unresolved legal actions and claims, and indirectly are involved with proceedings by administrative bodies such as public utility commissions, arising in the ordinary course of business. We do not believe that any liability from any reasonably foreseeable disposition of such legal actions and claims, individually or in the aggregate, would have a material effect on our consolidated financial statements. There are many uncertainties associated with any litigation or claim, and we cannot be certain that these actions or other third-party claims will be resolved without costly litigation, fines and/or substantial settlement payments. If that occurs, our business, financial condition and results of operations could be materially and adversely affected. If information becomes available that causes us to determine that a loss in any of our pending litigation matters, claims or settlements is probable, and a reasonable estimate of the loss associated with such events can be made, we will record the estimated loss at that time.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Customer Performance and Other Commitments

Certain customer agreements require us to obtain letters of credit or surety bonds in support of our obligations under such arrangements. These letters of credit or surety bonds typically provide a guarantee to the customer for future performance, which usually covers the deployment phase of a contract and may on occasion cover the operations and maintenance phase of service contracts.

We had outstanding standby letters of credit secured by cash and cash equivalents for the benefit of utility customers and a landlord of $140,000 as of December 31, 2011. There were no outstanding standby letters of credit secured by cash and cash equivalents as of December 31, 2012. In addition, as of December 31, 2011 and December 31, 2012, we had a total of $16.4 million and $16.5 million, respectively, of standby letters of credit issued under the credit facility with a financial institution, of which $5.6 million (A$5.0 million) and $5.9 million (A$5.1 million), respectively, were denominated in Australian dollars. In accordance with the terms of our credit facility, increases or decreases in the exchange rate between the Australian dollar and the U.S. dollar will increase or decrease the amount available to us under the credit facility.

We also had a total of $5.0 million of surety bonds as of December 31, 2011, of which $2.5 million was unsecured. We did not have outstanding surety bonds as of December 31, 2012.

Our contracts with utility customers and meter manufacturers typically contain provisions that could result in payments or other liabilities related to late or improper delivery of products, services, installations or operations or failure to meet product or performance specifications or other product defects. Any payments made to utility customers pursuant to the terms of these provisions are recorded as reductions of deferred revenue.

Indemnification Commitments

Directors, Officers and Employees.    In accordance with our bylaws and/or pursuant to indemnification agreements we have entered into with directors, officers and certain employees, we have indemnification obligations to our directors, officers and employees for claims brought against these persons arising out of certain events or occurrences while they are serving at our request in such a capacity. We maintain a director and officer liability insurance coverage to reduce our exposure to such obligations, and payments made under these agreements. To date, there have been no indemnification claims by these directors, officers and employees.

Utility Customers and Meter Manufacturers.    Refer to the discussion above under the heading “Legal Contingencies” for a description of our indemnification obligations.

Our contracts with utility customers and meter manufacturers typically provide indemnification for claims filed by third parties alleging that our products and services sold to the customer or manufacturer infringe or misappropriate any patent, copyright, trademark or other intellectual property right.

In our utility customer contracts, we also typically provide an indemnification for third-party claims resulting from death, personal injury or property damage caused by the negligence or willful misconduct of our employees and agents in connection with the performance of certain contracts.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Under our utility customer and meter manufacturer indemnities, we typically agree to defend the utility customer or meter manufacturer, as the case may be, from such claims, and pay any resulting costs, damages and attorneys’ fees awarded against the indemnified party with respect to such claims, provided that (a) the indemnified party promptly notifies us in writing of the claim, (b) the indemnified party provides reasonable assistance to us at our expense, and (c) we have sole control of the defense and all related settlement negotiations.

Insurance.    We maintain various insurance coverages, subject to policy limits, that enable us to recover a portion of any amounts paid by us in connection with our obligation to indemnify our utility customers and meter manufacturers. However, because our maximum liability associated with such indemnification obligations generally is not stated explicitly in the related agreements, and further because many states prohibit limitations of liability for such indemnified claims, the maximum potential amount of future payments we could be required to make under these indemnification provisions could significantly exceed insurance policy limits.

Historically, payments made by us under these indemnification provisions have not had a material effect on our results of operations, financial position or cash flows.

(6) CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK WARRANTS

Convertible Preferred Stock

Shares of our preferred stock are not redeemable. However, since certain liquidation events (including a merger or acquisition or the sale of all or substantially all of our assets) are not solely within our control, the convertible preferred stock is classified outside of the stockholders’ deficit section of the balance sheets.

The following is a schedule of authorized, issued and outstanding shares, amounts and aggregate liquidation preferences of each series of convertible preferred stock as of December 31, 2011 and 2012 (in thousands, except per share data):

	Shares Authorized	Conversion Price per share	Shares Issued and Outstanding		Carrying Value	Aggregate Liquidation Preference
Series A	4,800	$4.7625	3,996		$18,976	$19,030
Series A-1	420	4.7625	420		1,989	2,000
Series B	6,085	1.8715	4,378		7,879	8,193
Series C	7,933	7.5000	6,849		49,176	51,365
Series D	4,728	19.4635	4,624		89,643	180,000
Series E	2,106	50.0000	2,100		103,062	120,750

	26,072		22,366	*	$270,725	$381,338

*	Shares issued and outstanding does not total due to rounding.

Certain rights, privileges and restrictions granted to and imposed on the Series A, A-1, B, C, D, and E convertible preferred stock are summarized as follows:

Voting Rights—The holder of each share of convertible preferred stock has the right to one vote for each share of common stock into which such holder’s share of convertible preferred stock could

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

then be converted, with voting rights and powers equal to the voting rights and powers of the holders of the common stock.

Dividends—The holders of convertible preferred stock would be entitled to receive non-cumulative dividends at a rate of 8% of the original issue price of the series per annum, payable when, as, and if, declared by the Board of Directors out of funds available in preference and priority to any payment of dividends to common stockholders. No dividends were declared through December 31, 2012. The dividend rates for each series of convertible preferred stock are as follows:

Dividend Rate per Annum
Series A and A-1	$0.3810
Series B	$0.1495
Series C	$0.6000
Series D	$1.5570
Series E	$4.0000

Liquidation preference—In the event of any liquidation, dissolution, or winding up, whether voluntary or involuntary, the holders of Series A and A-1, Series B, and Series C convertible preferred stock (collectively “Junior Preferred Stock”) would be entitled to receive a liquidation preference in an amount equal to $4.7625, $1.8715 and $7.50 per share, respectively, plus any declared but unpaid dividends, and the holders of Series D and Series E convertible preferred stock would be entitled to receive a liquidation preference in the amount of $38.9270 and $57.50 per share, respectively, plus any declared but unpaid dividends. The holders of Series D and Series E convertible preferred stock would receive all of their liquidation preference prior to the holders of Junior Preferred Stock receiving any of their liquidation preference.

The original issuance prices per share and liquidation preference per share for each series of convertible preferred stock are as follows:

	Original Issuance Price	Liquidation Amount per Share
Series A and A-1	$4.7625	$4.7625
Series B	$1.8715	$1.8715
Series C	$7.5000	$7.5000
Series D	$19.4635	$38.9270
Series E	$50.0000	$57.5000

A sale of substantially all of our assets, a merger or acquisition or a change in control is treated as a deemed liquidation.

After full payment to the holders of the convertible preferred stock of their respective liquidation preference, the remaining assets legally available for distribution to stockholders would be distributed on a pro-rata basis to the holders of common stock.

Conversion Rights—Each share of convertible preferred stock would be convertible at the option of the holder thereof, at any time after the date of issuance of such share, at our office or any transfer agent for such stock, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issuance price for such series by the applicable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

conversion price. As of December 31, 2012, the conversion price for each share of convertible preferred stock was equal to the original issuance price.

Each share of Series D and Series E convertible preferred stock would automatically be converted into shares of common stock at the then-effective conversion price for such share upon the earlier of (i) the dates specified by vote or written consent or agreement of holders of at least a majority of the shares of such series of preferred stock then outstanding or (ii) immediately prior to the closing of the sale of our common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Act”), other than a registration relating solely to a transaction under Rule 145 under the Act (or any successor thereto) or to one of our employee benefit plans, with aggregate gross proceeds to us (prior to underwriters’ discounts and commissions) that exceed $50.0 million (a “Qualified Public Offering”).

In the event of the closing of a Qualified Public Offering, the conversion price for Series D convertible preferred stock would be the more favorable of either (i) the then-effective conversion price or (ii) such conversion price as results in the issuance of shares of common stock upon such conversion having an aggregate value at the final offering price to the public equal to $38.9270 per share.

In the event of the closing of a Qualified Public Offering, the conversion price for Series E convertible preferred stock would be the more favorable of either (i) the then-effective conversion price or (ii) such conversion price as results in the issuance of shares of common stock upon such conversion having an aggregate value at the final offering price to the public equal to $50.00 per share.

Each share of Series A and A-1, Series B, and Series C convertible preferred stock would automatically be converted into shares of common stock at the then-effective conversion price for such share upon the earlier of (i) the dates specified by vote or written consent or agreement of holders of at least 66-2/3% of Series A and A-1, Series B, and Series C convertible preferred stock then outstanding, voting as a single class, or (ii) the closing of the sale of a Qualified Public Offering.

Convertible Preferred Stock Warrants

The following convertible preferred stock warrants were outstanding and fully vested (in thousands except per share data):

Warrants to Purchase Convertible Preferred Stock	Price per Share	Outstanding Warrants
		Shares				Fair Value
		December 31,				December 31,
		2011		2012		2011	2012

Series A	$4.7625	47		47		$1,788	$1,630
Series C	$7.5000	333		333		11,734	9,627
Series E	$50.0000	5		5		6	4

Total		386	*	386	*	13,528	$11,261

*	Shares exercisable under outstanding warrants do not total due to rounding.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Series A warrant granted in connection with a credit facility agreement

In 2004, we granted a warrant to purchase 5,249 shares of Series A convertible preferred stock at $4.7625 per share in connection with a credit facility. The warrant was immediately exercisable and expires in 2014. The fair value of the warrant was determined to be $16,000 based on the Black-Scholes-Merton option pricing model. We recorded the fair value of the warrant as a debt discount and recorded the value as non-cash interest expense over the term of the credit facility using an effective interest rate method.

Series A warrants granted to related parties in connection with convertible promissory notes

In 2005, we granted warrants to purchase 41,993 shares in connection with the issuance of convertible promissory notes. These warrants entitle the holder to purchase 41,993 shares of Series A convertible preferred stock at a price of $4.7625 per share. In March 2012, we extended the expiration date of the warrants to the earliest of (a) March 28, 2013 or (b) immediately prior to the consummation of an IPO. On the date of issuance the fair value of the warrants was determined to be $111,000 based on the Black-Scholes-Merton option pricing model.

Series C warrants granted to related parties in connection with convertible promissory notes

In 2006 and 2007, we granted a series of warrants in connection with the issuance of convertible promissory notes. These warrants entitled the holders to purchase shares of stock issued in a subsequent preferred stock offering. In connection with the sale of Series C convertible preferred stock in 2007, the warrants became exercisable for a total of 333,333 shares of Series C convertible preferred stock at an exercise price of $7.50 per share. The warrants expire on the earliest of (i) seven years from the date of issuance, (ii) immediately prior to the consummation of a change in control, or (iii) an initial public offering.

The fair value of these warrants at issuance in the years ended December 31, 2006 and 2007 was determined to be $267,000 and $66,000, respectively, based on an enterprise value option pricing model. We recorded the fair value of the warrants as debt issuance cost and amortized these costs as non-cash interest expense over the term of the convertible promissory notes, which were converted into Series C convertible preferred stock in April 2007.

Right to purchase Series C convertible preferred stock

In 2007, we granted an affiliate of one of our utility customers the right to purchase $10.0 million of our Series C convertible preferred stock at the $7.50 per share price paid by all Series C investors. The purchase right was exercised in full in 2008, for aggregate proceeds of $10.0 million. We valued the purchase right at $290,000, using the Black-Scholes-Merton option pricing model. We recorded this amount as a reduction of deferred revenue. As of December 31, 2011 and 2012, balances of $3.4 million and $3.2 million, respectively, were included in accounts receivable related to the customer, and $41.0 million and $46.8 million, respectively, were included in deferred revenue.

Series E warrants granted in connection with equipment credit facility

In 2009, we granted a warrant to a lender to purchase 2,638 shares of Series E convertible preferred stock at $50.00 per share and up to an additional 2,639 shares of Series E convertible preferred stock at $50.00 per share based upon the aggregate amount of equipment leased by us. In

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2010, in connection with a sale-leaseback transaction, 805 of the additional 2,639 shares of Series E convertible preferred stock vested and became exercisable by lender. In May 2011, in connection with an amendment to extend the availability period for this facility, we agreed to accelerate the vesting of the remaining 1,834 shares of Series E Preferred stock at $50.00 per share. The warrants are presently exercisable and expire on the earlier of (i) December 2019 or (ii) one year following the effective date of our initial public offering. We recorded the fair value of the warrant as a debt discount and recorded the value as non-cash interest expense over the term of the credit facility and lease-back transaction using an effective interest rate method.

Warrant Termination and Concurrent Private Placement Agreement

Entities affiliated with Foundation Capital, a significant stockholder, hold warrants to purchase 41,993 shares of our Series A Preferred Stock and 333,333 shares of our Series C Preferred stock. On September 19, 2012, we entered into a warrant amendment agreement with these entities to provide that all such warrants will terminate immediately prior to the effectiveness of an initial public offering in exchange for the aggregate payment by us of $12 million to these entities.

Also on September 19, 2012, we entered into a purchase agreement whereby certain entities affiliated with Foundation Capital agreed to purchase an aggregate of $12 million of shares of our common stock in the concurrent private placement at the same price as the price offered to the public in this offering.

Fair Value Remeasurement of Preferred Stock Warrants

We recorded the warrants as a liability at the initial grant date fair value and thereafter recorded gains and losses arising from the change in fair value of the warrants as a component of other income (expense), net, in the statements of operations. We recorded an unrealized loss of $2.5 million arising from the revaluation of the preferred stock warrant liability for the year ended December 31, 2010 and unrealized gains of $3.5 million and $2.3 million for the years ended December 31, 2011 and 2012, respectively.

The fair value of the warrant liability was estimated using a probability weighted expected return model (or “PWERM”). We applied the guideline public company valuation method under the market approach, which took into consideration the percentage probability of a sale scenario, a high IPO scenario, and a low IPO scenario based on our expectations of the likelihood of each event. Our valuation analysis was prepared using a two-step methodology that first estimates the fair value of the entire company, referred to as the enterprise value, and then allocates the enterprise value to each element of the current capital structure.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(7) COMMON STOCK

We had reserved the following number of shares of common stock as of December 31, 2012, for the potential conversion of our outstanding convertible preferred stock, the exercise of warrants to purchase convertible preferred stock, vesting of restricted stock units and the exercise of stock options (in thousands):

Authorized Shares
December 31, 2012
Outstanding stock options and restricted stock units	4,847
Reserved for future option grants	2,996

Total reserved for stock option exercises	7,843
Warrants to purchase common stock	50
Warrants to purchase convertible preferred stock	386
Convertible preferred stock:
Series A	4,800
Series A-1	420
Series B	6,085
Series C	7,933
Series D	4,728
Series E	2,106

Total reserved for convertible preferred stock	26,072

Total common stock reserved for future issuances	34,351

In March 2011, we granted a warrant to purchase 50,000 shares of common stock to a third party at $0.005 per share for purposes of establishing a charitable foundation. The warrant was immediately exercisable and non-forfeitable, and expires on the earlier of a change in control or March 31, 2016. The fair value of the warrant was determined to be $2.5 million based on the Black-Scholes-Merton option pricing model. We accounted for the warrant as an equity instrument and recorded the fair value as a general and administrative expense during the year ended December 31, 2011.

The following assumptions were used in valuing the common stock warrant:

Expected volatility	49.00%
Expected dividends	0.00%
Expected term in years	5.00
Risk-free interest rate	2.20%
Fair value of common stock	$50.25

Approval of Restated Certificate of Incorporation and Amended and Restated Bylaws

In August 2011, our Board of Directors adopted and approved, subject to stockholder approval (which occurred in September 2012), our restated certificate of incorporation and amended and restated bylaws to become effective upon the closing date of our planned initial public offering. Our restated certificate of incorporation will: (a) eliminate the references to the terms of our existing series of preferred stock, which will convert to common stock in connection with the initial public offering; (b) increase the authorized number of shares of common stock to 1,000,000,000 shares; (c) authorize 10,000,000 shares of undesignated preferred stock; (d) provide that holders of common stock will not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

be entitled to vote on amendments to the Restated Certificate that relate solely to the terms of any preferred stock designated by our Board of Directors if the holders of such preferred stock are entitled to vote on such amendment; (e) provide that our Board of Directors is classified into three classes of directors; (f) provide that at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock is required to amend the bylaws; (g) provide that stockholders cannot call a special meeting of stockholders, act by written consent without a meeting, fill vacancies in the Board of Directors, remove a director other than for cause, or change the authorized number of directors; and (h) include certain other provisions customary for public companies.

Modification of Stock Options (unaudited)

Our Board of Directors has approved the modification of stock options held by current employees and directors as of the date of this offering with an exercise price of $34.90 per share or greater to reduce the exercise price to a price equal to the initial public offering price, which results in the modification of options granted from January 2010 through February 2012 held by such employees and directors. Based on the initial public offering price of $17.00 per share, a total of 1,757,214 shares of common stock subject to outstanding stock options as of February 22, 2013 would be modified and we would incur incremental stock-based compensation expense of $7.7 million, of which $4.2 million related to vested options will be recognized upon the closing of this offering, and $3.5 million will be recognized over a weighted average period of 1.8 years. The incremental expense is based on the excess fair value on the modification date of the modified awards compared to the fair value of the original awards immediately before modification.

(8) STOCK-BASED COMPENSATION

We recorded stock-based compensation expense as follows (in thousands):

	Year Ended December 31,
	2010	2011	2012
Cost of revenue	$1,411	$3,089	$2,553
Research and development	1,684	3,349	4,229
Sales and marketing	1,288	2,425	2,822
General and administrative	2,164	5,957	5,488

Stock-based compensation expense	$6,547	$14,820	$15,092

2003 Stock Option Plan and Greenbox Plan

In 2003, our Board of Directors approved the adoption of the 2003 Stock Option Plan (the “2003 Plan”), which includes both incentive and non-statutory stock options, restricted stock and restricted stock units. We may grant options to purchase shares of common stock to employees, directors and service providers at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair market value for non-qualified stock options. Options granted to a person who, at the time of the grant, owns more than 10% of the voting power of all classes of stock must be at no less than 110% of the fair market value and expire five years from the date of grant. All other options generally have a contractual term of 10 years. Options generally vest over four years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In addition, we assumed a stock option plan in connection with the acquisition of Greenbox Technology, Inc. (the “Greenbox Plan”). The 2003 Plan and the Greenbox Plan are collectively referred to as the “Plans.”

The following table summarizes our shares available to grant under the 2003 Plan (in thousands):

Shares Available to Grant
Balance at December 31, 2011	337
Additional shares authorized	2,139
Options granted	(278)
Options cancelled or expired	806
Restricted stock units granted	(23)
Restricted stock units cancelled	15

Balance at December 31, 2012	2,996

We issue new common shares upon exercise of stock options. The following table summarizes our stock option activity and related information for the year ended December 31, 2012 (in thousands, except per share data):

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2011	5,316	$20.28
Options granted	278	42.45
Options exercised	(172)	4.79
Options cancelled or expired	(806)	22.93

Balance at December 31, 2012	4,616	$21.73	6.23	$43,097

As of December 31, 2012:
Options vested and expected to vest	4,562	21.45	6.20	43,091
Options exercisable	3,618	15.58	5.73	42,584

The aggregate intrinsic value disclosed above represents the total intrinsic value (the difference between the fair value of our common stock as of December 31, 2012 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2012. This amount is subject to change based on changes to the fair value of our common stock.

During the years ended December 31, 2010, 2011 and 2012, the total cash received from the exercise of stock options was $1.2 million, $781,000, and $594,000, net of repurchases, respectively, and the total intrinsic value of stock options exercised was $12.1 million, $5.7 million, and $6.6 million, respectively.

In determining the exercise prices for options granted, our Board of Directors has considered the fair value of the common stock as of the date of grant. The fair value of the common stock has been

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

determined by the Board of Directors after considering a broad range of factors, including, but not limited to, the prices for our convertible preferred stock sold to outside investors in arm’s-length transactions, the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock, our operating and financial performance, the hiring of key personnel, the introduction of new products, our stage of development and revenue growth, the lack of an active public market for our common and preferred stock, industry information such as market growth and volume, the performance of similarly-situated companies in our industry, the execution of strategic and development agreements, the risks inherent in the development and expansion of our products and services, the prices of our common stock sold to outside investors in arm’s-length transactions, and the likelihood of achieving a liquidity event, such as an initial public offering or sale given prevailing market conditions and the nature and history of our business.

Restricted Stock Units

The following table summarizes our restricted stock unit activity and related information for the year ended December 31, 2012 (in thousands, except per share data):

	Restricted Stock Units Outstanding
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Balance at December 31, 2011	230	$50.30
Restricted stock units granted	23	42.45
Restricted stock units vested	(7)	50.25
Restricted stock units cancelled	(15)	50.30

Balance at December 31, 2012	231	$49.51

Valuation of Employee Stock-Based Compensation

We recognize compensation expense for stock-based awards based on their grant-date fair value on a straight-line basis over the service period for which such awards are expected to be outstanding. The fair value of stock options granted pursuant to our equity incentive plans is determined using the Black-Scholes-Merton option pricing model. The determination of fair value is affected by the estimates of our valuation, as well as assumptions regarding subjective and complex variables such as expected employee exercise and forfeiture behavior and our expected stock-price volatility over the expected term of the award. Generally, assumptions are based on historical information and judgment was required to determine if historical trends may be indicators of future outcomes. The fair value of each option grant is estimated on the date of grant. The following assumptions were used for grants made:

	Year Ended December 31,
	2010	2011	2012
Expected volatility	46% - 49%	48% - 54%	53.0%
Weighted-average volatility	47.5%	49.0%	53.0%
Expected dividends	0%	0%	0%
Expected life in years	4.53 - 6.08	5.50 - 6.08	5.95 - 6.08
Risk-free interest rate	1.5% - 2.9%	1.4% - 2.7%	1.0%
Weighted average fair value of stock options	$19.75	$24.70	$21.20

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

We currently have no history or expectation of paying cash dividends on our common stock. We estimate the volatility of our common stock at the date of grant based on the historical and implied volatility of the stock prices of a peer group of publicly-traded companies for a period equal to the expected life of our stock options. The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected term of the awards in effect at the time of grant. The expected term represents the weighted-average period the stock options are expected to remain outstanding. The expected term is determined based on historical exercise behavior, post-vesting termination patterns, options outstanding and future expected exercise behavior.

The fair values of restricted stock and restricted stock units are determined based upon the fair value of the underlying common stock at the date of grant. The restricted stock units contain certain service and performance-based conditions. The expense associated with performance-based grants is recorded when the performance condition is determined to be probable.

In October 2010, we granted 80,000 restricted stock units to an executive with service and performance vesting conditions. A portion of the shares will vest over the earlier of a) a two year cliff vesting schedule, or b) the successful completion of an initial public offering of our common stock, and the remaining shares will vest equally over a three year vesting schedule commencing on the first anniversary of the grant date. We will record the related stock-based compensation of $4.0 million associated with the October 2010 grant over the requisite service period, dependent upon the period in which the service and performance conditions are met.

In February 2011, in connection with the 2010 corporate bonus incentive plan, we granted 72,837 restricted stock units to certain employees with a performance vesting condition based on the successful completion of an initial public offering of our common stock or a change in control. As this vesting condition is based solely on the performance condition and has no service based vesting provisions, we will record the related stock-based compensation in the period in which the performance condition is met.

In August 2011, in connection with the 2011 corporate bonus incentive plan for the six months ended June 30, 2011, we granted 38,059 restricted stock units to certain employees with a performance vesting condition based on the successful completion of an initial public offering of our common stock or a change in control. As this vesting condition is based solely on the performance condition and has no service-based vesting provisions, we will record the related stock-based compensation in the period in which the performance condition is met.

As of December 31, 2012 there was $22.8 million of total unrecognized compensation cost related to non-vested stock-based compensation arrangements, which is expected to be recognized over a weighted-average period of 2.0 years. There was $5.2 million of additional unrecognized stock-based compensation expense related to performance-based awards as of December 31, 2012. The total fair value of stock options and restricted stock units that vested during the years ended December 31, 2010, 2011 and 2012 was $4.1 million, $11.3 million and $18.6 million, respectively.

Restricted Stock Subject to Repurchase or Forfeiture

In connection with the issuance of common stock to certain executives, we entered into restricted stock agreements. Pursuant to these agreements, the executive forfeits the unvested shares of common stock upon termination of employment, subject to certain conditions.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During the years ended December 31, 2010 and 2011, 75,112 and 13,750 restricted shares vested, respectively, at a weighted average grant date fair value of $2.00 and $3.60 per share, respectively. There were no grants of restricted shares during the years ended December 31, 2010, 2011 and 2012. During the years ended December 31, 2010 and 2011, 196,525 and 4,583 shares of unvested restricted stock, respectively, were forfeited, at a weighted average grant date fair value of $1.80 and $3.60 per share, respectively. No shares remained unvested as of December 31, 2011.

Repurchase and forfeiture rights with respect to unvested restricted shares described above lapse under vesting provisions based on service. Shares subject to repurchase and forfeiture are included in issued and outstanding share balances.

2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan

In February 2012, our Board of Directors approved, subject to stockholder approval (which occurred in September 2012), the following actions to occur on, or in the case of the 2012 Equity Incentive Plan, the day prior to, the effective date of our planned initial public offering:

•

Adoption of the 2012 Equity Incentive Plan (the “2012 Plan”)—3,400,000 shares of our common stock, plus any shares reserved or remaining for issuance, or that become available upon forfeiture or repurchase by us, under the 2003 Plan will be reserved for issuance under the 2012 Plan. On January 1 of each of the first nine years commencing after the effective date of our initial public offering, the number of shares of common stock reserved for issuance under the 2012 Plan will increase automatically by an amount equal to 4% of the number of shares of common stock outstanding on the preceding December 31, unless the Board of Directors elects to authorize a lesser number of shares. The 2012 Plan will terminate on July 6, 2021, unless it is terminated earlier by our Board of Directors.

•

Adoption of the 2012 Employee Stock Purchase Plan (the “ESPP”)—400,000 shares of our common stock will be reserved under our ESPP. On January 1 of each of the first ten years commencing after the effective date of our planned initial public offering, the number of shares of common stock reserved for issuance under the ESPP will increase automatically by an amount equal to 1% of the number of shares of common stock outstanding on the preceding December 31, unless the Board of Directors elects to authorize a lesser number of shares; provided that the total number of shares issued under the ESPP may not exceed 10,000,000 shares. The ESPP will terminate on the tenth anniversary of the first purchase date, unless it is terminated earlier by our Board of Directors or as a result of the issuance of all of the shares of our common stock reserved for issuance under the ESPP.

(9) BENEFIT PLAN

In 2003, our Board of Directors approved the adoption of a savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The plan covers eligible employees who elect to participate. We are allowed to make discretionary profit sharing and qualified non-elective contributions as defined by the Plan and as approved by the Board of Directors. We have not historically matched eligible participants’ 401(k) contributions. No discretionary profit sharing contributions have been made to date.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(10) INCOME TAXES

The components of loss before income taxes are as follows (in thousands):

	Year Ended December 31,
	2010	2011	2012
United States	$(75,723)	$(83,050)	$(73,662)
Foreign	(72,580)	(8,946)	(15,665)

Loss before income taxes	$(148,303)	$(91,996)	$(89,327)

The provision (benefit) for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2010	2011	2012
Current:
United States federal	$—	$—	$—
State	23	229	382
Foreign	186	299	306

Total current provision for income taxes	209	528	688

Deferred:
United States federal	—	—	—
State	—	(127)	—
Foreign	(63)	(38)	(298)

Total deferred provision (benefit) for income taxes	(63)	(165)	(298)

Provision for income taxes	$146	$363	$390

The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 35% to loss before income taxes as follows (in thousands):

	Year Ended December 31,
	2010	2011	2012
Federal statutory tax expense (benefit)	$(51,906)	$(32,199)	$(31,265)
Research and development credit	(509)	(486)	—
Effect of non-U.S. operations	25,525	3,321	5,469
Change in valuation allowance	24,585	27,843	23,732
Stock-based compensation expense	1,445	2,718	2,665
Remeasurement of preferred stock warrant liability	870	(1,203)	(752)
Other	136	369	541

Provision for income taxes	$146	$363	$390

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2011	2012
Deferred tax assets:
Net operating loss and tax credit carryforwards	$126,418	$149,408
Deferred revenue	83,678	100,380
Stock-based compensation expense	4,391	6,202
Warrant liability	75	32
Accruals and reserves	5,438	4,849
Intangible assets	1,557	1,532
Other	113	65

Gross deferred tax assets	221,670	262,468
Valuation allowance	(141,820)	(166,995)

Deferred tax assets	79,850	95,473

Deferred tax liabilities
Property and equipment, net	(3,045)	(2,640)
Deferred cost of revenue	(76,570)	(92,300)

Deferred tax liabilities	(79,615)	(94,940)

Net deferred tax assets	$235	$533

As of December 31, 2012, we had federal and state net operating loss carryforwards of $372.2 million and $333.2 million, respectively. Pursuant to section 382 of the Code, $41.4 million of the net operating loss carryforwards are subject to an annual limitation, which could affect the timing of the utilization of such carryforwards. If not utilized, the federal and state net operating loss carryforwards will begin to expire in 2027 and 2016, respectively. As of December 31, 2012, we had federal and California research tax credit carryforwards of $5.0 million and $6.0 million, respectively. The federal credit carryforwards will begin to expire in 2024, and the California credit carryforwards have no expiration date.

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. The valuation allowance increased by $30.5 million and $25.2 million during the years ended December 31, 2011 and 2012, respectively.

Undistributed earnings of our foreign subsidiaries amounted to $1.2 million as of December 31, 2012. Those earnings are considered to be indefinitely reinvested and, accordingly, no U.S. income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, we would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. The income tax liability that might be incurred if these earnings were to be distributed is not material.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2010	2011	2012
Unrecognized tax benefits—beginning of period	$2,351	$3,395	$4,393
Gross increase for tax positions of prior years	—	—	774
Gross increase for tax positions of current year	1,044	998	419

Unrecognized tax benefits balance—end of period	$3,395	$4,393	$5,586

As of December 31, 2012 all unrecognized tax benefits have been netted against the related deferred tax assets. Up to $3.6 million and $4.5 million of unrecognized tax benefits at December 31, 2011 and 2012, respectively, would reduce the effective income tax rate in future periods if recognized. However, one or more of these unrecognized tax benefits relate to deferred tax assets that could be subject to a valuation allowance if and when recognized in a future period, which could impact the timing and amount of any related effective tax rate benefit.

We recognize interest and penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the provision for income taxes in the period that such determination is made. Due to our net operating loss position, we have not recorded interest and penalties related to uncertain tax positions as of December 31, 2012.

We file income tax returns in the United States, including various states, and certain foreign jurisdictions. The tax years 2002 to 2012 remain open to examination by the major taxing jurisdictions in which we are subject to tax. As of December 31, 2012, we were not under examination by the Internal Revenue Service or any state or foreign tax jurisdiction.

(11) SEGMENT INFORMATION

We operate in one reportable segment. Our chief operating decision maker is our Chief Executive Officer, who reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire company.

Revenue by geography is based on the billing address of the utility customer. The following table presents revenue by geographic region (in thousands):

	Year Ended December 31,
	2010	2011	2012
Revenue:
United States	$67,878	$225,564	$182,160
Canada	—	5,822	672
Australia	2,346	5,664	13,905

Total	$70,224	$237,050	$196,737

Substantially all of our long-lived assets are located in the United States.

SILVER SPRING NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(12) SUBSEQUENT EVENTS

For our consolidated financial statements as of December 31, 2011 and 2012, and for each of the three years in the period ended December 31, 2012, we evaluated subsequent events through February 12, 2013, the date our consolidated financial statements were available to be issued.

Our board of directors has approved, and holders of the requisite number of outstanding shares of our capital stock have approved, an amendment to our restated certificate of incorporation to effect a 5-for-1 reverse stock split of our outstanding capital stock. The reverse stock split was effected on February 11, 2013, the date that the amendment to our restated certificate of incorporation was filed with the Delaware Secretary of State. The reverse stock split did not result in an adjustment to par value. In the amendment to our restated certificate of incorporation filed to effect the reverse stock split, we changed the number of authorized shares of common and convertible preferred stock to 80,000,000 shares and 26,071,540 shares, respectively. The reverse stock split is reflected in the accompanying consolidated financial statements and related notes on a retroactive basis for all periods presented.

OUR SMART ENERGY PLATFORM*

Utility Back-Office Systems
UtilityIQ
GridScape
CustomerIQ
WAN
Internet
ACCESS POINT
RELAY
BRIDGE
3G/GPRS CONNECTIVITY
COMMUNICATIONS MODULE
COMMUNICATIONS MODULE
GAS IMU
COMMUNICATIONS MODULE

– Silver Spring products
Orange – Third-Party products

* Our Smart Energy Platform includes our advanced metering, distribution automation and demand side management solutions. To date, we have recognized limited revenue and billings on our distribution automation and demand side management solutions.

4,750,000 Shares

Common Stock

Goldman, Sachs & Co.	Credit Suisse

Stifel	Piper Jaffray

Canaccord Genuity	Evercore Partners	Pacific Crest Securities	Baird

Through and including April 6, 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.